                                                      REGISTRATION NO. 333-91577

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               PIERCE LEAHY CORP.

             (Exact name of Registrant as specified in its charter)

         PENNSYLVANIA                      4226                    23-2588479
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)      Classification Code
                                          Number)

                                631 PARK AVENUE
                      KING OF PRUSSIA, PENNSYLVANIA 19406

                                 (610) 992-8200

(Address, including zip code, and telephone number, including area code, of the registrants' principal executive offices)

                               DOUGLAS B. HUNTLEY
                                631 PARK AVENUE
                      KING OF PRUSSIA, PENNSYLVANIA 19406
                                 (610) 992-8200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

     RICHARD J. BUSIS, ESQUIRE                 SUSAN FOREST BARRETT, ESQUIRE
         COZEN AND O'CONNOR                       SULLIVAN & WORCESTER LLP
         1900 MARKET STREET                        ONE POST OFFICE SQUARE
  PHILADELPHIA, PENNSYLVANIA 19103              BOSTON, MASSACHUSETTS 02109
           (215) 665-2000                              (617) 338-2800

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of Iron Mountain Incorporated with and into the Registrant as described in the Agreement and Plan of Merger dated as of October 20, 1999.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 13, 1999

THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THE SECURITIES DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   [LOGO]                                         [LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The Boards of Directors of Iron Mountain Incorporated and Pierce Leahy Corp. approved a merger agreement that will result in the merger of Iron Mountain with and into Pierce Leahy, with Pierce Leahy being the surviving corporation. As part of the merger, Pierce Leahy will change its name to Iron Mountain Incorporated ("New Iron Mountain").

    We believe that the combined companies will be able to create substantially more shareholder value than could be achieved by the companies individually.


    The economic effect of the merger will be that each currently outstanding share of Pierce Leahy common stock will be equivalent to 1.1 shares of New Iron Mountain common stock. This effect will be accomplished by Pierce Leahy's paying, prior to the merger, a stock dividend of one share of Pierce Leahy common stock for each ten shares then outstanding. The shares of Pierce Leahy common stock outstanding after the dividend will remain shares of New Iron Mountain common stock. In addition, each share of Iron Mountain common stock will become one share of New Iron Mountain common stock. Based on the number of shares of Pierce Leahy and Iron Mountain common stock currently outstanding, giving effect to the stock dividend, the current shareholders of Pierce Leahy will own approximately 35% of New Iron Mountain, and the current stockholders of Iron Mountain will own approximately 65% of New Iron Mountain.


    Pierce Leahy common stock is currently listed on the New York Stock Exchange under the symbol "PLH," and Iron Mountain common stock is currently listed on the NYSE under the symbol "IRM." After the merger, New Iron Mountain common stock will be listed on the NYSE under the symbol "IRM."

    We are asking shareholders of Pierce Leahy and Iron Mountain to approve the merger agreement. In addition, we are asking shareholders of Pierce Leahy to elect eleven directors to serve as the initial Board of Directors of New Iron Mountain.

    We cannot complete the merger unless the shareholders of both companies approve it and the shareholders of Pierce Leahy also elect the nominated directors.

    YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your meeting, please take the time to vote on the proposal(s) submitted at your meeting by completing, signing, dating and mailing the enclosed proxy card to us.

    The dates, times and places of the meetings are as follows:

For Iron Mountain stockholders:


Friday, January 21, 2000 at 10:00 a.m. local time
Offices of Sullivan & Worcester LLP
One Post Office Square, 23(rd) Floor
Boston, Massachusetts 02109


For Pierce Leahy shareholders:


Monday, January 24, 2000 at 10:00 a.m. local time
Pierce Leahy Corp.
631 Park Avenue
King of Prussia, Pennsylvania 19406




J. Peter Pierce                                C. Richard Reese
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF       CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
PIERCE LEAHY CORP.                             OFFICER
                                               OF IRON MOUNTAIN INCORPORATED


--------------------------------------------------------------------------------

     WE URGE OUR SHAREHOLDERS TO CONSIDER THOSE MATTERS SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.
 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------


    Joint proxy statement/prospectus dated December   , 1999 and first mailed to
shareholders on or about December   , 1999 .

                   IMPORTANT INFORMATION NOT INCLUDED IN THIS
                        JOINT PROXY STATEMENT/PROSPECTUS

    This joint proxy statement/prospectus incorporates important business and financial information about Iron Mountain and Pierce Leahy that is not included in or delivered with this document. We have listed the documents containing this information that we have filed with the Securities and Exchange Commission beginning on page 101. These documents are available to you without charge upon written or oral request. In order to obtain these documents, you may visit the SEC's website at http://www.sec.gov or contact the following:

    FOR IRON MOUNTAIN DOCUMENTS:

    Iron Mountain Incorporated
    745 Atlantic Avenue
    Boston, Massachusetts 02111
    Attention: John F. Kenny, Jr., Executive Vice President and Chief Financial Officer
    Telephone Number: (617) 535-4766

    FOR PIERCE LEAHY DOCUMENTS:

    Pierce Leahy Corp.
    631 Park Avenue
    King of Prussia, Pennsylvania 19406
    Attention: Douglas B. Huntley, Vice President and Chief Financial Officer Telephone Number: (610) 992-8200


    WE MUST RECEIVE YOUR REQUEST FOR DOCUMENTS NO LATER THAN JANUARY 14, 2000 TO ENSURE THAT YOU RECEIVE THE DOCUMENTS IN TIME FOR YOUR SHAREHOLDERS MEETING.

                           IRON MOUNTAIN INCORPORATED

                              745 ATLANTIC AVENUE
                          BOSTON, MASSACHUSETTS 02111

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


    Iron Mountain Incorporated will hold a special meeting of stockholders at the offices of Sullivan & Worcester LLP, One Post Office Square, 23(rd) Floor, Boston, Massachusetts 02109 on January 21, 2000 at 10:00 a.m. local time for the following purposes:


        (1) To approve an Agreement and Plan of Merger by and between Iron Mountain and Pierce Leahy Corp. dated as of October 20, 1999, pursuant to which Iron Mountain will be merged with and into Pierce Leahy, with Pierce Leahy continuing as the surviving corporation and immediately changing its name to Iron Mountain Incorporated; and

        (2) To transact such other business as may properly come before the meeting.

    Attached to this notice is a joint proxy statement/prospectus relating to the proposal to be considered at the meeting, as well as a copy of the merger agreement and other important documents.


    Iron Mountain's Board of Directors has fixed the close of business on December 14, 2000 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. Shares of common stock are the only securities of Iron Mountain whose holders are entitled to vote on the merger agreement and any other proposals properly brought before the meeting. We will make available for inspection by any stockholder a list of stockholders entitled to receive notice of and to vote at the meeting, during ordinary business hours, at our principal executive offices, located at 745 Atlantic Avenue, Boston, Massachusetts 02111 for ten days prior to the meeting.


    Your vote is important regardless of the number of shares you own. We request that you complete, sign, date and return the enclosed proxy card without delay in the enclosed postage-paid return envelope, even if you now plan to attend the meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, we will vote your proxy in favor of the merger. If you fail to return your proxy card, or if you fail to sign your proxy card, the effect will be a vote against the merger unless you attend the meeting and vote in person for the merger.


                                          By order of the Board of Directors,


                                          Jas. Murray Howe, Secretary


Boston, Massachusetts
December   , 1999

                               PIERCE LEAHY CORP.
                                631 PARK AVENUE
                      KING OF PRUSSIA, PENNSYLVANIA 19406

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


    A special meeting of the shareholders of Pierce Leahy Corp. will be held at 10:00 a.m., on January 24, 2000 at Pierce Leahy Corp., 631 Park Avenue, King of Prussia, Pennsylvania, for the following purposes:



        (1) To approve an Agreement and Plan of Merger by and between Iron Mountain Incorporated and Pierce Leahy dated as of October 20, 1999, pursuant to which Iron Mountain will be merged with and into Pierce Leahy, and Pierce Leahy will issue shares of its common stock and amend and restate its articles of incorporation and bylaws, including changing its name to Iron Mountain Incorporated;


        (2) To elect a new Board of Directors to take office upon completion of the merger; and

        (3) To transact such other business as may properly come before the meeting.

    Please note that the election of directors is contingent upon and will become effective only upon the closing of the merger with Iron Mountain.

    Attached to this notice is a joint proxy statement/prospectus relating to the proposals to be considered at the meeting, as well as a copy of the merger agreement and other important documents.


    Pierce Leahy's Board of Directors has fixed the close of business on December 14, 1999 as the record date for the determination of shareholders entitled to receive this notice and the joint proxy statement/prospectus and to vote at the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment or postponement thereof. In the event that the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although otherwise less than a quorum, shall constitute a quorum for the purpose of acting upon any matter set forth in this notice.



    Your vote is important, regardless of the number of shares you own. We urge you to complete, sign, date and return the enclosed proxy card without delay in the enclosed postage-paid return envelope, even if you now plan to attend the meeting. You may revoke your proxy at any time prior to its exercise or by attending the meeting and voting in person.



                                          By order of the Board of Directors,


                                          Joseph P. Linaugh, Secretary


King of Prussia, Pennsylvania
December __, 1999

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
QUESTIONS AND ANSWERS ABOUT THE
  MERGER..............................       1

SUMMARY...............................       2

RISK FACTORS..........................      10
  Risk Factors Related to the
    Merger:...........................      10
    Failure to integrate operations
      following the merger could
      reduce our future results of
      operations......................      10
    Failure to achieve expected cost
      savings and unanticipated costs
      relating to the merger could
      adversely affect our results of
      operations......................      10
    New Iron Mountain may not be able
      to enter into a new credit
      facility........................      11
    Our performance may decline if key
      individuals leave New Iron
      Mountain........................      11
    Interests of officers and
      directors in the merger.........      11
  Risk Factors Related to New Iron
    Mountain:.........................      11
    Because of the risks associated
      with acquisitions, we may be
      unable to continue our growth
      strategy in the future..........      11
    International expansion may pose
      additional risks resulting from
      foreign regulations and foreign
      markets.........................      12
    Our substantial indebtedness could
      adversely affect our financial
      health..........................      12
    We have a history of experiencing
      net losses applicable to our
      common shareholders as our
      primary financial objective is
      to increase our EBITDA..........      12
    Restrictions imposed by terms of
      our indebtedness may adversely
      affect our ability to pursue our
      acquisition strategy............      13
    We face competition for customers
      and acquisition
      opportunities...................      13
    Our customers may shift from paper
      storage to alternative
      technologies that require less
      physical space..................      13



                                          PAGE
                                        --------
    Uninsured losses or damages to our
      storage facilities or the
      records stored in those
      facilities could be detrimental
      to our business operations
      and/or financial condition......      14
    Because various laws may impose
      liability on owners and
      operators of real estate for a
      variety of environmental
      problems, regardless of fault,
      we could be potentially liable
      for environmental costs
      attributable to the properties
      we own or lease.................      14

THE MEETINGS AND VOTING...............      16
  Matters Relating to the Meetings....      16
  Proxies.............................      18
  Other Business; Adjournments........      19

THE MERGER............................      20
  Background of the Merger............      20
  Iron Mountain's Reasons for the
    Merger; Recommendation of the Iron
    Mountain Board....................      22
  Pierce Leahy's Reasons for the
    Merger; Recommendations of the
    Pierce Leahy Board................      25
  Opinion of Iron Mountain's Financial
    Advisor...........................      27
  Opinion of Pierce Leahy's Financial
    Advisor...........................      32
  Interests of Officers and Directors
    in the Merger.....................      35
  Pierce Leahy Shareholders'
    Agreement.........................      37
  Iron Mountain Voting Agreement......      38
  Accounting Treatment................      39
  No Appraisal or Dissenters'
    Rights............................      39
  Stock Exchange Listing of New Iron
    Mountain's Common Stock...........      39
  Registrar and Transfer Agent for New
    Iron Mountain's Common Stock......      39

THE MERGER AGREEMENT..................      40
  General.............................      40
  Merger Consideration................      40
  Conversion of Options...............      40
  Exchange of Stock Certificates......      41
  Representations and Warranties......      41
  Material Covenants..................      41
  Conditions to Complete the Merger...      43
  Termination and Expenses............      45

                                          PAGE
                                        --------
  Amendment or Waiver.................      47
  Corporate Governance................      47
  Restrictions on Resales by
    Affiliates
    and Registration Rights...........      48

THE COMPANIES.........................      49
  Iron Mountain Incorporated..........      49
  Pierce Leahy Corp...................      49
  New Iron Mountain...................      49

MATERIAL FEDERAL INCOME TAX
  CONSEQUENCES........................      50
  Consequences to Pierce Leahy and its
    Shareholders......................      51
  Consequences to Iron Mountain and
    its Stockholders..................      52

IRON MOUNTAIN INCORPORATED SELECTED
  CONSOLIDATED FINANCIAL AND OPERATING
  INFORMATION.........................      53

PIERCE LEAHY CORP. SELECTED
  CONSOLIDATED FINANCIAL AND OPERATING
  INFORMATION.........................      55

COMPARATIVE PER COMMON SHARE DATA.....      57

NEW IRON MOUNTAIN UNAUDITED PRO FORMA
  CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS..........................      58

IRON MOUNTAIN INCORPORATED UNAUDITED
  PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS................      67

PIERCE LEAHY CORP. UNAUDITED PRO FORMA
  CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS..........................      78

COMPARATIVE PER SHARE MARKET PRICE AND
  DIVIDEND INFORMATION................      85

AMENDED AND RESTATED ARTICLES OF
  INCORPORATION AND BYLAWS OF NEW IRON
  MOUNTAIN............................      86

ELECTION OF DIRECTORS OF NEW IRON
  MOUNTAIN............................      87
  Required Vote and Recommendation....      87



                                          PAGE
                                        --------
  Nominees for Director and Executive
    Officers of New Iron Mountain.....      88
  Information Regarding Nominees for
    Election as Directors.............      88
  Information Regarding Executive
    Officers..........................      90
  The Board of Directors and its
    Committees........................      90
  Director Compensation...............      91

COMPARISON OF RIGHTS OF SHAREHOLDERS
  OF IRON MOUNTAIN AND NEW IRON
  MOUNTAIN............................      92

FORWARD-LOOKING STATEMENTS............      98

LEGAL MATTERS.........................      99

EXPERTS...............................      99

WHERE YOU CAN FIND MORE INFORMATION...     101
  Pierce Leahy SEC Filings............     102
  Iron Mountain SEC Filings...........     102

FUTURE SHAREHOLDER PROPOSALS OF NEW
  IRON MOUNTAIN.......................     103

INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................     F-1

ANNEX A AGREEMENT AND PLAN OF
  MERGER..............................     A-1

ANNEX B PIERCE LEAHY SHAREHOLDERS'
  AGREEMENT...........................     B-1

ANNEX C IRON MOUNTAIN VOTING
  AGREEMENT...........................     C-1

ANNEX D AMENDED AND RESTATED ARTICLES
  OF INCORPORATION OF IRON MOUNTAIN
  INCORPORATED........................     D-1

ANNEX E AMENDED AND RESTATED BYLAWS OF
  IRON MOUNTAIN INCORPORATED..........     E-1

ANNEX F OPINION OF BEAR, STEARNS & CO.
  INC.................................     F-1

ANNEX G OPINION OF FIRST UNION
  SECURITIES, INC.....................     G-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q: WHEN AND WHERE ARE THE SHAREHOLDERS MEETINGS?



A: The Iron Mountain stockholders meeting will take place on January 21, 2000 in Boston, Massachusetts. The Pierce Leahy shareholders meeting will take place on January 24, 2000 in King of Prussia, Pennsylvania. The address and time of each meeting is specified on the cover page.



Q: WHAT WILL HAPPEN AT THE SHAREHOLDERS MEETINGS?



A: At the Iron Mountain meeting, stockholders will vote on a proposal to approve the merger agreement. At the Pierce Leahy meeting, shareholders will vote on proposals to approve the merger agreement, including the issuance of shares in the merger and amended and restated articles of incorporation and bylaws, and to elect a new Board of Directors.


Q: WHAT DO I NEED TO DO NOW?


A: Complete, sign, date and mail your proxy card in the enclosed return envelope so that your shares may be represented at your meeting. To ensure that we obtain your vote, please deliver your proxy as instructed on your proxy card, even if you currently plan to attend your meeting in person.


Q: CAN I CHANGE MY VOTE?


A: Yes. To change your vote, send a later-dated, signed proxy card to your company's secretary at the address under "Summary--The Companies." Or, you can attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company's secretary.


Q: IF MY SHARES ARE HELD BY MY BROKER IN "STREET NAME," WILL MY BROKER VOTE MY
  SHARES FOR ME?

A: No. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them. You should therefore provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or internet voting.

    For the Iron Mountain stockholders meeting, broker non-votes and abstentions have the same effect as votes against the merger proposal.

    For the Pierce Leahy shareholders meeting, abstentions will be counted for determining whether a quorum is present but will not be counted for the purpose of determining approval of the proposals. Broker non-votes will not be counted for determining whether a quorum is present or whether the proposals are approved. As a result, broker non-votes will affect the determination of whether a quorum is present but will have no effect on the approval of the proposals if a quorum is present.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q: WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE MEETINGS OR THE MERGER?

A: Iron Mountain stockholders may call Investor Relations at (617) 535-4766. Pierce Leahy shareholders may call Investor Relations at (610) 992-8200.

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE VOTING. YOU SHOULD READ THE ENTIRE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU IN "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE
101. "WE," "US" AND "OUR" REFER TO IRON MOUNTAIN AND PIERCE LEAHY SPEAKING JOINTLY PRIOR TO THE MERGER AND NEW IRON MOUNTAIN AFTER THE MERGER.


                                 THE COMPANIES

IRON MOUNTAIN

745 Atlantic Avenue
Boston, Massachusetts 02111
(617) 535-4766

    Iron Mountain is the world's largest records and information management services company, as measured by its revenues. It is an international, full-service provider of records and information management services, enabling its over 70,000 customer accounts to outsource these functions. It has a diversified customer base that includes more than half of the Fortune 500. Iron Mountain provides storage for all major media, including paper, which is the dominant form of records storage, and magnetic media, including computer tapes. Its principal services provided to its storage customers include courier pick-up and delivery, filing, retrieval and destruction of records, database management, customized reporting and disaster recovery support. It also sells storage materials, including cardboard boxes and magnetic media, and provides consulting, facilities management and other outsourcing services.

PIERCE LEAHY

631 Park Avenue
King of Prussia, Pennsylvania 19406
(610) 992-8200


    Pierce Leahy is the largest hardcopy records management company in North America, as measured by its cubic feet of records currently under management. It is an international, full-service provider of records management and related services, enabling its over 45,000 customer accounts to outsource their data and records management functions. It offers storage for all major media, including paper, computer tapes, optical disks, microfilm, videotapes and X-rays. In addition, it provides next day or same day records retrieval and delivery, allowing customers prompt access to all stored material. Pierce Leahy also offers other data management services, including customer records management programs, imaging services and records management consulting services, as well as marketing literature storage and fulfillment services.


                      OUR RECOMMENDATIONS TO SHAREHOLDERS

TO IRON MOUNTAIN STOCKHOLDERS:

    The Iron Mountain Board believes that the merger is advisable, fair to you and in your best interest and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

    To review the Iron Mountain Board's reasons for the merger in greater detail, as well as related uncertainties, see pages 22 through 24.

TO PIERCE LEAHY SHAREHOLDERS:

    The Pierce Leahy Board believes that the merger is advisable, fair to you and in your best interest and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement, including the issuance of shares in the merger and the amended and restated articles of incorporation and bylaws provided for in the merger agreement (the "merger proposal"). The Pierce Leahy Board also recommends that you vote "FOR" the election of the nominated directors to take office upon completion of the merger.


    To review the Pierce Leahy Board's reasons for the merger in greater detail, see pages 25 through 26. For information regarding the nominated directors, see pages 88 through 90.

                           SHAREHOLDER VOTES REQUIRED

FOR IRON MOUNTAIN STOCKHOLDERS:

    Approval of the merger agreement requires the vote of at least a majority of the outstanding shares of Iron Mountain common stock entitled to vote.


    As of December 14, 1999:


    - a total of          shares of Iron Mountain common stock were outstanding
      and eligible to be voted at the Iron Mountain meeting;


    - directors and executive officers of Iron Mountain and their affiliates controlled approximately 25% of the outstanding shares of Iron Mountain common stock; and


    - directors of Iron Mountain who direct the voting of approximately 25% of the outstanding Iron Mountain common stock have agreed in a voting agreement to vote these shares in favor of the merger agreement.

FOR PIERCE LEAHY SHAREHOLDERS:


    Approval of the merger proposal requires approval by a majority of votes cast at the meeting, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal. In the election of directors, the requisite number of persons in each class of directors receiving the highest number of votes cast shall be elected. Each of the Pierce Leahy proposals is contingent on the approval of the other proposal, and the election of directors will become effective only upon the closing of the merger.



    As of December 14, 1999:


    - a total of          shares of Pierce Leahy common stock were outstanding
      and eligible to be voted at the Pierce Leahy meeting;

    - directors and executive officers of Pierce Leahy and their affiliates controlled the voting of approximately 39% of the outstanding shares of Pierce Leahy common stock; and

    - certain members of the Pierce family and related trusts who collectively direct the voting of approximately 39% of the outstanding Pierce Leahy common stock have agreed in a shareholders' agreement to vote these shares in favor of the merger proposal and the election of the nominated directors.


                                   THE MERGER

WHAT IRON MOUNTAIN STOCKHOLDERS AND OPTIONHOLDERS WILL OWN AFTER THE MERGER


    After the merger, Iron Mountain stockholders and optionholders will hold the same number of shares of common stock and options to purchase common stock as they currently hold, except they will be shares and options of New Iron Mountain. This conversion of shares and options from Iron Mountain to New Iron Mountain will occur automatically upon the closing of the merger. Iron Mountain stockholders will receive instructions on how to exchange their certificates shortly thereafter. Based on the number of shares of common stock outstanding of each company as of December __, 1999, Iron Mountain stockholders will own approximately 65% of the outstanding common stock of New Iron Mountain after the merger.


WHAT PIERCE LEAHY SHAREHOLDERS AND OPTIONHOLDERS WILL OWN AFTER THE MERGER


    After the merger, each outstanding share of Pierce Leahy common stock and each outstanding option to purchase Pierce Leahy common stock will remain outstanding as shares of New Iron Mountain. Prior to the closing of the merger, the Pierce Leahy Board intends to pay a stock dividend in an amount equal to one-tenth of a share for each share of Pierce Leahy common stock then outstanding. As a result, after the merger Pierce Leahy shareholders will own
1.1 shares of New Iron Mountain common stock for each share of Pierce Leahy common stock currently owned. Based on the number of shares of common stock outstanding of each company as of December __, 1999, Pierce Leahy shareholders will own approximately 35% of the outstanding common stock of New Iron Mountain after the merger. Outstanding options to purchase Pierce Leahy common stock will be adjusted to give effect to the stock dividend but will otherwise be unaffacted by the merger. Pierce Leahy shareholders will receive instructions on how to exchange their stock certificates shortly after completion of the merger.


CONDITIONS TO COMPLETE THE MERGER (SEE PAGE 43)

    A number of conditions must be satisfied before the merger is completed, including the following:

    - the stockholders of Iron Mountain approve the merger agreement and the shareholders of Pierce Leahy approve the merger proposal and elect the nominated directors;

    - the NYSE approves the listing of New Iron Mountain common stock issued in the merger;

    - Iron Mountain and Pierce Leahy receive legal opinions to the effect that the merger agreement constitutes a tax-free plan of reorganization; and

    - no adverse change from the condition of either Iron Mountain or Pierce Leahy reflected in their Quarterly Reports on Form 10-Q for the quarter ended June 30, 1999 has occurred and is continuing.

REGULATORY APPROVALS HAVE BEEN RECEIVED

    Completion of the merger could not occur until we received regulatory approval for the transaction. The parties satisfied their obligation under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") to provide specified materials and information for review by the Antitrust Division of the Department of Justice and the Federal Trade Commission. The applicable waiting period under the HSR Act has expired.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 45)

    Iron Mountain and Pierce Leahy may mutually agree to terminate the merger agreement before the merger has been completed. Either Iron Mountain or Pierce Leahy may terminate the merger agreement if any of the following occurs:

    - a court or other governmental authority unconditionally prohibits the merger;

    - the required shareholder approvals are not obtained;

    - the other party breaches any of its representations, warranties or covenants contained in the merger agreement, and the breach has a material consequence and is not cured within a specified time period;


    - the merger is not completed by April 30, 2000;



    - before its shareholder vote, the Board of Directors of either company withdraws its recommendation to its shareholders that they vote in favor of the merger; or


    - the other party enters into a competing transaction.

TERMINATION FEES (SEE PAGE 46)

    Pierce Leahy must pay Iron Mountain a termination fee of $35 million if:


    - Iron Mountain or Pierce Leahy terminates the merger agreement because the Pierce Leahy Board withdraws or modifies its recommendation of the merger proposal or recommends a competing transaction;


    - Iron Mountain terminates the merger agreement as a result of Pierce Leahy's entering into a competing transaction;

    - Iron Mountain or Pierce Leahy terminates the merger agreement upon a failure to receive the required shareholder approvals and:


        (1) the Pierce Leahy Board withdraws or materially changes its recommendation of the merger proposal before the Pierce Leahy shareholders meeting; or

        (2) a third party proposes a competing transaction involving Pierce Leahy, which is not withdrawn before the Pierce Leahy shareholders meeting, and within one year after the meeting Pierce Leahy enters into an agreement with respect to that competing transaction.


    Iron Mountain must pay Pierce Leahy a termination fee of $35 million if:


    - Iron Mountain or Pierce Leahy terminates the merger agreement because the Iron Mountain Board withdraws or modifies its recommendation of the merger or recommends a transaction resulting in a change of control of Iron Mountain, as defined in Iron Mountain's indentures;


    - Pierce Leahy terminates the merger agreement as a result of Iron Mountain's entering into a transaction resulting in a change of control of Iron Mountain;

    - Iron Mountain or Pierce Leahy terminates the merger agreement upon a failure to receive the required shareholder approvals and:


        (1) the Iron Mountain Board withdraws or materially changes its recommendation of the merger before the Iron Mountain stockholders meeting; or



        (2) a third party proposes a transaction resulting in a change of control of Iron Mountain, which is not withdrawn before the Iron Mountain stockholders meeting, and within one year after the meeting Iron Mountain enters into an agreement with respect to that proposal.


PIERCE LEAHY SHAREHOLDERS' AGREEMENT (SEE PAGE 37)

    Certain members of the Pierce family and related trusts entered into a shareholders' agreement that limits their ability to transfer their shares of Pierce Leahy common stock before the merger and their shares of New Iron Mountain common stock for a specified period after the merger. The agreement also limits their ability to exert control over New Iron Mountain, including by proxy solicitations and tender offers, for a specified period after the merger. In addition, these shareholders have agreed to vote in favor of the approval of the merger proposal and the election of the nominated directors.

IRON MOUNTAIN VOTING AGREEMENT (SEE PAGE 38)


    Some directors and one affiliated stockholder of Iron Mountain entered into a voting agreement that limits their ability to transfer their shares of Iron Mountain common stock before the merger. In addition, these stockholders agreed to vote in favor of the adoption of the merger agreement.



BOARD OF DIRECTORS AND MANAGEMENT OF NEW IRON MOUNTAIN FOLLOWING THE MERGER (SEE PAGE 88)



    In connection with the merger, the Pierce Leahy Board will increase its size from seven to eleven directors. The initial Board of Directors of New Iron Mountain will consist of the nine members of the Iron Mountain Board prior to the merger, along with J. Peter Pierce and another designee of Pierce Leahy. See "Election of Directors of New Iron Mountain."


    After the merger, the top executive officers of Iron Mountain will be the top executive officers of New Iron Mountain, except that J. Peter Pierce will be the President of New Iron Mountain and David S. Wendell will be the Senior Vice President of New Iron Mountain and will vacate the office of Chief Operating Officer. Leo W. Pierce, Sr. will be appointed as the Chairman Emeritus of New Iron Mountain, a nonvoting position.

NO FEDERAL INCOME TAX ON SHARES RECEIVED IN THE MERGER (SEE PAGE 50)

    The receipt of New Iron Mountain shares in exchange for Iron Mountain shares in the merger will be tax-free to Iron Mountain stockholders.


    No gain or loss will be recognized by Pierce Leahy or its shareholders as a result of the merger or the stock dividend except for any cash received in lieu of fractional shares in connection with the stock dividend.



ACCOUNTING TREATMENT (SEE PAGE 39)


    As the stockholders of Iron Mountain will own approximately 65% of the shares of New Iron Mountain common stock upon completion of the merger, the merger will be accounted for as a reverse acquisition, and Iron Mountain will be treated as the acquiring company for accounting purposes.


BEAR STEARNS SAID THE EXCHANGE RATIO OF 1.1 TO 1.0 WAS FAIR TO IRON MOUNTAIN STOCKHOLDERS (SEE PAGE 27)


    On October 20, 1999, Bear Stearns delivered its written opinion to the Iron Mountain Board that, as of that date, the merger consideration, which results in the equivalent of a fixed exchange ratio of 1.1 shares of Iron Mountain common stock for each outstanding share of Pierce Leahy common stock, was fair, from a financial point of view, to the stockholders of Iron Mountain.

    The full text of the Bear Stearns opinion is attached as Annex F to this joint proxy statement/prospectus. Iron Mountain stockholders are urged to read the Bear Stearns opinion carefully in its entirety for descriptions of the principal assumptions made, general procedures followed, matters considered and limitations on the review undertaken. The Bear Stearns opinion addresses only whether the merger consideration was fair, from a financial point of view, to the stockholders of Iron Mountain and does not constitute a recommendation to the Iron Mountain Board of Directors or to any stockholder of Iron Mountain as to whether or not they should vote to recommend or approve the merger agreement. This summary of the Bear Stearns opinion is qualified in its entirety by reference to the full text of the Bear Stearns opinion.


FIRST UNION SECURITIES, INC. SAID THE CONSIDERATION TO BE RECEIVED BY PIERCE LEAHY SHAREHOLDERS WAS FAIR (SEE PAGE 32)


    On October 20, 1999, First Union delivered its written opinion to the Pierce Leahy Board that, as of that date, the consideration to be paid to the shareholders of Pierce Leahy pursuant to the merger, which results in an implied exchange ratio of 1.1 shares of Iron Mountain common stock for each outstanding share of Pierce Leahy common stock, was fair to the Pierce Leahy shareholders from a financial point of view.


    The full text of the First Union opinion is attached as Annex G to this joint proxy statement/prospectus. Pierce Leahy shareholders are urged to read the First Union opinion carefully in its entirety for descriptions of the principal assumptions made, general procedures followed, matters considered and limitations on the review undertaken. The First Union opinion addresses only whether the merger consideration to be paid to the Pierce Leahy shareholders was fair to the Pierce Leahy shareholders, from a financial point of view, and does not constitute a recommendation to the Pierce Leahy Board of Directors or to any shareholder of Pierce Leahy as to whether or not they should vote to recommend or approve the merger proposal. This summary of the First Union opinion is qualified in its entirety by reference to the full text of the First Union opinion.


OTHER INTERESTS OF OFFICERS AND DIRECTORS OF IRON MOUNTAIN AND PIERCE LEAHY IN THE MERGER (SEE PAGE 35)

    A number of the officers and directors of Iron Mountain and Pierce Leahy have interests in the merger that are different from those of the Iron Mountain and Pierce Leahy shareholders. Shareholders should consider these other interests when evaluating the Iron Mountain and Pierce Leahy Boards of Directors' recommendations.

NO APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE 39)


    Under Delaware and Pennsylvania law, neither Iron Mountain stockholders nor Pierce Leahy shareholders have appraisal rights or dissenters' rights in connection with the merger.


NEW IRON MOUNTAIN'S SHARES TO BE LISTED ON THE NYSE UNDER THE SYMBOL "IRM" (SEE PAGE 39)

    New Iron Mountain will list the shares of common stock to be issued in connection with the merger on the NYSE. New Iron Mountain will adopt Iron Mountain's trading symbol of "IRM."

                             COMPARATIVE PER SHARE
                            MARKET PRICE INFORMATION


    The common stock of each of Iron Mountain and Pierce Leahy is listed on the NYSE. On October 20, 1999, the last full trading day before the announcement of the signing of the merger agreement, the last reported sale prices per share of Iron Mountain and Pierce Leahy common stock were $30.44 and $25.81. On
December __, 1999 the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the last reported sale prices per share of
Iron Mountain and Pierce Leahy common stock were $    and $    .


                           RISK FACTORS (SEE PAGE 10)

    You should carefully consider all of the information in this joint proxy statement/ prospectus. In particular, you should evaluate the specific risks set forth under "Risk Factors" for a discussion of risks related to the merger and New Iron Mountain.

                           IRON MOUNTAIN INCORPORATED
                  SUMMARY HISTORICAL AND PRO FORMA INFORMATION
                                 (IN THOUSANDS)


    The following table contains certain summary financial information with respect to Iron Mountain. You should read this information in conjunction with Iron Mountain's financial statements, Iron Mountain's selected financial and operating information, Iron Mountain's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and New Iron Mountain's pro forma financial statements included or incorporated by reference in this joint proxy statement/prospectus.


                                                      YEAR ENDED
                                                  DECEMBER 31, 1998        NINE MONTHS ENDED SEPTEMBER 30,
                                               ------------------------   ---------------------------------
                                                                                                 PRO FORMA
                                                                              HISTORICAL         NEW IRON
                                               HISTORICAL    PRO FORMA       IRON MOUNTAIN      MOUNTAIN(1)
                                                  IRON       NEW IRON     -------------------   -----------
                                                MOUNTAIN    MOUNTAIN(1)     1998       1999        1999
                                               ----------   -----------   --------   --------   -----------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total Revenues...............................   $383,961      $794,686    $281,064   $378,043     $661,729
                                                --------      --------    --------   --------     --------
Operating Expenses (excluding
  depreciation)..............................    287,980       591,373     211,246    284,022      487,734
Depreciation and Amortization................     48,301       111,838      35,591     46,214       86,083
                                                --------      --------    --------   --------     --------
  Total Operating Expenses...................    336,281       703,211     246,837    330,236      573,817
                                                --------      --------    --------   --------     --------
Operating Income.............................   $ 47,680      $ 91,475    $ 34,227   $ 47,807     $ 87,912
                                                ========      ========    ========   ========     ========

Loss from Continuing Operations..............   $ (3,167)     $(34,996)   $ (1,959)  $   (644)    $ (1,111)
                                                ========      ========    ========   ========     ========
Weighted Average Common Shares Outstanding--
  Basic and Diluted..........................     27,470        53,663      26,848     32,641       54,183
                                                ========      ========    ========   ========     ========
OTHER DATA:
EBITDA from Continuing Operations(2).........   $ 95,981      $203,313    $ 69,818   $ 94,021     $173,995
                                                ========      ========    ========   ========     ========
EBITDA from Continuing Operations as a
  Percentage of Total Revenues...............      25.0%         25.6%       24.8%      24.9%        26.3%

Adjusted Pro Forma EBITDA from Continuing
  Operations(3)..............................                 $228,313                            $186,895
                                                              ========                            ========


                                                                     SEPTEMBER 30, 1999
                                                              ---------------------------------
                                                              IRON MOUNTAIN   NEW IRON MOUNTAIN
                                                               HISTORICAL       PRO FORMA(4)
                                                              -------------   -----------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents...................................    $    3,472       $    5,502
Total Assets................................................     1,287,924        2,436,637
Total Debt..................................................       603,063        1,204,295
Stockholders' Equity........................................       484,155          951,885

------------------------

(1) Gives effect to: (a) the merger with Pierce Leahy; (b) the 1998 and 1999 acquisitions completed by Iron Mountain and Pierce Leahy through October 31, 1999; and (c) financing transactions of Iron Mountain and Pierce Leahy. Certain 1999 acquisitions have been excluded as the impact of these acquisitions would not be material.


(2) Based on Iron Mountain's experience in the records and information management services industry, Iron Mountain believes that earnings before interest, taxes, depreciation, amortization, extraordinary items and other income (including foreign currency exchange) ("EBITDA") is an important tool for measuring the performance of records and information management services companies (including potential acquisitions) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA in evaluating records and information management services companies, and substantially all of our financing agreements contain covenants in which EBITDA is used as a measure of financial performance. However, you should not consider EBITDA to be a substitute for operating or net income (as determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of our performance or for cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity. Revenue and EBITDA information for the nine months ended September 30, 1999 included in this table give effect to all of the consolidated revenues and EBITDA of Britannia Data Management Limited and its subsidiaries and Sistemas de Archivo Corporativo without reduction for the 49.9% minority interest.



(3) Represents pro forma EBITDA from continuing operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 after giving effect to identified cost savings of $25.0 million and $12.9 million, respectively, that we believe would have been realized if the merger with Pierce Leahy and the 1998 and 1999 acquisitions completed by Iron Mountain and Pierce Leahy through October 31, 1999 had been fully integrated as of January 1, 1998. Of the $25.0 million of identified cost savings for the year ended December 31, 1998, $15.0 million relates to the merger with Pierce Leahy. Of the $12.9 million of identified cost saving for the nine months ended September 30, 1999, $11.3 million relates to the merger with Pierce Leahy. See the pro forma financial statements of New Iron Mountain, Iron Mountain and Pierce Leahy.



(4) Gives effect to the merger with Pierce Leahy, the redemption of preferred stock by Pierce Leahy, Iron Mountain's acquisition of Midtown Professional Records Centre, Inc. and the acquisition of Stortext (Holdings) Ltd. by Britannia Data Management, as if each had occurred or been consolidated as of September 30, 1999.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DETERMINING HOW TO VOTE, IN ADDITION TO THE OTHER INFORMATION IN THIS JOINT PROXY
STATEMENT/PROSPECTUS.

RISK FACTORS RELATED TO THE MERGER:

FAILURE TO INTEGRATE OPERATIONS FOLLOWING THE MERGER COULD REDUCE OUR FUTURE RESULTS OF OPERATIONS.


    The integration of the operations of Iron Mountain and Pierce Leahy will present a significant challenge to management. Iron Mountain has operated on a more decentralized model, and Pierce Leahy has operated on a more centralized model. The process of integrating the cultures, operating systems, procedures and information technologies may involve unforeseen difficulties and may require a disproportionate amount of our management's attention and our financial and other resources. We can give no assurance that we will be able to integrate and manage these operations effectively or maintain or improve the historical financial performance of Iron Mountain and Pierce Leahy. The failure to successfully integrate these cultures, operating systems, procedures and information technologies could have a material adverse effect on the results of operations of New Iron Mountain.



FAILURE TO ACHIEVE EXPECTED COST SAVINGS AND UNANTICIPATED COSTS RELATED TO THE MERGER COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.



    Iron Mountain and Pierce Leahy are currently formulating their plan to integrate the two companies. The goal is to adopt the best practices of both companies to create a new, combined organization that is stronger and more efficient than either of the two stand-alone companies. Our estimate of annual cost savings is $15 million, which we believe will be realized within three years after the merger. These savings will result primarily from:


    - elimination of redundant corporate expenses;

    - more efficient operations and utilization of real estate; and


    - reduction of workforce, primarily through attrition.


However, unanticipated future operating expenses or other adverse developments could reduce or delay realization of these cost savings and materially affect the results of operations of New Iron Mountain.

    New Iron Mountain will incur costs and make investments throughout the integration process, including those necessary to achieve the expected cost savings. Because a detailed integration plan has not yet been completed, managment cannot reasonably quantify these integration costs. These expenditures will include:

    - expenses for deployment of Iron Mountain's logo, trade names and service marks;

    - information technology investments and conversion expenses; and

    - severance payments and relocation costs for certain terminated and transferred employees.

Depending upon the details of the ultimate integration plan and the exact nature and timing of the integration costs, these costs will be accounted for as:

    - purchase accounting reserves;

    - restructuring charges;

    - operating expenses; and/or

    - capital expenditures.

NEW IRON MOUNTAIN MAY NOT BE ABLE TO ENTER INTO A NEW CREDIT FACILITY.


    Iron Mountain and Pierce Leahy each have separate credit agreements which require their lenders' consent to the merger. In lieu of obtaining consents, New Iron Mountain expects to enter into a new credit facility in connection with the merger in an available amount sufficient to repay indebtedness under Iron Mountain's and Pierce Leahy's credit agreements and to provide additional borrowing capacity after the merger. A commitment letter has been entered into with a lender for a proposed syndication of a $400 million credit facility for New Iron Mountain, subject to certain conditions. The remaining lenders have not committed to consent to the merger or to refinance at this time. We can give no assurance that New Iron Mountain will be able to establish a new credit facility on commercially reasonable terms.


OUR PERFORMANCE MAY DECLINE IF KEY INDIVIDUALS LEAVE NEW IRON MOUNTAIN.


    The success of New Iron Mountain will depend on the services of certain key personnel, including C. Richard Reese and J. Peter Pierce. The loss of the services of any of these key persons could have a material adverse effect on the successful integration of Iron Mountain and Pierce Leahy and the results of operations of New Iron Mountain. J. Peter Pierce and New Iron Mountain will enter into an employment agreement upon the closing of the merger. We do not have employment agreements with any of our other executive officers. We can provide no assurance that we will be able to retain our executive officers.


INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER.

    A number of the officers and directors of Iron Mountain and Pierce Leahy have interests in the merger that are different from, or in addition to, yours as a stockholder of Iron Mountain or a shareholder of Pierce Leahy. For a description of these interests, see "Interests of Officers and Directors in the Merger."

RISK FACTORS RELATED TO NEW IRON MOUNTAIN:

BECAUSE OF THE RISKS ASSOCIATED WITH ACQUISITIONS, WE MAY BE UNABLE TO CONTINUE OUR GROWTH STRATEGY IN THE FUTURE.

    As part of Iron Mountain's and Pierce Leahy's growth strategies, each company has acquired, and New Iron Mountain expects to acquire in the future, records and information management services businesses and related businesses. This growth strategy involves risks, and we may be unable to pursue this strategy in the future. For example, we may be unable to:

    - identify suitable companies to acquire; or

    - incur additional debt necessary to acquire suitable companies if we are unable to pay the purchase price out of working capital, common stock or other equity securities.

    The success of any completed acquisition depends in part on our ability to integrate the acquired company. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our management's attention and our financial and other resources.


    Our operating results may fluctuate substantially from quarter to quarter due to the size, timing and integration of future acquisitions. As a result, operating results for any fiscal quarter may not indicate the results that may be achieved for any subsequent quarter or for a full fiscal year.

INTERNATIONAL EXPANSION MAY POSE ADDITIONAL RISKS RESULTING FROM FOREIGN REGULATIONS AND FOREIGN MARKETS.


    Iron Mountain's and Pierce Leahy's growth strategies involve expanding operations into international markets, and New Iron Mountain expects to continue this expansion. Europe and Latin America have been our primary areas of focus for international expansion. We have both entered into joint ventures and have acquired all or a majority of the equity in companies operating in these areas and are actively pursuing additional opportunities. International operations are subject to numerous risks, including the impact of foreign government regulations, political uncertainties, differences in business practices and foreign currency fluctuations. In particular, Pierce Leahy's net income has been significantly affected by fluctuations in the Canadian dollar associated with the 8 1/8% senior notes issued by its principal Canadian subsidiary.


OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.


    Each of us has, and we anticipate that New Iron Mountain will continue to have, a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could:


    - make us more sensitive to adverse economic conditions than some of our competitors with less debt;

    - limit our ability to fund future working capital, acquisitions, capital expenditures and other general corporate requirements; and

    - limit our flexibility in planning for, or reacting to, changes in our business and the records and information management services industry.

    We expect to continue to borrow under existing and future credit arrangements in order to finance future acquisitions and for general corporate purposes. If new debt is added to our current levels, the related risks that we now face could intensify.

    We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings will be realized on schedule or that future borrowings will be available to us under our existing and future credit arrangements in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

WE HAVE A HISTORY OF EXPERIENCING NET LOSSES APPLICABLE TO OUR COMMON SHAREHOLDERS AS OUR PRIMARY FINANCIAL OBJECTIVE IS TO INCREASE OUR EBITDA.

    Each of us has a history of experiencing net losses applicable to common shareholders. These net losses are attributable primarily to significant non-cash charges and interest expense associated with our growth strategies, namely:

    - depreciation expenses associated with the expansion of storage capacity;
      and

    - goodwill amortization associated with acquisitions accounted for under the purchase method.


    Our primary financial objective has been, and New Iron Mountain's primary financial objective will be, to increase EBITDA, which is a source of funds to service indebtedness and for investment in continued internal growth and growth through acquisitions, rather than net income. Having an objective of increasing EBITDA may negatively affect other measures of financial performance, such as net income. In addition, execution of our growth strategy could result in future net losses due to increased interest expense associated with borrowings and increased depreciation and amortization expenses.

RESTRICTIONS IMPOSED BY TERMS OF OUR INDEBTEDNESS MAY ADVERSELY AFFECT OUR ABILITY TO PURSUE OUR ACQUISITION STRATEGY.


    We expect that our new credit facility will contain similar restrictive covenants, financial ratios and financial conditions to those contained in the existing Iron Mountain and Pierce Leahy credit agreements. Our existing credit agreements and indentures contain covenants restricting or limiting our ability to, among other things:


    - incur additional indebtedness;

    - pay dividends or make other restricted payments;

    - make asset dispositions;

    - permit liens; and

    - make certain investments.

These restrictions may adversely affect our ability to pursue our acquisition and other growth strategies.

WE FACE COMPETITION FOR CUSTOMERS AND ACQUISITION OPPORTUNITIES.


    We both compete, and New Iron Mountain will continue to compete, with our current and potential customers' internal records and information management services capabilities. We can provide no assurance that these organizations will begin or continue to use an outside company such as New Iron Mountain for their future records and information management services.


    We both presently compete with multiple records and information management services providers in all geographic areas where we operate, and New Iron Mountain will face the same competition. We believe that competition for customers is based on price, reputation for reliability, quality of service and scope and scale of technology and that we generally compete effectively based on these factors. As a result of this competition, the records and information management services industry could experience downward pricing pressures.


    Iron Mountain and Pierce Leahy also compete with other records and information management services providers for companies to acquire, and we expect New Iron Mountain will continue to compete for acquisitions. Some of our competitors possess greater financial and other resources than we do. If any such competitor were to devote additional resources to the records and information management services business and such acquisition candidates or focus its strategy on our markets, our results of operations could be adversely affected.


OUR CUSTOMERS MAY SHIFT FROM PAPER STORAGE TO ALTERNATIVE TECHNOLOGIES THAT REQUIRE LESS PHYSICAL SPACE.

    New Iron Mountain will derive most of its revenues from the storage of paper documents and related services. This storage requires significant physical space. Alternative storage technologies exist, many of which require significantly less space than paper. These technologies include computer media, microform, CD-ROM and optical disk. To date, none of these technologies has replaced paper as the principal means for storing information. However, we can provide no assurance that our customers will continue to store most of their records in paper format. A significant shift by our customers to storage of data through non-paper based technologies, whether now existing or developed in the future, could adversely affect our business.

UNINSURED LOSSES OR DAMAGES TO OUR STORAGE FACILITIES OR THE RECORDS STORED IN THOSE FACILITIES COULD HURT OUR BUSINESS OPERATIONS AND/OR FINANCIAL CONDITION.



    We each maintain comprehensive liability, fire, flood, earthquake (where appropriate) and extended coverage insurance with respect to the properties that we own or lease, to the extent such insurance is available on commercially reasonable terms, with customary limits and deductibles. New Iron Mountain will continue to maintain such insurance. New Iron Mountain may be unable to obtain full coverage on a cost-effective basis for some casualties, such as earthquakes, or may be unable to obtain any insurance for certain losses, such as losses from riots.



    In March 1997, three fires extensively damaged one and destroyed another of Iron Mountain's records and information management services facilities in South Brunswick Township, New Jersey. Some of Iron Mountain's customers or their insurance carriers have asserted claims or filed lawsuits against Iron Mountain as a consequence of the destruction of or damage to their records caused by the fires. Iron Mountain cannot predict the outcome of these claims and proceedings. Based on our present assessment of the situation, after consultation with Iron Mountain's legal counsel, we do not believe these claims will have a material adverse effect on New Iron Mountain's financial condition or results of operations, although we can provide no assurance.


    In the future, should uninsured losses or damages occur, we could lose both our investment in and anticipated profits and cash flow from the affected property and may continue to be responsible for any leasehold obligation, mortgage indebtedness or other obligations related to such property.

BECAUSE VARIOUS LAWS MAY IMPOSE LIABILITY ON OWNERS AND OPERATORS OF REAL ESTATE FOR A VARIETY OF ENVIRONMENTAL PROBLEMS, REGARDLESS OF FAULT, WE COULD BE POTENTIALLY LIABLE FOR ENVIRONMENTAL COSTS ATTRIBUTABLE TO THE PROPERTIES WE OWN OR LEASE.

    Various environmental laws impose liability on an owner of real estate for the costs of investigation and cleanup of soil and groundwater contaminated by certain hazardous substances or wastes or petroleum products. These laws also impose liability on lessees conducting operations on contaminated real estate. Some of these environmental laws impose cleanup liability without regard to whether the owner or operator of the real estate or operations knew of or was responsible for the contamination. Moreover, some of these laws impose liability whether or not operations at the property have been discontinued or title to the property has been transferred. Third parties may make claims against the owner or operator of contaminated real estate based on damages and costs resulting from off-site migration of the contamination. Accordingly, the presence of contamination or the failure to properly clean up contaminated property may:

    - adversely affect our ability to sell, rent or use the property as collateral; or

    - subject us to third party claims.


    Certain environmental laws also govern asbestos-containing materials. These laws may impose liability for release of asbestos-containing materials and may enable third parties to sue owners or operators of real estate for personal injuries associated with exposure to these substances. Although we believe that future costs related to any removal or encapsulation of asbestos-containing materials at our facilities will not be material, we can make no such assurances.


    In addition, some of our current and formerly owned or operated properties were previously used for industrial or other purposes that involved the use or storage of hazardous substances or petroleum products or the generation and disposal of hazardous wastes. In some instances these properties included the operation of underground storage tanks. We may be potentially liable for environmental costs like those discussed above.

    We have from time to time conducted limited environmental investigations and remedial activities at some of our former and current facilities, but we have not undertaken an in-depth environmental review of all of our properties.

    Environmental conditions for which we might be liable may exist at our properties or at properties that we may acquire in the future. In addition, future regulatory action and environmental laws may impose costs for environmental compliance that do not exist today.

                            THE MEETINGS AND VOTING


    The Iron Mountain Board is using this document to solicit proxies from the Iron Mountain stockholders for use at the Iron Mountain meeting. The Pierce Leahy Board is also using this joint proxy statement/prospectus to solicit proxies from the Pierce Leahy shareholders for use at the Pierce Leahy meeting. We are first mailing this joint proxy statement/prospectus and accompanying form of proxy to Iron Mountain stockholders and Pierce Leahy shareholders on or about
December   , 1999.


MATTERS RELATING TO THE MEETINGS


-------------------------------------------------------------------------------------------------
                                      PIERCE LEAHY MEETING             IRON MOUNTAIN MEETING
-------------------------------------------------------------------------------------------------
                TIME AND PLACE:  January 24, 2000                 January 21, 2000
                                 10:00 a.m. (local time)          10:00 a.m. (local time)
                                 Pierce Leahy Corp.               Sullivan & Worcester LLP
                                 631 Park Avenue                  One Post Office Square,
                                 King of Prussia, Pennsylvania    23rd Floor
                                 19406                            Boston, Massachusetts 02109
-------------------------------------------------------------------------------------------------
  PURPOSE OF MEETING IS TO VOTE  -  the approval of the merger    -  the approval of the merger
        ON THE FOLLOWING ITEMS:     proposal                         agreement
                                 -  the election of a new Board   -  such other matters as may
                                 of Directors to serve upon the      properly come before the
                                    closing of the merger            meeting, including the
                                 -  such other matters as may        approval of any adjournment
                                    properly come before the         of the meeting
                                    meeting, including the
                                    approval of any adjournment
                                    of the meeting
-------------------------------------------------------------------------------------------------
                   RECORD DATE:  The record date for shares       The record date for shares
                                 entitled to vote is              entitled to vote is
                                 December 14, 1999.               December 14, 1999.
-------------------------------------------------------------------------------------------------
     OUTSTANDING SHARES HELD ON  As of the record date, there     As of the record date, there
                   RECORD DATE:  were outstanding shares of       were outstanding shares of Iron
                                 Pierce Leahy common stock.       Mountain common stock.
-------------------------------------------------------------------------------------------------

       SHARES ENTITLED TO VOTE:  Pierce Leahy common stock held   Iron Mountain common stock held
                                 at the close of business on the  at the close of business on the record date, December 14, 1999.  record date, December 14, 1999.
                                 Each share of Pierce Leahy       Each share of Iron Mountain
                                 common stock that you own        common stock that you own
                                 entitles you to one vote.        entitles you to one vote.
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                                      PIERCE LEAHY MEETING             IRON MOUNTAIN MEETING
-------------------------------------------------------------------------------------------------
            QUORUM REQUIREMENT:  A quorum of shareholders is      A quorum of stockholders is
                                 necessary to hold a valid        necessary to hold a valid
                                 meeting.                         meeting.

                                 The presence in person or by     The presence in person or by
                                 proxy at the meeting of          proxy at the meeting of holders
                                 shareholders entitled to cast    of a majority of the shares of
                                 at least a majority of the       Iron Mountain common stock
                                 votes that all shareholders are  entitled to vote at the meeting entitled to cast at the meeting  is a quorum. Abstentions and
                                 constitutes a quorum.            broker "non-votes" count as
                                 Abstentions count as present     present for establishing a
                                 for establishing a quorum        quorum.
                                 whereas broker "non-votes" do    A broker non-vote occurs on an
                                 not count as present for         item when a broker is not
                                 establishing a quorum.           permitted to vote on that item
                                 A broker non-vote occurs on an   without instruction from the
                                 item when a broker is not        beneficial owner of the shares
                                 permitted to vote on that item   and no instruction is given.
                                 without instruction from the
                                 beneficial owner of the shares
                                 and no instruction is given.
-------------------------------------------------------------------------------------------------

PROPOSAL AND VOTE NECESSARY FOR  MERGER PROPOSAL.  Approval of    MERGER PROPOSAL.  Approval of
                     APPROVAL*:  the merger proposal requires     the merger agreement requires
                                 the affirmative vote of a        the affirmative vote of at
                                 majority of the votes cast at    least a majority of the
                                 the meeting. Abstentions and     outstanding shares of Iron
                                 broker non-votes will not be     Mountain common stock.
                                 counted in determining whether   Abstentions and broker
                                 the merger proposal is           non-votes have the same effect
                                 approved.                        as votes against the proposal.
                                 ELECTION OF DIRECTORS.  In the
                                 election of directors, the
                                 requisite number of persons in
                                 each class of director
                                 receiving the highest
-------------------------------------------------------------------------------------------------
*UNDER NYSE RULES, IF YOUR BROKER HOLDS YOUR SHARES IN ITS NAME, YOUR BROKER IS NOT PERMITTED TO
  VOTE YOUR SHARES WITH RESPECT TO THE MATTERS CONSIDERED AT THE SPECIAL MEETINGS ABSENT
  INSTRUCTIONS FROM YOU.
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                                      PIERCE LEAHY MEETING             IRON MOUNTAIN MEETING
-------------------------------------------------------------------------------------------------

                                 number of votes cast will be
                                 elected. For purposes of
                                 determining the number of votes
                                 cast, only those cast "FOR" or
                                 "AGAINST" are included, and any
                                 abstentions or broker non-votes
                                 will not count in making that
                                 determination.
                                 Each of the Pierce Leahy
                                 proposals is conditioned upon
                                 approval of the other proposal,
                                 and the election of directors
                                 will only become effective upon
                                 the closing of the merger.
-------------------------------------------------------------------------------------------------
             VOTING AGREEMENTS:  Certain members of the Pierce    Certain Iron Mountain directors
                                 family and related trusts have   and their affiliates have
                                 entered into a shareholders'     entered into a voting agreement
                                 agreement by which they have     by which they have agreed,
                                 agreed, among other things, to   among other things, to vote
                                 vote the shares of Pierce Leahy  their shares of Iron Mountain
                                 common stock for which they      common stock in favor of the
                                 direct the voting in favor of    proposal listed above. As of
                                 the proposals listed above. As   the record date, these
                                 of the record date, these        stockholders hold approximately
                                 shareholders control the voting  8,783,270 shares of Iron
                                 of 6,605,222 shares of Pierce    Mountain common stock,
                                 Leahy common stock,              representing approximately 25%
                                 representing approximately 39%   of the shares of Iron Mountain
                                 of the shares of Pierce Leahy    common stock entitled to vote
                                 common stock entitled to vote    at the meeting.
                                 at the meeting.
-------------------------------------------------------------------------------------------------


PROXIES


    VOTING YOUR PROXY. You may vote in person at your meeting or by proxy. We recommend you vote by proxy, even if you plan to attend your meeting. You can always change your vote at the meeting.


    Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals submitted at your meeting or abstain from voting.

    HOW TO VOTE BY PROXY. Complete, sign, date and return your proxy card in the enclosed envelope.

    If you submit your proxy to Iron Mountain or Pierce Leahy, as applicable, but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares as follows:


                                  PIERCE LEAHY

    - "FOR" the Pierce Leahy merger proposal

    - "FOR" the Pierce Leahy Board's nominees for director

    - In its discretion as to any other business as may properly come before the Pierce Leahy meeting, including the approval of any adjournment of the meeting

                                 IRON MOUNTAIN


    - "FOR" the merger agreement


    - In its discretion as to any other business as may properly come before the Iron Mountain meeting, including the approval of any adjournment of the meeting

    REVOKING YOUR PROXY.  You may revoke your proxy before it is voted by:

    - submitting a new proxy with a later date;

    - notifying your company's secretary in writing before the meeting that you have revoked your proxy; or

    - voting in person at the meeting.

    VOTING IN PERSON. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on the record date.


    PEOPLE WITH SPECIAL NEEDS. We can provide reasonable assistance to help you participate in the meeting if you notify us about your special needs and your plan to attend. Please call or write the secretary of your company at least two weeks before your meeting at the number or address under "Summary--The Companies."


    PROXY SOLICITATION. We will pay our own costs of soliciting proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these people. Each company will also reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy by mail without delay.


    Do not send in any stock certificates with your proxy cards. The exchange agent will mail to you transmittal forms with instructions for the surrender of stock certificates as soon as practicable after the completion of the merger.


OTHER BUSINESS; ADJOURNMENTS

    We are not currently aware of any other business to be acted upon at either meeting. If, however, other matters are properly brought before either meeting or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting. Under the bylaws of each company, shareholders may not raise any additional business at either of the meetings.

    Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting. Neither Iron Mountain nor Pierce Leahy currently intends to seek an adjournment of its meeting.

                                   THE MERGER

BACKGROUND OF THE MERGER

    As part of their growth strategy to enhance shareholder value, both Iron Mountain and Pierce Leahy regularly consider opportunities for acquisitions and joint ventures.

    In the summer of 1998, C. Richard Reese, the Chairman of the Board and Chief Executive Officer of Iron Mountain, held several exploratory meetings with J. Peter Pierce, the President and Chief Executive Officer of Pierce Leahy, regarding the possibility of the two companies engaging in a business combination. During these meetings, Messrs. Reese and Pierce discussed the possible composition of the Board and senior management of the proposed combined company and, in general terms, the form and amount of consideration Iron Mountain would be willing to pay to the Pierce Leahy shareholders in the potential business combination. In July 1998, the Pierce Leahy Board determined that unless valuation was within an acceptable range, it did not believe the combination was in the best interest of the Pierce Leahy shareholders and, therefore, instructed management to concentrate on the merger consideration rather than the other terms of a possible combination. Further discussions between the parties did not result in proposed terms which were acceptable to Iron Mountain or Pierce Leahy. As a result, these preliminary discussions ended in the summer of 1998.

    In June 1999, Messrs. Reese and Pierce met again to discuss a potential business combination between Iron Mountain and Pierce Leahy. During this period, Iron Mountain conducted preliminary legal due diligence of Pierce Leahy based upon Pierce Leahy's public filings with the SEC. On September 1, 1999,
Mr. Reese and a representative of Bear, Stearns & Co. Inc. presented Mr. Pierce with a preliminary indication of interest pertaining to a possible merger of Pierce Leahy and Iron Mountain. On September 13, 1999, Mr. Reese, representatives of Bear Stearns, Mr. Pierce, another representative of Pierce Leahy and one of Pierce Leahy's financial advisors met to respond to Iron Mountain's preliminary indication of interest and to continue discussions pertaining to a potential business combination.

    At a regular meeting of Iron Mountain's Board held on September 16, 1999, Mr. Reese advised the Board on the status of discussions with Pierce Leahy. A representative of Bear Stearns was present at the meeting and discussed financial issues relating to Iron Mountain's preliminary indication of interest and other financial issues relating to the potential business combination. The Iron Mountain Board discussed the objectives to be achieved by entering into a transaction with Pierce Leahy, including those described under "--Iron Mountain's Reasons for the Merger; Recommendation of the Iron Mountain Board." The Board directed Mr. Reese to continue discussions with Pierce Leahy.


    On September 28, 1999, Messrs. Reese and Pierce met at the New York office of Bear Stearns to continue discussions concerning a potential business combination. After this meeting, Iron Mountain engaged Sullivan & Worcester LLP, its legal advisor, to begin drafting a merger agreement and related documents.



    On October 1, 1999, the Pierce Leahy Board held a special meeting to discuss a possible merger with Iron Mountain. Mr. Pierce reported to the Board on his discussions with Mr. Reese and the general terms of a possible transaction. At the meeting, the Board formally engaged its financial advisors, received legal advice regarding the proposed transaction and authorized continued discussions regarding a possible business combination.


    On October 1, 1999, the Iron Mountain Board held a special meeting to discuss the status of discussions with Pierce Leahy. At this meeting, the Board directed the company's officers to continue discussions with Pierce Leahy. On this date Iron Mountain delivered to Pierce Leahy drafts of a merger agreement, a shareholders' agreement pursuant to which members of the Pierce family would agree to, among other things, vote for the merger and the related transactions and a voting agreement pursuant to which major stockholders of Iron Mountain would agree to, among other things, vote for the merger and the related transactions.

    On October 4, 1999, Iron Mountain and Pierce Leahy executed a mutual confidentiality agreement and agreed to exchange non-public information. From October 4 to October 20, 1999, the parties and their respective advisors negotiated the provisions of the merger agreement and the related documents, including an employment agreement between New Iron Mountain and J. Peter Pierce. During this period, representatives of the parties also undertook reciprocal due diligence investigations and in that connection exchanged and discussed business, legal and financial information relating to each company. They also discussed the potential near- and long-term benefits achievable from a merger between the two companies, as well as the synergies that might be achieved by the combined company. During this period, Messrs. Reese and Pierce and other officers of the companies discussed the composition of the Board and senior management of the combined company and the roles of Messrs. Reese and Pierce as well as other senior management of the two companies in the combined company. At meetings on October 16 and 17, 1999, Messrs. Reese and Pierce and other senior management of Iron Mountain and Pierce Leahy met in Chicago to discuss the organizational structure of the combined company, including, in particular, the organization of the hard copy storage operations.



    At a special meeting of the Pierce Leahy Board on October 6, 1999, Pierce Leahy's senior management and Cozen and O'Connor, its legal counsel, updated the Board on the discussions with Iron Mountain. The Board discussed, among other things, the role that Mr. Pierce would play in the combined company. Since it appeared that management and the board of directors of the combined company would be controlled by Iron Mountain, the Pierce Leahy Board determined that it was important to Pierce Leahy and its shareholders to have the combined company enter into an employment agreement with Mr. Pierce. The Board determined that Mr. Pierce's oversight of the hard copy storage operations of the combined company was an important element in the Board's decision to proceed with the discussions regarding a merger. Accordingly, the Board directed Pierce Leahy's counsel to negotiate with Iron Mountain an employment agreement for Mr. Pierce.



    At an October 8, 1999 special meeting to consider the merger, the Iron Mountain Board received a financial presentation from Bear Stearns, which included financial information relating to Pierce Leahy and a number of financial analyses (which are more fully described under "--Opinion of Iron Mountain's Financial Advisor"). The Iron Mountain Board then received a presentation from Sullivan & Worcester on the terms and conditions of the merger agreement, the Pierce Leahy shareholders' agreement and the Iron Mountain voting agreement, drafts of which had been delivered to the directors in advance of the meeting. The Iron Mountain Board discussed the issues presented by management and the financial and legal advisors, including the factors discussed under "--Iron Mountain's Reasons for the Merger; Recommendation of the Iron Mountain Board."



    The Pierce Leahy Board held another special meeting on October 11, 1999 at which Pierce Leahy's counsel and management updated the Board on the status of negotiations with Iron Mountain as well as the due diligence investigation. Counsel reviewed with the Board the merger agreement and related documents, all of which had been circulated to the Board prior to the meeting. After discussion of the transaction and related documents, First Union made a presentation to the Board regarding its analysis of the proposed merger and its fairness to the shareholders of Pierce Leahy, from a financial point of view. First Union orally informed the Board that as of that date, it believed that the consideration to be received by the Pierce Leahy shareholders in the merger was fair, from a financial point of view. The Board had a discussion with its financial and legal advisors regarding the proposed transaction and authorized management and counsel to continue negotiations.


    At an October 12, 1999 special meeting to consider the merger, the Iron Mountain Board received from management an update on the status of negotiations with, and the due diligence investigation of, Pierce Leahy.

    At a special Pierce Leahy Board of Directors meeting on October 12, 1999, Mr. Pierce informed the Board that discussions were continuing with Iron Mountain about the structure of the operation of the combined company, including in particular the structure of the hard copy storage operations. The

Board agreed that an understanding with Iron Mountain on the operating structure of the combined company was critical and instructed management to continue discussions on these structural issues and report back to the Board.


    At special meetings of the Pierce Leahy Board on October 16 and 19, 1999, management and counsel updated the Board on the status of the discussions with Iron Mountain regarding the merger agreement and related documents as well as the issues surrounding the organization and operations of the combined company. Mr. Pierce reported to the Board that Pierce Leahy's management was comfortable with the proposed organizational structure for the combined company.



    The Iron Mountain Board met again on October 20, 1999 to review the status of the negotiations and the current terms of the merger agreement and the related agreements, including the proposed employment agreement with J. Peter Pierce. Representatives from Sullivan & Worcester updated the Board on changes made to the agreements since the October 8, 1999 Board meeting and the terms of the employment agreement. A representative of Bear Stearns informed the Board that Bear Stearns was prepared to issue its opinion that the merger consideration, which results in the equivalent of a fixed exchange ratio of 1.1 shares of Iron Mountain common stock for each share of Pierce Leahy common stock, was fair, from a financial point of view, to Iron Mountain's stockholders. After considering these presentations, the Iron Mountain Board of Directors unanimously approved the merger, the merger agreement and the related documents and the transactions contemplated thereby and voted to recommend that Iron Mountain's stockholders approve the merger agreement.



    On October 20, 1999, the Pierce Leahy Board also held a special meeting. Counsel reviewed with the Board the merger agreement and each of the related agreements and discussed the changes that had been made. In addition, First Union orally and in writing delivered its opinion to the Board that the consideration to be received by the Pierce Leahy shareholders in the merger was fair, from a financial point of view. After considering these presentations, the Pierce Leahy Board unanimously approved the merger agreement and related documents and the transactions contemplated in those documents and voted to recommend to the Pierce Leahy shareholders that they approve the merger proposal and related transactions.



    Following the close of the market on October 20, 1999, Iron Mountain and Pierce Leahy signed the merger agreement, the Pierce Leahy shareholders' agreement and the Iron Mountain voting agreement. In addition, those Iron Mountain stockholders party to the Iron Mountain voting agreement signed it, and Leo Pierce, Sr. and J. Peter Pierce signed the Pierce Leahy shareholders' agreement.


IRON MOUNTAIN'S REASONS FOR THE MERGER; RECOMMENDATION OF THE IRON MOUNTAIN
BOARD

    In reaching its determination that the merger agreement and the transactions contemplated thereby are advisable and its recommendation that Iron Mountain's stockholders vote for the approval of the merger agreement, the Iron Mountain Board consulted with Iron Mountain's management, as well as its financial and legal advisors, and considered a number of factors. The material factors considered by the Iron Mountain Board in reaching the foregoing determination and recommendation, all of which the Iron Mountain Board deemed favorable, are described below.

    - NEW IRON MOUNTAIN: BUSINESS; CONDITIONS; AND PROSPECTS. The Iron Mountain Board reviewed information relating to the financial performance, business operations and prospects of Iron Mountain and Pierce Leahy and pro forma information for New Iron Mountain. These factors, together with the greater financial flexibility and greater total capitalization of New Iron Mountain, should enable New Iron Mountain to achieve its long-range goals, including global expansion and expansion into additional complementary services lines, more easily and with less risk than Iron Mountain could achieve without the merger.

    - GREATER FINANCIAL FLEXIBILITY. The Iron Mountain Board believes that the greater size and enhanced financial flexibility resulting from the merger should allow New Iron Mountain to pursue a more aggressive and flexible business plan than could be pursued by Iron Mountain as a stand-alone company. The Iron Mountain Board believes that the more favorable access to capital markets generally enjoyed by larger companies would place New Iron Mountain in a stronger position to satisfy the financial needs of its customers, respond to changes affecting the records and information management services industry and compete effectively with competitors that may possess greater financial resources than those of Iron Mountain.

    - GREATER TOTAL MARKET CAPITALIZATION. The total market capitalization of New Iron Mountain as a result of the merger will represent a substantial increase over Iron Mountain's total market capitalization prior to the merger. The Iron Mountain Board believes that the increased total market capitalization of New Iron Mountain should provide enhanced liquidity for shareholders and should enhance its appeal among investors.

    - ANTICIPATED SYNERGIES AND COST SAVINGS. The Iron Mountain Board believes that Iron Mountain and its stockholders should realize the benefits of significant synergies and ongoing operational cost savings.

    - IMPROVED COMBINED BUSINESS CAPABILITIES. Because New Iron Mountain will be positioned to implement the best management practices of each of Iron Mountain and Pierce Leahy, the Iron Mountain Board expects that the merger will enhance its expertise in providing records and information management services. Also, the addition of experienced management from Pierce Leahy will strengthen Iron Mountain's management team, enhancing its ability to continue its expansion plans.


    - STRUCTURE OF TRANSACTION. It is expected that the merger will be tax-free for federal income tax purposes to Iron Mountain and its stockholders (see "Material Federal Income Tax Consequences"). Also, the structure of the merger, in which Pierce Leahy is the surviving corporation, will not result in the acceleration of the vesting of either company's options. However, the Iron Mountain Board was aware that the Pierce Leahy Board was going to accelerate options to acquire fewer than 70,000 shares of Pierce Leahy common stock. See "--Interests of Officers and Directors in the Merger--Acceleration of Vesting of Some Pierce Leahy Options." Finally, because only stock is being issued in the merger, New Iron Mountain will not be required to incur substantial amounts of additional indebtedness to finance the transaction.


    - TERMS OF THE MERGER AGREEMENT AND RELATED DOCUMENTS. The Iron Mountain Board believes that the terms and conditions of the merger agreement and the related documents, including the representations and warranties and covenants of the parties, the conditions to the parties' obligations thereunder and the termination provisions, are favorable to Iron Mountain. In addition to the general terms and conditions, the Iron Mountain Board views as favorable the following:


       - All nine members of the Iron Mountain Board will become members of the New Iron Mountain Board.


       - C. Richard Reese will remain as Chairman and Chief Executive Officer of New Iron Mountain.

       - Substantially all of the senior management of Iron Mountain will become the senior management of New Iron Mountain, except that J. Peter Pierce will be President of New Iron Mountain and David S. Wendell will be Senior Vice President of New Iron Mountain.

       - The surviving corporation's name will be Iron Mountain Incorporated.

       - New Iron Mountain will enter into an employment agreement, which will include non-competition covenants, with J. Peter Pierce, Pierce Leahy's President and Chief Executive Officer, who will serve as President of New Iron Mountain.

       - The members of the Pierce family party to the Pierce Leahy shareholders' agreement agreed to "standstill" restrictions and to limitations on the volume of New Iron Mountain common stock they may sell. See "--Pierce Leahy Shareholders' Agreement."


    - OPINION OF BEAR STEARNS. The Iron Mountain Board also relied on the opinion, analyses and presentations of Bear Stearns described under "--Opinion of Iron Mountain's Financial Advisor" to the effect that, as of the date of such opinion and based upon and subject to the matters stated therein, the merger consideration, which results in the equivalent of a fixed exchange ratio of 1.1 shares of Iron Mountain common stock for each share of Pierce Leahy common stock, is fair, from a financial point of view, to Iron Mountain's stockholders. The Iron Mountain Board viewed Bear Stearns' opinion as favorable to its determination because Bear Stearns is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions.


    The Iron Mountain Board also considered certain potentially negative factors that could arise from the merger. These factors included, among others, the significant transaction costs involved in connection with completing the merger, the substantial management time and effort required to effectuate the merger and integrate the businesses of Pierce Leahy and Iron Mountain and the related disruption to Iron Mountain's operating activities. The Iron Mountain Board also considered the risk that New Iron Mountain may be unable to successfully integrate the operating practices of Iron Mountain and Pierce Leahy and the possibility that the anticipated benefits of the merger might not be fully realized. In addition, the Iron Mountain Board considered the regulatory and stockholder approvals required for the completion of the merger, and the benefits of the transaction to be received by certain officers and directors of Iron Mountain and Pierce Leahy. For a more detailed discussion of some of the negative factors considered by the Iron Mountain Board, see "Risk Factors." The Iron Mountain Board did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the merger.

    The foregoing discussion of the information and factors considered by the Iron Mountain Board is not intended to be exhaustive, but includes the material factors considered by the Iron Mountain Board. The Iron Mountain Board did not assign relative weights to the above factors or determine that any factor was of greater importance than another. A determination of various weights would, in the view of the Iron Mountain Board, be impractical. Rather, the Iron Mountain Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the Iron Mountain Board may have given different weights to different factors.

    THE IRON MOUNTAIN BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MATTERS AND TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT IRON MOUNTAIN'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

PIERCE LEAHY'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE PIERCE LEAHY BOARD

    In approving the merger proposal and related transactions and making its recommendation that Pierce Leahy shareholders approve the merger proposal and vote for the nominated directors, the Pierce Leahy Board consulted with Pierce Leahy's management as well as its outside legal counsel and financial advisors and considered the following material factors, among others:

    - NEW IRON MOUNTAIN: BUSINESS; CONDITIONS; AND PROSPECTS. The Pierce Leahy Board reviewed information relating to the financial performance, business operations and prospects of Iron Mountain and Pierce Leahy and pro forma information for New Iron Mountain. These factors, together with the greater financial flexibility and greater total capitalization of New Iron Mountain, should enable New Iron Mountain to achieve its long-range goals such as global expansion with less risk than Pierce Leahy could achieve without the merger.

    - GREATER FINANCIAL FLEXIBILITY. The Pierce Leahy Board believes that the greater size and enhanced financial flexibility of New Iron Mountain should increase the ability to accomplish the Pierce Leahy business plan. The Pierce Leahy Board believes that the more favorable access to capital markets generally enjoyed by larger companies would place New Iron Mountain in a stronger position to satisfy the needs of its customers, respond to changes affecting the records and information management services industry and compete effectively with competitors that may possess greater financial resources than those of Pierce Leahy.

    - GREATER TOTAL MARKET CAPITALIZATION. The total market capitalization of New Iron Mountain will represent a substantial increase over Pierce Leahy's total market capitalization prior to the merger. The Pierce Leahy Board believes that the increased total market capitalization of New Iron Mountain should provide enhanced liquidity for shareholders and should enhance the appeal of New Iron Mountain as an investment among certain types of investors.

    - ANTICIPATED SYNERGIES. The Pierce Leahy Board believes that the combination of Pierce Leahy and Iron Mountain should enable New Iron Mountain to achieve operating synergies that Pierce Leahy on a stand-alone basis would be unlikely to achieve.

    - MERGER CONSIDERATION. The Pierce Leahy Board considered the implied exchange ratio of 1.1 shares of Iron Mountain common stock for each share of Pierce Leahy common stock, resulting in a substantial premium to Pierce Leahy shareholders compared to the Pierce Leahy stock price prior to the announcement of the merger.

    - CORPORATE AND OPERATIONAL ISSUES OF NEW IRON MOUNTAIN. The Pierce Leahy Board considered the proposed organizational and operational structure of New Iron Mountain, including:

       - that based on the current number of outstanding shares of Pierce Leahy and Iron Mountain stock, the Pierce Leahy shareholders will own approximately 35% of the stock of New Iron Mountain;

       - that New Iron Mountain will initially have an eleven-member Board, of which Pierce Leahy will have two designees;

       - that J. Peter Piece will be the President of New Iron Mountain;

       - that J. Peter Pierce will enter into an employment agreement with New Iron Mountain which will provide for him to be the President of the hard copy storage operations of New Iron Mountain; and

       - that the combination of Pierce Leahy and Iron Mountain should increase the opportunities available to Pierce Leahy employees through a larger and more diversified company.

    - TERMS OF THE MERGER AGREEMENT AND RELATED DOCUMENTS. The Pierce Leahy Board considered the terms and conditions of the merger agreement and the related documents, including:

       - the qualification of the merger as a tax free transaction for U.S. federal income tax purposes;

       - the right of Pierce Leahy to terminate the merger agreement under certain circumstances as set forth in "The Merger
         Agreement--Termination and Expenses";

       - the terms and conditions of the merger agreement, including the conditions to closing, the termination fees payable under certain circumstances and the restrictions imposed on the conduct of the businesses of Pierce Leahy and Iron Mountain in the period prior to closing;

       - the interests of the officers and directors of Pierce Leahy and Iron Mountain in the merger, as described under "Interest of Officers and Directors in the Merger";


       - the shareholders' agreement of certain shareholders of Pierce Leahy, which requires them, among other things, to vote in favor of the merger; and



       - the voting agreement of certain stockholders of Iron Mountain, which requires them, among other things, to vote in favor of the merger.



    - OPINION OF FIRST UNION. The Pierce Leahy Board also relied on First Union's financial presentation and opinion to the Pierce Leahy Board to the effect that based on and subject to the assumptions, limitations and qualifications stated in the opinion, the merger consideration to be received by the Pierce Leahy shareholders was fair, from a financial point of view, to the shareholders of Pierce Leahy, as described more fully under "Opinion of Pierce Leahy's Financial Advisor." The Pierce Leahy Board viewed First Union's opinion as favorable to its determination because First Union is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions.


    - RISK FACTORS. The Pierce Leahy Board also recognized that the merger is not without risk and considered, among other things, the risks described under "Risk Factors."

    The foregoing discussion of the information and factors considered by the Pierce Leahy Board is not intended to be exhaustive. In view of the wide variety of the material factors considered in connection with its evaluation of the merger and the complexity of these matters, the Pierce Leahy Board did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the Pierce Leahy Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the Pierce Leahy Board's ultimate determination, but rather the Pierce Leahy Board conducted an overall analysis of the factors described above, including through discussions with and questioning of Pierce Leahy's management and legal and financial advisors. In considering the factors described above, individual members of the Pierce Leahy Board may have given different weight to different factors.

    There can be no assurance that any of the potential savings, synergies or opportunities considered by the Pierce Leahy Board will be achieved through the merger. See "Risk Factors" and "Forward-Looking Statements."

    THE PIERCE LEAHY BOARD BELIEVES THAT THE MERGER IS ADVISABLE AND IS FAIR TO AND IN THE BEST INTEREST OF PIERCE LEAHY AND ITS SHAREHOLDERS AND RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE MERGER PROPOSAL AND "FOR" THE ELECTION OF THE NOMINATED DIRECTORS.

OPINION OF IRON MOUNTAIN'S FINANCIAL ADVISOR

    On October 20, 1999, Bear Stearns delivered its written opinion to the Iron Mountain Board that, as of that date and based on and subject to the assumptions, limitations and qualifications described in its opinion, the merger consideration, which results in the equivalent of a fixed exchange ratio of 1.1 shares of Iron Mountain common stock for each share of Pierce Leahy common stock, was fair, from a financial point of view, to the stockholders of Iron Mountain.


    The full text of the Bear Stearns opinion, which describes the principal assumptions made, general procedures followed, matters considered and limitations on the review undertaken, is attached as Annex F to this joint proxy statement/prospectus and is incorporated by reference. Iron Mountain stockholders are urged to read the Bear Stearns opinion carefully in its entirety. The summary of the Bear Stearns opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.



    The Bear Stearns opinion was provided to the Iron Mountain Board for its information, did not constitute a recommendation to the Iron Mountain Board in connection with the merger and does not constitute a recommendation to any Iron Mountain stockholder as to how to vote shares in connection with the merger. Bear Stearns was not requested to express an opinion regarding, and its opinion does not address, Iron Mountain's underlying business decision to engage in the merger. Bear Stearns is not expressing any opinion as to the price or range of prices at which New Iron Mountain common stock may trade subsequent to the merger. The Bear Stearns opinion is necessarily based upon economic, monetary, market and other conditions and information made available to it as of the date of its opinion.


    The form and amount of consideration to be paid in the merger were determined by arm's-length negotiations between Iron Mountain and Pierce Leahy. Bear Stearns advised Iron Mountain in those negotiations. Except as noted below, Iron Mountain did not impose any limits on Bear Stearns with respect to the investigations made or the procedures followed by Bear Stearns in rendering its opinion.

    In arriving at its opinion, Bear Stearns, among other things:

    - reviewed the merger agreement, together with the related exhibits and schedules, in substantially final form;

    - reviewed Iron Mountain's and Pierce Leahy's Annual Reports on Form 10-K for the years ended December 31, 1997 and 1998, and Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999;

    - reviewed Iron Mountain's Current Reports on Form 8-K filed on January 19, 1999, April 16, 1999 and July 9, 1999 and on Form 8-K/A filed on
      March 22, 1999;

    - reviewed certain operating and financial information, including financial projections and operational cost synergy estimates, provided to it by Iron Mountain's management relating to Iron Mountain's and Pierce Leahy's businesses and future prospects;


    - met with certain members of Iron Mountain's and Pierce Leahy's senior management to discuss their respective companies' businesses, operations, historical and projected financial results and future prospects;


    - reviewed the historical prices, valuation parameters and trading volumes of the common stock of Iron Mountain and Pierce Leahy;


    - reviewed publicly available financial data, stock market performance data and valuation parameters of companies that it deemed generally comparable to Iron Mountain and Pierce Leahy;



    - reviewed the terms of recent acquisitions of companies that it deemed generally comparable to Pierce Leahy;

    - performed discounted cash flow analyses based on the projections and operational cost synergy estimates for Pierce Leahy provided by Iron Mountain's management;

    - conducted an accretion/dilution analysis, comparing Iron Mountain's stand-alone cash earnings per share of common stock with cash earnings per common share of the surviving entity pro forma for the merger;

    - compared Iron Mountain's trading multiples with Pierce Leahy's valuation multiples as implied in the merger;

    - performed a relative contribution analysis, comparing revenue, EBITDA and free cash flow contributions to the relative enterprise value of the combined entity and comparing cash earnings, net income and EBITDA minus interest to equity ownership of the combined entity pro forma for the merger; and

    - conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

    In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the financial projections and operational cost synergy estimates, provided to it by Iron Mountain and Pierce Leahy. In addition, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of Iron Mountain and Pierce Leahy, nor was Bear Stearns furnished with any appraisal of that type.


    Bear Stearns assumed that the Iron Mountain and Pierce Leahy projected financial results and the estimated operational cost synergies that could be achieved upon consummation of the merger, that it relied on or which were provided to it, had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Iron Mountain and Pierce Leahy as to the expected future performance of Iron Mountain, Pierce Leahy and New Iron Mountain. As a result, Bear Stearns did not make any independent assessment of the assumptions contained in those projected financial results or estimated operational cost synergies. Bear Stearns also assumed that the merger would:


    - qualify as a tax-free "reorganization" within the meaning of
      Section 368(a) of the Internal Revenue Code; and

    - be consummated in accordance with the merger agreement without any limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on New Iron Mountain.


    In arriving at its opinion, Bear Stearns did not assign any particular weight to any factor it considered. Instead, Bear Stearns made qualitative judgments based upon its experience in providing similar opinions and on then existing economic, monetary, market and other conditions as to the significance of each analysis and factor. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of its analyses and the factors considered, could create a misleading or incomplete view of the processes underlying its opinion. In its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of Iron Mountain, Pierce Leahy or Bear Stearns. Any assumed estimates implicitly contained in the Bear Stearns opinion or relied upon by it in rendering its opinion are not necessarily reflective of actual values or predictive of future results or values, which may be significantly more or less favorable than those assumed or relied upon for purposes of its opinion. Any estimates relating to the value of a business or securities do not purport to be appraisals or necessarily reflect the prices at which companies or securities may actually be sold.


    Bear Stearns is an internationally recognized investment banking firm and, as part of its investment banking activities, regularly engages in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Iron Mountain Board selected Bear Stearns because of its expertise, reputation and familiarity with Iron Mountain in particular and the records and information management services industry in general, and because its investment banking professionals have substantial experience in transactions similar to the merger.

    In the past, Bear Stearns has provided investment banking services to Iron Mountain and has received customary compensation for those services. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Iron Mountain and/or Pierce Leahy for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in those securities.


    Under the engagement letter between Iron Mountain and Bear Stearns under which Iron Mountain retained Bear Stearns as its financial advisor in connection with the merger, Iron Mountain has paid Bear Stearns retainer and opinion fees to date of approximately $600,000 and has agreed to pay a transaction success fee of $4,000,000 upon completion of the merger. Amounts paid for the cash retainer fee and fairness opinion fee will be credited against the success fee. Iron Mountain has also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel and of other consultants and advisors retained by Bear Stearns, and to indemnify Bear Stearns and its related persons against specified liabilities in connection with the engagement of Bear Stearns, including specified liabilities under the federal securities laws.


    The following is a summary of the material valuation, financial and comparative analyses performed by Bear Stearns in arriving at its opinion dated October 20, 1999. In all analyses outlined below, Pierce Leahy's EBITDA and capital expenditures were adjusted to reflect Iron Mountain's accounting.

    COMPARABLE COMPANY ANALYSIS. In its analysis, Bear Stearns noted that there are few publicly traded companies in the records and information management services business. Bear Stearns developed a set of three public companies, consisting of Iron Mountain, F.Y.I. Inc. and Lason Inc., for purposes of comparison after reviewing the following factors, among others:

    - business comparability;

    - relative size of market capitalization and liquidity;

    - growth parameters; and

    - other relevant business and financial characteristics.

    Using publicly available information, Bear Stearns compared the financial performance and stock market valuation of Iron Mountain, F.Y.I. and Lason with Pierce Leahy. The range of multiples for the three comparable companies' enterprise value, defined as the market value of equity plus minority interest plus the market value of debt and preferred stock, net of cash, to latest quarter annualized EBITDA was 8.6x to 13.5x. This range compared to a transaction multiple of 12.9x at an implied transaction price of $36.03, calculated as 1.1 multiplied by Iron Mountain's closing stock price on October 19, 1999. After giving effect to expected operational cost synergies, the transaction multiple implied by a transaction price of $36.03 was 11.1x EBITDA. The ratios for the three comparable companies were based on their closing stock prices on October 19, 1999 and the public financial statements available to Bear Stearns on October 19, 1999.

    The comparable EBITDA multiple for Pierce Leahy using the implied transaction price was within the range of multiples for the three comparable companies, but was at a discount to Iron Mountain's EBITDA multiple. Based on its October 19, 1999 closing stock price, Iron Mountain traded at a 13.5x EBITDA multiple, which represents a premium both to the implied transaction multiple of 12.9x EBITDA and to the 11.1x EBITDA multiple after giving effect to expected operational cost synergies.

    PRECEDENT M&A TRANSACTIONS ANALYSIS. In its analysis, Bear Stearns noted that there were no comparable transactions involving the purchase of public companies in the records and information management services industry. However, it observed that Iron Mountain and Pierce Leahy had both disclosed information relating to some of their larger acquisitions, and that data was considered for use in its precedent M&A transaction analysis. Although Bear Stearns expressed the belief that the transaction data it used for its analysis represented the best comparisons available, it noted that those transactions may not be applicable for a number of reasons, including:

    - the transaction size of the comparable transactions, only two of which were greater than $100 million in transaction value, but all of which were less than $200 million;

    - lack of information regarding available cost reductions, which could have a significant impact on the effective valuation multiples of the transactions; and

    - that although its analysis presented both revenue and EBITDA transaction multiples, the implied valuations were based on revenue multiples because of uncertainty with respect to synergies.


    Using publicly available information, Bear Stearns developed a set of four transactions, consisting of: Iron Mountain/Data Base, Inc.; Pierce Leahy/Kestrel; Iron Mountain/Arcus Group; and Iron Mountain/HIMSCORP (Record Masters), for purposes of its comparable transaction analysis. The range of multiples of enterprise value to revenues of the four comparable transactions was 3.1x to 4.4x. This range did not include the 1.6x multiple for the Iron Mountain/Arcus Group transaction because Arcus Group had significantly lower EBITDA margins, which limited its comparability. Lower EBITDA margins were due to the fact that a significant portion of the Arcus Group operations was represented by a staffing business, which had different financial characteristics. This range compared to a transaction revenue multiple of 3.6x at an implied transaction price of $36.03, calculated as the exchange ratio multiplied by Iron Mountain's closing stock price on October 19, 1999. The ratios for the four comparable transactions were based on public financial statements available to Bear Stearns at the time of the respective transactions.



    DISCOUNTED CASH FLOW ANALYSIS OF PIERCE LEAHY. Bear Stearns performed a discounted cash flow analysis on the after-tax cash flows of Pierce Leahy based on projections provided to Bear Stearns by Pierce Leahy and as adjusted by Iron Mountain's management. After-tax cash flows for the six-year period beginning January 1, 2000 and ending on December 31, 2005 were discounted to December 31, 1999. After-tax cash flows were calculated as after-tax EBITDA, less changes in working capital and capital expenditures. Bear Stearns calculated a terminal value by applying to projected 2005 EBITDA a range of multiples of 9.0x to 10.0x. Bear Stearns' determination of the appropriate range of multiples was based on the expected growth prospects of Pierce Leahy in 2005. To that extent, Bear Stearns considered the expected perpetual growth rates in the cash flows implied by the selected multiples. Discount rates of 10% to 11% were chosen based on several assumptions regarding factors such as the inflation rate, interest rates, the inherent business risk in Pierce Leahy's business and the cost of capital to Pierce Leahy calculated within the capital asset pricing model framework. The discounted cash flow analysis of Pierce Leahy's financial projections resulted in a per share equity value range of $37.81 to $48.72. After giving effect to projected annual operating synergies, the discounted cash flow analysis of Pierce Leahy's financial projections resulted in a per share equity value range of $43.56 to $55.21.


    ACCRETION/DILUTION ANALYSIS. Bear Stearns performed accretion/dilution analysis comparing Iron Mountain's stand-alone cash earnings, defined as net income plus tax-effected goodwill amortization, per share of common stock with cash earnings per share of New Iron Mountain common stock pro forma for the merger. Bear Stearns noted that the merger will result in pro forma cash earnings per share accretion starting immediately in 2000.

    RELATIVE CONTRIBUTION ANALYSIS. Bear Stearns analyzed the relative contribution to estimated combined revenues and EBITDA for Iron Mountain and Pierce Leahy for each of the years 1999, pro forma for the merger, through 2003. This analysis indicated that in 1999, pro forma for the merger, 2000, 2001, 2002 and 2003 Iron Mountain is projected to contribute 60%, 61%, 61%, 61% and 61%, and Pierce Leahy is projected to contribute 40%, 39%, 39%, 39% and 39%, of estimated combined revenues. This analysis also indicated that in 1999, pro forma for the merger, 2000, 2001, 2002 and 2003 Iron Mountain is projected to contribute 57%, 58%, 58%, 58% and 59%, and Pierce Leahy is projected to contribute 43%, 42%, 42%, 42% and 41%, of estimated combined EBITDA. Bear Stearns compared (1) Iron Mountain's and Pierce Leahy's relative contribution to the estimated combined revenues and EBITDA of the combined entity to (2) Iron Mountain's and Pierce Leahy's relative contribution to the pro forma enterprise value of the combined entity. The relative total enterprise value consideration of approximately 40% reflected by Pierce Leahy was approximately the same as its estimated contribution of revenues and less than its estimated contribution of EBITDA in all years of the analysis.

    Bear Stearns also analyzed the relative contribution to EBITDA less interest expense ("EBDAT") for Iron Mountain and Pierce Leahy for each of the years 1999, pro forma for the merger, through 2003. This analysis indicated that in 1999, pro forma for the merger, 2000, 2001, 2002 and 2003 Iron Mountain is projected to contribute 62%, 62%, 61%, 61% and 61%, and Pierce Leahy is projected to contribute 38%, 38%, 39%, 39% and 39%, of estimated combined EBDAT. Bear Stearns compared such relative contributions to Iron Mountain's and Pierce Leahy's relative pro forma ownership of the combined entity. The relative equity ownership of approximately 35% reflected by Pierce Leahy was less than its estimated contribution of EBDAT in all years of the analysis.

    PRO FORMA TRADING MULTIPLE ANALYSIS. Bear Stearns analyzed the impact of change in trading EBITDA multiple on price per share by comparing the pro forma stock price of New Iron Mountain at different trading multiples with (1) Iron Mountain's closing stock price on October 19, 1999 and (2) Iron Mountain's implied stock price at the same trading multiples. Bear Stearns noted, assuming New Iron Mountain trades at 13.5x EBITDA, which was Iron Mountain's trading multiple based on its October 19, 1999 closing stock price, that the pro forma stock price of New Iron Mountain is accretive compared to Iron Mountain's closing stock price on October 19, 1999. Also, assuming both Iron Mountain and New Iron Mountain trade at the same multiples, the pro forma stock prices of New Iron Mountain are accretive across the selected range of multiples.

    The theoretical pro forma stock price ranges calculated by Bear Stearns were calculated solely for analytical purposes and did not, and do not, constitute or reflect an opinion or prediction as to what the value of shares of Iron Mountain common stock actually will be at the time of the merger or the actual trading price or range of trading prices of shares of New Iron Mountain common stock after the merger. Such actual trading prices may be impacted by, among other things, prevailing interest rates, conditions in the financial markets, arbitrage activity and other factors that generally influence the prices of securities.

OPINION OF PIERCE LEAHY'S FINANCIAL ADVISOR


    Pursuant to an engagement letter dated October 5, 1999, Pierce Leahy formally retained First Union Securities, Inc. to serve as Pierce Leahy's financial advisor in connection with its proposed merger with Iron Mountain. On October 11, 1999, First Union delivered its oral opinion to the Pierce Leahy Board of Directors that, as of such date and based upon and subject to certain matters discussed with the Board, the consideration to be paid to the shareholders of Pierce Leahy pursuant to the merger, which results in an implied exchange ratio of 1.1 shares of Iron Mountain common stock for each outstanding share of Pierce Leahy common stock, was fair, from a financial point of view, to the Pierce Leahy shareholders. This opinion was confirmed orally and in writing on October 20, 1999.



    The full text of the First Union opinion dated October 20, 1999 is attached hereto as Annex G and sets forth certain important qualifications, assumptions made, matters considered, areas of reliance on others and limitations on the review undertaken in connection with such opinion. The First Union opinion was directed to the Pierce Leahy Board for its consideration in connection with the proposed merger and is not a recommendation to any holder of Pierce Leahy common stock as to whether the merger is in that holder's best interests or as to whether any holder should vote for or against the merger. The summary description of the First Union opinion set forth below is qualified in its entirety by the full text of the opinion attached hereto as Annex G, and is incorporated herein by reference and should be read carefully and in its entirety.



    In arriving at its opinion, First Union, among other things: (1) reviewed the financial terms of the merger as set forth in the merger agreement;
(2) reviewed certain historical financial and other information regarding Pierce Leahy and Iron Mountain that was publicly available or furnished by Pierce Leahy's or Iron Mountain's management; (3) reviewed certain financial forecasts and other data provided by members of Pierce Leahy's or Iron Mountain's management relating to their respective businesses; (4) conducted discussions with members of Pierce Leahy's and Iron Mountain's management with respect to their businesses, financial and other information, including their business prospects and financial forecasts; (5) conducted discussions with members of Pierce Leahy's and Iron Mountain's management with respect to various strategic and operating benefits anticipated from the merger; (6) reviewed certain financial terms of the merger in relation to the current and historical market prices and trading volumes of the Pierce Leahy common stock; (7) compared the financial position and operating results of Pierce Leahy with those of publicly traded companies First Union deemed relevant; (8) reviewed merger and acquisition transactions involving companies in the lines of business comparable to Pierce Leahy and Iron Mountain; and (9) conducted such other financial studies, analyses and investigations as First Union deemed appropriate.



    In connection with its review, First Union relied upon the accuracy and completeness of the foregoing financial and other information and did not assume any responsibility for any independent verification of such information. Pierce Leahy and Iron Mountain each provided First Union with financial forecasts for the period from 1999 to 2003. First Union assumed that the projections had been reasonably prepared on bases reflecting the best available estimates and judgments of Pierce Leahy's and Iron Mountain's respective management as to the future financial performance of Pierce Leahy and Iron Mountain and that such projections provided a reasonable basis upon which First Union could form its opinion. First Union did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Pierce Leahy or Iron Mountain, nor was First Union furnished with any such appraisals. Pierce Leahy imposed no limitations on First Union with respect to the investigations made or procedures followed by First Union.


    The First Union opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to First Union as of, the date of its opinion. Accordingly, although subsequent developments may affect the First Union opinion, First Union assumed that the merger will be consummated in accordance with the terms described in the merger agreement, without any waiver of any material terms or conditions. The First Union opinion does not address the relative merits of the merger and the other business strategies considered by the Pierce Leahy Board, nor does it address the Pierce Leahy Board's decision to proceed with the merger. The merger agreement is filed as Annex A hereto and the terms in the merger agreement and the conditions to Pierce Leahy's obligations thereunder should be reviewed and understood by holders of Pierce Leahy common stock in connection with their consideration of the merger.

    Set forth below is a brief summary of selected analyses presented by First Union to the Pierce Leahy Board on October 11, 1999 and on October 20, 1999 in connection with the First Union opinion.


    HISTORICAL STOCK PRICE ANALYSIS. First Union reviewed the trading performance of the Pierce Leahy common stock for the 12 months, six months and 30 trading days ended October 18, 1999. First Union noted that there was an implied premium based on Iron Mountain's closing price as of October 18, 1999 multiplied by the implied exchange ratio of 1.1x. As of October 18, 1999, the implied premium to Pierce Leahy common stock was: 47.8% at a $24.34 average price per share for the past 12 months; 49.5% at a $24.05 average price per share for the past six months; 56.7% at a $22.95 average price per share for the past 30 trading days; and 47.1% at a $24.44 price per share for the closing price of Pierce Leahy common stock on October 18, 1999.



    COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information and information provided by Pierce Leahy, First Union compared the historical financial and operating performance of Pierce Leahy with the corresponding performance of a group of publicly traded records and information management services companies that First Union deemed to be similar to Pierce Leahy. These comparable companies were Iron Mountain, F.Y.I. and Lason. In comparing Pierce Leahy's financial performance to that of the comparable companies, First Union made the following observations, among others: (i) Pierce Leahy had a latest quarter annualized ("LQA") gross profit margin ("Gross Margin") of 43.6%, compared to the median latest twelve months' ("LTM") Gross Margin of 37.3% for the comparable companies; and (ii) Pierce Leahy had a LQA EBITDA margin of 28.1%, compared to a median LTM EBITDA margin of 16.6% for the comparable companies.


    In order to arrive at an implied valuation for Pierce Leahy, First Union calculated the adjusted market value, defined as aggregate equity value plus debt less cash and cash equivalents, of the comparable companies as a multiple of LQA EBITDA. An analysis of the multiples of adjusted market value to EBITDA yielded a harmonic mean multiple of 11.3x. This analysis indicated an implied price per share ranging from $31.77 to $38.83 for New Iron Mountain assuming pro forma EBITDA based on LQA results and pro forma operating synergies and reflecting the implied exchange ratio of 1:1.1. This range represents a premium to the $24.44 price per share for the closing price of Pierce Leahy common stock on October 18, 1999.


    COMPARABLE ACQUISITIONS ANALYSIS. Using publicly available information, First Union reviewed selected recent merger and acquisition transactions in the records and information management services industry. These transactions include: Pierce Leahy's acquisition of Kestrel Holdings, Inc.; Pierce Leahy's acquisition of Archivex Inc.; Iron Mountain's acquisition of Data Base, Inc.; Iron Mountain's acquisition of Britannia Data Management Ltd.; Iron Mountain's acquisition of National Underground Storage, Inc.; Iron Mountain's acquisition of HIMSCORP; and Lason, Inc.'s acquisition of M-R Group plc. First Union compared the adjusted market value of the acquired companies as implied by the consideration paid in each such transaction to the corresponding LTM EBITDA for the acquired companies. This analysis indicated that adjusted market value as a multiple of LTM EBITDA had a median value of 8.9x. First Union applied the median EBITDA multiple for the comparable acquisitions to the corresponding LQA results, yielding an implied price per share ranging from $20.64 to $25.22 for New Iron Mountain assuming pro forma EBITDA based on LQA results and pro forma operating synergies and reflecting the implied exchange ratio of 1:1.1. This range compares to the $24.44 price per share for the closing price of Pierce Leahy common stock on October 18, 1999.



    DISCOUNTED CASH FLOW ANALYSIS. First Union performed a discounted cash flow analysis to estimate the present value of the projected unlevered free cash flows for New Iron Mountain based on the projections. First Union calculated the estimated future free cash flows that New Iron Mountain would produce for the fiscal years 2000 through 2004, as well as the estimated terminal value of New Iron Mountain at the end of the forecasting period. First Union assumed that the projections reflect the best judgements of Pierce Leahy's and Iron Mountain's management of the future financial performance and include assumptions regarding the impact of the integration of operations and assets merged as a result of the merger. Pierce Leahy and Iron Mountain have projected that New Iron Mountain will realize certain cost savings from this integration by consolidating operations and reducing overhead. The terminal value was computed by multiplying New Iron Mountain's estimated fiscal year 2004 EBITDA by a range of multiples between 8.0x and 12.0x, chosen to reflect New Iron Mountain's potential acquisition multiple at the end of fiscal year 2004. The projected free cash flows and terminal values were discounted to present values using a range of discount rates between 12.0% and 15.0%, chosen to reflect assumptions regarding New Iron Mountain's cost of capital. This analysis indicated an implied price per share ranging from $37.16 to $53.44 for New Iron Mountain based on a weighted average cost of capital of 13.0% to 14.0% and terminal EBITDA multiple of 9.0x to 11.0x. This range represents a premium to the $24.44 price per share for the closing price of Pierce Leahy common stock on October 18, 1999.



    While the foregoing summary describes the analyses and examinations that First Union deemed material in arriving at the First Union opinion, it does not purport to be a comprehensive description of all analyses and examinations actually conducted by First Union. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description; and selecting portions of the analyses and of the factors considered by First Union, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the presentations of First Union to the Pierce Leahy Board on October 11, 1999 and October 20, 1999. In addition, First Union may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be First Union's view of the actual value of Pierce Leahy or Pierce Leahy common stock. To the contrary, First Union expressed no opinion on the actual value of Pierce Leahy or Pierce Leahy common stock, and the First Union opinion extends only to the belief expressed by First Union that, from a financial point of view, the consideration that holders of Pierce Leahy common stock will receive pursuant to the merger, which results in an implied exchange ratio of 1.1 shares of Iron Mountain common stock for each outstanding share of Pierce Leahy common stock, was within the range of values that might fairly be ascribed to Pierce Leahy common stock as of the date of the First Union opinion.



    In performing its analyses, First Union made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pierce Leahy. The analyses performed by First Union are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses were prepared solely as part of First Union's analysis for the Pierce Leahy Board of the fairness of the merger to the holders of Pierce Leahy common stock from a financial point of view, and were provided solely to the Pierce Leahy Board in connection with its consideration of the merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. First Union used in its analyses the projections of future performance prepared by the management of Pierce Leahy and Iron Mountain. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain or accurate as projected. Accordingly, actual results could vary significantly from those set forth in the projections.


    The First Union opinion and the presentation to the Pierce Leahy Board summarized above were among the many factors taken into consideration by the Pierce Leahy Board in making its determination to approve, and to recommend that Pierce Leahy shareholders approve, the merger. First Union does not, however, make any recommendation to holders of Pierce Leahy common stock (or to any other person or entity) as to whether such shareholders should vote for or against the merger.

    Pursuant to the engagement letter, Pierce Leahy agreed to pay First Union a fee of $500,000 upon the delivery of the First Union opinion. The opinion fee was not conditioned on the outcome of the First Union opinion or whether Pierce Leahy or its Board deemed such opinion favorable or unfavorable. In addition, if the merger is effected, the engagement letter provides for Pierce Leahy to pay First Union a fee equal to approximately $1,000,000. Pierce Leahy will be obligated to pay the transaction fee only if the merger (or another transaction) is completed. Accordingly, the payment of a substantial majority of First Union's total fee is subject to completion of the merger. The engagement letter also calls for Pierce Leahy to reimburse First Union for its reasonable out-of-pocket expenses and for Pierce Leahy to indemnify First Union, its affiliates, directors, agents, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of First Union's engagement. First Union and its affiliates may maintain business relationships with Pierce Leahy and its affiliates.

    First Union Securities, Inc., a subsidiary of First Union Corporation, is a nationally recognized investment banking firm and an affiliate of First Union Corporation. First Union and its affiliates, as part of their investment banking activities, are regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pierce Leahy selected First Union as its financial advisor on the basis of First Union's experience and expertise in transactions similar to the merger. In the ordinary course of business, First Union or its affiliates may actively trade the debt and equity securities of Pierce Leahy and Iron Mountain for its or any such affiliate's own account or for the account of customers and, accordingly, may hold a long or short position in such securities.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

    In considering the recommendations of the Pierce Leahy Board and the Iron Mountain Board with respect to the merger, shareholders of Pierce Leahy and stockholders of Iron Mountain should be aware that some of the officers and directors of Pierce Leahy and Iron Mountain have interests in the merger that are different from, or in addition to, their interests as shareholders of Pierce Leahy and stockholders of Iron Mountain generally. The Pierce Leahy Board and the Iron Mountain Board were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.


    NEW IRON MOUNTAIN BOARD; MANAGEMENT. Pierce Leahy and Iron Mountain have agreed in the merger agreement that, as of the effective time of the merger, the New Iron Mountain Board will consist of eleven members, including the nine current members of the Iron Mountain Board of Directors, J. Peter Pierce, who currently serves as President, Chief Executive Officer and a director of Pierce Leahy, and one other designee of Pierce Leahy who is not currently a director of either company. Iron Mountain and Pierce Leahy have also agreed that C. Richard Reese, the current Chairman of the Board and Chief Executive Officer of Iron Mountain, will assume those same positions for New Iron Mountain, that J. Peter Pierce will become President of New Iron Mountain and that David S. Wendell, the current President and Chief Operating Officer of Iron Mountain, will become Senior Vice President of New Iron Mountain.


    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The merger agreement provides that New Iron Mountain will indemnify, defend and hold harmless each person who has been an officer or director of Pierce Leahy or any of its subsidiaries against all costs or expenses incurred in connection with any claim arising out of the fact that such person was a director or officer of Pierce Leahy or any of its subsidiaries to the fullest extent currently provided under Pierce Leahy's or the applicable subsidiary's charter documents, but only to the extent permitted under applicable law. New Iron Mountain will also pay any expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under applicable law.

    In addition, New Iron Mountain is required to maintain Pierce Leahy's existing directors' and officers' liability insurance policy for a period of not less than six years after the closing date of the merger or substitute policies of substantially similar coverage and amounts.

    IRON MOUNTAIN AND PIERCE LEAHY OPTIONS. The merger agreement provides that each option to purchase Iron Mountain common stock outstanding at the time of the merger will become an option to purchase an equal number of shares of New Iron Mountain common stock at the same price and on the same terms. Similarly, each option to purchase shares of Pierce Leahy common stock outstanding at the time of the merger will remain an option to purchase an equal number of shares of New Iron Mountain common stock at the same price and on the same terms. Prior to the merger, Pierce Leahy intends to pay a one-for-ten stock dividend. The stock option plans under which the Pierce Leahy options have been granted provide for an automatic adjustment to the number of shares issuable upon exercise and the exercise price of the options as a result of the stock dividend.

    Both the Pierce Leahy and the Iron Mountain stock option plans provide for acceleration of the vesting of options granted under those plans upon the occurrence of certain events. The merger will not cause the automatic acceleration of any options. As described below, however, the Pierce Leahy Board has voted to accelerate the vesting of some Pierce Leahy options.

    ACCELERATION OF VESTING OF SOME PIERCE LEAHY OPTIONS. When Pierce Leahy was privately held, it adopted a Nonqualified Stock Option Plan that permitted the grant of options to certain key employees. Options granted under that plan had limitations on exercise in part because Pierce Leahy's tax status as a Subchapter S corporation prior to the time of its initial public offering limited the number of persons who could be shareholders. The Pierce Leahy Board has determined that it is appropriate to accelerate the vesting of the remaining unvested options granted under the Nonqualified Stock Option Plan. Prior to the adjustment as a result of the expected one-for-ten stock dividend, options to purchase an aggregate of 63,123 shares of Pierce Leahy common stock will be accelerated, including options to purchase 57,828 held by executive officers of Pierce Leahy, one of whom is also a director of Pierce Leahy but will not become a director of New Iron Mountain.


    In January 1998, each of Pierce Leahy's four nonemployee directors was granted an option to purchase 2,500 shares of Pierce Leahy common stock at the then fair market value under the Pierce Leahy 1997 Stock Option Plan. The options vest in five equal annual installments, and options to purchase 1,500 shares of Pierce Leahy common stock for each nonemployee director will not be vested at the closing of the merger. None of the Pierce Leahy nonemployee directors will continue as directors of New Iron Mountain and, therefore, their unvested options would never have an opportunity to vest. Accordingly, the Pierce Leahy Board has voted to accelerate the vesting of the Pierce Leahy nonemployee directors' options upon the closing of the merger.



    EMPLOYMENT AGREEMENT OF J. PETER PIERCE. The Pierce Leahy Board of Directors believes that the continued involvement of J. Peter Pierce, Pierce Leahy's President and Chief Executive Officer, is important for the Pierce Leahy shareholders in viewing the prospects of New Iron Mountain and its ability to combine the hard copy storage operations of Pierce Leahy and Iron Mountain. Accordingly, at the request of the Pierce Leahy Board, New Iron Mountain will enter into a four-year employment agreement with Mr. Pierce upon the closing of the merger. The agreement provides for Mr. Pierce to be the President of New Iron Mountain and the most senior officer of New Iron Mountain's paper records management operations in the Americas. Under the agreement, Mr. Pierce will have an initial base salary of $325,000. The agreement has provisions for payments upon termination of employment by New Iron Mountain without "cause" and by Mr. Pierce for "good reason," as these terms are defined in the agreement. Among other things, Mr. Pierce will be entitled to resign for good reason if he is not renominated to serve as a director or his reporting relationship to Mr. Reese is changed. The agreement contains a noncompetition provision but has no special arrangements regarding a change of control of New Iron Mountain.



    JOINDER TO REGISTRATION RIGHTS AGREEMENT. J. Peter Pierce, by signing the Pierce Leahy shareholders' agreement described below, has become subject to substantial restrictions on his Pierce Leahy common stock and the New Iron Mountain common stock he will hold after the merger. Like all of the Pierce Leahy shareholders who signed the shareholders' agreement, Mr. Pierce will also become a party to the Iron Mountain registration rights agreement, which will be assumed by New Iron Mountain. Under that agreement, Mr. Pierce will be entitled to share in certain "demand" and "piggyback" registration rights described under "The Merger Agreement--Restrictions on Resales by Affiliates and Registration Rights."


PIERCE LEAHY SHAREHOLDERS' AGREEMENT

    In connection with the merger agreement, Iron Mountain, Pierce Leahy and certain members of the Pierce family and related trusts (the "Pierce Family Shareholders") entered into a shareholders' agreement. A copy of the shareholders' agreement is attached to this joint proxy statement/prospectus as Annex B and is incorporated herein by reference. We urge you to read the shareholders' agreement carefully in its entirety.

    Under this agreement, each of the Pierce Family Shareholders has agreed not to sell or otherwise transfer any of the shares of Pierce Leahy common stock as to which he or she has dispositive power prior to the closing date of the merger, subject to limited exceptions for intra-family and charitable transfers.

    Each Pierce Family Shareholder has agreed to vote all of the shares of Pierce Leahy common stock that he or she has the right to vote:


    - in favor of the merger proposal and the nominated directors and for any action required in furtherance thereof; and


    - against any transaction or series of related transactions described under "The Merger Agreement--Material Covenants--No Solicitation."

Pursuant to a voting trust agreement among the Pierce Family Shareholders and other related parties, J. Peter Pierce and Leo W. Pierce, Sr. have the right to vote shares representing approximately 39% of the outstanding shares of Pierce Leahy common stock.


    The shareholders' agreement also contains "standstill" restrictions on the Pierce Family Shareholders with respect to securities of Pierce Leahy and Iron Mountain prior to the merger and the securities of New Iron Mountain after the merger. These restrictions end ten years from the closing or, if sooner, when the shareholder, individually or with affiliates, the other Pierce Family Shareholders and their permitted assignees, no longer beneficially own 5% or more of the common stock of New Iron Mountain. In particular, the shareholders have agreed, subject to limited exceptions, not to:


    - acquire any equity securities of Pierce Leahy, Iron Mountain or New Iron Mountain;

    - propose to enter into a business combination involving Pierce Leahy, Iron Mountain or New Iron Mountain or to purchase a material portion of the assets of Pierce Leahy, Iron Mountain or New Iron Mountain;

    - solicit proxies to vote any securities of Iron Mountain or New Iron Mountain;

    - be a part of a group for the purpose of acquiring, holding, voting or transferring any equity securities of Iron Mountain or New Iron Mountain; or

    - seek to control or influence in any public manner or public forum the management or policies of Iron Mountain or New Iron Mountain.

    The Pierce Family Shareholders have also agreed to limit their transfers of New Iron Mountain common stock in any calendar quarter, subject to limited exceptions, to the greater of (1) 1% of the shares of outstanding common stock of New Iron Mountain or (2) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks prior to the date of sale. These limitations will terminate on the first to occur of:

    - the fifth anniversary of the closing date of the merger;

    - the shares of Pierce Leahy listed in the shareholders' agreement then owned by the Pierce Family Shareholders represent less than 5% of the outstanding common stock of New Iron Mountain; or

    - J. Peter Pierce no longer serves as a director of New Iron Mountain, other than as a result of his resignation or his refusal to accept nomination by the Board of Directors of New Iron Mountain.


    In the event the merger does not occur, the shareholders' agreement will terminate upon termination of the merger agreement; provided that if the merger agreement is terminated in circumstances under which Iron Mountain is entitled to the $35 million fee described under "The Merger Agreement--Termination and Expenses--Fees and Expenses," then the voting provisions contained in the shareholders' agreement will survive for one year after termination of the merger agreement.


IRON MOUNTAIN VOTING AGREEMENT

    In connection with the merger agreement, Iron Mountain, Pierce Leahy and Kent P. Dauten, Vincent J. Ryan, Schooner Capital LLC, B. Thomas Golisano and C. Richard Reese, each a stockholder of Iron Mountain, entered into a voting agreement. A copy of the Iron Mountain voting agreement is attached to this joint proxy statement/prospectus as Annex C and is incorporated herein by reference. We urge you to read the Iron Mountain voting agreement carefully in its entirety.


    Each Iron Mountain stockholder party to the voting agreement has agreed to vote all of the shares of Iron Mountain owned by him or which he has the right to vote, representing in the aggregate approximately 25% of the outstanding Iron Mountain common stock, in favor of the approval of the merger agreement and any action required in furtherance thereof. Each has also agreed to vote his shares against any transaction or series of related transactions resulting in any "change in control" of Iron Mountain, as defined in Iron Mountain's indentures.



    Each Iron Mountain stockholder party to the voting agreement has further agreed, until the merger is completed, not to transfer any shares of Iron Mountain common stock, other than to limited exceptions for transfers to family members and charities.



    The Iron Mountain voting agreement will terminate upon the termination of the merger agreement; provided that if the merger agreement is terminated in circumstances under which Pierce

Leahy is entitled to the $35 million fee described under "The Merger Agreement--Termination and Expenses--Fees and Expenses," then the voting provisions contained in the voting agreement will survive for one year after termination of the merger agreement.


ACCOUNTING TREATMENT

    As the stockholders of Iron Mountain will own approximately 65% of the shares of New Iron Mountain common stock upon completion of the merger, the merger will be accounted for as a reverse acquisition, and Iron Mountain will be treated as the acquiring company for accounting purposes. Under reverse acquisition accounting, the equity portion of the purchase price is based on the fair value of the Pierce Leahy common stock. Because the exchange ratio is fixed, the fair value of the Pierce Leahy common stock is based on the stock price on the date the merger was announced.

NO APPRAISAL OR DISSENTERS' RIGHTS

    Under Delaware law, where Iron Mountain is incorporated, holders of Iron Mountain common stock are not entitled to appraisal rights in connection with the merger because such shares will be converted into stock that is listed on a national securities exchange.

    Under Pennsylvania law, where Pierce Leahy is incorporated, holders of Pierce Leahy common stock are not entitled to dissenters' rights in connection with the merger because they will continue to hold their shares after the merger.

STOCK EXCHANGE LISTING OF NEW IRON MOUNTAIN'S COMMON STOCK

    It is a condition to the merger that the NYSE approve for listing the shares of New Iron Mountain common stock to be issued in the merger. Currently, Pierce Leahy common stock is listed on the NYSE under the symbol "PLH," and Iron Mountain common stock is listed on the NYSE under the symbol "IRM." New Iron Mountain will adopt the symbol "IRM."

REGISTRAR AND TRANSFER AGENT FOR NEW IRON MOUNTAIN'S COMMON STOCK

    The registrar and transfer agent for New Iron Mountain's common stock will be BankBoston, N.A. c/o EquiServe, L.P., 150 Royall Street, Canton, Massachusetts 02021.

                              THE MERGER AGREEMENT

    A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. WE URGE YOU TO READ THE MERGER AGREEMENT CAREFULLY IN ITS ENTIRETY.

GENERAL


    The merger agreement provides for the merger of Iron Mountain with and into Pierce Leahy, with Pierce Leahy being the surviving corporation. As part of the merger, Pierce Leahy will change its name to Iron Mountain Incorporated. The merger will become effective on the date and time that a certificate of merger is filed with the Delaware Secretary of State and articles of merger are filed with the Pennsylvania Secretary of State. As part of the merger, Pierce Leahy's articles of incorporation will be amended and restated to read as set forth in Annex D and its bylaws will be amended and restated to read as set forth in Annex E. Unless otherwise agreed upon by Iron Mountain and Pierce Leahy, the merger will close on the fifth business day after the date on which the last of the conditions set forth in the merger agreement is fulfilled or waived. The merger agreement provides that the closing of the merger may not be earlier than January 15, 2000.


MERGER CONSIDERATION

    At the closing of the merger, regardless of whether the Pierce Leahy stock dividend described below has been declared or paid:

    - each outstanding share of Pierce Leahy common stock will remain outstanding; and

    - each outstanding share of Iron Mountain common stock will be converted automatically into one share of New Iron Mountain common stock.


    Prior to the merger, Pierce Leahy expects to declare and pay a stock dividend on outstanding shares of Pierce Leahy common stock in an amount equal to one-tenth of a share of Pierce Leahy common stock for each outstanding share of Pierce Leahy common stock. Assuming the stock dividend is paid, each stockholder of Iron Mountain will receive one share of New Iron Mountain common stock for each share currently owned, and each shareholder of Pierce Leahy will hold 1.1 shares of New Iron Mountain common stock for each share of Pierce Leahy common stock held as of the date of this joint proxy statement/prospectus.



    After the completion of the merger, based on the outstanding stock of Pierce
Leahy and Iron Mountain as of December   , 1999 and assuming the stock dividend
is paid, shareholders of Pierce Leahy will own approximately 35% of the shares of New Iron Mountain and stockholders of Iron Mountain will own approximately 65% of the shares of New Iron Mountain.


CONVERSION OF OPTIONS

    At the effective time of the merger:

    - each outstanding option to purchase Pierce Leahy common stock, which will have been previously adjusted to give effect to the stock dividend, will remain outstanding; and


    - each outstanding option to purchase Iron Mountain common stock will be converted automatically into an option to purchase that number of shares of New Iron Mountain common stock equal to the number of shares of Iron Mountain common stock subject to the Iron Mountain option immediately prior to the closing of the merger. The other terms and conditions of the options, including exercise price, will remain unchanged.


    As part of the merger, New Iron Mountain will assume each of Iron Mountain's option plans and each underlying stock option agreement that relates to outstanding Iron Mountain options. New Iron

Mountain will reserve for issuance the number of additional shares of common stock that will become issuable upon the exercise of the Iron Mountain options, as so converted.

EXCHANGE OF STOCK CERTIFICATES

    Iron Mountain stockholders and Pierce Leahy shareholders must exchange their stock certificates. As soon as reasonably practicable after the effective time of the merger, EquiServe, L.P., in its capacity as exchange agent for New Iron Mountain, will mail to each shareholder of record the necessary documents and instructions to make the exchange.

    Upon surrender of a stock certificate for exchange to the exchange agent, together with the documents that New Iron Mountain or the exchange agent reasonably requests, a record holder of Iron Mountain or Pierce Leahy common stock will be entitled to receive promptly a replacement certificate for the same number of shares of New Iron Mountain.

    SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. AFTER THE MERGER, THE EXCHANGE AGENT WILL PROVIDE YOU THE INFORMATION AND DOCUMENTS YOU WILL NEED TO EXCHANGE YOUR CERTIFICATES.


    Shareholders may surrender certificates to the exchange agent until 12 months after the closing of the merger and to New Iron Mountain thereafter.


REPRESENTATIONS AND WARRANTIES

    The merger agreement contains substantially reciprocal representations and warranties customary to transactions of the same size and structure as the merger. The representations and warranties do not survive the completion of the merger.

MATERIAL COVENANTS


    The merger agreement contains various covenants and agreements that govern Pierce Leahy's and Iron Mountain's actions prior to the closing of the merger, including the following:



    CONDUCT OF BUSINESS PENDING THE MERGER. Pierce Leahy and Iron Mountain have each agreed to conduct their businesses in the normal and customary manner and to use all reasonable efforts, consistent with past practice, to maintain and preserve their business organizations, assets, employees and business relationships and to additional customary covenants.


In addition, Pierce Leahy has agreed that, without the consent of Iron Mountain, it will not:

    - settle any pending or threatened material legal action;

    - enter into, amend or terminate any contractual obligation that restrains, limits or impedes Pierce Leahy or any of its subsidiaries or, after the merger, New Iron Mountain or any of its subsidiaries, from freely engaging in any business or competing anywhere in the world, including in connection with any joint venture that provides for it to be the exclusive provider of records management services in a particular geographic area;

    - sell or transfer any equity interests in it or any of its subsidiaries, subject to limited exceptions;


    - incur any indebtedness other than borrowings under existing agreements and under agreements representing other indebtedness permitted by the merger agreement up to an aggregate of $50 million beyond the current limit of its credit facility so long as the proceeds of the borrowings are used in a manner consistent with the covenants in the merger agreement relating to the conduct of Pierce Leahy's business; or

    - acquire any business (1) having a fair market value in excess of $25 million individually or $100 million in the aggregate or (2) that is primarily engaged in a line of business different than those of Pierce Leahy and its subsidiaries, regardless of fair market value.

Iron Mountain has further agreed that, without the consent of Pierce Leahy, it will not:

    - sell or dispose of any material amount of properties or assets, except in the ordinary course of business consistent with past practice, other than Iron Mountain's information technology staffing business or any other properties or assets that generated not more than $50 million in revenues for the last fiscal year;

    - sell or transfer any equity interest in it or any of its subsidiaries, except: (1) issuances of additional shares of its common stock in an aggregate amount not to exceed approximately 3.5 million shares in connection with acquisitions by Iron Mountain or any of its subsidiaries;
      (2) shares of preferred stock of Iron Mountain that do not represent option securities, convertible securities or indebtedness having voting rights or convertible into securities having voting rights; and (3) other limited exceptions; or

    - acquire businesses (1) having a fair market value in excess of $200 million in the aggregate or (2) that are primarily engaged in a line of business different than those of Iron Mountain and its subsidiaries, regardless of fair market value.


    OPTION SECURITIES. Each party has agreed not to accelerate the exercise, exchange or vesting schedule of any of its option securities. However, the parties have agreed that Pierce Leahy may accelerate the vesting of all Pierce Leahy options under the Pierce Leahy Nonqualified Option Plan and any Pierce Leahy options held by non-employee directors of Pierce Leahy. See "The Merger-- Interests of Officers and Directors in the Merger."


    AGREEMENT TO COOPERATE. Each of the parties has agreed to use its best efforts to take all actions and to do all things necessary to complete the merger.


    NO SOLICITATION. Pierce Leahy has agreed that it will not, directly or indirectly, initiate, solicit or facilitate any proposal for, or provide any information to any person with respect to any transaction, other than the merger, resulting in:


    - any change in control of Pierce Leahy;

    - any merger or consolidation of Pierce Leahy other than a transaction in which Pierce Leahy acquires assets or a business so long as (1) the transaction is not prohibited by the covenants of the merger agreement regarding the conduct of Pierce Leahy's business and (2) Pierce Leahy is the surviving corporation;

    - any tender offer or exchange offer for any securities of Pierce Leahy or any other acquisition of greater than 20% of the outstanding Pierce Leahy common stock; or

    - any sale or other disposition of assets of Pierce Leahy or its subsidiaries if the fair market value of the assets exceeds 20% of the aggregate fair market value of the assets of Pierce Leahy and its subsidiaries.


    Iron Mountain has agreed that it will not, directly or indirectly, initiate, solicit or facilitate any proposal, or provide any information to any person with respect to any transaction, resulting in any "change in control" of Iron Mountain, as defined in Iron Mountain's indentures.



    Any transaction prohibited by the provisions of the merger agreement described in the preceding two paragraphs is referred to as a "Competing Transaction."


    Prior to the approval of the merger agreement by Iron Mountain stockholders and Pierce Leahy shareholders, either company may engage in discussions or negotiations with, and may furnish information concerning itself to, a third party who without any solicitation makes a written proposal regarding a Competing Transaction that is not subject to any material contingencies relating to financing and is financially superior to the consideration to be received by the applicable company's shareholders pursuant to the merger if:

    - the Board of the company receiving the offer determines in good faith, after consultation with its outside legal counsel, that the action is required for it to act in a manner consistent with its fiduciary duties under applicable law; and

    - prior to furnishing information, the company has received from the third party an executed confidentiality agreement in reasonably customary form on terms not more favorable to the third party than the terms contained in the confidentiality agreement entered into between Pierce Leahy and Iron Mountain.

    Pierce Leahy and Iron Mountain have agreed to promptly inform each other of the status of any proposal or discussions that might lead to a Competing Transaction and to provide each other with copies of all information given to a third party.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The parties have agreed that New Iron Mountain will indemnify, defend and hold harmless the present and former officers and directors of Pierce Leahy or any of its subsidiaries against all claims or amounts that, with the approval of New Iron Mountain as to settlements only, are paid in settlement of or otherwise in connection with any claim based on the fact that the person is or was a director or officer of Pierce Leahy or any of its subsidiaries and arising out of actions or omissions occurring at or prior to the effective time of the merger, to the fullest extent currently provided under Pierce Leahy's or its subsidiary's organizational documents, but only to the extent permitted under applicable law. New Iron Mountain will maintain Pierce Leahy's existing officers' and directors' liability insurance or substantially similar insurance for six years after the effective time of the merger.


    TERMINATION OF PLANS. Pierce Leahy has agreed, if Iron Mountain requests, to take all actions necessary to terminate its participation in any plan that complies or is intended to comply with Section 401 of the Internal Revenue Code. For a period of three years following the closing of the merger, if New Iron Mountain maintains any plan intended to comply with Section 401 of the Internal Revenue Code, service with Pierce Leahy prior to the closing of the merger will, to the extent permitted by ERISA and the Internal Revenue Code, count as service with New Iron Mountain for purposes of the participation, vesting and benefit accrual provisions of any such plan to the extent such service is recognized for similarly situated employees of Iron Mountain as of the closing of the merger.


    TAX TREATMENT. Each of the parties has agreed to use its reasonable best efforts to cause the merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and to obtain opinions of counsel as to such qualification.

    OTHER COVENANTS. Pierce Leahy and Iron Mountain have also agreed to additional covenants customary to transactions of the same size and structure as the merger.

CONDITIONS TO COMPLETE THE MERGER

    CONDITIONS TO OBLIGATIONS OF BOTH PARTIES. The obligations of each of Iron Mountain and Pierce Leahy to complete the merger are subject to the satisfaction of conditions, including:

    - the obtaining of the requisite votes of the shareholders of Pierce Leahy and the stockholders of Iron Mountain;

    - the absence of any pending legal action seeking to restrain, delay materially or otherwise hinder the merger, or to impose any adverse conditions, or conditions that might reasonably be expected to have an adverse effect on New Iron Mountain;

    - the obtaining of all material governmental approvals required to complete the merger;

    - the approval for listing on the NYSE of the shares of New Iron Mountain common stock issuable to Iron Mountain stockholders pursuant to the merger agreement; and

    - the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the absence of any stop order suspending the effectiveness of the registration statement.

    CONDITIONS TO OBLIGATIONS OF IRON MOUNTAIN. The obligations of Iron Mountain to complete the merger are also subject to the satisfaction of the following additional conditions:

    - the representations and warranties of Pierce Leahy in connection with the merger are true and correct, except as would not reasonably be expected to have a material adverse effect on Pierce Leahy or New Iron Mountain;

    - each of the covenants and conditions to be performed or satisfied by Pierce Leahy under the merger agreement at or prior to the closing of the merger has been duly performed or satisfied in all material respects;

    - no adverse change affecting Pierce Leahy shall have occurred and be continuing from the condition of Pierce Leahy reflected in the financial statements included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

    - each of the officers and directors of Pierce Leahy, other than J. Peter Pierce, who will continue as the President and as a director of New Iron Mountain, and each trustee under each employee benefit plan of Pierce Leahy covered by ERISA shall have resigned from those positions;

    - Iron Mountain shall have received a favorable opinion of Sullivan & Worcester LLP, its special tax counsel, to the effect that the merger agreement constitutes a tax-free plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code and as to the consequences thereof to Iron Mountain's stockholders;

    - J. Peter Pierce shall have executed and delivered the employment agreement described above under "The Merger--Interests of Officers and Directors in the Merger"; and

    - the Pierce Leahy shareholders eligible to become parties to Iron Mountain's registration rights agreement shall have executed and delivered a joinder to the registration rights agreement.

    CONDITIONS TO OBLIGATIONS OF PIERCE LEAHY. The obligations of Pierce Leahy to complete the merger are also subject to the satisfaction of the following additional conditions:

    - the representations and warranties of Iron Mountain in connection with the merger are true and correct, except as would not reasonably be expected to have an adverse effect on Iron Mountain or New Iron Mountain;

    - each of the covenants and conditions to be performed or satisfied by Iron Mountain under the merger agreement at or prior to the closing of the merger has been duly performed or satisfied in all material respects;

    - no adverse change affecting Iron Mountain shall have occurred and be continuing from the condition of Iron Mountain reflected in the financial statements included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

    - Pierce Leahy shall have received a favorable opinion of Cozen and O'Connor, its special tax counsel, to the effect that the merger agreement constitutes a tax-free plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code and as to the consequences thereof to Pierce Leahy; and

    - Iron Mountain shall have executed and delivered the joinder to the registration rights agreement.

    The obligations of each of Pierce Leahy and Iron Mountain to complete the merger are further subject to the condition that all agreements, certificates, opinions and other documents be reasonably satisfactory in form, scope and substance to Pierce Leahy, Iron Mountain and their counsel, and Pierce Leahy, Iron Mountain and their counsel shall have received all information and copies of all documents that they may reasonably request.

TERMINATION AND EXPENSES

    TERMINATION EVENTS. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by the Pierce Leahy shareholders or Iron Mountain stockholders:


    - by the mutual consent of Iron Mountain and Pierce Leahy;


    - by either Iron Mountain or Pierce Leahy if either of the following occurs:

     (1) any permanent injunction, decree, judgment, statute or regulation preventing the completion of the merger has become final and nonappealable; or

     (2) if the merger and related transactions fail to receive the requisite vote of the Pierce Leahy shareholders or the Iron Mountain stockholders at the applicable special meeting.

    - by Pierce Leahy if any of the following occurs:

     (1) Iron Mountain is in breach of the merger agreement or its representations or warranties become and continue to be untrue and the breach or untruth would reasonably be expected to have an adverse effect on Iron Mountain or New Iron Mountain, unless the breach or untruth is capable of being cured by and will not prevent or delay completion of the merger by April 30, 2000;

     (2) the merger and the related transactions have not been completed by April 30, 2000;

          provided, that if the events in (1) or (2) occur, Pierce Leahy is not in material breach of any covenant or agreement in the merger agreement, unless the breach is capable of being cured by and will not prevent or delay completion of the merger by April 30, 2000;

     (3) prior to the approval of the merger agreement by the Pierce Leahy shareholders, Pierce Leahy's Board of Directors withdraws its recommendation of the merger agreement and recommends a Competing Transaction, as long as:

          - Pierce Leahy is not then in breach of its covenants described above under "--Material Covenants--No Solicitation";

          - prior to the termination, Pierce Leahy has negotiated with Iron Mountain in good faith to make such adjustments in the terms and conditions of the merger agreement as would enable Pierce Leahy to proceed with the transactions contemplated by the merger agreement; and

          - Pierce Leahy's Board of Directors has determined in good faith, after consultation with Pierce Leahy's outside legal counsel, that termination is required for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law;

     (4) the Board of Directors of Iron Mountain (A) withdraws or modifies its recommendation so that it is not in favor of the merger agreement, or resolves to do so, or (B) recommends or resolves to recommend to Iron Mountain's stockholders a Competing Transaction; or

     (5) Iron Mountain enters into or agrees to enter into a Competing Transaction.

    - by Iron Mountain if any of the following occurs:

     (1) Pierce Leahy is in breach of the merger agreement or its representations or warranties become and continue to be untrue and the breach or untruth would reasonably be expected to have an adverse effect on Pierce Leahy or New Iron Mountain, unless the breach or untruth is capable of being cured by and will not prevent or delay completion of the merger by April 30, 2000;

     (2) the merger and the related transactions have not been completed by April 30, 2000;

          provided, that if the events in (1) or (2) occur, Iron Mountain is not in material breach of any covenant or agreement in the merger agreement, unless the breach is capable of being cured by and will not prevent or delay completion of the merger by April 30, 2000;

     (3) prior to the approval of the merger agreement by the Iron Mountain stockholders, Iron Mountain's Board of Directors withdraws its recommendation of the merger agreement, and recommends a Competing Transaction, as long as:

          - Iron Mountain is not then in breach of its covenants described above under "--Material Covenants--No Solicitation"; and


          - Iron Mountain's Board of Directors has determined in good faith, after consultation with Iron Mountain's outside legal counsel, that termination is required for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law;


     (4) the Board of Directors of Pierce Leahy (A) withdraws or modifies its recommendation so that it is not in favor of the merger agreement, or resolves to do so, or (B) recommends or resolves to recommend to Pierce Leahy's shareholders a Competing Transaction; or


     (5)  Pierce Leahy enters into or agrees to enter into a Competing
          Transaction.


    EFFECT OF TERMINATION. With exceptions relating to confidentiality, public announcements, effect of termination and expenses, in the event of the termination of the merger agreement, there will be no liability on the part of any party thereto, or any of their respective officers or directors, to the other party and all rights and obligations of any party thereto will cease. No termination will prevent either party from seeking damages or pursuing other remedies for any breach of the merger agreement.

    FEES AND EXPENSES. Each party will bear its own costs and expenses incurred in connection with the merger, except that filing fees for regulatory filings will be shared equally.

    In addition, Pierce Leahy will pay Iron Mountain a fee of $35 million if the merger agreement is terminated:

    - by Iron Mountain, if the Pierce Leahy Board withdraws or modifies its recommendation to vote in favor of the merger agreement, recommends a Competing Transaction or resolves to do either of the foregoing;

    - by Iron Mountain, if Pierce Leahy enters into or agrees to enter into a Competing Transaction;

    - by Pierce Leahy, if prior to the approval of the merger agreement by the Pierce Leahy shareholders, Pierce Leahy's Board withdraws its recommendation of the merger agreement and recommends a Competing Transaction to Pierce Leahy's shareholders, subject to the conditions for such a termination; or

    - by Pierce Leahy or Iron Mountain, if the merger and related transactions fail to receive the requisite vote of the Pierce Leahy shareholders or the Iron Mountain stockholders at the applicable special meeting, and

     (1) Pierce Leahy's Board of Directors has materially modified or withdrawn its recommendation of the merger agreement prior to Pierce Leahy's special meeting of shareholders; or


     (2) a Competing Transaction involving Pierce Leahy has been proposed and such proposal has not been withdrawn prior to Pierce Leahy's special meeting of shareholders and within one year thereafter Pierce Leahy enters into a definitive agreement with respect to that proposal.


    Iron Mountain will pay Pierce Leahy a fee of $35 million if the merger agreement is terminated:

    - by Pierce Leahy, if the Iron Mountain Board withdraws or modifies its recommendation to vote in favor of the merger agreement, recommends a Competing Transaction or resolves to do either of the foregoing;

    - by Pierce Leahy, if Iron Mountain enters into or agrees to enter into a Competing Transaction;

    - by Iron Mountain, if prior to the approval of the merger agreement by the Iron Mountain stockholders, Iron Mountain's Board withdraws its recommendation of the merger agreement and recommends a Competing Transaction to Iron Mountain's stockholders, subject to the conditions for such a termination; or

    - by Pierce Leahy or Iron Mountain, if the merger and related transactions fail to receive the requisite vote of the Pierce Leahy shareholders or the Iron Mountain stockholders at the applicable special meeting, and

     (1) Iron Mountain's Board of Directors has materially modified or withdrawn its recommendation of the merger agreement prior to Iron Mountain's special meeting of stockholders; or


     (2) a Competing Transaction involving Iron Mountain has been proposed and such proposal has not been withdrawn prior to Iron Mountain's special meeting of stockholders and within one year thereafter Iron Mountain enters into a definitive agreement with respect to that proposal.


AMENDMENT OR WAIVER

    The parties may amend the merger agreement by mutual consent, except that they may not amend the agreement after shareholder approval has been obtained in a manner that requires shareholder approval unless such approval is obtained. Each party may waive compliance with, or extend the time for performance of, any provision of the merger agreement that runs to its benefit.

CORPORATE GOVERNANCE

    As of the effective time of the merger, the New Iron Mountain Board will consist of eleven members, including the nine current members of the Iron Mountain Board of Directors, J. Peter Pierce, who currently serves as President, Chief Executive Officer and a director of Pierce Leahy, and one other person who is not currently a director of either company.

    Upon the closing of the merger, the executive officers of New Iron Mountain will be as follows:

    - C. Richard Reese, the current Chairman of the Board and Chief Executive Officer of Iron Mountain, will assume those same positions for New Iron Mountain;

    - J. Peter Pierce, President and Chief Executive Officer of Pierce Leahy, will become President of New Iron Mountain;

    - David S. Wendell, the current President and Chief Operating Officer of Iron Mountain, will become Senior Vice President of New Iron Mountain;

    - John F. Kenny, Jr., the current Executive Vice President and Chief Financial Officer of Iron Mountain, will assume those same positions for New Iron Mountain; and


    - Harold E. Ebbighausen, the current President of Arcus Data
      Security, Inc., a subsidiary of Iron Mountain, will assume the same position under New Iron Mountain.


    For further information on the directors and executive officers of New Iron Mountain, see "Election of Directors of New Iron Mountain."

RESTRICTIONS ON RESALES BY AFFILIATES AND REGISTRATION RIGHTS

    All shares of New Iron Mountain common stock held by Iron Mountain stockholders after the merger will be freely transferable, except that shares held by persons who are deemed to be "affiliates," as that term is defined under the Securities Act, of Iron Mountain prior to the merger may be resold by them only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration, such as Rule 145 under the Securities Act. In addition, affiliates of New Iron Mountain will be subject to the resale limitations of Rule 144 under the Securities Act. "Affiliates" are generally defined as individuals or entities that control, are controlled by, or are under common control with, a company and include executive officers and directors.


    Pursuant to the merger agreement, Pierce Leahy will assume the rights and obligations of Iron Mountain under Iron Mountain's existing registration rights agreement with respect to certain shares of New Iron Mountain stock to be issued in the merger. Pierce Leahy and Iron Mountain have agreed that Iron Mountain's registration rights agreement will be amended as of the closing of the merger to join the Pierce Family Shareholders, together with their permitted assignees, with respect to an aggregate of 5,142,610 shares listed in the shareholders' agreement, without giving effect to Pierce Leahy's contemplated stock dividend. See "The Merger--Pierce Leahy Shareholders' Agreement." Those Pierce Leahy shareholders will collectively be entitled to two "demand" registration rights requesting the registration of common stock of New Iron Mountain owned by them and unlimited "piggyback" registration rights to register the New Iron Mountain common stock owned by them that are listed in the shareholders' agreement.

                                 THE COMPANIES

IRON MOUNTAIN INCORPORATED

    Iron Mountain is the world's largest records and information management services company, as measured by its revenues. Iron Mountain's management believes that it is the industry leader in business records management services, off-site data security services, which is the management of electronic records, and healthcare information management. As an international, full-service provider of records and information management services, Iron Mountain and its 5,400 employees serve over 70,000 customer accounts, including more than half of the Fortune 500. Iron Mountain provides storage for all major media, including paper, which is the dominant form of records storage, and magnetic media, including computer tapes. Its principal services provided to its storage customers include courier pick-up and delivery, filing, retrieval and destruction of records, database management, customized reporting and disaster recovery support. It also sells storage materials, including cardboard boxes and magnetic media, and provides consulting, facilities management and other outsourcing services. As of October 31, 1999, Iron Mountain operated nearly 340 facilities in 85 markets throughout the United States, Europe and Mexico.

PIERCE LEAHY CORP.


    Pierce Leahy is the largest hardcopy records management company in North America, as measured by its cubic feet of records currently under management. As an international full service provider of records management and related services, Pierce Leahy and its 3,500 employees serve over 45,000 customer accounts, enabling them to outsource their data and records management functions. Pierce Leahy offers storage for all major media, including paper, computer tapes, optical disks, microfilm, videotapes and X-rays. In addition, it provides next day or same day records retrieval and delivery, allowing customers prompt access to all stored material. Pierce Leahy also offers other data management services, including customer records management programs, imaging services and records management consulting services, as well as marketing literature storage and fulfillment services. As of October 31, 1999, Pierce Leahy operated nearly 250 facilities in 76 markets throughout the United States, Canada and the United Kingdom.


NEW IRON MOUNTAIN


    After the merger, New Iron Mountain will provide records and information management services to over 100,000 customer accounts in 77 markets in the United States. New Iron Mountain's domestic operations will employ about 7,400 people and operate nearly 500 facilities. Outside the United States, it will serve over 15,000 customer accounts in 28 markets, employ approximately 1,500 people and operate approximately 90 facilities.



    Giving effect to the merger and the 1998 and 1999 acquisitions completed by Iron Mountain and Pierce Leahy through October 31, 1999, New Iron Mountain would have had pro forma revenues of $794.7 million for the year ended December 31, 1998 and $661.7 million for the nine months ended September 30, 1999, including pro forma revenues from international operations for the same periods of $92.4 million and $78.0 million, respectively. Upon completion of the merger, New Iron Mountain will have approximately 54 million shares outstanding and an equity market capitalization of $1.9 billion, based on Iron Mountain's closing price on December 10, 1999.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES


    The following is a general summary of material United States federal income tax consequences of both the stock dividend and the merger to Pierce Leahy, Iron Mountain and their shareholders. The discussion is based upon current provisions of the Internal Revenue Code of 1986, existing temporary and final Treasury Department regulations, and administrative rulings and court decisions now in effect, all of which are subject to change or differing interpretations, possibly on a retroactive basis. Neither Pierce Leahy nor Iron Mountain has sought a ruling from the Internal Revenue Service with respect to any matter described in this summary, and neither can provide assurance that the IRS or a court will agree with the statements made in this summary. The summary applies to you only if you hold all your Pierce Leahy stock and Iron Mountain stock as a capital asset, which generally is an asset held for investment rather than as inventory or as property used in a trade or business, and only if you continue to hold your New Iron Mountain stock as a capital asset after the merger. The summary does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax law, for example if you are:



    - a bank, life insurance company, regulated investment company or other financial institution;


    - a broker or dealer in securities or foreign currency;

    - a person that has a functional currency other than the U.S. dollar;

    - a person who acquired Pierce Leahy stock or Iron Mountain stock in connection with your employment or other performance of services;

    - a person subject to alternative minimum tax;


    - a person who owns Pierce Leahy stock or Iron Mountain stock as part of a straddle, hedging transaction, conversion transaction or constructive sale transaction;



    - an individual who is not a citizen or resident of the United States, a foreign corporation or partnership or another foreign entity;


    - a tax-exempt entity; or

    - an expatriate.

    In addition, the following summary does not address all possible tax consequences, and in particular it does not discuss any estate, gift, state, local, or foreign tax consequences. For all these reasons, shareholders of Pierce Leahy and stockholders of Iron Mountain are urged to consult their tax advisors to determine the specific tax consequences to them of the stock dividend and the merger, including any state, local or other tax consequences.


    One condition to the obligation of Pierce Leahy to complete the merger is the receipt by Pierce Leahy of an opinion of Cozen and O'Connor to the effect that the merger is a reorganization described in Internal Revenue Code
Section 368(a) and as to the consequences thereof to Pierce Leahy. In addition, one condition to the obligation of Iron Mountain to complete the merger is the receipt by Iron Mountain of an opinion of Sullivan & Worcester to the effect that the merger is a reorganization described in Internal Revenue Code
Section 368(a) and as to the consequences thereof to the Iron Mountain stockholders. These opinions will be based upon representations furnished by Pierce Leahy and Iron Mountain dated as of the closing of the merger. See "The Merger Agreement--Conditions to Complete the Merger."



    Cozen and O'Connor has provided an opinion to Pierce Leahy, based on the law in effect as of the date of the filing of this joint proxy statement/prospectus, regarding the material federal income tax consequences of the stock dividend and the merger to Pierce Leahy and its shareholders. Sullivan & Worcester has provided an opinion to Iron Mountain, based on the law in effect as of the date of the filing of this joint proxy statement/prospectus, regarding the material federal income tax consequences of the merger to Iron Mountain and its stockholders. These tax opinions, which are not intended to satisfy the closing conditions referred to above, have been filed with the SEC as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. These tax opinions rely on assumptions that are subject to confirmation by Pierce Leahy and Iron Mountain at the closing of the merger, including assumptions regarding the absence of changes in existing facts and the completion of the merger in accordance with both the merger agreement and the statements made in this joint proxy statement/prospectus. If any of these assumptions is inaccurate, the conclusions contained in these opinions could be affected. Taken together, these tax opinions conclude that the merger will be an Internal Revenue Code
Section 368(a) reorganization, and that the stock dividend and the merger will have the consequences described below.


CONSEQUENCES TO PIERCE LEAHY AND ITS SHAREHOLDERS


    As described above, Cozen and O'Connor has provided an opinion to Pierce Leahy regarding the material federal income tax consequences of the stock dividend and the merger to Pierce Leahy and its shareholders. This tax opinion concludes that Pierce Leahy will not recognize gain or loss as a result of the merger and that the stock dividend and the merger will have the following consequences to you if you are a Pierce Leahy shareholder.


    - You will recognize no gain or loss as a result of receiving Pierce Leahy common stock in the form of the stock dividend, except with respect to any cash you receive in lieu of a fractional share interest in Pierce Leahy common stock.

    - Your tax basis in the shares of Pierce Leahy common stock with respect to which the stock dividend is made will be allocated between those shares and the shares you receive in the dividend in proportion to the fair market values of each on the date of distribution.

    - Your holding period in the shares of Pierce Leahy common stock you receive in the stock dividend will include the holding period of the shares of common stock with respect to which the stock dividend is made.

    - If you receive cash instead of a fractional share of Pierce Leahy common stock in the stock dividend, you will be treated as having received the fractional share, and then as having that fractional share redeemed by Pierce Leahy in a distribution under Section 302 of the Internal Revenue Code. Accordingly, you should, in general, recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive and the tax basis allocable to the fractional share.


    - You will recognize no gain or loss as a result of the merger or as a result of exchanging your Pierce Leahy common stock certificates for New Iron Mountain common stock certificates, and your tax basis and holding period in your New Iron Mountain common stock immediately after the merger will be the same as they were for your Pierce Leahy common stock immediately preceding the merger, after giving effect to the stock dividend's tax consequences described above.



    - Under the backup withholding rules, you may be subject to backup withholding at the rate of 31% with respect to cash payments for fractional shares received pursuant to the stock dividend, unless you
      (1) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, or (2) provide a taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules. If you do not provide your correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against your federal income tax liability, provided that applicable filings are made with the IRS.


CONSEQUENCES TO IRON MOUNTAIN AND ITS STOCKHOLDERS


    As described above, Sullivan & Worcester LLP has provided an opinion to Iron Mountain regarding the material federal income tax consequences of the merger to Iron Mountain and its stockholders. This tax opinion concludes that Iron Mountain will not recognize gain or loss in the merger, except that if the consolidated return regulations under Internal Revenue Code Section 1502 do not override Internal Revenue Code Section 357(c) in connection with the merger, then Iron Mountain will recognize gain under Internal Revenue Code Section 357(c) to the extent its aggregate liabilities exceed its assets' aggregate adjusted tax basis at the time of the merger. For two reasons, Iron Mountain expects that it will not have to report any gain in the merger. First, although whether the override applies in the merger is a legal issue as to which there is no definitive authority and as to which different interpretations are possible, Sullivan & Worcester is of the opinion that the consolidated return regulations under Internal Revenue Code Section 1502 should override Internal Revenue Code
Section 357(c) in connection with the merger. Second, although Sullivan & Worcester has not reviewed and will not review Iron Mountain's computations on this matter, Iron Mountain estimates that its assets' aggregate adjusted tax basis should equal or exceed its aggregate liabilities.



    Sullivan & Worcester's tax opinion to Iron Mountain also concludes that if you are an Iron Mountain stockholder, then you will have the following consequences as a result of the merger.


    - You will recognize no gain or loss when your Iron Mountain common stock is converted into New Iron Mountain common stock as a result of the merger or as a result of exchanging your Iron Mountain stock certificates for New Iron Mountain stock certificates.

    - Your tax basis and holding period in your New Iron Mountain common stock immediately after the merger will be the same as they were for your Iron Mountain common stock immediately preceding the merger.

                           IRON MOUNTAIN INCORPORATED
           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected statements of operations and balance sheet data of Iron Mountain are derived from Iron Mountain's financial statements. You should read this information in conjunction with Iron Mountain's financial statements and Iron Mountain's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference in this joint proxy statement/prospectus.


                                                                                                             NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                     ----------------------------------------------------   -------------------
                                                       1994       1995       1996       1997       1998       1998       1999
                                                     --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Storage..........................................  $ 54,098   $ 64,165   $ 85,826   $125,968   $230,702   $168,046   $229,989
  Service and Storage Material Sales...............    33,520     40,271     52,892     82,797    153,259    113,018    148,054
                                                     --------   --------   --------   --------   --------   --------   --------
    Total Revenues.................................    87,618    104,436    138,718    208,765    383,961    281,064    378,043
                                                     --------   --------   --------   --------   --------   --------   --------
Operating Expenses:
  Cost of Sales (excluding depreciation)...........    45,880     52,277     70,747    106,879    192,113    141,179    189,828
  Selling, General and Administrative..............    20,853     26,035     34,342     51,668     95,867     70,067     94,194
  Depreciation and Amortization....................     8,690     12,341     16,936     27,107     48,301     35,591     46,214
                                                     --------   --------   --------   --------   --------   --------   --------
    Total Operating Expenses.......................    75,423     90,653    122,025    185,654    336,281    246,837    330,236
                                                     --------   --------   --------   --------   --------   --------   --------
Operating Income...................................    12,195     13,783     16,693     23,111     47,680     34,227     47,807
Interest Expense, Net..............................     8,954     11,838     14,901     27,712     45,673     34,166     40,246
Other Income, Net..................................        --         --         --         --      1,384      1,700        115
                                                     --------   --------   --------   --------   --------   --------   --------
Income (Loss) from Continuing Operations Before
  Provision (Benefit) for Income Taxes and Minority
  Interest.........................................     3,241      1,945      1,792     (4,601)     3,391      1,761      7,676
Provision (Benefit) for Income Taxes...............     1,957      1,697      1,435        (80)     6,558      3,720      7,805
Minority Interest..................................        --         --         --         --         --         --        515
                                                     --------   --------   --------   --------   --------   --------   --------
Income (Loss) from Continuing Operations...........     1,284        248        357     (4,521)    (3,167)    (1,959)      (644)
Income from Discontinued Operations (net of
  applicable taxes)................................        --         --         --         --        201        315        241
Loss on Sale of Discontinued Operations (net of tax
  benefit).........................................        --         --         --         --         --         --    (13,400)
                                                     --------   --------   --------   --------   --------   --------   --------
Income (Loss) Before Extraordinary Charge..........     1,284        248        357     (4,521)    (2,966)    (1,644)   (13,803)
Extraordinary Charge (net of tax benefit)..........        --         --      2,126         --         --         --         --
                                                     --------   --------   --------   --------   --------   --------   --------
Net Income (Loss) Before Warrant Accretion.........     1,284        248     (1,769)    (4,521)    (2,966)    (1,644)   (13,803)
Accretion of Redeemable Put Warrant................     1,412      2,107        280         --         --         --         --
                                                     --------   --------   --------   --------   --------   --------   --------
Net Loss Applicable to Common Stockholders.........  $   (128)  $ (1,859)  $ (2,049)  $ (4,521)  $ (2,966)  $ (1,644)  $(13,803)
                                                     ========   ========   ========   ========   ========   ========   ========
Net Loss Per Common Share--Basic and Diluted:
Income (Loss) from Continuing Operations...........  $  (0.40)  $ (32.61)  $   0.00   $  (0.26)  $  (0.12)  $  (0.07)  $  (0.02)
Income from Discontinued Operations................        --         --         --         --       0.01       0.01       0.01
Loss on Sale of Discontinued Operations (net of tax
  benefit).........................................        --         --         --         --         --         --      (0.41)
                                                     --------   --------   --------   --------   --------   --------   --------
Income (Loss) Before Extraordinary Charge..........     (0.40)    (32.61)      0.00      (0.26)     (0.11)     (0.06)     (0.42)
Extraordinary Charge (net of tax benefit)..........        --         --      (0.15)        --         --         --         --
                                                     --------   --------   --------   --------   --------   --------   --------
Net Loss Applicable to Common Stockholders.........  $  (0.40)  $ (32.61)  $  (0.15)  $  (0.26)  $  (0.11)  $  (0.06)  $  (0.42)
                                                     ========   ========   ========   ========   ========   ========   ========
Weighted Average Common Shares Outstanding--Basic
  and Diluted......................................       321         57     13,911     17,172     27,470     26,848     32,641
                                                     ========   ========   ========   ========   ========   ========   ========
Pro Forma (1):
  Net Loss Per Share Applicable to Common
    Stockholders...................................  $  (0.01)  $  (0.16)  $  (0.13)  $  (0.26)  $  (0.11)  $  (0.06)  $  (0.42)
                                                     ========   ========   ========   ========   ========   ========   ========
  Weighted Average Common Shares Outstanding.......    11,976     11,676     15,206     17,172     27,470     26,848     32,641
                                                     ========   ========   ========   ========   ========   ========   ========

                                                                                                             NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                     ----------------------------------------------------   -------------------
                                                       1994       1995       1996       1997       1998       1998       1999
                                                     --------   --------   --------   --------   --------   --------   --------
OTHER DATA:
EBITDA from Continuing Operations(2)...............  $ 20,885   $ 26,124   $ 33,629   $ 50,218   $ 95,981   $ 69,818   $ 94,021
EBITDA from Continuing Operations as a Percentage
  of Total Revenues................................     23.8%      25.0%      24.2%      24.1%      25.0%      24.8%      24.9%

                                                                     AS OF DECEMBER 31,                     AS OF SEPTEMBER 30,
                                                    ----------------------------------------------------   ---------------------
                                                      1994       1995       1996       1997       1998       1998        1999
                                                    --------   --------   --------   --------   --------   --------   ----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents.........................  $  1,303   $  1,585   $  3,453   $ 24,510   $  1,715   $    522   $    3,472
Total Assets......................................   136,859    186,881    281,799    636,786    967,385    894,706    1,287,924
Total Debt........................................    86,258    121,874    184,733    428,018    456,178    443,189      603,063
Stockholders' Equity..............................    22,869     21,011     52,384    137,733    338,882    340,460      484,155

------------------------------

(1) Represents pro forma net loss per share as if the preferred stock that was converted into common stock in connection with Iron Mountain's initial public offering completed in 1996 had been converted for all periods presented.


(2) Based on Iron Mountain's experience in the records and information management services industry, Iron Mountain's management believes that EBITDA is an important tool for measuring the performance of records and information management services companies (including potential acquisitions) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA in evaluating records and information management services companies, and substantially all of Iron Mountain's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. However, you should not consider EBITDA to be a substitute for operating or net income (as determined in accordance with GAAP) as an indicator of Iron Mountain's performance or for cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity. Revenue and EBITDA information for the nine months ended September 30, 1999 included in this table give effect to all of the consolidated revenues and EBITDA of Britannia Data Management, Memogarde and Sistemas de Archivo Corporativo without reduction for the 49.9% minority interest.

                               PIERCE LEAHY CORP.
           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected statements of operations and balance sheet data of Pierce Leahy are derived from Pierce Leahy's financial statements. You should read this information in conjunction with Pierce Leahy's financial statements and Pierce Leahy's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference in this joint proxy statement/prospectus.


                                                                                                               NINE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                       ----------------------------------------------------   -------------------
                                                         1994       1995       1996       1997       1998       1998       1999
                                                       --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Storage............................................  $47,123    $55,501    $75,900    $107,879   $153,533   $111,217   $139,856
  Service and Storage Material Sales.................   35,513     39,895     53,848      75,638    116,767     83,816    113,903
                                                       -------    -------    -------    --------   --------   --------   --------
    Total Revenues...................................   82,636     95,396    129,748     183,517    270,300    195,033    253,759
Operating Expenses:
  Cost of Sales (excluding depreciation and
    amortization)....................................   49,402     55,616     73,870     101,940    154,435    111,155    143,429
  Selling, General and Administrative................   15,882     16,148     20,007      30,070     36,994     27,512     33,563
  Depreciation and Amortization......................    8,436      8,163     12,869      21,528     35,772     25,181     32,084
  Special Compensation Charge........................       --         --         --       1,752         --         --         --
  Foreign Currency Exchange..........................       --         --         --         702      7,907      7,908     (5,505)
  Consulting Payments to Related Parties.............      500        500         --          --         --         --         --
  Non-Recurring Charge...............................       --         --      3,254          --         --         --         --
                                                       -------    -------    -------    --------   --------   --------   --------
Operating Income.....................................    8,416     14,969     19,748      27,525     35,192     23,277     50,188
Interest Expense.....................................    7,216      9,622     17,225      29,262     42,864     30,772     38,877
                                                       -------    -------    -------    --------   --------   --------   --------
Income (Loss) Before Income Taxes and Extraordinary
  Charge.............................................    1,200      5,347      2,523      (1,737)    (7,672)    (7,495)    11,311
Income Taxes.........................................       --         --         --       7,424      3,318      2,613      3,482
Extraordinary Charge (net of applicable taxes).......    5,991      3,279      2,015       6,036         --         --         --
                                                       -------    -------    -------    --------   --------   --------   --------
Net Income (Loss)....................................   (4,791)     2,068        508     (15,197)   (10,990)   (10,108)     7,829
Perferred Stock Dividend.............................       --         --         --          --         --         --        648
Accretion of Redeemable Warrants.....................       16        889      1,561          --         --         --         --
                                                       -------    -------    -------    --------   --------   --------   --------
Net Income (Loss) Applicable to Common
  Shareholders.......................................  $(4,807)   $ 1,179    $(1,053)   $(15,197)  $(10,990)  $(10,108)  $  7,181
                                                       =======    =======    =======    ========   ========   ========   ========
Net Income (Loss) Per Common Share--Basic:
  Income (Loss) Before Extraordinary Charge..........  $  0.18    $  0.41    $  0.09    $  (0.69)  $  (0.65)  $  (0.60)  $   0.42
  Extraordinary Charge (net of applicable taxes).....    (0.56)     (0.30)     (0.19)      (0.45)        --         --         --
                                                       -------    -------    -------    --------   --------   --------   --------
  Net Income (Loss) Applicable to Common
    Shareholders.....................................  $ (0.38)   $  0.11    $ (0.10)   $  (1.14)  $  (0.65)  $  (0.60)  $   0.42
                                                       =======    =======    =======    ========   ========   ========   ========
Net Income (Loss) Per Common Share--Diluted:
  Income (Loss) Before Extraordinary Charge..........  $  0.18    $  0.41    $  0.09    $  (0.69)  $  (0.65)  $  (0.60)  $   0.41
  Extraordinary Charge (net of applicable taxes).....    (0.56)     (0.30)     (0.19)      (0.45)        --         --         --
                                                       -------    -------    -------    --------   --------   --------   --------
  Net Income (Loss) Applicable to Common
    Shareholders.....................................  $ (0.38)   $  0.11    $ (0.10)   $  (1.14)  $  (0.65)  $  (0.60)  $   0.41
                                                       =======    =======    =======    ========   ========   ========   ========
Weighted Average Common Shares Outstanding:
  Basic..............................................   10,591     10,591     10,547      13,385     16,805     16,731     17,066
                                                       =======    =======    =======    ========   ========   ========   ========
  Diluted............................................   10,888     10,890     10,631      13,385     16,805     16,731     17,589
                                                       =======    =======    =======    ========   ========   ========   ========
Pro Forma (1):
  Pro Forma Net Loss Applicable
    to Common Shareholders                                                              $ (9,225)
                                                                                        ========
  Basic and Diluted Net Loss per Common Share:
    Loss before Extraordinary Charge.................                                   $  (0.24)
    Extraordinary Charge.............................                                      (0.45)
                                                                                        --------
  Pro Forma Basic and Diluted Net Loss Per Common
    Share............................................                                   $  (0.69)
                                                                                        ========
  Weighted Average Common Shares Outstanding.........                                     13,385
                                                                                        ========

                                                                                                               NINE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                       ----------------------------------------------------   -------------------
                                                         1994       1995       1996       1997       1998       1998       1999
                                                       --------   --------   --------   --------   --------   --------   --------
OTHER DATA:
EBITDA (2)...........................................  $17,352    $23,632    $35,871    $ 51,507   $ 78,871   $ 56,366   $ 76,767
EBITDA as a Percentage of Total Revenues.............    21.0%      24.8%      27.6%       28.1%      29.2%      28.9%      30.3%


                                                                       AS OF DECEMBER 31,                    AS OF SEPTEMBER 30,
                                                      ----------------------------------------------------   -------------------
                                                        1994       1995       1996       1997       1998       1998       1999
                                                      --------   --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Cash and Cash Equivalents...........................  $    358   $    722   $  1,254   $  1,782   $  2,312   $  4,358   $  2,028
Total Assets........................................    79,746    131,328    234,820    394,713    666,458    654,629    751,058
Total Debt (including redeemable warrants)..........    77,683    120,071    217,423    279,197    518,111    510,942    583,348
Shareholders' Equity (Deficit)......................   (19,341)   (18,201)   (25,438)    59,323     63,095     63,907     70,483


------------------------------

(1) Until July 1, 1997, Pierce Leahy was taxed as a Subchapter S corporation. Such status was terminated in connection with Pierce Leahy's 1997 initial public offering. The pro forma data indicates the basic and diluted net loss per common share as if Pierce Leahy had provided for income taxes for the entire 1997 period.


(2) For purposes of this table, EBITDA is defined to be earnings before interest, taxes, depreciation and amortization, extraordinary charges, non-recurring charges, special compensation charge, consulting payments to related parties and foreign currency exchange. Pierce Leahy's management believes that EBITDA is an important tool in evaluating records and information management services companies. Moreover, substantially all of Pierce Leahy's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. However, EBITDA is not a measure of performance under GAAP and should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

                       COMPARATIVE PER COMMON SHARE DATA


    You should read this information in conjunction with the historical financial statements of Iron Mountain and Pierce Leahy and with the pro forma financial statements of New Iron Mountain, Iron Mountain and Pierce Leahy included or incorporated by reference in this joint proxy statement/ prospectus.


                                                                                                  PRO FORMA AND
                                                                                                   EQUIVALENT
                                                        PRO FORMA                                   PRO FORMA
                                         HISTORICAL       IRON       HISTORICAL     PRO FORMA       NEW IRON
                                        IRON MOUNTAIN   MOUNTAIN    PIERCE LEAHY   PIERCE LEAHY    MOUNTAIN(1)
                                        -------------   ---------   ------------   ------------   -------------
Income (loss) per common share from
  continuing operations:
  Basic:
    Nine months ended September 30,
      1999............................     $ (0.02)      $ (0.03)      $  0.42       $  0.45         $ (0.02)
    Year ended December 31, 1998......       (0.12)        (0.23)        (0.65)        (1.06)          (0.65)
  Diluted:
    Nine months ended September 30,
      1999............................       (0.02)        (0.03)         0.41          0.43           (0.02)
    Year ended December 31, 1998......       (0.12)        (0.23)        (0.65)        (1.06)          (0.65)
Book value per common share:
    September 30, 1999(2).............     $ 13.70       $ 13.70       $  4.13       $  4.13         $ 17.58

------------------------


(1) The equivalent pro forma net loss per share and equivalent pro forma book value per share give effect to the conversion of Iron Mountain common stock into New Iron Mountain common stock. As described in New Iron Mountain's pro forma financial statements, the pro forma weighted average shares outstanding include the effect of the 10% stock dividend to be paid by Pierce Leahy prior to the merger.


(2) Computed by dividing shareholders' equity by the respective number of common shares outstanding as of September 30, 1999.

                               NEW IRON MOUNTAIN
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



    The following Unaudited Pro Forma Condensed Consolidated Balance Sheet of New Iron Mountain has been prepared based upon Iron Mountain's and Pierce Leahy's pro forma balance sheets as of September 30, 1999. Iron Mountain's pro forma balance sheet gives effect to Iron Mountain's acquisitions not acquired or consolidated as of September 30, 1999. Pierce Leahy's pro forma balance sheet gives effect to the redemption of Pierce Leahy's redeemable preferred stock on November 1, 1999. New Iron Mountain's pro forma balance sheet gives effect to the merger as if it had occurred as of September 30, 1999.



    The following Unaudited Pro Forma Condensed Consolidated Statements of Operations of New Iron Mountain for the nine months ended September 30, 1999 and for the year ended December 31, 1998 have been prepared based upon Iron Mountain's and Pierce Leahy's pro forma statements of operations for these same periods. New Iron Mountain's pro forma statements of operations give effect to the merger as if it had occurred as of January 1, 1998.


    The acquisition of Pierce Leahy by Iron Mountain will be effected by merging Iron Mountain with and into Pierce Leahy, with Pierce Leahy being the surviving legal entity. Immediately after the merger, Pierce Leahy will change its name to Iron Mountain Incorporated. As the Iron Mountain stockholders will own approximately 65% of New Iron Mountain, the merger will be accounted for as a reverse acquisition, and Iron Mountain will be the acquiring company for accounting purposes.


    New Iron Mountain's pro forma financial statements do not give effect to estimated annual net cost savings of $15 million. Management expects to achieve this annual level of savings within three years after the merger. Further, the pro forma financial statements do not reflect any costs that may be associated with integrating the two companies as it is not practicable to quantify these costs at this time. These costs may be material to New Iron Mountain's results of operations. Depending upon management's plans and the nature and timing of the costs, the costs may be accounted for as part of the acquisition accounting, as a post-combination restructuring charge, as operating expenses in the period incurred or as capital expenditures.



    New Iron Mountain's pro forma statements of operations do not necessarily indicate the actual results of operations that we would have reported if the events described above had occurred as of January 1, 1998, nor do they necessarily indicate the results of future operations. In the opinion of management of Iron Mountain and Pierce Leahy, all adjustments and disclosures necessary to fairly present these pro forma financial statements have been made.



    You should read New Iron Mountain's pro forma financial statements in conjunction with each of Iron Mountain's and Pierce Leahy's pro forma financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and financial statements included or incorporated by reference in this joint proxy statement/prospectus.

                               NEW IRON MOUNTAIN
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999

                                 (IN THOUSANDS)

                                                PRO FORMA     PRO FORMA                       PRO FORMA
                                                  IRON         PIERCE       PRO FORMA            NEW
                                               MOUNTAIN(1)   LEAHY(1)(2)   ADJUSTMENTS      IRON MOUNTAIN
                                               -----------   -----------   -----------      -------------
ASSETS
Current Assets...............................  $  139,704      $ 66,788      $     --         $  206,492
Property, Plant and Equipment, net...........     386,155       262,576            --            648,731
Goodwill, net................................     740,800       353,871       438,378 (A)      1,533,049
Other Long-term Assets.......................      40,129        67,823       (59,587)(A)         48,365
                                               ----------      --------      --------         ----------
      Total Assets...........................  $1,306,788      $751,058      $378,791         $2,436,637
                                               ==========      ========      ========         ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities..........................  $  118,701      $ 86,107      $     --         $  204,808
Long-term Debt, net of Current Portion.......     606,703       569,032         3,837 (B)      1,179,572
Other Long-term Liabilities..................      17,113            --            --             17,113
Deferred Rent................................      10,591         6,822        (5,209)(B)         12,204
Deferred Income Taxes........................      21,168        18,614       (17,084)(B)         22,698
Minority Interest............................      48,357            --            --             48,357
Shareholders' Equity.........................     484,155        70,483       397,247 (B)        951,885
                                               ----------      --------      --------         ----------
      Total Liabilities and Shareholders'
        Equity...............................  $1,306,788      $751,058      $378,791         $2,436,637
                                               ==========      ========      ========         ==========

------------------------


(1) Represents the pro forma balance sheets of Iron Mountain and Pierce Leahy as of September 30, 1999 after giving effect to certain acquisitions and financing transactions. See Iron Mountain's pro forma balance sheet and Pierce Leahy's pro forma balance sheet.


(2) Certain amounts have been reclassified to conform to Iron Mountain's balance sheet presentation.

    The accompanying notes are an integral part of these pro forma financial statements.

                               NEW IRON MOUNTAIN
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   PRO FORMA    PRO FORMA                  PRO FORMA
                                                     IRON        PIERCE      PRO FORMA     NEW IRON
                                                  MOUNTAIN(1)   LEAHY(1)    ADJUSTMENTS   MOUNTAIN(2)
                                                  -----------   ---------   -----------   -----------
Revenues:
    Storage.....................................    $250,186    $140,990      $     --      $391,176
    Service and Storage Material Sales..........     155,517     115,036            --       270,553
                                                    --------    --------      --------      --------
      Total Revenues............................     405,703     256,026            --       661,729
                                                    --------    --------      --------      --------

Operating Expenses:
    Cost of Sales (excluding depreciation)......     203,344     145,088       (18,438)(C)    329,994
    Selling, General and Administrative.........     101,297      33,724        22,719 (D)    157,740
    Depreciation and Amortization...............      50,504      32,430         3,149 (E)     86,083
    Foreign Currency Exchange...................          --      (5,505)        5,505 (F)         --
                                                    --------    --------      --------      --------
      Total Operating Expenses..................     355,145     205,737        12,935       573,817
                                                    --------    --------      --------      --------
Operating Income................................      50,558      50,289       (12,935)       87,912

Interest Expense, net...........................      42,625      39,600        (3,475)(G)     78,750
Other Income, net...............................         115          --         5,505 (H)      5,620
                                                    --------    --------      --------      --------
Income from Continuing Operations Before
  Provision for Income Taxes and Minority
  Interest......................................       8,048      10,689        (3,955)       14,782
Provision for Income Taxes......................       8,284       3,091         3,664 (I)     15,039
Minority Interest...............................         854          --            --           854
                                                    --------    --------      --------      --------
Income (Loss) from Continuing Operations........    $ (1,090)   $  7,598      $ (7,619)     $ (1,111)
                                                    ========    ========      ========      ========

Loss from Continuing Operations per Common
  Share--Basic and Diluted......................    $  (0.03)                               $  (0.02)
                                                    ========                                ========
Weighted Average Common Shares Outstanding--
  Basic and Diluted.............................      35,400                    18,783 (J)     54,183
                                                    ========                  ========      ========

EBITDA from Continuing Operations...............    $101,062    $ 77,214      $ (4,281)     $173,995
                                                    ========    ========      ========      ========

------------------------


(1) Represents the pro forma statements of operations of Iron Mountain and Pierce Leahy for the nine months ended September 30, 1999 after giving effect to certain acquisitions and financing transactions. See Iron Mountain's and Pierce Leahy's pro forma statements of operations for the nine months ended September 30, 1999.



(2) Does not give pro forma effect to certain identified cost savings of approximately $12.9 million that management of Iron Mountain and Pierce Leahy believes would have been realized had the merger with Pierce Leahy and the 1998 and 1999 acquisitions completed by Iron Mountain and Pierce Leahy through October 31, 1999 been fully integrated as of January 1, 1998. Of the $12.9 million, $11.3 million of cost savings relate to the merger with Pierce Leahy and are comprised of: (a) elimination of redundant corporate expenses; (b) more efficient operations and utilization of real estate; and
    (c) reduction of workforce, primarily through attrition.


    The accompanying notes are an integral part of these pro forma financial statements.

                               NEW IRON MOUNTAIN
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             PRO FORMA
                                               PRO FORMA    PRO FORMA                           NEW
                                                 IRON        PIERCE      PRO FORMA             IRON
                                              MOUNTAIN(1)   LEAHY(1)    ADJUSTMENTS         MOUNTAIN(2)
                                              -----------   ---------   -----------         -----------
Revenues:
    Storage.................................    $308,551    $173,492      $     --            $482,043
    Service and Storage Material Sales......     180,036     132,607            --             312,643
                                                --------    --------      --------            --------
      Total Revenues........................     488,587     306,099            --             794,686
                                                --------    --------      --------            --------
Operating Expenses:
    Cost of Sales (excluding
      depreciation).........................     244,174     175,929       (20,169)(C)         399,934
    Selling, General and Administrative.....     122,368      43,891        25,180 (D)         191,439
    Depreciation and Amortization...........      65,331      41,027         5,480 (E)         111,838
    Foreign Currency Exchange...............          --       7,907        (7,907)(F)              --
                                                --------    --------      --------            --------
      Total Operating Expenses..............     431,873     268,754         2,584             703,211
                                                --------    --------      --------            --------
Operating Income............................      56,714      37,345        (2,584)             91,475

Interest Expense, net.......................      58,693      50,555        (5,951)(G)         103,297
Other Income (Expense), net.................       1,384          --        (7,907)(H)          (6,523)
                                                --------    --------      --------            --------
Loss from Continuing Operations Before
  Provision for Income Taxes and Minority
  Interest..................................        (595)    (13,210)       (4,540)            (18,345)
Provision for Income Taxes..................       6,499       4,922         4,319 (I)          15,740
Minority Interest...........................         911          --            --                 911
                                                --------    --------      --------            --------
Loss from Continuing Operations.............    $ (8,005)   $(18,132)     $ (8,859)           $(34,996)
                                                ========    ========      ========            ========

Loss from Continuing Operations per Common
  Share--Basic and Diluted..................    $  (0.23)                                     $  (0.65)
                                                ========                                      ========
Weighted Average Common Shares
  Outstanding--Basic and Diluted............      34,880                    18,783 (J)          53,663
                                                ========                  ========            ========

EBITDA from Continuing Operations...........    $122,045    $ 86,279      $ (5,011)           $203,313
                                                ========    ========      ========            ========

------------------------


(1) Represents the pro forma statements of operations of Iron Mountain and Pierce Leahy for the year ended December 31, 1998 after giving effect to certain acquisitions and financing transactions. See Iron Mountain's and Pierce Leahy's pro forma statements of operations for the year ended December 31, 1998.



(2) Does not give pro forma effect to certain identified cost savings of approximately $25.0 million that management of Iron Mountain and Pierce Leahy believes would have been realized had the merger with Pierce Leahy and the 1998 and 1999 acquisitions completed by Iron Mountain and Pierce Leahy through October 31, 1999 been fully integrated as of January 1, 1998. Of the $25.0 million, $15.0 million of cost savings relate to the merger with Pierce Leahy and are comprised of: (a) elimination of redundant corporate expenses; (b) more efficient operations and utilization of real estate; and
    (c) reduction of workforce, primarily through attrition.


    The accompanying notes are an integral part of these pro forma financial statements.

                               NEW IRON MOUNTAIN
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

OVERVIEW

    On October 20, 1999, Iron Mountain entered into a merger agreement to acquire Pierce Leahy for approximately $1.1 billion, consisting of common stock, options to acquire common stock and the assumption of debt. Pierce Leahy will be the surviving legal entity and will immediately change its name to Iron Mountain Incorporated. Although Pierce Leahy is the surviving legal entity, Iron Mountain is considered the acquirer for accounting purposes.

    The merger consideration will result in the equivalent of a fixed exchange ratio of 1.1 shares of Iron Mountain common stock for each share of Pierce Leahy common stock. The exchange ratio will be effected by Pierce Leahy paying, prior to the merger, a stock dividend of one share of Pierce Leahy common stock for each 10 shares then outstanding. The Pierce Leahy common stock will remain outstanding after the merger as shares of New Iron Mountain common stock. Each outstanding share of Iron Mountain common stock will be converted into one share of New Iron Mountain common stock.

    The transaction will be accounted for as a reverse acquisition. The purchase price of Pierce Leahy is based upon the fair value of Pierce Leahy common stock and options to acquire Pierce Leahy common stock, the fair value of the assumed debt on the date that the merger is completed and transaction costs. As the exchange ratio is fixed, the fair value of Pierce Leahy common stock is based upon the stock price on the date the merger was announced.

    Our estimate of the purchase price is as follows (in millions):

Fair Value of Common Stock Issued(1).....................  $  444.0
Fair Value of Stock Options(2)...........................      24.7
Fair Value of Debt Assumed(3)............................     587.0
Transaction Costs........................................       4.0
                                                           --------
  Total Estimated Purchase Price.........................  $1,059.7
                                                           ========

(1) Based on 17,075,125 outstanding shares of Pierce Leahy common stock at September 30, 1999 at a fair value of $26.00 per share.

(2) Based on options to acquire 1,336,246 shares of Pierce Leahy common stock at September 30, 1999.

(3) Estimated fair value of Pierce Leahy's debt. The fair value of Pierce Leahy's publicly-traded debt is based on quoted market prices. For purposes of determining the final purchase price, the actual fair value used will be based on the quoted market prices when the merger is completed.


    A number of Pierce Leahy shareholders are parties to the Pierce Leahy shareholders' agreement. This agreement restricts the ability of these shareholders to sell 5.7 million shares of New Iron Mountain common stock (after giving effect to the stock dividend) for up to five years after the merger. Iron Mountain may obtain an appraisal to determine the fair value of these restricted shares. Iron Mountain believes that, due to these restrictions, the actual fair value of these restricted shares could be less than the $26.00 per share value used for purposes of calculating the purchase price. Accordingly, Iron Mountain would record a corresponding decrease in equity, goodwill and goodwill amortization from the amounts used in the accompanying pro forma financial statements. If the resale restrictions result in a 10% discount to the fair value of the shares, there would be a reduction of approximately $13 million of equity and goodwill and $0.5 million of goodwill amortization annually.

                               NEW IRON MOUNTAIN
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)


    The pro forma statements of operations do not reflect estimated transaction costs of $3.0 million that Pierce Leahy will charge to expense as incurred. Additionally, Pierce Leahy may record a compensation charge associated with accelerating the vesting of certain stock options in the period the merger is completed. Although the amount of the charge is not determinable at this time, at a price of $37 per share, the charge would be approximately $2.0 million.


BALANCE SHEET

    Iron Mountain will pay approximately $1.1 billion in aggregate consideration to acquire Pierce Leahy. The purchase price will be allocated to tangible and intangible assets, based on our estimate of the fair value of the net assets acquired. The following allocation of the aggregate purchase price is preliminary and subject to adjustment, based on the final determination of the fair value of the net assets acquired (in millions):

Current Assets..............................................  $   66.8
Property, Plant and Equipment (1)...........................     262.6
Goodwill....................................................     792.2
Other Long-term Assets......................................       8.2
Current Liabilities.........................................     (67.0)
Deferred Income Taxes.......................................      (1.5)
Deferred Rent...............................................      (1.6)
                                                              --------
  Total Purchase Price......................................  $1,059.7
                                                              ========

(1) Represents book value at September 30, 1999, as it is not practicable to estimate the fair value of the real estate and other fixed assets at this time.


    The accompanying pro forma balance sheet of New Iron Mountain as of September 30, 1999 has been prepared as if the acquisition of Pierce Leahy had occurred as of September 30, 1999 and reflects the following pro forma adjustments:


    (A) Pro forma adjustments to assets consist of the following (in millions):

                                                                           OTHER
                                                                         LONG-TERM
                                                              GOODWILL    ASSETS
                                                              --------   ---------
Adjust the fair value of other long-term assets consisting
  primarily of deferred financing costs and customer
  acquisition costs.........................................   $   --     $(59.6)
Reverse Pierce Leahy historical goodwill....................   (353.8)        --
Record goodwill related to the merger.......................    792.2         --
                                                               ------     ------
  Total Adjustments.........................................   $438.4     $(59.6)
                                                               ======     ======

                               NEW IRON MOUNTAIN
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

    (B) Pro Forma adjustments to liabilities and shareholders' equity consist of the following (in millions):

                                                                              DEFERRED
                                                       LONG-TERM   DEFERRED    INCOME    SHAREHOLDERS'
                                                         DEBT        RENT      TAXES        EQUITY
                                                       ---------   --------   --------   -------------
Reverse equity not assumed...........................    $  --      $  --      $   --       $(70.5)
Issuance of common stock and options.................       --         --          --        468.7
Fair value of operating leases.......................       --       (5.2)         --           --
Tax effect of fair value adjustments.................       --         --       (17.1)          --
Fair value of debt assumed...........................     (4.2)        --          --           --
Iron Mountain's estimated transaction costs assumed
  to be financed with debt...........................      4.0         --          --           --
Pierce Leahy's estimated transaction costs assumed to
  be financed with debt..............................      3.0         --          --           --
Estimated costs to register common stock assumed to
  be financed with debt..............................      1.0         --          --         (1.0)
                                                         -----      -----      ------       ------
  Total Adjustments..................................    $ 3.8      $(5.2)     $(17.1)      $397.2
                                                         =====      =====      ======       ======

STATEMENTS OF OPERATIONS


    The accompanying pro forma statements of operations of New Iron Mountain for the nine months ended September 30, 1999 and for the year ended December 31, 1998 have been prepared as if the acquisition of Pierce Leahy occurred as of January 1, 1998 and reflects the following pro forma adjustments (in millions):


                                                          NINE MONTHS
                                                             ENDED              YEAR ENDED
                                                      SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                      -------------------   ------------------
(C) Costs of Sales (excluding depreciation)

    To decrease rent expense for the fair value of
    operating leases................................        $ (1.1)               $ (0.7)

    To conform Pierce Leahy's classification of cost
    of sales and selling, general and administrative
    expenses to Iron Mountain's classification......         (17.3)                (19.5)
                                                            ------                ------
                                                            $(18.4)               $(20.2)
                                                            ======                ======

                               NEW IRON MOUNTAIN
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

                                                          NINE MONTHS
                                                             ENDED              YEAR ENDED
                                                      SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                      -------------------   ------------------
(D) Selling, General and Administrative

    To conform Pierce Leahy's classification of cost
    of sales and selling, general and administrative
    expenses to Iron Mountain's classification......        $ 17.3                $ 19.5

    To conform Pierce Leahy's accounting for
    customer acquisition costs to Iron Mountain's
    accounting......................................           5.4                   5.7
                                                            ------                ------
                                                            $ 22.7                $ 25.2
                                                            ======                ======

(E) Depreciation and Amortization

    Amortization of goodwill created in the merger
    based on a 30-year life.........................        $ 11.0                $ 14.6

    To adjust depreciation and amortization for Iron
    Mountain's estimation of useful lives of Pierce
    Leahy's fixed assets and intangible assets......          (7.9)                 (9.1)
                                                            ------                ------
                                                            $  3.1                $  5.5
                                                            ======                ======

(F) Foreign Currency Exchange

    To conform Pierce Leahy's classification of
    foreign currency exchange (gain) loss related to
    long-term debt to Iron Mountain's
    classification..................................        $  5.5                $ (7.9)
                                                            ======                ======

(G) Interest Expense

    Reverse amortization of Pierce Leahy's deferred
    financing costs in connection with the
    adjustment to fair value of debt assumed........        $ (1.2)               $ (1.4)

    Record the amortization related to fair value
    adjustment of debt assumed......................          (1.5)                 (3.8)

    Record interest for borrowings associated with
    the transaction costs of the merger as well as
    the costs of registration of shares of Pierce
    Leahy common stock..............................           0.4                   0.5

    Reverse interest on Pierce Leahy's revolving
    credit facility.................................          (8.9)                 (6.7)

    Record interest on Iron Mountain's revolving
    credit facility at 6.69%........................           7.7                   5.4
                                                            ------                ------
                                                            $ (3.5)               $ (6.0)
                                                            ======                ======

                               NEW IRON MOUNTAIN
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

    The impact of a 1/8% change in the interest rate on pro forma borrowings under Iron Mountain's revolving credit facility for the nine months ended September 30, 1999 and the year ended December 31, 1998 is $153,000 and $204,000, respectively.

                                                          NINE MONTHS
                                                             ENDED              YEAR ENDED
                                                      SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                      -------------------   ------------------
(H) Other Income (Expense), net

    To conform Pierce Leahy's classification of
    foreign currency exchange (gain) loss related to
    long-term debt to Iron Mountain's
    classification..................................        $  5.5                $ (7.9)
                                                            ======                ======

(I) Provision for Income Taxes

    To adjust the provision for income taxes to a
    40% rate on pro forma income before
    nondeductible goodwill amortization and other
    nondeductible expenses..........................        $  3.7                $  4.3
                                                            ======                ======

    (J) To adjust the pro forma weighted average common shares outstanding as if the merger with Pierce Leahy had occurred on January 1, 1998, including the effect of the 10% stock dividend.

                           IRON MOUNTAIN INCORPORATED
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



    The following Unaudited Pro Forma Condensed Consolidated Balance Sheet of Iron Mountain has been prepared based on the balance sheets of Iron Mountain and Midtown Professional Records Centre, Inc. as of September 30, 1999 and the balance sheet of Stortext (Holdings) Limited as of September 12, 1999. Iron Mountain's pro forma balance sheet gives effect to the acquisition of Stortext by Britannia Data Management (Iron Mountain's 50.1% subsidiary) and Midtown by Iron Mountain as if the two acquisitions had been completed or consolidated as of September 30, 1999.



    The following Unaudited Pro Forma Condensed Consolidated Statements of Operations of Iron Mountain for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect to each of the following as if each occurred as of January 1, 1998: (a) Iron Mountain's 1998 and 1999 acquisitions completed through October 31, 1999; (b) Iron Mountain's sale of 6.0 million shares of common stock in April 1998; (c) Iron Mountain's issuance of 8 1/4% Senior Subordinated Notes Due 2011 in April 1999; (d) Iron Mountain's sale of
5.8 million shares of common stock in May 1999; and (e) Iron Mountain's repurchase of shares of Data Base for $39.5 million on May 18, 1999. Iron Mountain's pro forma statements of operations do not include results of operations prior to the date of acquisition, or pro forma adjustments, for one acquisition completed by Iron Mountain on October 1, 1999 and one acquisition completed by Britannia Data Management in September 1999. The impact of these acquisitions is immaterial to Iron Mountain's pro forma financial statements. Pro forma adjustments are described in the accompanying notes.



    In June 1999, Iron Mountain decided to sell its information technology staffing business, Arcus Staffing, which was acquired in January 1998 as part of the acquisition of Arcus Group, Inc. Iron Mountain completed the sale of substantially all of the assets of Arcus Staffing effective November 1, 1999. Iron Mountain has accounted for the sale of Arcus Staffing as a discontinued operation.



    Iron Mountain's pro forma statements of operations do not necessarily indicate the actual results of operations that Iron Mountain would have reported if the events described above had occurred as of January 1, 1998, nor do they necessarily indicate the results of future operations. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the 1998 and 1999 acquisitions. In the opinion of Iron Mountain's management, all adjustments and disclosures necessary to fairly present these pro forma financial statements have been made.


    Iron Mountain has accounted for its acquisitions and the related real estate transactions using the purchase method of accounting.


    You should read Iron Mountain's pro forma financial statements in conjunction with Iron Mountain's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with Iron Mountain's financial statements included or incorporated by reference in this joint proxy statement/prospectus.

                           IRON MOUNTAIN INCORPORATED
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999

                                 (IN THOUSANDS)

                                            HISTORICAL                                       PRO FORMA
                                               IRON          RECENT         PRO FORMA          IRON
                                             MOUNTAIN    ACQUISITIONS(1)   ADJUSTMENTS      MOUNTAIN(2)
                                            ----------   ---------------   -----------      -----------
ASSETS
Current Assets............................  $  144,988        $2,044         $(7,328)(A)    $  139,704
Property, Plant and Equipment, net........     379,249         4,906           2,000 (A)       386,155
Goodwill, net.............................     724,578         2,068          14,154 (A)       740,800
Other Long-term Assets....................      39,109            20           1,000 (A)        40,129
                                            ----------        ------         -------        ----------
      Total Assets........................  $1,287,924        $9,038         $ 9,826        $1,306,788
                                            ==========        ======         =======        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities.......................  $  116,468        $2,852         $  (619)(B)    $  118,701
Long-term Debt, net of Current Portion....     598,493         2,141           6,069 (B)       606,703
Other Long-term Liabilities...............       8,914            --           8,199 (B)        17,113
Deferred Rent.............................      10,591            --              --            10,591
Deferred Income Taxes.....................      20,946           222              --            21,168
Minority Interest.........................      48,357            --              --            48,357
Stockholders' Equity......................     484,155         3,823          (3,823)(B)       484,155
                                            ----------        ------         -------        ----------
      Total Liabilities and Stockholders'
        Equity............................  $1,287,924        $9,038         $ 9,826        $1,306,788
                                            ==========        ======         =======        ==========

------------------------


(1) Consists of Midtown and Stortext acquisitions, which were not included in Iron Mountain's balance sheet as of September 30, 1999.


(2) Includes the assets and liabilities of Arcus Staffing. These assets and liabilities are not material to Iron Mountain's financial position. Iron Mountain sold substantially all of Arcus Staffing's assets effective November 1, 1999.

    The accompanying notes are an integral part of these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             1999 ACQUISITIONS (1)
                                        ----------------------------------------------------------------
                                                          FIRST
                           HISTORICAL    BRITANNIA       AMERICAN
                              IRON          DATA         RECORDS                                            PRO FORMA
                            MOUNTAIN     MANAGEMENT     MANAGEMENT    DATA BASE    MEMOGARDE     OTHER     ADJUSTMENTS
                           ----------   ------------   ------------   ---------   -----------   --------   -----------
Revenues:
  Storage................   $229,989       $3,178        $ 1,687      $  6,781      $1,847       $6,704      $    --
  Service and Storage
    Material Sales.......    148,054        2,032          1,165           415         902        2,949           --
                            --------       ------        -------      --------      ------       ------      -------
    Total Revenues.......    378,043        5,210          2,852         7,196       2,749        9,653           --
                            --------       ------        -------      --------      ------       ------      -------
Operating Expenses:
  Cost of Sales
    (excluding
    depreciation)........    189,828        2,624          1,816         3,254         826        5,034          (38)(C)
  Selling, General and
    Administrative.......     94,194        1,313          3,258         8,695         719        2,574       (9,456)(D)
  Depreciation and
    Amortization.........     46,214          608            153           873         271          611        1,774 (E)
                            --------       ------        -------      --------      ------       ------      -------
    Total Operating
      Expenses...........    330,236        4,545          5,227        12,822       1,816        8,219       (7,720)
                            --------       ------        -------      --------      ------       ------      -------
Operating Income
  (Loss).................     47,807          665         (2,375)       (5,626)        933        1,434        7,720
Interest Expense, net....     40,246          200            161           491         151          214        1,162 (F)
Other Income, net........        115           --             --            --          --           --           --
                            --------       ------        -------      --------      ------       ------      -------
Income (Loss) Before
  Provision (Benefit) for
  Income Taxes and
  Minority Interest......      7,676          465         (2,536)       (6,117)        782        1,220        6,558
Provision (Benefit) for
  Income Taxes...........      7,805          215             --            --         408          211         (355)(G)
Minority Interest........        515           --             --            --          --           --          339 (H)
                            --------       ------        -------      --------      ------       ------      -------
Income (Loss) from
  Continuing
  Operations.............   $   (644)      $  250        $(2,536)     $ (6,117)     $  374       $1,009      $ 6,574
                            ========       ======        =======      ========      ======       ======      =======
Loss from Continuing
  Operations per Common
  Share--Basic and
  Diluted................   $  (0.02)
                            ========
Weighted Average Common
  Shares Outstanding--
  Basic and Diluted......     32,641                                                                           2,759 (I)
                            ========                                                                         =======
EBITDA from Continuing
  Operations.............   $ 94,021       $1,273        $(2,222)     $ (4,753)     $1,204       $2,045      $ 9,494
                            ========       ======        =======      ========      ======       ======      =======


                            PRO FORMA
                               IRON
                           MOUNTAIN(2)
                           ------------
Revenues:
  Storage................    $250,186
  Service and Storage
    Material Sales.......     155,517
                             --------
    Total Revenues.......     405,703
                             --------
Operating Expenses:
  Cost of Sales
    (excluding
    depreciation)........     203,344
  Selling, General and
    Administrative.......     101,297
  Depreciation and
    Amortization.........      50,504
                             --------
    Total Operating
      Expenses...........     355,145
                             --------
Operating Income
  (Loss).................      50,558
Interest Expense, net....      42,625
Other Income, net........         115
                             --------
Income (Loss) Before
  Provision (Benefit) for
  Income Taxes and
  Minority Interest......       8,048
Provision (Benefit) for
  Income Taxes...........       8,284
Minority Interest........         854
                             --------
Income (Loss) from
  Continuing
  Operations.............    $ (1,090)
                             ========
Loss from Continuing
  Operations per Common
  Share--Basic and
  Diluted................    $  (0.03)
                             ========
Weighted Average Common
  Shares Outstanding--
  Basic and Diluted......      35,400
                             ========
EBITDA from Continuing
  Operations.............    $101,062
                             ========

------------------------------

(1) Represents historical results of operations for each 1999 acquisition completed through October 31, 1999 for the period in 1999 prior to the time it was acquired, unless otherwise noted. See "Overview" in the accompanying notes.

(2) Does not give pro forma effect to certain identified cost savings of $1.5 million that Iron Mountain's management believes would have been realized had the 1999 acquisitions completed through October 31, 1999 been fully integrated as of January 1, 1998. These cost savings relate to:
    (a) termination of specific employees and related net reductions in labor expenses; (b) closure of identified redundant facilities and related net reductions in occupancy costs; and (c) elimination of related party expenses, management fees and compensation expenses in excess of amounts that Iron Mountain would have incurred.

    The accompanying notes are an integral part of these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 1998 AND 1999 ACQUISITIONS (2)
                                        --------------------------------------------------------------------------------
                                                                         FIRST
                          HISTORICAL      NATIONAL      BRITANNIA       AMERICAN
                             IRON       UNDERGROUND        DATA         RECORDS
                         MOUNTAIN(1)      STORAGE       MANAGEMENT     MANAGEMENT    DATA BASE     MEMOGARDE     OTHER
                         ------------   ------------   ------------   ------------   ----------   -----------   --------
Revenues:
  Storage..............    $230,702        $4,657        $16,258        $ 6,139       $24,907       $4,301      $21,587
  Service and Storage
    Material Sales.....     153,259           885         14,062          3,761         1,682           18        6,369
                           --------        ------        -------        -------       -------       ------      -------
    Total Revenues.....     383,961         5,542         30,320          9,900        26,589        4,319       27,956
                           --------        ------        -------        -------       -------       ------      -------
Operating Expenses:
  Cost of Sales
    (excluding
    depreciation)......     192,113         2,116         16,511          7,338        11,337        1,165       13,879
  Selling, General and
    Administrative.....      95,867         1,121          5,580          2,212         6,555        1,049        9,984
  Depreciation and
    Amortization.......      48,301           713          3,863            572         3,706          465        1,743
                           --------        ------        -------        -------       -------       ------      -------
    Total Operating
      Expenses.........     336,281         3,950         25,954         10,122        21,598        2,679       25,606
                           --------        ------        -------        -------       -------       ------      -------
Operating Income
  (Loss)...............      47,680         1,592          4,366           (222)        4,991        1,640        2,350
Interest Expense,
  net..................      45,673           282          1,533            541         1,776           80          721
Other Income, net......       1,384            --             --             --            --           --           --
                           --------        ------        -------        -------       -------       ------      -------
Income (Loss) from
  Continuing Operations
  Before Provision
  (Benefit) for Income
  Taxes and Minority
  Interest.............       3,391         1,310          2,833           (763)        3,215        1,560        1,629
Provision (Benefit) for
  Income Taxes.........       6,558           544          1,504            238            --          632          (99)
Minority Interest......          --            --             --             --            --           --           --
                           --------        ------        -------        -------       -------       ------      -------
Income (Loss) from
  Continuing
  Operations...........    $ (3,167)       $  766        $ 1,329        $(1,001)      $ 3,215       $  928      $ 1,728
                           ========        ======        =======        =======       =======       ======      =======
Loss from Continuing
  Operations per Common
  Share--Basic and
  Diluted..............    $  (0.12)
                           ========
Weighted Average Common
  Shares
  Outstanding--Basic
  and Diluted..........      27,470
                           ========
EBITDA from Continuing
  Operations...........    $ 95,981        $2,305        $ 8,229        $   350       $ 8,697       $2,105      $ 4,093
                           ========        ======        =======        =======       =======       ======      =======


                                         PRO FORMA
                          PRO FORMA         IRON
                         ADJUSTMENTS    MOUNTAIN(3)
                         ------------   ------------
Revenues:
  Storage..............    $     --       $308,551
  Service and Storage
    Material Sales.....          --        180,036
                           --------       --------
    Total Revenues.....          --        488,587
                           --------       --------
Operating Expenses:
  Cost of Sales
    (excluding
    depreciation)......        (285)(C)    244,174
  Selling, General and
    Administrative.....          --        122,368
  Depreciation and
    Amortization.......       5,968 (E)     65,331
                           --------       --------
    Total Operating
      Expenses.........       5,683        431,873
                           --------       --------
Operating Income
  (Loss)...............      (5,683)        56,714
Interest Expense,
  net..................       8,087 (F)     58,693
Other Income, net......          --          1,384
                           --------       --------
Income (Loss) from
  Continuing Operations
  Before Provision
  (Benefit) for Income
  Taxes and Minority
  Interest.............     (13,770)          (595)
Provision (Benefit) for
  Income Taxes.........      (2,878)(G)      6,499
Minority Interest......         911 (H)        911
                           --------       --------
Income (Loss) from
  Continuing
  Operations...........    $(11,803)      $ (8,005)
                           ========       ========
Loss from Continuing
  Operations per Common
  Share--Basic and
  Diluted..............                   $  (0.23)
                                          ========
Weighted Average Common
  Shares
  Outstanding--Basic
  and Diluted..........       7,410 (I)     34,880
                           ========       ========
EBITDA from Continuing
  Operations...........    $    285       $122,045
                           ========       ========

----------------------------------
(1) Represents historical results of operations for Iron Mountain for the year ended December 31, 1998, after reclassifications to report the results of operations of Arcus Staffing as a discontinued operation.

(2) Represents historical results of operations for each 1998 acquisition for the period in 1998 prior to the time it was acquired and each 1999 acquisition completed through October 31, 1999, unless otherwise noted, for the year ended December 31, 1998. See "Overview" in the accompanying notes.

(3) Does not give pro forma effect to certain identified cost savings of approximately $7.3 million that Iron Mountain's management believes would have been realized had the 1998 and 1999 acquisitions completed through October 31, 1999 been fully integrated as of January 1, 1998. These cost savings relate to: (a) termination of specific employees and related net reductions in labor expenses; (b) closure of identified redundant facilities and related net reductions in occupancy costs; and (c) elimination of related party expenses, management fees and compensation expenses in excess of amounts that Iron Mountain would have incurred.

    The accompanying notes are an integral part of these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

OVERVIEW

RECENT ACQUISITIONS


    In 1998, Iron Mountain acquired 15 records and information management services businesses, including Arcus Group, Inc. and National Underground Storage, Inc. Total consideration for Arcus Group was $153.7 million, including $55.0 million in aggregate fair value of Iron Mountain common stock and options to acquire Iron Mountain common stock and the balance in cash and assumed debt. Total consideration for National Underground Storage was $30.1 million in cash and assumed debt. The aggregate purchase price of the businesses and related real estate acquired in 1998, excluding Arcus Group and National Underground Storage, was $74.8 million, including $12.1 million in fair value of Iron Mountain common stock. In addition, Iron Mountain exchanged certain assets of Copyright, Inc., one of its subsidiaries, with a fair value of $3.0 million as partial consideration in its acquisition of Leonard Archives Acquisition Corp. Iron Mountain's pro forma statement of operations for the year ended
December 31, 1998 reflects a reduction of service and storage material sales revenues of $2.6 million and a reduction of EBITDA of $0.6 million related to the disposition of these assets.



    In 1999, through October 31, 1999, Iron Mountain acquired 16 records and information management services businesses, including Data Base, Inc., First American Records Management, Inc., Memogarde and a controlling 50.1% interest in Britannia Data Management. Total consideration for the 50.1% interest in Britannia Data Management was $49.3 million, consisting of cash and the capital stock of Arcus Data Security Limited, Iron Mountain's existing U.K. subsidiary. Total consideration for Data Base, including related real estate, was $115.0 million, including $46.0 million in fair value of Iron Mountain common stock and the balance in cash and assumed debt. Total consideration for First American Records Management was $41.5 in cash, and total consideration for Memogarde was $16.9 in cash and assumed debt. The aggregate purchase price of the businesses and related real estate that Iron Mountain acquired in 1999, excluding Britannia Data Management, Data Base, First American Records Management and Memogarde, was $44.2 million.



    All Iron Mountain 1998 and 1999 acquisitions completed through October 31, 1999 are listed below:


     1998 ACQUISITIONS                                        COMPLETION
------------------------------------------------------------  DATE
                                                              --------------
    Bekins Records Management (a division of Bekins Van &
      Storage, Inc.)........................................  January 1998
    Midwest Records Management (a division of I-GO Van &
      Storage Co.)..........................................  January 1998
    Arcus Group, Inc........................................  January 1998
    Records Venture One, Inc. (d/b/a Information Management
      Consultants of Arizona)...............................  January 1998
    Sloan Vaults, Inc. (d/b/a The Vault)....................  February 1998
    InterMation, Inc........................................  April 1998
    Records and information management services business of
      Bekins Moving & Storage Co............................  June 1998
    National Underground Storage, Inc.......................  July 1998
    Hart Information Services, Inc..........................  July 1998
    Rockford Business Interiors, Inc........................  July 1998
    Albuquerque Archives, Inc...............................  August 1998
    Records and Filing Consultants, Inc.....................  August 1998
    Commercial Archives, Inc................................  October 1998
    Leonard Archives Acquisition Corp.......................  October 1998
    Datavault Corporation...................................  November 1998

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

     1999 ACQUISITIONS (THROUGH OCTOBER 31, 1999)
------------------------------------------------------------
    Britannia Data Management Limited (50.1% interest)......  January 1999
    Secure Accessible Files Environment, Inc................  February 1999
    Confidential Records Center, Inc........................  March 1999
    Information Storage Service Center, Inc.................  March 1999
    First American Records Management, Inc..................  April 1999
    Data Base, Inc..........................................  April 1999
    Datavault/United States Safe Deposit Corporation........  May 1999
    File Management, Inc....................................  May 1999
    MAP, S.A. (Memogarde)(1)................................  June 1999
    Carter Media Management, Inc............................  June 1999
    Central Files, Inc......................................  June 1999
    A Jacksonville, Florida records management business.....  June 1999
    Sistemas de Archivo Corporativo, S. de R.L. de C.V.
    (50.1% interest)........................................  August 1999
    Stortext (Holdings) Ltd.(1).............................  September 1999
    Datavault S.A.(1).......................................  September 1999
    Midtown Professional Records Centre, Inc................  October 1999

------------------------

(1) Britannia Data Management acquired each of these businesses.

BRITANNIA DATA MANAGEMENT


    On January 4, 1999, Iron Mountain purchased a controlling 50.1% interest in Britannia Data Management for total consideration of $49.3 million, consisting of cash and the capital stock of Arcus Data Security Limited, an existing data security services business in London. Iron Mountain acquired shares of Britannia Data Management from Mentmore Abbey plc and from Abbey Storage Limited, a wholly owned subsidiary of Mentmore Abbey. In addition, Iron Mountain acquired newly issued shares from Britannia Data Management in exchange for cash and the capital stock of Arcus Data Security Limited. Iron Mountain owns 50.1% of the outstanding capital stock of Britannia Data Management and Mentmore Abbey owns the remaining 49.9 percent.



    Britannia Data Management has an April 30 fiscal year end. Iron Mountain has consolidated Britannia Data Management using an October 31 fiscal year end. Accordingly, Iron Mountain's pro forma statements of operations for the nine months ended September 30, 1999 and for the year ended December 31, 1998 include Britannia Data Management's results for the nine months ended July 31, 1999 and for the year ended October 31, 1998.



    On June 2, 1999, Britannia Data Management acquired Memogarde for aggregate consideration of $16.9 million. Memogarde had a February 28 fiscal year end. Iron Mountain's pro forma statement of operations for the nine months ended September 30, 1999 includes Memogarde's results for the nine months ended
July 31, 1999 and Iron Mountain's pro forma statement of operations for the year ended December 31, 1998 includes Memogarde's results for its fiscal year ended February 28, 1999.



    On September 12, 1999, Britannia Data Management acquired Stortext for approximately $16.1 million in cash. Stortext had a March 31 fiscal year end. Iron Mountain's pro forma balance sheet as of September 30, 1999 includes the balance sheet of Stortext as of September 12, 1999. Iron Mountain's pro forma statement of operations for the nine months ended September 30, 1999 includes Stortext's results for the nine months ended July 31, 1999 and Iron Mountain's pro forma statement of

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)


operations for the year ended December 31, 1998 includes Stortext's results for its fiscal year ended March 31, 1999.



    The financial statements of Britannia Data Management, Memogarde and Stortext have been prepared in accordance with U.S. generally accepted accounting principles and have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." The functional currencies of Britannia Data Management and Stortext are Pounds Sterling and the functional currency of Memogarde is French Francs. The assets and liabilities have been translated into U.S. dollars at the exchange rate in effect at the end of the period translated. Revenues and expenses have been translated into U.S. dollars at the average exchange rate in effect during the period translated. Gains and losses that result from translating assets and liabilities into U.S. dollars are included in stockholders' equity as a cumulative translation adjustment. The amount of the cumulative translation loss as of September 30, 1999 included in stockholders' equity in the accompanying pro forma balance sheet of Iron Mountain
$1.9 million.


DATA BASE ACQUISITION

    On April 8, 1999, Iron Mountain acquired Data Base and related real estate for $115.0 million. As part of the total consideration, Iron Mountain issued 1,476,577 shares of common stock with a fair value of $46.0 million. On May 18, 1999, Iron Mountain repurchased all of the shares issued in connection with the Data Base acquisition from the former shareholders of Data Base for $39.5 million, with a portion of the net proceeds from Iron Mountain's 1999 equity offering.

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

BALANCE SHEET

    Iron Mountain paid $525.5 million in aggregate consideration for the 1998 and 1999 acquisitions completed through October 31, 1999. Iron Mountain has allocated the excess of the purchase price over the book value of the net assets acquired for each of the acquisitions to tangible and intangible assets, based on its estimate of the fair value of the net assets acquired. The following allocation of the aggregate purchase price is preliminary and subject to adjustment, based on the final determination of the fair value of the net assets acquired. Iron Mountain's management believes that the final allocation of the purchase price will not differ materially from the preliminary estimated amounts.


                                                              (in millions)
1998 ACQUISITIONS:
    Current Assets..........................................      $ 28.9
    Property, Plant and Equipment...........................        54.2
    Goodwill................................................       202.7
    Other Long-term Assets..................................         1.7
    Current Liabilities.....................................       (22.7)
    Deferred Income Taxes...................................        (2.4)
    Other Long-term Liabilities.............................        (3.8)
                                                                  ------
      Purchase Price of 1998 Acquisitions...................                    258.6

1999 ACQUISITIONS COMPLETED THROUGH OCTOBER 31, 1999:
    Current Assets..........................................        33.1
    Property, Plant and Equipment...........................        72.4
    Goodwill................................................       246.2
    Other Long-term Assets..................................         2.7
    Current Liabilities.....................................       (26.9)
    Long-term Debt..........................................       (15.2)
    Deferred Income Taxes...................................        (2.2)
    Other Long-term Liabilities.............................        (0.1)
    Minority Interest.......................................       (43.1)
                                                                  ------
      Purchase Price of 1999 Acquisitions...................                    266.9
                                                                               ------
      Total Purchase Price of the 1998 and 1999
        Acquisitions........................................                   $525.5
                                                                               ======

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

    The 1998 and 1999 acquisitions are assumed to be financed as follows (in millions):


1998 ACQUISITIONS:
    Fair value of common stock issued.......................   $ 51.4
    Fair value of options granted...........................     15.7
    Net proceeds from Iron Mountain's 1997 debt offering....     24.5
    Net proceeds from Iron Mountain's 1998 equity
      offering..............................................    132.0
    Net proceeds from Iron Mountain's 1999 debt offering....     32.0
    Assets of Copyright, Inc................................      3.0
                                                               ------
        Purchase Price of 1998 Acquisitions.................               258.6

1999 ACQUISITIONS COMPLETED THROUGH OCTOBER 31, 1999:
    Fair value of common stock issued.......................     46.0
    Net proceeds from Iron Mountain's 1999 debt offering....    145.0
    Net proceeds from Iron Mountain's 1999 equity
      offering..............................................     56.5
    Borrowings under Britannia Data Management's line of
      credit................................................     13.6
    Assumption of Long-term debt............................      3.3
    Capital Stock of Arcus Data Security Limited............      2.5
                                                               ------
        Purchase Price of 1999 Acquisitions.................               266.9
                                                                          ------
            Total Purchase Price of 1998 and 1999
              Acquisitions..................................              $525.5
                                                                          ======



    The accompanying pro forma balance sheet of Iron Mountain as of September 30, 1999 has been prepared as if the Stortext and Midtown acquisitions had been consolidated or completed as of September 30, 1999 and reflects the following pro forma adjustments:


(A) Pro forma adjustments to assets consist of the following (in millions):

                                                                    PROPERTY,                OTHER
                                                         CURRENT    PLANT AND              LONG-TERM
                                                          ASSETS    EQUIPMENT   GOODWILL    ASSETS
                                                         --------   ---------   --------   ---------
Record use of Britannia Data Management's cash to fund
  Stortext acquisition.................................   $(14.7)     $ --       $  --       $ --
Record Britannia Data Management receivable from
  Mentmore Abbey to fund Stortext acquisition..........      7.5        --          --         --
Reverse assets of acquired companies not purchased.....     (0.1)       --          --         --
Record estimated fair value in excess of book value of
  assets acquired......................................       --       2.0          --        1.0
Record goodwill related to acquired companies..........       --        --        14.2         --
                                                          ------      ----       -----       ----
      Total Adjustments................................   $ (7.3)     $2.0       $14.2       $1.0
                                                          ======      ====       =====       ====

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

(B) Pro forma adjustments to liabilities and stockholders' equity consist of the following (in millions):

                                                                                  OTHER
                                                                                  LONG-
                                                       CURRENT     LONG-TERM      TERM       STOCKHOLDERS'
                                                     LIABILITIES     DEBT      LIABILITIES      EQUITY
                                                     -----------   ---------   -----------   -------------
Reverse liabilities and equity not assumed in
  connection with the Stortext and Midtown
  acquisitions.....................................     $(0.8)       $(1.1)       $ --           $(3.8)
Record additional debt to finance the Midtown
  acquisition......................................        --          7.2          --              --
Record Britannia Data Management payable to
  Mentmore Abbey to finance Stortext acquisition...        --           --         7.5              --
Record deferred portion of purchase price related
  to the Midtown acquisition.......................       0.2           --         0.7              --
                                                        -----        -----        ----           -----
      Total Adjustments............................     $(0.6)       $ 6.1        $8.2           $(3.8)
                                                        =====        =====        ====           =====

STATEMENTS OF OPERATIONS


    The accompanying pro forma statements of operations of Iron Mountain for the nine months ended September 30, 1999 and the year ended December 31, 1998 have been prepared as if the 1998 and 1999 acquisitions completed through October 31, 1999, the 1998 and 1999 equity offerings, and the 1999 debt offering had occurred on January 1, 1998 and reflect the following pro forma adjustments:


(C) To reduce cost of sales to eliminate rent expense for facilities purchased as part of certain acquisitions that would not have been incurred had these acquisitions occurred as of January 1, 1998.

(D) To reverse one-time bonus payments, other non-recurring compensation expenses and brokers' fees directly attributable to the Data Base, First American Records Management and Secure Accessible Files Environment, Inc. acquisitions.

(E) To reflect additional depreciation expense based on the fair value of the property, plant and equipment acquired and the remaining useful lives and the amortization of goodwill and other intangible assets. Property, plant and equipment are depreciated over three to 50 years, goodwill is amortized over 25 to 30 years, software is amortized over three years and covenants not-to-compete are amortized over two to five years on a straight-line basis.

                           IRON MOUNTAIN INCORPORATED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

(F) Pro forma adjustments to interest expense consist of the following (in millions):

                                                                 NINE MONTHS
                                                                    ENDED             YEAR ENDED
                                                              SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                                              ------------------   -----------------
ACQUISITION ADJUSTMENTS:

Reverse interest expense on debt of the acquired companies
  retired or not assumed....................................         $(0.8)              $(3.2)

Record interest expense on the additional debt used to
  finance the 1998 and 1999 acquisitions assumed to be
  financed under Iron Mountain's revolving credit
  facility..................................................           2.6                14.7

FINANCING ADJUSTMENTS:

Reverse interest expense on Iron Mountain's revolving credit facility debt assumed to be retired with the net proceeds
  from the 1999 debt offering and a portion of the net
  proceeds from Iron Mountain's 1999 equity offering........          (4.4)              (16.2)

Record interest expense related to Iron Mountain's 1999 debt offering, including amortization of deferred financing
  fees......................................................           3.8                12.8
                                                                     -----               -----

      Total Acquisition and Financing Adjustments...........         $ 1.2               $ 8.1
                                                                     =====               =====

(G) To adjust the provision for income taxes to a 40% rate on domestic pro forma income before nondeductible goodwill amortization and other nondeductible expenses, and adjust to foreign statutory rates on foreign pro forma income before nondeductible goodwill amortization.


(H) To record the 49.9% minority interest in the net income of Memogarde, Stortext, Sistemas de Archivo Corporativo and Britannia Data Management after giving pro forma effect to Arcus Data Security Limited's 1998 net income.


(I) To adjust the pro forma weighted average common shares outstanding as if the 1998 and 1999 acquisitions completed through October 31, 1999, and the 1998 and 1999 equity offerings had occurred on January 1, 1998. The number of shares of common stock issued and repurchased, and the adjustments, are as follows (in thousands):

                                                TOTAL NUMBER OF      NINE MONTHS
                                                 SHARES ISSUED          ENDED             YEAR ENDED
TRANSACTIONS                                    OR REPURCHASED    SEPTEMBER 30, 1999   DECEMBER 31, 1998
------------                                    ---------------   ------------------   -----------------
1999 equity offering..........................       5,750               2,759               5,750
1998 equity offering..........................       6,038                  --               1,538
Data Base.....................................       1,477                 525               1,477
Repurchase of Data Base shares................      (1,477)               (525)             (1,477)
Other.........................................         489                  --                 122
                                                    ------               -----              ------
  Net shares issued...........................      12,277               2,759               7,410
                                                    ======               =====              ======

                               PIERCE LEAHY CORP.
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



    The following Unaudited Pro Forma Condensed Consolidated Balance Sheet of Pierce Leahy Corp. has been prepared based on the historical condensed consolidated balance sheet of Pierce Leahy as of September 30, 1999. Pierce Leahy's pro forma balance sheet gives effect to the redemption of Pierce Leahy's redeemable preferred stock on November 1, 1999 and its replacement with additional borrowings under Pierce Leahy's revolving credit facility as if it had occurred as of September 30, 1999.


    The following Unaudited Pro Forma Condensed Consolidated Statements of Operations of Pierce Leahy for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect to: (a) all of the 1998 and 1999 acquisitions that Pierce Leahy completed through October 31, 1999; and (b) the issuance of 8 1/8% Senior Notes due 2008 in April 1998, as if each had occurred as of January 1, 1998. It should be noted that all of the 1999 Pierce Leahy acquisitions were completed prior to September 30, 1999 and therefore the historical balance sheet at that date gives effect to those transactions. The pro forma adjustments are described in the accompanying notes.


    Pierce Leahy's pro forma statements of operations do not necessarily indicate the actual results of operations that Pierce Leahy would have reported if the events described above had occurred as of January 1, 1998, nor do they necessarily indicate the results of future operations. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the 1998 and 1999 acquisitions. In the opinion of Pierce Leahy's management, all adjustments and disclosures necessary to fairly present these pro forma financial statements have been made.


    Pierce Leahy has accounted for its 1998 and 1999 acquisitions using the purchase method of accounting.


    You should read Pierce Leahy's pro forma financial statements in conjunction with Pierce Leahy's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with Pierce Leahy's financial statements included or incorporated by reference in this joint proxy statement/ prospectus.

                               PIERCE LEAHY CORP.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999

                                 (IN THOUSANDS)

                                                            HISTORICAL                     PRO FORMA
                                                              PIERCE      PRO FORMA         PIERCE
                                                              LEAHY      ADJUSTMENTS         LEAHY
                                                            ----------   -----------       ---------
ASSETS

Current Assets............................................   $ 66,788      $    --         $ 66,788
Property and Equipment, net...............................    262,576           --          262,576
Intangible Assets, net....................................    419,119           --          419,119
Other Long-term Assets....................................      2,575           --            2,575
                                                             --------      -------         --------
  Total Assets............................................   $751,058      $    --         $751,058
                                                             ========      =======         ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities.......................................   $ 86,107      $    --         $ 86,107
Long-term Debt, net of Current Portion....................    564,105        4,927 (A)      569,032
Deferred Rent.............................................      6,822           --            6,822
Deferred Income Taxes.....................................     18,614           --           18,614
Redeemable Preferred Stock................................      4,927       (4,927 )(A)          --
Shareholders' Equity......................................     70,483           --           70,483
                                                             --------      -------         --------
  Total Liabilities and Shareholders' Equity..............   $751,058      $    --         $751,058
                                                             ========      =======         ========

    The accompanying notes are an integral part of these pro forma financial statements.

                               PIERCE LEAHY CORP.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             HISTORICAL
                                               PIERCE           1999            PRO FORMA       PRO FORMA
                                               LEAHY      ACQUISITIONS (1)   ADJUSTMENTS (2)   PIERCE LEAHY
                                             ----------   ----------------   ---------------   ------------
Revenues:
  Storage..................................   $139,856         $1,134             $ --           $140,990
  Service and Storage Material Sales.......    113,903          1,133               --            115,036
                                              --------         ------             ----           --------
    Total Revenues.........................    253,759          2,267               --            256,026
                                              --------         ------             ----           --------

Operating Expenses:
  Cost of Sales (excluding depreciation and
    amortization)..........................    143,429          1,659               --            145,088
  Selling, General and Administrative......     33,563            161               --             33,724
  Depreciation and Amortization............     32,084             74              272 (B)         32,430
  Foreign Currency Exchange................     (5,505)            --               --             (5,505)
                                              --------         ------             ----           --------
    Total Operating Expenses...............    203,571          1,894              272            205,737
                                              --------         ------             ----           --------
Operating Income...........................     50,188            373             (272)            50,289
Interest Expense, net......................     38,877              5              718 (C)         39,600
                                              --------         ------             ----           --------
Income Before Income Taxes.................     11,311            368             (990)            10,689
Income Taxes...............................      3,482             --             (391)(D)          3,091
                                              --------         ------             ----           --------
Net Income.................................      7,829            368             (599)             7,598

Preferred Stock Dividend...................        648             --             (648)(C)             --
                                              --------         ------             ----           --------
Net Income Applicable to Common
  Shareholders.............................   $  7,181         $  368             $ 49           $  7,598
                                              ========         ======             ====           ========
Net Income per Common Share--Basic.........   $   0.42                                           $   0.45
                                              ========                                           ========
Net Income per Common Share--Diluted.......   $   0.41                                           $   0.43
                                              ========                                           ========
Weighted Average Common Shares
  Outstanding--Basic.......................     17,066                                             17,066
                                              ========                                           ========
Weighted Average Common Shares
  Outstanding--Diluted.....................     17,589                                             17,589
                                              ========                                           ========

EBITDA.....................................   $ 76,767         $  447             $ --           $ 77,214
                                              ========         ======             ====           ========

------------------------

(1) Represents historical results of operations for each 1999 acquisition completed through October 31, 1999 for the period in 1999 prior to the time it was acquired.


(2) Does not give pro forma effect to certain identified cost savings of $0.1 million that Pierce Leahy believes would have been realized had the 1999 acquisitions completed through October 31, 1999 been fully integrated as of January 1, 1998. These cost savings relate to: (a) termination of specific employees and related net reductions in labor expenses; and
    (b) reduction of other operating and administrative costs due to economies of scale.


    The accompanying notes are an integral part of these pro forma financial statements.

                               PIERCE LEAHY CORP.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   HISTORICAL   1998 AND 1999 ACQUISITIONS (1)                     PRO FORMA
                                     PIERCE     ------------------------------      PRO FORMA       PIERCE
                                     LEAHY      ARCHIVEX   KESTREL     OTHER     ADJUSTMENTS (2)     LEAHY
                                   ----------   --------   --------   --------   ---------------   ---------
Revenues:
  Storage........................   $153,533     $1,825     $3,482    $14,652       $     --       $173,492
  Service and Storage Material
    Sales........................    116,767      2,048      2,575     11,217             --        132,607
                                    --------     ------     ------    -------       --------       --------
    Total Revenues...............    270,300      3,873      6,057     25,869             --        306,099
                                    --------     ------     ------    -------       --------       --------

Operating Expenses:
  Cost of Sales (excluding
    depreciation and
    amortization)................    154,435      2,182      2,720     16,592             --        175,929
  Selling, General and
    Administrative...............     36,994        950      1,929      4,018             --         43,891
  Depreciation and
    Amortization.................     35,772        245        510        946          3,554(B)      41,027
  Foreign Currency Exchange......      7,907         --         --         --             --          7,907
                                    --------     ------     ------    -------       --------       --------
    Total Operating Expenses.....    235,108      3,377      5,159     21,556          3,554        268,754
                                    --------     ------     ------    -------       --------       --------
Operating Income.................     35,192        496        898      4,313         (3,554)        37,345
Interest Expense, net............     42,864        112        428        143          7,008(C)      50,555
                                    --------     ------     ------    -------       --------       --------
Income (loss) before Income
  Taxes..........................     (7,672)       384        470      4,170        (10,562)       (13,210)
Income Taxes.....................      3,318        115        171         34          1,284(D)       4,922
                                    --------     ------     ------    -------       --------       --------
Net Income (Loss)................   $(10,990)    $  269     $  299    $ 4,136       $(11,846)      $(18,132)
                                    ========     ======     ======    =======       ========       ========

Net Loss per Common Share--Basic
  and Diluted....................   $  (0.65)                                                      $  (1.06)
                                    ========                                                       ========
Weighted Average Common Shares
  Outstanding--Basic and
  Diluted........................     16,805                                             221(E)      17,026
                                    ========                                        ========       ========

EBITDA...........................   $ 78,871     $  741     $1,408    $ 5,259       $     --       $ 86,279
                                    ========     ======     ======    =======       ========       ========

------------------------

(1) Represents historical results of operations for each 1998 acquisition for the period in 1998 prior to the time it was acquired and each 1999 acquisition completed through October 31, 1999 for the year ended December 31, 1998.

(2) Does not give pro forma effect to certain identified cost savings of $2.7 million that Pierce Leahy's management believes would have been realized had the 1998 and 1999 acquisitions completed through October 31, 1999 been fully integrated as of January 1, 1998. These cost savings relate to: (a) termination of specific employees and related net reductions in labor expenses; (b) closure of identified redundant facilities and related net reductions in occupancy costs; and (c) reduction of other operating and administrative costs due to economies of scale.

    The accompanying notes are an integral part of these pro forma financial statements.

                               PIERCE LEAHY CORP.
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

OVERVIEW

ACQUISITIONS


    In 1998, Pierce Leahy completed 16 acquisitions for an aggregate purchase price of $204.1 million, consisting of $186.5 million in net cash, 548,262 shares of Pierce Leahy common stock with a fair value of $14.4 million and $3.2 million in seller notes. The most significant of these acquisitions were the acquisitions of Archivex Inc. for $59.0 million in cash in April 1998, and Kestrel Holdings, Inc. for $52.0 million in cash in July 1998. During 1998, Pierce Leahy's principal Canadian subsidiary issued $135.0 principal amount of 8 1/8% Senior Notes due 2008, a portion of which was used to finance the acquisition of Archivex Inc. The 8 1/8% Senior Notes due 2008 are guaranteed by Pierce Leahy on a senior subordinated basis. The remainder of the 1998 acquisitions was financed primarily from borrowings under Pierce Leahy's credit facility, the issuance of Pierce Leahy common stock and seller notes.


    In 1999, through October 31, 1999, Pierce Leahy completed four acquisitions for an aggregate purchase price of approximately $42.9 million, consisting of $23.6 million in net cash and $19.3 million in seller notes.

    All Pierce Leahy 1998 and 1999 acquisitions are listed below:


1998 ACQUISITIONS                                           COMPLETION DATE
-----------------                                           ----------------
Automated Record Centres Ltd..............................  January 1998
Record Archives Corp......................................  January 1998
DataStor, Inc.............................................  January 1998
Off-Site Records Management, Inc..........................  February 1998
DVX. Inc. d/b/a Deliverex of Denver.......................  March 1998
Amodio Archives...........................................  April 1998
Archivex Inc..............................................  April 1998
All-Safe Archives, Inc....................................  May 1998
The Records Centre........................................  May 1998
Comac Services, Inc.......................................  May 1998
Data Protection Services..................................  June 1998
Kestrel Holdings, Inc.....................................  July 1998
Bender Records Service....................................  July 1998
Keystone Records Management, Inc..........................  July 1998
Dallas Secured Records Storage, Inc.......................  July 1998
Data Management Systems, Ltd..............................  July 1998

1999 ACQUISITIONS (COMPLETED THROUGH OCTOBER 31, 1999)
Allards Record Center.....................................  January 1999
Medex Systems Storage, Inc................................  January 1999
Datavault, Ltd............................................  February 1999
Tippet-Richardson, Ltd....................................  July 1999


BALANCE SHEET

    Pierce Leahy paid $247.0 million in aggregate consideration for the 1998 and 1999 acquisitions completed through October 31, 1999. Pierce Leahy has allocated the excess of the purchase price over the book value of the net assets acquired for each of the acquisitions to tangible and intangible assets, based on its estimate of the fair value of the net assets acquired. The following allocation of the aggregate purchase price is preliminary and subject to adjustment, based on the final determination of the fair value of the net assets acquired. Pierce Leahy's management believes that the final allocation of the purchase price will not differ materially from the preliminary estimated amounts.

                                                              (in millions)
1998 ACQUISITIONS:
  Current Assets............................................      $  8.1
  Property and Equipment....................................        36.4
  Goodwill..................................................       178.0
  Other Long-term Assets....................................         9.6
  Current Liabilities.......................................       (13.7)
  Deferred Income Taxes.....................................        (1.4)
  Other Long-term Liabilities...............................       (12.9)
                                                                  ------
    Purchase Price of 1998 Acquisitions.....................                    204.1

1999 ACQUISITIONS COMPLETED THROUGH OCTOBER 31, 1999:
  Current Assets............................................         3.5
  Property and Equipment....................................         4.5
  Goodwill..................................................        40.6
  Other Long-term Assets....................................         1.3
  Current Liabilities.......................................        (6.1)
  Deferred Income Taxes.....................................        (0.2)
  Other Long-term Liabilities...............................        (0.7)
                                                                  ------
    Purchase Price of 1999 Acquisitions.....................                     42.9
                                                                               ------
    Total Purchase Price of the 1998 and 1999
      Acquisitions..........................................                   $247.0
                                                                               ======

    The 1998 and 1999 acquisitions completed through October 31, 1999 are assumed to be financed as follows (in millions):

1998 ACQUISITIONS:
  Seller notes issued.......................................   $  3.2
  Fair value of common stock issued.........................     14.4
  Net proceeds from 1998 8 1/8% Senior Notes................    129.0
  Net borrowings from revolving credit facility.............     57.5
                                                               ------
    Purchase Price of 1998 Acquisitions.....................                204.1

1999 ACQUISITIONS COMPLETED THROUGH OCTOBER 31, 1999:
  Seller notes issued.......................................     19.3
  Net borrowings from revolving credit facility.............     23.6
                                                               ------
    Purchase Price of 1999 Acquisitions.....................                 42.9
                                                                           ------
      Total Purchase Price of 1998 and 1999 Acquisitions....               $247.0
                                                                           ======


    The accompanying pro forma balance sheet of Pierce Leahy as of September 30, 1999 reflects the following pro forma adjustment:


    (A) To reflect the redemption of Pierce Leahy's redeemable preferred stock and its replacement with additional borrowings under Pierce Leahy's revolving credit facility.

STATEMENTS OF OPERATIONS


    The accompanying pro forma statements of operations of Pierce Leahy for the nine months ended September 30, 1999 and for the year ended December 31, 1998 have been prepared as if the 1998 and 1999 acquisitions completed through October 31, 1999, and the sale of the 1998 8 1/8% Senior Notes had occurred on January 1, 1998 and reflect the following pro forma adjustments:


    (B) To reflect additional depreciation expense based on the fair value of the property and equipment acquired and the remaining useful lives and the amortization of goodwill. Property and equipment are depreciated over five to 25 years, goodwill is amortized over 30 years and covenants not-to-compete are amortized over the specific period to be benefited as specified in the purchase agreement on a straight-line basis.

    (C) To record interest expense on the additional debt used to finance the 1998 and 1999 acquisitions. This debt includes the net proceeds from the 1998 8 1/8% Senior Notes and net borrowings under Pierce Leahy's revolving credit facility. In addition, this adjustment records interest expense and eliminates preferred stock dividends based on the redemption of Pierce Leahy's redeemable preferred stock and its replacement with additional borrowings under Pierce Leahy's revolving credit facility.

    (D) To adjust the provision for income taxes to Pierce Leahy's effective domestic rate on domestic pro forma income before nondeductible goodwill amortization and other nondeductible expenses, and adjust to foreign statutory rates on foreign pro forma income before nondeductible goodwill and interest expense.

    (E) To adjust the pro forma weighted average common shares outstanding as if the 548,262 shares of common stock issued in May 1998 as part of the aggregate purchase price of Comac Services, Inc. had occurred on January 1, 1998.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

    On April 21, 1999, Iron Mountain common stock began trading on the NYSE under the symbol "IRM." Prior to that date, Iron Mountain common stock traded on the Nasdaq National Market under the symbol "IMTN." Since Pierce Leahy common stock began public trading on July 1, 1997, it has been traded on the NYSE under the symbol "PLH." Following the merger, Pierce Leahy, as the surviving entity, will change its name to Iron Mountain Incorporated and its shares will trade on the NYSE under the symbol "IRM."

    The following table sets forth, for the fiscal quarters indicated, based on published financial sources, the range of high and low sale prices of Iron Mountain common stock and Pierce Leahy common stock (rounded to two decimal places). Neither company has paid any cash dividends during the periods presented.


                                                                 IRON MOUNTAIN         PIERCE LEAHY
                                                                COMMON STOCK(1)       COMMON STOCK(2)
                                                              -------------------   -------------------
                                                                HIGH       LOW        HIGH       LOW
                                                              --------   --------   --------   --------
1997
  1st Quarter...............................................   $20.67     $14.33     $   --     $   --
  2nd Quarter...............................................    20.00      15.00         --         --
  3rd Quarter...............................................    24.17      19.50      29.31      23.56
  4th Quarter...............................................    26.50      21.29      31.06      15.44
1998
  1st Quarter...............................................    25.08      20.92      27.00      20.38
  2nd Quarter...............................................    30.67      24.58      28.88      23.25
  3rd Quarter...............................................    30.50      22.50      25.88      16.75
  4th Quarter...............................................    36.25      23.00      26.00      17.63
1999
  1st Quarter...............................................    36.25      27.38      27.00      24.00
  2nd Quarter...............................................    33.13      25.38      26.75      23.63
  3rd Quarter...............................................    34.38      27.88      26.00      20.06
  4th Quarter (through December 10, 1999)...................    35.13      25.13      37.94      23.44


------------------------

(1) On June 30, 1998, Iron Mountain's Board of Directors approved a three-for-two split effected in the form of a dividend on Iron Mountain's common stock. The additional shares of common stock were issued on July 31, 1998 to all stockholders of record as of the close of business on July 17, 1998. The above table gives effect to this stock split.

(2) Pierce Leahy common stock prices do not reflect a stock dividend of one share of common stock for every ten shares outstanding which Pierce Leahy expects to pay prior to the closing of the merger.


    On October 20, 1999, the last full trading day before the announcement of the signing of the merger agreement, the last reported sale prices per share of Iron Mountain and Pierce Leahy common stock were $30.44 and $25.81. On
December   , 1999, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the last reported sale prices per share
of Iron Mountain and Pierce Leahy common stock were $     and $     . WE URGE
SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE MERGER.

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                        AND BYLAWS OF NEW IRON MOUNTAIN

    When the Pierce Leahy shareholders vote to approve the merger agreement, they are also approving the amended and restated articles of incorporation and bylaws of Pierce Leahy, which will be the organizational documents that govern the rights of the shareholders of New Iron Mountain. The amended and restated articles of incorporation and bylaws of New Iron Mountain do not contain material, substantive changes from the current articles of incorporation and bylaws of Pierce Leahy, except for the increase in the number of shares of authorized common stock of New Iron Mountain.


    The following table indicates the current authorized capital stock of Pierce Leahy and the proposed authorized capital stock of New Iron Mountain that Pierce Leahy shareholders are asked to approve in voting in favor of the merger proposal:


                                                                   CURRENT            PROPOSED
                                                                PIERCE LEAHY      NEW IRON MOUNTAIN
                                                              AUTHORIZED SHARES   AUTHORIZED SHARES
                                                              -----------------   -----------------
Common Stock................................................      80,000,000         150,000,000
Preferred Stock.............................................      10,000,000          10,000,000
                                                                  ----------         -----------
    Total:..................................................      90,000,000         160,000,000
                                                                  ==========         ===========


    As of December   , 1999, giving effect to the Pierce Leahy one-for-ten stock dividend:



    - 18,782,967 shares of common stock of Pierce Leahy were issued and outstanding; and



    - 2,801,311 shares of common stock of Pierce Leahy were reserved for future issuances under equity incentive plans.


    In addition, upon closing of the merger, New Iron Mountain will:


    - issue approximately 35,466,629 shares of common stock based on Iron Mountain's shares of common stock outstanding; and



    - reserve for issuance under Iron Mountain equity incentive plans that will be assumed by New Iron Mountain approximately 3,165,919 shares of common stock.



Taking into account the foregoing uses, approximately 19,783,174 shares of common stock of New Iron Mountain would be unreserved and unissued after the merger if the number of authorized common shares were to remain the same and approximately 89,783,174 shares of common stock of New Iron Mountain would be unreserved and unissued after the merger if the number of authorized common shares were increased to 150,000,000.



    As of December   , 1999, there were no shares of Pierce Leahy preferred
stock issued and outstanding. The authorized and unissued shares of preferred stock may be issued with such designations, voting powers, preferences and relative, participating, optional or other special rights and the qualification, limitations or restrictions thereon as the Board may authorize without further action by shareholders.


    We believe that the current level of authorized shares of common stock will restrict New Iron Mountain's ability to issue or reserve common stock for general corporate purposes, including the following:

    - to consummate certain business acquisitions;

    - to raise cash through sales of common stock to public and private investors; and

    - to pay stock dividends or effectuate stock splits.


    The purpose of the proposed increase in the number of shares of authorized common stock is to provide sufficient authorized shares of common stock to give the New Iron Mountain Board the flexibility to issue common stock in the future in connection with acquisitions and other transactions that management believes would provide the potential for growth and increased value for shareholders without the time delay, uncertainty and expense of having to obtain a shareholder vote to increase authorized capital at the time of a transaction. At the present time, we have no specific plans to issue additional shares of common stock other than in connection with the merger and routine grants under equity incentive plans.



    The issuance of additional shares of common stock by New Iron Mountain could have an antitakeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management. The amended and restated articles of incorporation, if approved, could strengthen the position of management and might make the removal of management more difficult, even if removal would be generally beneficial to New Iron Mountain's shareholders. The authorization to issue the additional shares of common stock would provide management with a capacity to counter the efforts of unfriendly tender offerors by issuing securities to others who are friendly or desirable to management. However, the submission of the amended and restated articles of incorporation is not a part of any present plan by New Iron Mountain management to render its takeover more difficult.


                   ELECTION OF DIRECTORS OF NEW IRON MOUNTAIN

REQUIRED VOTE AND RECOMMENDATION

    As provided in the merger agreement, the Board of New Iron Mountain will consist of eleven members as follows: the nine current directors of Iron Mountain and two designees of Pierce Leahy, J. Peter Pierce, currently the President, Chief Executive Officer and a director of Pierce Leahy, and Howard D. Ross, who is not currently a director of either company. At the Pierce Leahy shareholders meeting, the Pierce Leahy shareholders are being asked to elect the Board of Directors of New Iron Mountain. This election of directors will not be effective unless the merger actually closes. If the merger does not occur, the current Pierce Leahy Board of Directors will continue in office.

    The Pierce Leahy Board of Directors is, and the New Iron Mountain Board of Directors will be, divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The term of the Class III Directors will expire at the 2000 annual meeting of shareholders; the term of the Class I Directors will expire at the 2001 annual meeting of shareholders; and the term of the Class II Directors will expire at the 2002 annual meeting of shareholders. The Pierce Leahy Board has unanimously nominated the persons listed below to be elected directors of New Iron Mountain effective upon the closing of the merger:

    CLASS III (term expiring at the 2000 annual meeting of shareholders)

        Kent P. Dauten

        Arthur D. Little

        J. Peter Pierce

        C. Richard Reese

    CLASS I (term expiring at the 2001 annual meeting of shareholders)

        Clarke H. Bailey

        Constantin R. Boden

        Eugene B. Doggett

    CLASS II (term expiring at the 2002 annual meeting of shareholders)

        B. Thomas Golisano

        Howard D. Ross

        Vincent J. Ryan

        David S. Wendell

    Unless contrary instructions are given, the shares represented by a properly executed Pierce Leahy proxy will be voted "FOR" the election of the directors recommended by the Pierce Leahy Board. Should any of the nominees become unavailable to accept election as a director, the persons named in the enclosed proxy for Pierce Leahy shareholders will vote the shares which they represent for the election of such other person as the Pierce Leahy Board of Directors may recommend. The four nominees receiving a plurality of the votes cast for Class III director, the three nominees receiving a plurality of the votes cast for Class I director and the four nominees receiving a plurality of the votes cast for Class II director shall be elected. Although abstentions are counted for determining whether a quorum is present, abstentions and broker non-votes are not counted for the purpose of determining which nominees receive a plurality.

    The election of the nominees is a condition to Iron Mountain's obligation to complete the merger. Accordingly, if both the Iron Mountain and Pierce Leahy shareholders approve the merger but the Pierce Leahy shareholders do not elect the nominees for director of New Iron Mountain, Iron Mountain will not be required to proceed with the merger.

NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS OF NEW IRON MOUNTAIN

    Assuming the election of the nominees for director, the directors and executive officers of New Iron Mountain following the merger will be as follows:

NAME                            AGE                              POSITION
----                          --------                           --------
C. Richard Reese............     53      Chairman of the Board of Directors and Chief Executive
                                         Officer
J. Peter Pierce.............     54      President and Director
David S. Wendell............     46      Senior Vice President and Director
John F. Kenny, Jr...........     42      Executive Vice President and Chief Financial Officer
Harold E. Ebbighausen.......     44      President of Arcus Data Security, Inc.
Clarke H. Bailey............     45      Director
Constantin R. Boden.........     63      Director
Kent P. Dauten..............     44      Director
Eugene B. Doggett...........     63      Director
B. Thomas Golisano..........     58      Director
Arthur D. Little............     55      Director
Howard D. Ross..............     47      Director
Vincent J. Ryan.............     63      Director

    In addition, Leo W. Pierce, Sr. will become Chairman Emeritus of New Iron Mountain.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

    The following is a summary of the business experience and biographical information for each nominee for director:

    C. RICHARD REESE is the Chairman of the Board of Directors of Iron Mountain, a position that he has held since November 1995, and the Chief Executive Officer of Iron Mountain, a position that he has held since 1981. Mr. Reese was the President of Iron Mountain from 1981 to November 1995. Mr. Reese is also a member of the investment committee of Schooner Capital LLC, which owns approximately 8.8% of the outstanding Iron Mountain common stock, and a trustee of Schooner Capital Trust. Prior to joining Iron Mountain, he lectured at Harvard Business School in "Entrepreneurship" and provided consulting services to small and medium-sized emerging enterprises. Mr. Reese has also served as president and a director of Professional Records and Information Services Management ("PRISM"), the records and information management services industry trade association. He holds a Master of Business Administration degree from Harvard Business School.

    J. PETER PIERCE is the President and Chief Executive Officer of Pierce Leahy, positions he has held since January 1995, and a director of Pierce Leahy, a position he has held since the early 1970s. Mr. Pierce served as President and Chief Operating Officer of Pierce Leahy from January 1984 to January 1995, prior to which he served in various other capacities with Pierce Leahy, including as Vice President of Operations, General Manager of Connecticut, New York and New Jersey, and Sales Executive. Mr. Pierce attended the University of Pennsylvania and served in the United States Marine Corps.

    DAVID S. WENDELL is the President and Chief Operating Officer and a director of Iron Mountain, positions that he has held since November 1995. After practicing law with Brown & Wood, Mr. Wendell joined Iron Mountain in 1984, where he has served in a variety of positions. Prior to November 1995, he was Executive Vice President, Atlantic Area and prior to 1991, he was Vice President, New England Region. He holds a Master of Business Administration degree from Harvard Business School and a Juris Doctor degree from the University of Virginia. After the merger, Mr. Wendell will become Senior Vice President of New Iron Mountain.

    CLARKE H. BAILEY has been a director of Iron Mountain since January 1998, when he was appointed to the Iron Mountain Board of Directors in accordance with the terms of Iron Mountain's acquisition of Arcus Group. He is Co-Chairman and Director of Hudson River Capital LLC, a private equity firm, and Chairman, Chief Executive Officer and a director of National Fulfillment, Inc., a private company. Mr. Bailey was the Chairman and Chief Executive Officer of each of Arcus Group, United Acquisition Company and Arcus Technology Services, Inc. from 1995 until 1998. He is a director of Connectivity Technologies Inc., Swiss Army Brands, Inc., SWWT, Inc. (formerly known as Sweetwater, Inc.) and Glenayre Technologies, Inc. (formerly N-W Group, Inc.). Prior to joining Glenayre in 1990, Mr. Bailey was a Managing Director at Oppenheimer & Co., Inc. He holds a Master of Business Administration degree from The Wharton School of the University of Pennsylvania.

    CONSTANTIN R. BODEN has been a director of Iron Mountain since
December 1990. Mr. Boden is the principal of Boden Partners LLC and chairman of the advisory board of Boston Capital Ventures, a risk capital concern. For
34 years, until January 1995, Mr. Boden was employed by The First National Bank of Boston, most recently as Executive Vice President, International Banking. He holds a Master of Business Administration degree from Harvard Business School.

    KENT P. DAUTEN has been a director of Iron Mountain since November 1997, when he was appointed to the Iron Mountain Board of Directors in accordance with the terms of the Record Masters merger. He has also served as President of Keystone Capital, Inc., a management and consulting advisory service firm since March 1994. In February 1995, Mr. Dauten founded and served as President of Record Masters until the completion of the Record Masters merger. From 1993 to 1994, he was employed in various investment management positions, most recently as Senior Vice President of Madison Dearborn Partners, Inc. and from 1979 to 1992, he was Senior Vice President of First Chicago Venture Capital. Mr. Dauten currently serves as a director of Health Management Associates, Inc., a hospital management firm, and is a trustee of ElderTrust, a health care real estate investment trust. Mr. Dauten holds a Master of Business Administration degree from Harvard Business School.

    EUGENE B. DOGGETT has been a director of Iron Mountain since 1990. From 1987 until May 1997, Mr. Doggett was the Chief Financial Officer of Iron Mountain, and from 1990 until May 1998, Mr. Doggett was an Executive Vice President of Iron Mountain. Mr. Doggett is also a director of Mac-Gray Corporation, a publicly held supplier of card and coin-operated laundry services in multiple housing facilities. Prior to joining Iron Mountain, he had extensive experience in commercial and investment banking, as well as financial and general management experience at senior levels. He holds a Master of Business Administration degree from Harvard Business School.

    B. THOMAS GOLISANO has been a director of Iron Mountain since June 1997, when he was appointed to the Iron Mountain Board of Directors in accordance with the terms of Iron Mountain's merger with Safesite Records Management Corporation. He founded Paychex Inc., a publicly held, national payroll service company, in 1971 and serves as its Chairman, President and Chief Executive Officer. Mr. Golisano serves on the Board of Trustees of Rochester Institute of Technology and on the boards of several privately held companies. He has also served on the boards of numerous non-profit organizations and is the founder of the B. Thomas Golisano Foundation.

    ARTHUR D. LITTLE has been a director of Iron Mountain since November 1995. Mr. Little is a principal of The Little Investment Company, which he founded in 1992. Prior to that, he was Managing Director of and also a partner in Narragansett Capital, Inc., a private investment firm. He holds a Bachelor of Arts degree in history from Stanford University.


    HOWARD D. ROSS has been nominated to serve as a director of New Iron Mountain. In 1999, Mr. Ross was involved in the formation and is currently a partner of LLR Equity Partners, L.P., a venture capital fund. From 1984 to October 1999, he was a partner at Arthur Andersen LLP. Mr. Ross holds a Bachelor of Science degree in Economics from The Wharton School of the University of Pennsylvania and is a Certified Public Accountant. He is currently a director of Premier Research Worldwide, Ltd., a provider of clinical testing and software services primarily to the pharmaceutical industry, and Crothall Services
Group, Inc., which provides facility management and other support services primarily to the health care industry.


    VINCENT J. RYAN has been a director of Iron Mountain for more than ten years. Mr. Ryan is the founder of Schooner Capital LLC and has served as Chairman and Chief Executive Officer of Schooner Capital LLC since 1971. He is also President and a Trustee of Schooner Capital Trust, the sole member of Schooner Capital LLC. Prior to November 1995, Mr. Ryan served as Chairman of the Iron Mountain Board of Directors.

INFORMATION REGARDING EXECUTIVE OFFICERS

    A summary of the business experience and biographical information for each person who will serve as an executive officer of New Iron Mountain who is not also a nominee for director follows:

    JOHN F. KENNY, JR. has been an Executive Vice President and the Chief Financial Officer of Iron Mountain since May 1997. Mr. Kenny joined Iron Mountain in 1991, and held operating responsibilities as Regional Vice President of New England and later Northeast operations before assuming the position of Vice President of Corporate Development in 1995. Prior to 1991, he was Vice President of CS First Boston Merchant Bank, New York, with responsibility for risk capital investments. Mr. Kenny has also served as a director and the Treasurer of PRISM. He holds a Master of Business Administration degree from Harvard Business School.

    HAROLD E. EBBIGHAUSEN has been the President of Arcus Data Security, Inc., a subsidiary of Iron Mountain conducting data security services since May 1998. Prior to 1997, he had been serving as Vice President of Data Security Services since joining Iron Mountain in September 1996. Prior to joining Iron Mountain, Mr. Ebbighausen was Vice President of Document Management Services with INSCI Corporation, a software provider for computer output and data storage solutions to optical and CD technology. Previously, he held a number of field management positions with Anacomp, Inc., a service bureau provider in the micrographics industry.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors of New Iron Mountain will have a standing Audit Committee, Compensation Committee and Executive Committee, and a Stock Incentive Plan Subcommittee of the Compensation Committee. New Iron Mountain will not have a nominating committee.

    The Audit Committee will consult with New Iron Mountain's independent public accountants regarding the plan for New Iron Mountain's annual audit, review with the public accountants their audit report and related management letter, review the performance of the independent public accountants and their fees, review New Iron Mountain's internal accounting control policies and procedures and consider and recommend the selection of the independent public accountants. The following nominees for director are expected to become members of the Audit Committee:
Constantin R. Boden; Kent P. Dauten; and Arthur D. Little.


    The Compensation Committee will provide recommendations to the New Iron Mountain Board regarding compensation policies and programs of the company and will also be responsible for establishing and modifying the compensation for all executive officers of the company. The following nominees for director are expected to become members of the Compensation Committee: Clarke H. Bailey; Constantin R. Boden; Arthur D. Little; and Vincent J. Ryan.


    The Stock Incentive Plan Subcommittee of the Compensation Committee will administer and recommend the adoption of, and any amendments to, all equity incentive plans of New Iron Mountain. It is expected that Messrs. Little and Boden will be the members of this subcommittee.

    The Executive Committee will exercise all the powers of the Board of Directors in the management and direction of the business and affairs of New Iron Mountain to the extent not otherwise prohibited by law, the Board of Directors or the charter documents of New Iron Mountain. The following nominees for director are expected to become members of the Executive Committee: C. Richard Reese; J. Peter Pierce; Clarke H. Bailey; and Vincent J. Ryan. The vote of three of the four members of the Executive Committee will be required for the Executive Committee to take action.

DIRECTOR COMPENSATION

    Directors who are employees of New Iron Mountain will not receive additional compensation for serving as directors. Each director who is not an employee of New Iron Mountain will receive an annual retainer fee of $5,000 as compensation for service as a member of the Board of Directors and $500 for attendance at committee meetings. In addition, New Iron Mountain will continue Iron Mountain's program by which it grants its nonemployee directors options to purchase $100,000 of Iron Mountain common stock every three years. Each option has an exercise price equal to fair market value, vests in equal amounts over a period of twelve quarters and has a ten-year term. All directors will be reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacities as director.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS
                     OF IRON MOUNTAIN AND NEW IRON MOUNTAIN


    Iron Mountain is incorporated under the laws of the State of Delaware, and the rights of Iron Mountain stockholders are currently governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of Iron Mountain. Pierce Leahy is, and New Iron Mountain will be, incorporated under the laws of the Commonwealth of Pennsylvania. In accordance with the merger agreement, on the date the merger becomes effective, Iron Mountain stockholders will become New Iron Mountain shareholders. The rights of New Iron Mountain's shareholders will be governed by the Pennsylvania Business Corporation Law and New Iron Mountain's amended and restated articles of incorporation and bylaws.



    The following summary comparing the rights of shareholders of Iron Mountain and New Iron Mountain is not intended to be complete and is qualified by reference to the Delaware General Corporation Law, the Iron Mountain certificate of incorporation and bylaws, the Pennsylvania Business Corporation Law and the New Iron Mountain amended and restated articles of incorporation and bylaws. The proposed forms of the New Iron Mountain amended and restated articles of incorporation and bylaws are included in this joint proxy statement/prospectus as Annex D and Annex E.


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                                   AMENDMENTS TO CHARTER
--------------------------------------------------------------------------------------------
IRON MOUNTAIN                                  NEW IRON MOUNTAIN
---------------------------------------------  ---------------------------------------------

Under Delaware law, amending the certificate   Under Pennsylvania law, amending the articles
of incorporation requires the approval of the  of incorporation requires only the
holders of a majority of the shares entitled   affirmative vote of a majority of the votes
to vote unless the certificate of              actually cast on a proposed amendment at a
incorporation increases the required vote.     meeting at which a quorum is present, unless
Under Iron Mountain's certificate of           the articles of incorporation require a
incorporation, the vote of holders of at       greater percentage. The New Iron Mountain
least 66 2/3% or 80% of the voting power of    articles of incorporation do not require a
issued and outstanding common stock is         greater percentage vote.
required for the amendment of existing         Pennsylvania law eliminates the need for
provisions relating to:                        shareholder approval of certain non-material
- the classified board of directors of Iron    amendments to the articles, such as changing
  Mountain;                                    the corporate name.
- matters relating to liability and
  indemnification of directors;
- authorizing or changing the preferred and
  nonvoting common stock of Iron Mountain;
- notice requirements for stockholder
  nominations of directors or business to be
  brought by a stockholder before an annual
  meeting;
- limiting the rights of stockholders to
  remove directors or fill director
  vacancies;
- calling special meetings; and
- amendments to bylaws by the stockholders.
--------------------------------------------------------------------------------------------

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--------------------------------------------------------------------------------------------
                                    AMENDMENTS TO BYLAWS
--------------------------------------------------------------------------------------------
IRON MOUNTAIN                                  NEW IRON MOUNTAIN
---------------------------------------------  ---------------------------------------------

Delaware law allows for a majority the board   Under the New Iron Mountain bylaws, as
of directors to make changes to the            permitted by Pennsylvania law, the board of
corporation's bylaws if the certificate of     directors is generally authorized to amend
incorporation confers on the board the power   bylaw provisions, subject to the power of
to do so. Delaware law also allows the         shareholders to change such action. However,
stockholders to adopt, amend or repeal the     the power of the board of directors to adopt
bylaws by a vote of a majority of the          or amend certain specific bylaw provisions is
stockholders. The Iron Mountain certificate    limited. Pursuant to the New Iron Mountain
of incorporation allows amendments to certain  bylaws, amending the provisions to reduce the
provisions of the bylaws by a majority vote    limitation of directors' liability or limit
of the full board of directors or by           indemnification or the advancement of
affirmative vote of at least two-thirds of     expenses requires unanimous vote of the
the shares entitled to vote. The Iron          directors or majority vote of the
Mountain certificate of incorporation          shareholders. All other provisions may be
provides that the following provisions of the  amended by a majority vote of the
bylaws may be amended only with approval of    shareholders or the board of directors.
at least 80% of the shares entitled to vote:
- establishing a classified board;
- specifying notice requirements for
  stockholder nominations of directors or
  business to be brought at an annual
  meeting;
- limiting stockholder rights to remove
  directors or fill vacancies;
- calling special meetings; or
- effecting actions by written consent.
--------------------------------------------------------------------------------------------
                         MERGERS AND OTHER FUNDAMENTAL TRANSACTIONS
--------------------------------------------------------------------------------------------
IRON MOUNTAIN                                  NEW IRON MOUNTAIN
---------------------------------------------  ---------------------------------------------

Under Delaware law, fundamental corporate      Under Pennsylvania law, approval of mergers
transactions, such as mergers,                 and other fundamental transactions requires
consolidations, sales of all or substantially  board approval and a majority of the votes
all of the corporation's assets and            actually cast by the shareholders at a
dissolutions, require the approval of a        meeting at which a quorum is present.
majority of the board of directors and         However, Pennsylvania law permits a
approval of the holders of a majority of the   corporation to increase the minimum
shares of the company's stock. Although        percentage vote required. The New Iron
Delaware law permits a corporation to          Mountain articles of incorporation and bylaws
increase the minimum percentage vote           will not increase the vote requirement.
required, Iron Mountain has not so increased
the vote required.
--------------------------------------------------------------------------------------------
                               SHAREHOLDER ACTION BY CONSENT
--------------------------------------------------------------------------------------------
IRON MOUNTAIN                                  NEW IRON MOUNTAIN
---------------------------------------------  ---------------------------------------------

Although Delaware law permits action to be     Similarly, Pennsylvania law permits action by
taken by written consent, the Iron Mountain    consent, but the New Iron Mountain articles
certificate of incorporation specifically      of incorporation and bylaws do not permit
prohibits action by written consent of         action by either unanimous or partial written
stockholders.                                  consent of shareholders.
--------------------------------------------------------------------------------------------
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                                       93


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                                         DIVIDENDS
--------------------------------------------------------------------------------------------
IRON MOUNTAIN                                  NEW IRON MOUNTAIN
---------------------------------------------  ---------------------------------------------

Under Delaware law, directors may, subject to  Under Pennsylvania law, a corporation has the
any restrictions in the corporation's          power, subject to restrictions in its bylaws,
certificate of incorporation, declare and pay  to pay dividends or make other distributions
dividends either (1) out of its surplus or     to its shareholders unless, after giving
(2) in the case there is no surplus, out of    effect thereto, (1) the corporation would not
its net profits for the current fiscal year    be able to pay its debts as they become due
and/or the preceding fiscal year. The          in the usual course of business or (2) the
directors of a Delaware corporation may not    corporation's assets would be less than the
declare dividends out of net profits,          sum of its total liabilities plus the amount
however, if the capital of the corporation is  that would be needed upon the dissolution of
less than the aggregate amount of capital      the corporation to satisfy the preferential
represented by the issued and outstanding      rights, if any, of the shareholders having
stock of all classes having a preference upon  superior preferential rights to the the distribution of assets. The Iron Mountain  shareholders receiving the distribution. The certificate of incorporation allows the board  New Iron Mountain articles of incorporation
of directors to declare a dividend in either   and bylaws contain no restrictions regarding
cash, capital stock or other property.         dividends.
--------------------------------------------------------------------------------------------
                                    SHAREHOLDER MEETINGS
--------------------------------------------------------------------------------------------
IRON MOUNTAIN                                  NEW IRON MOUNTAIN
---------------------------------------------  ---------------------------------------------

Under Delaware law, if there is a failure to   Pennsylvania law provides that if the annual
hold an annual meeting for the election of     meeting for the election of directors is not
directors or there is a failure to take        called and held within six months after the
action by written consent for the election of  date designated as provided in or fixed
directors for a period of 30 days after the    pursuant to the authority granted in the
designated date, or if no date has been        bylaws, any shareholder may call the meeting
designated for the annual meeting for a        at any time thereafter. Generally, special
period of 13 months after the organization of  meetings of shareholders may not be called by
the corporation, its last annual meeting or    shareholders of the corporation except by
action by written consent, the Court of        "interested shareholders" for certain
Chancery may order a meeting to be held upon   purposes. Pursuant to the New Iron Mountain
the request of any stockholder or director.    bylaws, special meetings of the shareholders
The Iron Mountain bylaws provide for special   may be called by the chairman of the board or
meetings of the stockholders to be called      by the board of directors. Pursuant to the
only by the chairman of the board of           bylaws, the business permitted at any special
directors or by resolution adopted by a        meeting is limited to the business brought to
majority of the board of directors. Pursuant   the meeting by the board of directors.
to the bylaws, the business permitted at any
special meeting is limited to the business
brought to the meeting by the board of
directors.
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
              SHAREHOLDER PROPOSALS, NOMINATIONS AND RIGHTS TO ELECT DIRECTORS
--------------------------------------------------------------------------------------------
IRON MOUNTAIN                                  NEW IRON MOUNTAIN
---------------------------------------------  ---------------------------------------------

Pursuant to the Iron Mountain certificate of   Pursuant to the New Iron Mountain bylaws,
incorporation and bylaws, proposals and        nominations of persons for election to the
nominations of persons for election to the     board of directors may be made only at a
board of directors may be made at a meeting    meeting of the shareholders at the direction
of the stockholders at the direction of the    of the board, a committee of the board or, in
board or, in the case of annual meetings, by   the case of annual meetings, by any
any stockholder who complies with the notice   shareholder who complies with the notice
provisions in the bylaws. Notice must be       provisions in the New Iron Mountain bylaws.
given by the stockholder of a proposal or a    Notice must be given by a shareholder of a
nomination, in writing, not less than 45 days  proposal or a nomination, in writing:
prior to the annual meeting or, if less than   - in the case of an annual meeting called for
55 days' notice of the annual meeting was      a date within 30 days before or after the
given to the stockholders, the stockholder       anniversary date of the last annual meeting
must submit his or her notice to the company     of shareholders, not less than 60 days nor
within 10 days of receipt of such notice.        more than 90 days prior to the anniversary
                                                 of the date the proxy statement was
                                                 released to shareholders in connection with
                                                 the last annual meeting; and
                                               - in the case of an annual meeting called for
                                               a date not within 30 days before or after the
                                                 anniversary date, or in the case of a
                                                 special meeting of shareholders for the
                                                 purpose of electing directors, not later
                                                 than the later of (1) the 90th day before
                                                 the meeting date or (2) the close of
                                                 business on the 10th day following the day
                                                 on which public disclosure of the date of
                                                 the meeting was made.
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
                              APPRAISAL OR DISSENTERS' RIGHTS
--------------------------------------------------------------------------------------------
IRON MOUNTAIN                                  NEW IRON MOUNTAIN
---------------------------------------------  ---------------------------------------------

Unless the certificate of incorporation        Pennsylvania law does not provide for
provides otherwise, Delaware law does not      dissenters' rights to holders of shares that
afford appraisal rights to holders of shares   are listed on a national securities exchange
that are listed on a national securities       or held of record by more than 2,000
exchange, quoted on a national market system   shareholders when the plan of merger or
or held of record by more than 2,000           consolidation converts such shares into stock
stockholders unless the plan of merger or      of the surviving or another corporation or
consolidation requires such stockholders to    into such shares plus cash in lieu of
accept anything other than stock of the        fractional shares.
surviving corporation or stock of another
corporation that is listed on a national
securities exchange, quoted on a national
market system or held of record by more than
2,000 stockholders, cash in lieu of
fractional shares or any combination of the
foregoing. Iron Mountain's certificate of
incorporation does not provide for any
additional appraisal rights.
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                     STOCK REPURCHASES
--------------------------------------------------------------------------------------------
IRON MOUNTAIN                                  NEW IRON MOUNTAIN
---------------------------------------------  ---------------------------------------------

Under Delaware law, a corporation may not      Pennsylvania law permits a corporation to
purchase or redeem its own shares when the     redeem any and all classes of its shares and
capital of the corporation is impaired or      treats such redemption or repurchase like a
when such purchase or redemption would cause   dividend by the corporation to or for the
an impairment of the capital of the            benefit of its shareholders, subject to the
corporation. A Delaware corporation may,       same limitations described above under the
however, purchase or redeem any of its         caption "--Dividends."
preferred shares if such shares will then be
retired.
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
                                       VOTING RIGHTS
--------------------------------------------------------------------------------------------
IRON MOUNTAIN                                  NEW IRON MOUNTAIN
---------------------------------------------  ---------------------------------------------

Although Delaware law permits cumulative       Similarly, Pennsylvania law permits
voting, the Iron Mountain certificate of       cumulative voting, but the New Iron Mountain
incorporation does not provide for cumulative  articles of incorporation prohibit cumulative voting in the election of directors. Pursuant  voting in the election of directors. Pursuant
to the certificate of incorporation and        to Pennsylvania law, holders of New Iron
bylaws, holders of Iron Mountain common stock  Mountain common stock are entitled to one
are entitled to one vote per share. The Iron   vote per share. The New Iron Mountain
Mountain certificate of incorporation has      articles of incorporation do not authorize
authorized a class of non-voting common        non-voting common stock.
stock.
--------------------------------------------------------------------------------------------

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--------------------------------------------------------------------------------------------
                             STATUTORY ANTI-TAKEOVER PROVISIONS
--------------------------------------------------------------------------------------------
IRON MOUNTAIN                                  NEW IRON MOUNTAIN
---------------------------------------------  ---------------------------------------------

Section 203 of the Delaware General            Subchapter 25E of the Pennsylvania Business
Corporation Law prohibits a public Delaware    Corporation Law (relating to control
corporation from engaging in a "business       transactions) provides generally that if any
combination" with an "interested stockholder"  person or group acquires 20% or more of the for a period of three years after the time of  voting power of a publicly-traded
the transaction in which such stockholder      corporation, the remaining shareholders may
became an interested stockholder, unless       demand from such person or group the fair
(1) prior to such time the board of directors  value of their shares, including a
approved either the business combination or    proportionate amount of any control premium.
the transaction which resulted in the          Subchapter 25F (relating to business
stockholder becoming an interested             combinations) restricts the ability of an
stockholder, (2) upon becoming an interested   "interested shareholder" to enter into
stockholder, the stockholder then owned at     certain "business combinations" with the
least 85% of the voting stock of the           corporation. The term "business combination"
corporation outstanding at the time the        is defined broadly to include various
transaction commenced (excluding certain       transactions including mergers,
shares), or (3) at or subsequent to such       consolidations, asset sales and other similar
time, the business combination is approved by  transactions. An "interested shareholder" is
the board of directors and authorized at an    defined generally as the beneficial owner of
annual or special meeting by at least 66 2/3%  at least 20% of a corporation's voting stock.
of the corporation's outstanding voting        Subchapter 25G (relating to control-share
stock, excluding shares owned by the           acquisitions) prevents a person who has
interested stockholder. For purposes of        acquired 20% or more of the voting power of a
Section 203, the term "business combination"   corporation from voting such shares unless
includes mergers, asset sales and other        the "disinterested" shareholders approve such
similar transactions, and an "interested       voting rights. Failure to obtain such
stockholder" is a person who, together with    approval exposes the owner of such shares to
affiliates and associates, owns (or within     the risk of a forced sale of his or her
the prior three years, did own) 15% or more    shares to the corporation.
of the corporation's voting stock.             Subchapter 25H (relating to disgorgement)
Section 203 does not apply in several          applies in the event that (1) any person or
situations, including (1) if the               group publicly discloses that the person or
corporation's original certificate of          group may acquire control of the corporation
incorporation contains a provision expressly   through any means or (2) a person or group
electing not to be so governed; (2) if the     acquires (or publicly discloses an offer or
corporation, by action of the board of         intent to acquire) 20% or more of the voting
directors, adopts an amendment to its bylaws   power of the corporation. Any profits from
within a specified time expressly electing     sales of equity securities of the corporation
not to be governed by the statute; (3) if the  by the person or group during a period of
corporation, by action of a majority of the    18 months subsequent to the obtaining of the
stockholders, adopts an amendment to its       status of a controlling person reverts back
certificate of incorporation or bylaws,        to the corporation if the securities that
effective twelve months after adoption,        were sold were acquired during such 18 month
expressly electing not to be governed by the   period or within 24 months prior thereto.
statue; or (4) if the stockholder becomes an   Subchapters 25E through 25H contain a wide
interested stockholder inadvertently and       variety of transactional and status
divests sufficient shares so that the          exemptions, exclusions and safe harbors. A
stockholder ceases to be an interested         Pennsylvania corporation may opt out of any
stockholder. Iron Mountain's certificate of    of these provisions. New Iron Mountain's
incorporation does not opt out of being        articles of incorporation provide that
governed by Section 203.                       Subchapters 25E, 25G and 25H shall not be
                                               applicable.
--------------------------------------------------------------------------------------------

                           FORWARD-LOOKING STATEMENTS

    We have each made statements in this joint proxy statement/prospectus or in other documents incorporated by reference that constitute "forward-looking statements" as that term is defined in the federal securities laws. Such forward-looking statements concern the operations, economic performance and financial condition of Iron Mountain, Pierce Leahy and New Iron Mountain. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

    Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others, the following:

    - our failure to complete the merger in a timely manner or at all;

    - difficulties related to the integration of acquisitions generally and, more specifically, the integration of the operations of Iron Mountain and Pierce Leahy;

    - our significant indebtedness and the cost and availability of financing for contemplated growth;

    - the cost and availability of appropriate storage facilities;

    - changes in customer preferences and demand for our services;


    - rapid and significant changes in technology;


    - intense competition in the industry; and

    - other general economic and business conditions.

    Certain of these and other factors are described more fully or set forth under "Risk Factors" in this joint proxy statement/prospectus. These cautionary statements should not be construed by you to be exhaustive, and they are made only as of the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference, the date of such documents. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. We assume no obligation to update or revise the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                 LEGAL MATTERS

    The validity of the common stock to be issued in connection with the merger will be passed upon by Cozen and O'Connor, Philadelphia, Pennsylvania, counsel for Pierce Leahy. Cozen and O'Connor will also pass upon the material federal income tax consequences of the merger and the related transactions for Pierce Leahy and its shareholders. Two members of Cozen and O'Connor are limited partners in certain limited partnerships that lease facilities to Pierce Leahy. Sullivan & Worcester LLP, Boston, Massachusetts, counsel for Iron Mountain, will pass upon the material federal income tax consequences of the merger and the related transactions for Iron Mountain and its stockholders. Jas. Murray Howe, Secretary of Iron Mountain, is of counsel to Sullivan & Worcester LLP and beneficially owns approximately 20,000 shares of Iron Mountain common stock.

                                    EXPERTS

    The consolidated financial statements and schedule of Iron Mountain Incorporated and its subsidiaries for the three years ended December 31, 1998, included in Iron Mountain's Current Report on Form 8-K dated July 9, 1999, and its supplemental schedule, Valuation and Qualifying Accounts, included in its Annual Report on Form 10-K dated March 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


    The consolidated financial statements and schedule of Pierce Leahy Corp. and its subsidiaries for the three years ended December 31, 1998, included in Pierce Leahy's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


    The financial statements of Records Retention/FileSafe, L.P. for the two years ended December 31, 1996, included in Iron Mountain's Current Report on Form 8-K dated November 25, 1997, have been audited by Abbott, Stringham & Lynch, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of HIMSCORP, Inc. and Subsidiaries for the period February 1, 1995 to December 31, 1995 and for the year ended
December 31, 1996, appearing in Iron Mountain's Current Reports on Form 8-K dated October 30, 1997 and November 25, 1997, have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports thereon included therein, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Arcus Technology Services, Inc. for each of the two years in the period ended December 31, 1997 and the five-month period ended December 31, 1995 and the consolidated financial statements of Arcus, Inc. (Predecessor Company) for the seven-month period ended July 31, 1995, appearing in Iron Mountain's Current Report on Form 8-K dated March 9, 1998, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report thereon included therein, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Arcus Group, Inc. for each of the two years in the period ended December 31, 1996, appearing in Iron Mountain's Current Reports on Form 8-K dated October 30, 1997 and November 25, 1997, have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports thereon included therein, and are incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Midwest Records Management for the year ended December 31, 1997, included in Iron Mountain's Current Report on Form 8-K dated September 18, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Sloan Vaults, Inc. and Affiliate for the year ended December 31, 1997, included in Iron Mountain's Current Report on Form 8-K dated September 18, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of InterMation, Inc. for the year ended
December 31, 1997, included in Iron Mountain's Current Report on Form 8-K dated September 18, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of National Underground Storage, Inc. for the two years ended December 31, 1997, included in Iron Mountain's Current Report on Form 8-K/A dated August 7, 1998, have been audited by Carbis Walker & Associates, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Britannia Data Management Limited for the two years ended October 31, 1998, included in Iron Mountain's Current Report on
Form 8-K/A dated March 22, 1999, have been audited by RSM Robson Rhodes, chartered accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Data Base, Inc. and Affiliate for the three years ended December 31, 1998, included in Iron Mountain's Current Report on Form 8-K dated April 16, 1999, have been audited by Moss Adams LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of First American Records Management for the two years ended December 31, 1998, included in Iron Mountain's Current Report on Form 8-K dated July 9, 1999, have been audited by Brach, Neal, Daney & Spence, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of MAP, S.A. for the year ended February 28, 1999, included in Iron Mountain's Current Report on Form 8-K dated July 9, 1999, have been audited by Barbier Frinault & Associes, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Central File, Inc. for the year ended
December 31, 1998, included in Iron Mountain's Current Report on Form 8-K dated November 23, 1999, have been audited by Fernandez & Bravo, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The combined audited financial statements of Sistemas de Archivo, S.A. de C.V. and Sistemas de Archivo Mexico, S.A. de C.V. (collectively Sistemas de Archivo) for the year ended December 31, 1998, included in Iron Mountain's Current Report on Form 8-K dated November 23, 1999, have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Stortext (Holdings) Limited Group for the year ended March 31, 1999, included in Iron Mountain's Current Report on Form 8-K dated November 23, 1999 have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Midtown Professional Records Centre, Inc. for the year ended December 31, 1998, included in Iron Mountain's Current Report on Form 8-K dated November 23, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.


    The financial statements of Archivex Inc. as of November 30, 1996 and 1997, and for the years then ended, included in Pierce Leahy's Current Report on Form 8-K dated July 2, 1998, have been audited by Friedman & Friedman, Chartered Accountants, independent auditors, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in giving said reports.



    The financial statements of Kestrel Holdings, Inc. as of September 30, 1997, and for the year then ended, included in Pierce Leahy's Current Report on Form 8-K dated July 2, 1998, have been audited by James N. Howard & Associates, P.C., independent auditors, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in giving said reports.


                      WHERE YOU CAN FIND MORE INFORMATION

    Iron Mountain and Pierce Leahy file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Iron Mountain and Pierce Leahy file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may access the filings of Iron Mountain and Pierce Leahy on the SEC's website at http://www.sec.gov.


    Pierce Leahy has filed a registration statement on Form S-4 to register the New Iron Mountain common stock to be issued to the holders of Iron Mountain common stock in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Pierce Leahy in addition to being a proxy statement of Pierce Leahy and Iron Mountain for the Pierce Leahy shareholders meeting and the Iron Mountain stockholders meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.


    The SEC allows Iron Mountain and Pierce Leahy to "incorporate by reference" information into this joint proxy statement/prospectus, which means that Iron Mountain and Pierce Leahy can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information superseded by information included in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below filed with the SEC. These documents contain important information about our companies and their finances.

PIERCE LEAHY SEC FILINGS

(FILE NO. 1-13045)

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999.

    - Current Report on Form 8-K dated October 22, 1999.

    - The financial information contained in the Current Report on Form 8-K dated July 2, 1998.

    - The description of the common stock contained in Pierce Leahy's Registration Statement on Form 8-A dated May 27, 1997, including all amendments and reports filed for the purpose of updating such description.

IRON MOUNTAIN SEC FILINGS

(FILE NO. 0-27584 FOR DOCUMENTS FILED THROUGH JULY 31, 1999 AND FILE NO. 1-14937 FOR ALL DOCUMENTS FILED THEREAFTER)

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999.

    - Current Reports on Form 8-K dated January 19 (amended by Current Report on Form 8-K/A dated March 22), March 3, April 16, April 22, May 7, May 11, July 9, July 29, October 21 and November 23, 1999.

    - The financial information contained in Current Reports on Form 8-K dated October 30, 1997, November 25, 1997, March 9, 1998, July 10, 1998 (amended by Current Report on Form 8-K/A dated August 7, 1998) and September 18, 1998.

    - The description of common stock contained in Registration Statement on Form 8-A dated April 16, 1999.


    We are also incorporating by reference each document of the type described above that we will file with the SEC between the date of this joint proxy statement/prospectus and the dates of the meetings of our shareholders.


    Pierce Leahy has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Pierce Leahy, and Iron Mountain has supplied all such information relating to Iron Mountain.


    If you are a shareholder of either Pierce Leahy or Iron Mountain, we may have already sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding exhibits, unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus.

    You may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

John F. Kenny, Jr.                          Douglas B. Huntley
Executive Vice President and Chief          Vice President and Chief Financial
  Financial Officer                         Officer
Iron Mountain Incorporated                  Pierce Leahy Corp.
745 Atlantic Avenue                         631 Park Avenue
Boston, Massachusetts 02111                 King of Prussia, Pennsylvania 19406
(617) 535-4766                              (610) 992-8200


    To obtain timely delivery, please request the information by January 14, 2000 to receive the information before the Iron Mountain and Pierce Leahy meetings.



    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE PIERCE LEAHY PROPOSALS AND THE IRON MOUNTAIN PROPOSAL, AS THE CASE MAY BE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED DECEMBER __, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED HEREIN IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF NEW IRON MOUNTAIN COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


               FUTURE SHAREHOLDER PROPOSALS OF NEW IRON MOUNTAIN


    Assuming the merger is completed, New Iron Mountain expects to hold its year 2000 annual meeting on June 1, 2000. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is February 6, 2000. The proposal must be mailed to the attention of the Chief Financial Officer, Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

                           IRON MOUNTAIN INCORPORATED

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
FINANCIAL STATEMENTS OF IRON MOUNTAIN INCORPORATED:

  Interim Financial Statements (Unaudited)..................     F-2

  Annual Financial Statements...............................    F-15

FINANCIAL STATEMENTS OF PIERCE LEAHY CORP.:

  Interim Financial Statements (Unaudited)..................    F-43

  Annual Financial Statements...............................    F-52

                           IRON MOUNTAIN INCORPORATED

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                          ASSETS
Current Assets:
  Cash and cash Equivalents.................................    $  1,715      $    3,472
  Accounts receivable (less allowances of $3,316 and $4,475
    respectively)...........................................      75,565         106,115
  Foreign currency transaction receivable...................      45,885              --
  Deferred income taxes.....................................      10,474          12,528
  Prepaid expenses and other................................      10,298          22,873
                                                                --------      ----------
    Total Current Assets....................................     143,937         144,988
Property, Plant and Equipment:
  Property, plant and equipment.............................     354,101         477,889
  Less--accumulated depreciation............................     (87,358)        (98,640)
                                                                --------      ----------
    Net Property, Plant and Equipment.......................     266,743         379,249
Other Assets:
  Goodwill, net.............................................     527,235         724,578
  Customer acquisition costs, net...........................       9,574          14,985
  Deferred financing costs, net.............................      13,392          17,014
  Other.....................................................       6,504           7,110
                                                                --------      ----------
    Total Other Assets......................................     556,705         763,687
                                                                --------      ----------
    Total Assets............................................    $967,385      $1,287,924
                                                                ========      ==========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt.........................    $  1,731      $    4,570
  Accounts payable..........................................      20,620          19,543
  Accrued expenses and other................................      48,878          60,776
  Foreign currency transaction payable......................      46,200              --
  Deferred income...........................................      26,043          31,579
                                                                --------      ----------
    Total Current Liabilities...............................     143,472         116,468
Long-term debt, net of current portion......................     454,447         598,493
Other Long-Term Liabilities.................................       8,925           8,914
Deferred Rent...............................................       9,616          10,591
Deferred Income Taxes.......................................      12,043          20,946

Minority Interest...........................................          --          48,357

Stockholders' Equity:
  Common stock..............................................         294             368
  Additional paid-in capital................................     355,927         556,360
  Accumulated deficit.......................................     (17,339)        (31,142)
  Accumulated other comprehensive income....................          --          (1,947)
  Treasury stock............................................          --         (39,484)
                                                                --------      ----------
    Total Stockholders' Equity..............................     338,882         484,155
                                                                --------      ----------
    Total Liabilities and Stockholders' Equity..............    $967,385      $1,287,924
                                                                ========      ==========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           IRON MOUNTAIN INCORPORATED

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Revenues:
  Storage...................................................  $59,506    $ 82,339
  Service and storage material sales........................   39,038      54,568
                                                              -------    --------
      Total Revenues........................................   98,544     136,907
Operating Expenses:
  Cost of sales (excluding depreciation)....................   49,506      69,226
  Selling, general and administrative.......................   24,069      33,381
  Depreciation and amortization.............................   12,630      16,338
                                                              -------    --------
Total Operating Expenses....................................   86,205     118,945
                                                              -------    --------
Operating Income............................................   12,339      17,962
Interest Expense............................................   10,979      14,075
Other Income................................................       --         115
                                                              -------    --------
  Income from Continuing Operations Before Provision for
    Income Taxes and Minority Interest......................    1,360       4,002
Provision for Income Taxes..................................    2,378       2,953
Minority Interest...........................................       --          50
                                                              -------    --------
  Income (Loss) from Continuing Operations..................   (1,018)        999
  Loss from Discontinued Operations (net of applicable
  taxes)....................................................      (51)         --
  Loss on Sale of Discontinued Operations...................       --      (4,000)
                                                              -------    --------
      Net Loss..............................................  $(1,069)   $ (3,001)
                                                              =======    ========
Net Loss per Common Share--Basic and Diluted:
  Income (loss) from Continuing Operations..................  $ (0.03)   $   0.03
  Loss from Discontinued Operations (net of applicable
  taxes)....................................................    (0.01)         --
  Loss on Sale of Discontinued Operations...................       --       (0.11)
                                                              -------    --------
  Net Loss Per Common Share--Basic and Diluted..............  $ (0.04)   $  (0.08)
                                                              =======    ========
Weighted Average Common Shares Outstanding:
      Basic.................................................   29,209      35,331
                                                              =======    ========
      Diluted...............................................   29,209      36,196
                                                              =======    ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           IRON MOUNTAIN INCORPORATED
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Revenues:
  Storage...................................................  $168,046   $229,989
  Service and storage material sales........................   113,018    148,054
                                                              --------   --------
      Total Revenues........................................   281,064    378,043
Operating Expenses:
  Cost of sales (excluding depreciation)....................   141,179    189,828
  Selling, general and administrative.......................    70,067     94,194
  Depreciation and amortization.............................    35,591     46,214
                                                              --------   --------
Total Operating Expenses....................................   246,837    330,236
                                                              --------   --------
Operating Income............................................    34,227     47,807
Interest Expense............................................    34,166     40,246
Other Income................................................     1,700        115
                                                              --------   --------
    Income from Continuing Operations Before Provision for
      Income Taxes and Minority Interest....................     1,761      7,676
Provision for Income Taxes..................................     3,720      7,805
Minority Interest...........................................        --        515
                                                              --------   --------
    Loss from Continuing Operations.........................    (1,959)      (644)
    Income from Discontinued Operations (net of applicable
    taxes)..................................................       315        241
    Loss on Sale of Discontinued Operations.................        --    (13,400)
                                                              --------   --------
      Net Loss..............................................  $ (1,644)  $(13,803)
                                                              ========   ========
Net Loss Per Common Share--Basic and Diluted:
  Loss from Continuing Operations...........................  $  (0.07)  $  (0.02)
  Income from Discontinued Operations (net of applicable
    taxes)..................................................      0.01       0.01
  Loss on Sale of Discontinued Operations...................        --      (0.41)
                                                              --------   --------
  Net Loss Per Common Share--Basic and Diluted..............  $  (0.06)  $  (0.42)
                                                              ========   ========
Weighted Average Common Shares Outstanding--Basic and
  Diluted...................................................    26,848     32,641
                                                              ========   ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           IRON MOUNTAIN INCORPORATED

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                   NINE MONTHS
                                                               ENDED SEPTEMBER 30,
                                                              ----------------------
                                                                1998          1999
                                                              --------      --------
Cash Flows from Operating Activities:
  Net loss..................................................  $ (1,644)     $(13,803)
  Adjustments to reconcile net loss to loss from continuing
    operations:
    Income from discontinued operations.....................      (315)         (241)
    Loss on sale of Discontinued Operations.................        --        13,400
                                                              --------      --------
  Loss from continuing operations...........................    (1,959)         (644)
  Adjustments to reconcile loss from continuing operations
    to cash flows provided by operating activities of
    continuing operations:
    Minority interest.......................................        --         5,295
    Depreciation and amortization...........................    35,591        46,214
    Amortization of financing costs.........................     1,350         1,455
    Provision for doubtful accounts.........................     1,236         1,580
    Other, net..............................................        --           (97)
  Changes in Assets and Liabilities (exclusive of
    acquisitions):
    Accounts receivable.....................................    (6,305)      (18,653)
    Prepaid expenses and other current assets...............     8,196       (10,186)
    Deferred income taxes...................................     2,490         7,248
    Other assets............................................       967           139
    Accounts payable........................................    (5,709)       (4,947)
    Accrued expenses and other current liabilities..........     1,889        (1,283)
    Deferred income.........................................       537         1,422
    Deferred rent...........................................     1,107           975
    Other long-term liabilities.............................     4,170            (9)
                                                              --------      --------
        Cash Flows Provided by Continuing Operations........    43,560        28,509
        Cash Flows Provided by Discontinued Operations......     1,171           790
                                                              --------      --------
        Cash Flows Provided by Operating Activities.........    44,731        29,299

Cash Flows from Investing Activities:
  Cash paid for acquisitions................................  (175,029)     (187,513)
  Capital expenditures......................................   (36,957)      (72,769)
  Additions to customer acquisition costs...................    (2,326)       (6,061)
                                                              --------      --------
        Cash Flows Used in Continuing Operations............  (214,312)     (266,343)
        Cash Flows Used in Discontinued Operations..........      (262)         (409)
                                                              --------      --------
        Cash Flows Used in Investing Activities.............  (214,574)     (266,752)

Cash Flows From Financing Activities:
  Repayment of debt.........................................  (142,286)     (236,420)
  Proceeds from borrowings..................................   153,600       216,744
  Net proceeds from sale of senior subordinated notes.......        --       149,460
  Financing costs...........................................      (344)       (5,077)
  Net proceeds from equity offering.........................   132,905       153,755
  Repurchase of common stock................................        --       (39,484)
  Proceeds from exercise of stock options...................     2,961         1,518
  Stock issuance costs......................................      (981)       (1,220)
                                                              --------      --------
        Cash Flows Provided by Continuing Operations........   145,855       239,276
        Cash Flows Provided by Discontinued Operations......        --            --
                                                              --------      --------
        Cash Flows Provided by Financing Activities.........   145,855       239,276

Effect of Exchange rates on Cash and Cash Equivalents.......        --           (66)
                                                              --------      --------

Increase (decrease) in Cash and Cash Equivalents............   (23,988)        1,757
Cash and Cash Equivalents, Beginning of Period..............    24,510         1,715
                                                              --------      --------
Cash and Cash Equivalents, End of Period....................  $    522      $  3,472
                                                              ========      ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           IRON MOUNTAIN INCORPORATED

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

1. GENERAL

    The interim condensed consolidated financial statements presented herein have been prepared by Iron Mountain Incorporated ("Iron Mountain" or the "Company") without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation. Interim results are not necessarily indicative of results for a full year.

    The condensed consolidated balance sheet presented as of December 31, 1998, has been derived from the consolidated financial statements that have been audited by the Company's independent public accountants. The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to those rules and regulations, but the Company believes that the disclosures are adequate to make the information presented not misleading. The condensed consolidated financial statements and notes included herein should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 1998 included in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 9, 1999.

2. COMPREHENSIVE INCOME (LOSS)

    Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," requires presentation of the components of comprehensive income (loss), including the changes in equity from non-owner sources such as unrealized gains (losses) on securities and foreign currency translation adjustments. The Company's total comprehensive income (loss) is as follows:

                                                               THREE MONTHS
                                                                   ENDED           NINE MONTHS ENDED
                                                               SEPTEMBER 30,         SEPTEMBER 30,
                                                            -------------------   -------------------
                                                              1998       1999       1998       1999
                                                            --------   --------   --------   --------
       Comprehensive Loss:
         Net Loss.........................................  $(1,069)   $(3,001)   $(1,644)   $(13,803)
         Other Comprehensive Income (Loss):
           Foreign Currency Translation Adjustment........       --        340         --      (1,947)
                                                            -------    -------    -------    --------
       Comprehensive Loss.................................  $(1,069)   $(2,661)   $(1,644)   $(15,750)
                                                            =======    =======    =======    ========

3. ACQUISITIONS

    During the nine months ended September 30, 1999, the Company: (i) purchased a controlling 50.1% interest in Britannia Data Management Limited ("BDM"), a provider of records and information management services in the United Kingdom;
(ii) purchased substantially all of the assets, and assumed certain liabilities, of 11 records and information management businesses, including BDM's acquisition of Memogarde, S.A.; and (iii) invested in Sistemas de Archivo Corporativo ("SAC"), a provider of records and information management services in Mexico, to gain a controlling 50.1% interest and to infuse growth capital (collectively, the "1999 Acquisitions"). Each of the 1999 Acquisitions and all 15 of the records and information management businesses acquired during 1998

                           IRON MOUNTAIN INCORPORATED

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

3. ACQUISITIONS (CONTINUED)

(the "1998 Acquisitions"), were accounted for using the purchase method of accounting and, accordingly, the results of operations for each acquisition have been included in the consolidated results of the Company from their respective acquisition dates. In connection with certain 1999 and 1998 acquisitions, related real estate was also purchased. The aggregate purchase price for the 1999 Acquisitions was comprised of cash, the Company's common stock and the capital stock of Arcus Data Security Limited ("ADS"), the Company's existing data security business in London, and exceeded the underlying fair value of the net assets acquired by $165,458, which has been assigned to goodwill and is being amortized over 25 to 30 years. The $63,586 of goodwill recorded by BDM relates to the 1996 acquisition of BDM by Mentmore Abbey plc. The purchase price allocations are preliminary and subject to adjustment.

    A summary of the total consideration and the preliminary allocation of the aggregate purchase price of the 1999 Acquisitions, as of the acquisition dates, is as follows:

Purchase Price:
  Cash Paid..........................................  $187,513
  Fair Value of Common Stock Issued..................    46,000
  Fair Value of ADS Capital Stock....................     2,489
                                                       --------
    Total Purchase Price.............................  $236,002
                                                       ========
Allocation of Purchase Price:
  Current Assets.....................................  $ 23,331
  Property, Plant & Equipment........................    64,561
  Other Assets.......................................     1,647
  Fair Value of ADS Net Assets.......................     2,489
  Goodwill Recorded by BDM...........................    63,586
  Goodwill Recorded by Iron Mountain.................   165,458
  Liabilities Assumed................................   (45,747)
  Minority Interest..................................   (39,323)
                                                       --------
      Total Allocation of Purchase Price.............  $236,002
                                                       ========

    In May 1999, the Company repurchased for $39,484 all of the 1,476,577 shares of its common stock issued in connection with a certain 1999 Acquisition. These shares had a fair value of $46,000 when issued.

    In September 1999, BDM acquired Stortext (Holdings) Limited and Datavault, S.A. for approximately $22 million in cash and assumed debt. Stortext operates seven facilities in Edinburgh and Glasgow, Scotland and Datavault operates seven facilities in five markets in Spain including Madrid and Bilbao. Due to the two-month difference in fiscal year ends between the Company and BDM, BDM's acquisitions of Stortext and Datavault are not reflected in the accompanying condensed consolidated financial statements and notes thereto.

    The following unaudited pro forma information shows the results of the Company's operations for the year ended December 31, 1998 and the nine months ended September 30, 1999, as though each of

                           IRON MOUNTAIN INCORPORATED

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

3. ACQUISITIONS (CONTINUED)

the 1998 and 1999 Acquisitions, except Stortext (Holdings) Limited and Datavault, S.A., had occurred as of the beginning of the respective period:

                                                                  YEAR        NINE MONTHS
                                                                 ENDED           ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
Revenues....................................................    $480,843        $399,320

Loss from Continuing Operations.............................     (10,003)         (1,540)

Loss from Continuing Operations Per Share--Basic and
  Diluted...................................................       (0.34)          (0.05)

    The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place as of the beginning of each period or the results that may occur in the future. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs which may occur as a result of the integration and consolidation of the businesses.

4. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                         DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                        -------------------   -------------------
                                                        CARRYING     FAIR     CARRYING     FAIR
                                                         AMOUNT     VALUE      AMOUNT     VALUE
                                                        --------   --------   --------   --------
8 1/4% Senior Subordinated Notes (the "1999
 Notes").............................................   $     --   $    --    $149,479   $135,750
8 3/4% Senior Subordinated Notes (the "1997
 Notes").............................................    249,566   257,500     249,596    235,000
10 1/8% Senior Subordinated Notes (the "1996
 Notes").............................................    165,000   178,200     165,000    167,475
Revolving Credit Facility............................     35,300    35,300          --         --
Real Estate Mortgages................................      2,349     2,349       2,123      2,123
Other................................................      3,963     3,963      36,865     36,865
                                                        --------              --------
  Total Long-term Debt...............................    456,178               603,063
Less: Current Portion................................     (1,731)               (4,570)
                                                        --------              --------
Long-term Debt, Net of Current Portion...............   $454,447              $598,493
                                                        ========              ========

    The estimated fair values for the long-term debt are based on the borrowing rates available to the Company at December 31, 1998 and September 30, 1999 for loans with similar terms and average maturities. The fair values of the 1996 Notes, 1997 Notes and 1999 Notes are based on the quoted market prices for those notes on December 31, 1998 and September 30, 1999.

                           IRON MOUNTAIN INCORPORATED

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

5. SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF PARENT, GUARANTORS AND NON-GUARANTORS

    The 1996 Notes, the 1997 Notes and the 1999 Notes are fully and unconditionally guaranteed, on a joint and several senior subordinated basis, by most, but not all, of the Company's direct and indirect subsidiaries (the "Guarantors"). Currently, BDM and its subsidiaries, SAC and its subsidiaries, Iron Mountain (Puerto Rico), Inc. and certain parent holding companies (the "Non-Guarantors") are the only subsidiaries that do not guarantee the 1996 Notes, the 1997 Notes or the 1999 Notes.

    Prior to the acquisition of BDM in January 1999, substantially all of the Company's operations were conducted by its direct and indirect wholly owned subsidiaries, all of which, other than ADS, were guarantors of the 1996 Notes and 1997 Notes. ADS represented less than 1% of the Company's consolidated revenues and was not material to its results of operations. The Company's management does not believe that separate financial statements of, and other disclosures with respect to, the Guarantors for periods prior to 1999 are meaningful or material to investors. Accordingly, no such financial statements were provided.

                           IRON MOUNTAIN INCORPORATED

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

5. SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF PARENT, GUARANTORS AND NON-GUARANTORS (CONTINUED)

    The following financial data summarizes the consolidating Company on the equity method of accounting as of and for the three and nine month periods September 30, 1999:

                                                             SEPTEMBER 30, 1999
                                     ------------------------------------------------------------------
                                                                  NON-
                                       PARENT     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                     ----------   ----------   ----------   ------------   ------------
              ASSETS
Current Assets:
  Cash and Cash Equivalents........  $       --   $    1,422    $  2,050    $        --     $    3,472
  Accounts Receivable..............          --       98,425       7,690             --        106,115
  Other Current Assets.............          --       30,741       5,325           (665)        35,401
                                     ----------   ----------    --------    -----------     ----------
    Total Current Assets...........          --      130,588      15,065           (665)       144,988
Property, Plant and Equipment,
  net..............................          --      334,688      44,561             --        379,249
Other Assets:
  Due From Affiliates..............     214,543           --          --       (214,543)            --
  Long-term Notes Receivable from
    Affiliates.....................     549,867           --          --       (549,867)            --
  Investment in Subsidiaries.......     279,818       56,583          --       (336,401)            --
  Goodwill, net....................          --      634,033      90,545             --        724,578
  Other............................      16,297       22,209         603             --         39,109
                                     ----------   ----------    --------    -----------     ----------
    Total Other Assets.............   1,060,525      712,825      91,148     (1,100,811)       763,687
                                     ----------   ----------    --------    -----------     ----------
    Total Assets...................  $1,060,525   $1,178,101    $150,774    $(1,101,476)    $1,287,924
                                     ==========   ==========    ========    ===========     ==========
  LIABILITIES AND STOCKHOLDERS'
    EQUITY
  Total Current Liabilities........  $   11,395   $   93,865    $ 11,873    $      (665)    $  116,468
  Long-term Debt, Net of Current
    Portion........................     564,975        3,206      30,312             --        598,493
  Due to Affiliates................          --      214,543          --       (214,543)            --
  Long-term Notes Payable to
    Affiliates.....................          --      549,867          --       (549,867)            --
  Other Long-term Liabilities......          --       39,397       1,054             --         40,451
  Minority Interest................          --           --      48,357             --         48,357
  Stockholders' Equity.............     484,155      277,223      59,178       (336,401)       484,155
                                     ----------   ----------    --------    -----------     ----------
    Total Liabilities and
      Stockholders' Equity.........  $1,060,525   $1,178,101    $150,774    $(1,101,476)    $1,287,924
                                     ==========   ==========    ========    ===========     ==========

                           IRON MOUNTAIN INCORPORATED

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

5. SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF PARENT, GUARANTORS AND NON-GUARANTORS (CONTINUED)

                                                      THREE MONTHS ENDED SEPTEMBER 30, 1999
                                         ----------------------------------------------------------------
                                                                    NON-
                                          PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                         --------   ----------   ----------   ------------   ------------
Revenues:
  Storage..............................  $    --     $76,880       $5,459       $    --         $82,339
  Service and Storage Material Sales...       --      50,711        3,857            --          54,568
                                         -------     -------       ------       -------         -------
    Total Revenues.....................       --     127,591        9,316            --         136,907

Operating Expenses:
  Cost of Sales (excluding
    depreciation)......................       --      64,044        5,182            --          69,226
  Selling, General and
    Administrative.....................       31      31,298        2,052            --          33,381
  Depreciation and Amortization........       --      15,180        1,158            --          16,338
                                         -------     -------       ------       -------         -------
    Total Operating Expenses...........       31     110,522        8,392            --         118,945
                                         -------     -------       ------       -------         -------
Operating Income (Loss)................      (31)     17,069          924            --          17,962

Interest Income........................  (13,746)         --           --        13,746              --
Interest Expense.......................   13,553      13,932          336       (13,746)         14,075
Equity in the (Earnings) Losses of
  Subsidiaries.........................    3,163          32           --        (3,195)             --

Other Income...........................       --         115           --            --             115
                                         -------     -------       ------       -------         -------
  Income (Loss) from Continuing
    Operations Before Provision for
    Income Taxes and Minority
    Interest...........................   (3,001)      3,220          588         3,195           4,002

Provision for Income Taxes.............       --       2,553          400            --           2,953
Minority Interest in Net Income of
  Consolidated Subsidiaries............       --          --           50            --              50
                                         -------     -------       ------       -------         -------
  Income (Loss) from Continuing
    Operations.........................   (3,001)        667          138         3,195             999

Loss on Sale of Discontinued
  Operations...........................       --      (4,000)          --            --          (4,000)
                                         -------     -------       ------       -------         -------
      Net Income (Loss)................  $(3,001)    $(3,333)      $  138       $ 3,195         $(3,001)
                                         =======     =======       ======       =======         =======

                           IRON MOUNTAIN INCORPORATED

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

5. SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF PARENT, GUARANTORS AND NON-GUARANTORS (CONTINUED)

                                                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                        ----------------------------------------------------------------
                                                                   NON-
                                         PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                        --------   ----------   ----------   ------------   ------------
Revenues:
  Storage.............................  $     --    $217,914     $12,075       $    --        $229,989
  Service and Storage Material
    Sales.............................        --     139,081       8,973            --         148,054
                                        --------    --------     -------       -------        --------
    Total Revenues....................        --     356,995      21,048            --         378,043

Operating Expenses:
  Cost of Sales (excluding
    depreciation).....................        --     177,861      11,967            --         189,828
  Selling, General and
    Administrative....................       216      90,125       3,853            --          94,194
  Depreciation and Amortization.......        --      43,653       2,561            --          46,214
                                        --------    --------     -------       -------        --------
    Total Operating Expenses..........       216     311,639      18,381            --         330,236
                                        --------    --------     -------       -------        --------
Operating Income (Loss)...............      (216)     45,356       2,667            --          47,807

Interest Income.......................   (37,858)         --          --        37,858              --
Interest Expense......................    39,142      38,309         653       (37,858)         40,246
Equity in the (Earnings) Losses of
  Subsidiaries........................    12,303        (328)         --       (11,975)             --

Other Income..........................        --         115          --            --             115
                                        --------    --------     -------       -------        --------
  Income (Loss) from Continuing
    Operations Before Provision for
    Income Taxes and Minority
    Interest..........................   (13,803)      7,490       2,014        11,975           7,676

Provision for Income Taxes............        --       6,831         974            --           7,805
Minority Interest in Net Income of
  Consolidated Subsidiaries...........        --          --         515            --             515
                                        --------    --------     -------       -------        --------
  Income (Loss) from Continuing
    Operations........................   (13,803)        659         525        11,975            (644)

Income from Discontinued Operations
  (Net of applicable taxes)...........        --         241          --            --             241
Loss on Sale of Discontinued
  Operations..........................        --     (13,400)         --            --         (13,400)
                                        --------    --------     -------       -------        --------
    Net Income (Loss).................  $(13,803)   $(12,500)    $   525       $11,975        $(13,803)
                                        ========    ========     =======       =======        ========

                           IRON MOUNTAIN INCORPORATED

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

5. SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF PARENT, GUARANTORS AND NON-GUARANTORS (CONTINUED)

                                                                   NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                    ------------------------------------------------------------------
                                                                                NON-
                                                     PARENT    GUARANTORS    GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                                    --------   -----------   -----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash Flows (Used in) Provided by Continuing
    Operations....................................  $(27,505)   $ 53,581       $ 2,433       $     --       $ 28,509
  Cash Flows Provided by Discontinued
    Operations....................................        --         790            --             --            790
                                                    --------    --------       -------       --------       --------
    Cash Flows (Used in) Provided by Operating
      Activities..................................   (27,505)     54,371         2,433             --         29,299

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash Paid for Acquisitions......................    (2,398)   (125,327)      (59,788)            --       (187,513)
  Capital Expenditures............................        --     (60,497)      (12,272)            --        (72,769)
  Intercompany Loans to Subsidiaries..............  (139,129)         --            --        139,129             --
  Investment in Subsidiaries......................   (55,599)    (55,599)           --        111,198             --
  Additions to Customer Acquisition Costs.........        --      (6,061)           --             --         (6,061)
                                                    --------    --------       -------       --------       --------
    Cash Flows Used in Continuing Operations......  (197,126)   (247,484)      (72,060)       250,327       (266,343)
    Cash Flows Used in Discontinued Operations....        --        (409)           --             --           (409)
                                                    --------    --------       -------       --------       --------
    Cash Flows Used in Investing Activities.......  (197,126)   (247,893)      (72,060)       250,327       (266,752)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of Debt...............................  (235,000)     (1,420)           --             --       (236,420)
  Net Proceeds from Borrowings....................   200,600          --        16,144             --        216,744
  Net Proceeds from Sale of Senior Subordinated
    Notes.........................................   149,460          --            --             --        149,460
  Net Proceeds from Equity Offering...............   153,755          --            --             --        153,755
  Repurchase of Common Stock......................   (39,484)         --            --             --        (39,484)
  Intercompany Loans from Parent..................        --     139,129            --       (139,129)            --
  Equity Contribution from Parent.................        --      55,599        55,599       (111,198)            --
  Proceeds from Exercise of Stock Options.........     1,518          --            --             --          1,518
  Debt Financing and Stock Issuance Costs.........    (6,230)        (67)           --             --         (6,297)
                                                    --------    --------       -------       --------       --------
  Cash Flows Provided by Continuing Operations....   224,619     193,241        71,743       (250,327)       239,276
  Cash Flows Provided by Discontinued
    Operations....................................        --          --            --             --             --
                                                    --------    --------       -------       --------       --------
  Cash Flows Provided by Financing Activities.....   224,619     193,241        71,743       (250,327)       239,276

Effect of Exchange Rates on Cash and Cash
  Equivalents.....................................        --          --           (66)            --            (66)
                                                    --------    --------       -------       --------       --------
Increase (Decrease) in Cash and Cash
  Equivalents.....................................       (12)       (281)        2,050             --          1,757

Cash and Cash Equivalents, Beginning of Period....        12       1,703            --             --          1,715
                                                    --------    --------       -------       --------       --------
Cash and Cash Equivalents, End of Period..........  $     --    $  1,422       $ 2,050       $     --       $  3,472
                                                    ========    ========       =======       ========       ========

6. EARNINGS PER SHARE

    In accordance with Statement of Financial Accounting Standards No. 128, basic net income (loss) per common share is calculated by dividing net income
(loss) by the weighted average number of common shares outstanding. The calculation of diluted net income (loss) per share is consistent with

                           IRON MOUNTAIN INCORPORATED

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

6. EARNINGS PER SHARE (CONTINUED)

that of basic net income (loss) per share but gives effect to all dilutive potential common shares (that is, securities such as options, warrants or convertible securities) that were outstanding during the period, unless the effect is antidilutive. For the nine months ended September 30, 1998 and 1999 and the three months ended September 30, 1998, 2,341, 2,344, and 2,341 potential common shares, respectively, have been excluded from the calculation of diluted net income (loss) per share, as their effects are antidilutive.

7. DISCONTINUED OPERATIONS

    In June 1999, the Company decided to sell its information technology staffing business, Arcus Staffing Resources, Inc. ("Arcus Staffing"). Arcus Staffing was acquired in January 1998 as part of the acquisition of Arcus
Group, Inc. In accordance with the provisions of Accounting Principles Board Opinion No. 30 concerning reporting the effect of the disposal of a business, the results of operations of Arcus Staffing have been classified as discontinued in the accompanying statements of operations for the three and nine month periods ended September 30, 1998 and 1999. The following table sets forth the revenue and net income (loss) from discontinued operations for all of the periods presented:

                                                    THREE MONTHS
                                                        ENDED           NINE MONTHS ENDED
                                                    SEPTEMBER 30,         SEPTEMBER 30,
                                                 -------------------   -------------------
                                                   1998       1999       1998       1999
                                                 --------   --------   --------   --------
Revenues.......................................   $9,416    $10,196    $29,443    $32,188

Net Income (Loss) from Discontinued
  Operations...................................      (51)        --        315        241

    The Company has recorded an estimated loss on the sale of Arcus Staffing of $13,400. The estimated loss is comprised of a write-off of nondeductible and deductible goodwill, a deferred tax benefit and estimated expenses directly related to the transaction partially offset by the estimated income from operations of Arcus Staffing through the date of disposition. Effective November 1, 1999, the Company completed the sale of substantially all of the assets of Arcus Staffing.

8. SUBSEQUENT EVENTS

    In October 1999, the Company acquired substantially all of the assets of one records and information management business for approximately $8 million in cash.

    On October 21, 1999, the Company announced the execution of a definitive agreement to acquire Pierce Leahy Corp. in a stock-for-stock merger valued at approximately $1.1 billion including the assumption of approximately
$587 million in outstanding Pierce Leahy debt. The merger consideration will result in the equivalent of a fixed exchange ratio of 1.1 shares of Iron Mountain common stock for each share of Pierce Leahy common stock. The proposed transaction is subject to approval by the shareholders of both companies, the completion of regulatory review and other customary conditions. The transaction is expected to be completed in early 2000 and will be accounted for as a purchase.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Iron Mountain Incorporated:

    We have audited the accompanying consolidated balance sheets of Iron Mountain Incorporated (a Delaware corporation) and its subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Iron Mountain Incorporated and its subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                         /s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts

July 2, 1999

                           IRON MOUNTAIN INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1998
                                                              ------------   ------------
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................    $ 24,510       $  1,715
  Accounts receivable (less allowances of $1,929 and $3,316
    as of 1997 and 1998, respectively)......................      40,545         75,565
  Receivable from insurance company.........................       5,410            329
  Foreign currency transaction receivable...................          --         45,885
  Deferred income taxes.....................................       5,896         10,474
  Prepaid expenses and other................................       5,566          9,969
                                                                --------       --------
    Total Current Assets....................................      81,927        143,937
Property, Plant and Equipment:
  Property, plant and equipment.............................     245,174        354,101
  Less--Accumulated depreciation............................     (61,276)       (87,358)
                                                                --------       --------
  Net Property, Plant and Equipment.........................     183,898        266,743
Other Assets:
  Goodwill, net.............................................     340,852        527,235
  Customer acquisition costs, net...........................       7,319          9,574
  Deferred financing costs, net.............................      14,429         13,392
  Other.....................................................       8,361          6,504
                                                                --------       --------
    Total Other Assets......................................     370,961        556,705
                                                                --------       --------
    Total Assets............................................    $636,786       $967,385
                                                                ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt.........................    $    520       $  1,731
  Note payable..............................................       3,000             --
  Accounts payable..........................................      11,022         20,620
  Accrued expenses..........................................      28,131         48,539
  Foreign currency transaction payable......................          --         46,200
  Deferred income...........................................      11,931         26,043
  Other current liabilities.................................       1,149            339
                                                                --------       --------
    Total Current Liabilities...............................      55,753        143,472
Long-term Debt, net of current portion......................     424,498        454,447
Other Long-Term Liabilities.................................       5,336          8,925
Deferred Rent...............................................       8,202          9,616
Deferred Income Taxes.......................................       5,264         12,043
Commitments and Contingencies (see Note 11)
Stockholders' Equity:
  Preferred stock...........................................          --             --
  Common stock..............................................         202            294
  Additional paid-in capital................................     151,904        355,927
  Accumulated deficit.......................................     (14,373)       (17,339)
                                                                --------       --------
    Total Stockholders' Equity..............................     137,733        338,882
                                                                --------       --------
    Total Liabilities and Stockholders' Equity..............    $636,786       $967,385
                                                                ========       ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           IRON MOUNTAIN INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
Revenues:
  Storage...................................................  $ 85,826   $125,968   $230,702
  Service and storage material sales........................    52,892     82,797    153,259
                                                              --------   --------   --------
    Total Revenues..........................................   138,718    208,765    383,961
Operating Expenses:
  Cost of sales (excluding depreciation)....................    70,747    106,879    192,113
  Selling, general and administrative.......................    34,342     51,668     95,867
  Depreciation and amortization.............................    16,936     27,107     48,301
                                                              --------   --------   --------
Total Operating Expenses....................................   122,025    185,654    336,281
                                                              --------   --------   --------
Operating Income............................................    16,693     23,111     47,680
Interest Expense............................................    14,901     27,712     45,673
Other Income, net...........................................        --         --      1,384
                                                              --------   --------   --------
  Income (Loss) from Continuing Operations Before Provision
    (Benefit) for Income Taxes..............................     1,792     (4,601)     3,391
Provision (Benefit) for Income Taxes........................     1,435        (80)     6,558
                                                              --------   --------   --------
  Income (Loss) from Continuing Operations..................       357     (4,521)    (3,167)
  Income from Discontinued Operations (net of tax provision
    of $391) (Note 15)......................................        --         --        201
                                                              --------   --------   --------
  Income (Loss) Before Extraordinary Charge.................       357     (4,521)    (2,966)
Extraordinary Charge from Early Retirement of Debt (net of
  tax benefit of $1,413)....................................     2,126         --         --
                                                              --------   --------   --------
    Net Loss................................................    (1,769)    (4,521)    (2,966)
Accretion of Redeemable Put Warrant.........................       280         --         --
                                                              --------   --------   --------
  Net Loss Applicable to Common Stockholders................  $ (2,049)  $ (4,521)  $ (2,966)
                                                              ========   ========   ========
Income (Loss) per Common Share--Basic and Diluted
  (See Notes 6 and 7):
  Income (Loss) from Continuing Operations..................  $   0.00   $  (0.26)  $  (0.12)
  Income from Discontinued Operations.......................      0.00       0.00       0.01
                                                              --------   --------   --------
  Income (Loss) Before Extraordinary Charge.................      0.00      (0.26)     (0.11)
  Extraordinary Charge (net of tax benefit).................     (0.15)        --         --
                                                              --------   --------   --------
  Net Loss Applicable to Common Stockholders................  $  (0.15)  $  (0.26)  $  (0.11)
                                                              ========   ========   ========
Weighted Average Common Shares Outstanding..................    13,911     17,172     27,470
                                                              ========   ========   ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           IRON MOUNTAIN INCORPORATED
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               COMMON STOCK
                                                     -----------------------------------------------------------------
                                 PREFERRED STOCK       CLASS A VOTING             VOTING               NON-VOTING        ADDITIONAL
                               -------------------   -------------------   ---------------------   -------------------    PAID-IN
                                SHARES     AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL
                               --------   --------   --------   --------   ----------   --------   --------   --------   ----------
Balance, December 31, 1995...   499,395     $ 5       44,888      $--              --     $ --           --     $--       $ 28,809
Conversion of preferred stock
  to common stock............  (499,395)     (5)     (44,888)      --      10,915,712      109      750,000       7           (111)
Issuance of shares in initial
  public offering............        --      --           --       --       3,525,000       36           --      --         33,249
Exercise of stock options....        --      --           --       --          10,344       --           --      --            118
Issuance of shares for
  services...................        --      --           --       --           1,372       --           --      --             19
Conversion of common stock--
  nonvoting to common stock--
  voting.....................        --      --           --       --          34,058       --      (34,058)     --             --
Net loss.....................        --      --           --       --              --       --           --      --             --
Warrant accretion............        --      --           --       --              --       --           --      --             --
                               --------     ---      -------      ---      ----------     ----     --------     ---       --------
Balance, December 31, 1996...        --      --           --       --      14,486,486      145      715,942       7         62,084
Exercise of stock options....        --      --           --       --         123,657        1           --      --          1,532
Issuance of shares for
  services...................        --      --           --       --           2,751       --           --      --             52
Shares and options issued in
  connection with
  acquisitions, net of
  issuance costs.............        --      --           --       --       4,851,341       49           --      --         88,236
Conversion of common stock--
  nonvoting to Common
  Stock--voting..............        --      --           --       --         715,942        7     (715,942)     (7)            --
Net loss.....................        --      --           --       --              --       --           --      --             --
                               --------     ---      -------      ---      ----------     ----     --------     ---       --------
Balance, December 31, 1997...        --      --           --       --      20,180,177      202           --      --        151,904
Shares and options issued in
  connection with
  acquisitions, net of
  issuance costs.............        --      --           --       --       2,645,913       26           --      --         66,888
Issuance of shares in
  secondary public
  offering...................        --      --           --       --       6,037,500       60           --      --        131,961
Exercise of stock options....        --      --           --       --         566,615        6           --      --          5,174
Net loss.....................        --      --           --       --              --       --           --      --             --
                               --------     ---      -------      ---      ----------     ----     --------     ---       --------
Balance, December 31, 1998...        --     $--           --      $--      29,430,205     $294           --     $--       $355,927
                               ========     ===      =======      ===      ==========     ====     ========     ===       ========


                                                  TOTAL
                               ACCUMULATED    STOCKHOLDERS'
                                 DEFICIT         EQUITY
                               ------------   -------------
Balance, December 31, 1995...    $ (7,803)      $ 21,011
Conversion of preferred stock
  to common stock............          --             --
Issuance of shares in initial
  public offering............          --         33,285
Exercise of stock options....          --            118
Issuance of shares for
  services...................          --             19
Conversion of common stock--
  nonvoting to common stock--
  voting.....................          --             --
Net loss.....................      (1,769)        (1,769)
Warrant accretion............        (280)          (280)
                                 --------       --------
Balance, December 31, 1996...      (9,852)        52,384
Exercise of stock options....          --          1,533
Issuance of shares for
  services...................          --             52
Shares and options issued in
  connection with
  acquisitions, net of
  issuance costs.............          --         88,285
Conversion of common stock--
  nonvoting to Common
  Stock--voting..............          --             --
Net loss.....................      (4,521)        (4,521)
                                 --------       --------
Balance, December 31, 1997...     (14,373)       137,733
Shares and options issued in
  connection with
  acquisitions, net of
  issuance costs.............          --         66,914
Issuance of shares in
  secondary public
  offering...................          --        132,021
Exercise of stock options....          --          5,180
Net loss.....................      (2,966)        (2,966)
                                 --------       --------
Balance, December 31, 1998...    $(17,339)      $338,882
                                 ========       ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           IRON MOUNTAIN INCORPORATED
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
Cash Flows from Operating Activities:
    Net loss................................................  $ (1,769)  $ (4,521)  $ (2,966)
  Adjustments to reconcile net loss to loss from continuing
    operations:
    Income from discontinued operations (Note 15)...........        --         --        201
                                                              --------   --------   --------
  Loss from continuing operations...........................    (1,769)    (4,521)    (3,167)
  Adjustments to reconcile loss from continuing operations
    to net cash provided by operating activities of
    continuing operations:
    Depreciation and amortization...........................    16,936     27,107     48,301
    Amortization of financing costs.........................       857      1,095      1,801
    Provision for doubtful accounts.........................       639        874      1,730
    Extraordinary loss on early retirement of debt..........     3,539         --         --
    Loss on foreign currency transaction....................        --         --        316
    Other, net..............................................        --         52         --
  Changes in Assets and Liabilities (exclusive of
    acquisitions):
    Accounts receivable.....................................    (4,395)    (4,433)   (12,924)
    Inventory, prepaid expenses and other assets............      (878)    (2,949)     4,410
    Deferred income taxes...................................      (973)     1,190      9,058
    Other assets............................................        --         --         13
    Accounts payable........................................    (1,278)     4,653      5,282
    Accrued expenses........................................     3,642     (1,115)      (127)
    Other long-term liabilities.............................      (193)    (1,240)     3,587
    Deferred rent...........................................      (332)       551      1,414
    Deferred income.........................................       161        671      7,369
    Other liabilities.......................................       (56)       485         --
                                                              --------   --------   --------
    Cash Flows Provided by Continuing Operations............    15,900     22,420     67,063
    Cash Flows Provided by Discontinued Operations..........        --         --         67
                                                              --------   --------   --------
    Cash Flows Provided by Operating Activities.............    15,900     22,420     67,130
                                                              --------   --------   --------
Cash Flows from Investing Activities:
  Cash paid for acquisitions................................   (68,496)  (192,230)  (189,729)
  Capital expenditures......................................   (24,446)   (38,320)   (55,927)
  Additions to customer acquisition costs...................    (1,642)    (1,635)    (3,024)
  Other, net................................................       (25)      (333)        --
                                                              --------   --------   --------
    Cash Flows Used in Continuing Operations................   (94,609)  (232,518)  (248,680)
    Cash Flows Used in Discontinued Operations..............        --         --       (527)
                                                              --------   --------   --------
    Cash Flows Used in Investing Activities.................   (94,609)  (232,518)  (249,207)
                                                              --------   --------   --------
Cash Flows from Financing Activities:
  Repayment of debt.........................................  (171,730)  (178,181)  (171,080)
  Net proceeds from borrowings..............................    69,570    167,850    194,811
  Net proceeds from sale of senior subordinated notes.......   160,050    242,640         --
  Net proceeds from initial public offering.................    33,285         --         --
  Proceeds from secondary equity offering, net of
    underwriting discount...................................        --         --    132,905
  Retirement of redeemable put warrant......................    (6,612)        --         --
  Prepayment penalties on early retirement of debt..........    (1,785)        --         --
  Exercise of stock options.................................        66        786      4,482
  Financing costs...........................................    (2,267)    (1,291)      (764)
  Stock issuance costs......................................        --       (649)    (1,072)
                                                              --------   --------   --------
    Cash Flows Provided by Continuing Operations............    80,577    231,155    159,282
    Cash Flows Provided by Discontinued Operations..........        --         --         --
                                                              --------   --------   --------
    Cash Flows Provided by Financing Activities.............    80,577    231,155    159,282
                                                              --------   --------   --------
Increase (decrease) in Cash and Cash Equivalents............     1,868     21,057    (22,795)
Cash and Cash Equivalents, Beginning of Year................     1,585      3,453     24,510
                                                              --------   --------   --------
Cash and Cash Equivalents, End of Year......................  $  3,453   $ 24,510   $  1,715
                                                              ========   ========   ========
Supplemental Information:
Cash Paid for Interest......................................  $ 11,590   $ 22,440   $ 42,407
                                                              ========   ========   ========
Cash Paid for Income Taxes..................................  $    197   $  1,306   $  1,700
                                                              ========   ========   ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                           IRON MOUNTAIN INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

                        (IN THOUSANDS EXCEPT SHARE DATA)

1. NATURE OF BUSINESS

    The accompanying financial statements represent the consolidated accounts of Iron Mountain Incorporated and its subsidiaries (collectively "Iron Mountain" or the "Company"). Iron Mountain is an international full-service provider of records and information management and related services for all media in various locations throughout the United States and the United Kingdom to Fortune 500 companies and numerous legal, banking, health care, accounting, insurance, entertainment and government organizations. The Company also provides information technology staffing ("IT Staffing") services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A. PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements reflect the financial position and results of operations of Iron Mountain on a consolidated basis. All significant intercompany account balances have been eliminated.

    B. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    C. CASH AND CASH EQUIVALENTS

    The Company defines cash and cash equivalents to include cash on hand and cash invested in short-term securities which have original maturities of less than 90 days. Cash and cash equivalents are carried at cost, which approximates fair market value.

    D. FOREIGN CURRENCY TRANSACTION

    On December 31, 1998, the Company had a receivable denominated in British pounds from, and a payable in U.S. dollars to, a bank as a result of exercising a foreign exchange agreement on December 30, 1998. Included in other income, net, for the year ended December 31, 1998 is a $316 loss on the remeasurement of the receivable based on the applicable exchange rate on December 31, 1998. The British pounds were being acquired to finance the BDM acquisition discussed in
Note 15.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards regarding accounting and reporting requirements for derivative instruments and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The new standard is effective for fiscal years beginning after June 15, 1999. The Company is presently studying

                           IRON MOUNTAIN INCORPORATED

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the effect of the new pronouncement and, as required, expects to adopt SFAS No. 133 beginning January 1, 2000. As of December 31, 1998, the Company did not own any derivative instruments.

    E. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and depreciated using the straight-line method with the following useful lives:

Buildings............................  40 to 50 years
Leasehold improvements...............  8 to 10 years or the life of the lease, whichever is shorter
Racking..............................  10 to 20 years
Warehouse equipment/vehicles.........  5 to 10 years
Furniture and fixtures...............  3 to 5 years
Computer hardware and software.......  3 years

    Property, plant and equipment consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1998
                                                          --------   --------
Land and buildings......................................  $ 67,870   $ 99,678
Leasehold improvements..................................    19,583     27,509
Racking.................................................    94,960    127,287
Warehouse equipment/vehicles............................    12,290     23,239
Furniture and fixtures..................................     4,875      9,241
Computer hardware and software..........................    29,913     47,400
Construction in progress................................    15,683     19,747
                                                          --------   --------
                                                          $245,174   $354,101
                                                          ========   ========

    The Company develops various software applications for internal use. Payroll and related costs for employees who are directly associated with and who devote time to the development of internal-use computer software projects (to the extent of the time spent directly on the project) are capitalized and amortized over the useful life of the software. Capitalization begins when the design stage of the application has been completed, it is probable that the project will be completed and the application will be used to perform the function intended. Amortization begins when the software is placed in service.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. SOP 98-1 also defines which types of costs should be capitalized and which should be expensed. The Company will adopt SOP 98-1 prospectively beginning January 1, 1999. The new accounting will result in certain costs being expensed starting in 1999 that would have been capitalized under the previous policy.

                           IRON MOUNTAIN INCORPORATED

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Minor maintenance costs are expensed as incurred. Major improvements to the leased buildings are capitalized as leasehold improvements and depreciated.

    F. GOODWILL

    Goodwill reflects the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized using the straight-line method from the date of acquisition over the expected period to be benefited, currently estimated at 25 to 30 years. The Company assesses the recoverability of goodwill, as well as other long-lived assets based upon expectations of future undiscounted cash flows in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accumulated amortization of goodwill was $26,931 and $46,333 as of December 31, 1997 and 1998, respectively.

    G. CUSTOMER ACQUISITION COSTS

    Costs related to the acquisition of large volume accounts, net of revenues received for the initial transfer of the records, are capitalized and amortized for an appropriate period not to exceed 12 years. If the customer terminates its relationship with the Company, the unamortized cost is charged to expense. However, in the event of such termination, the Company collects, and records as income, permanent removal fees that generally equal or exceed the amount of the unamortized costs. As of December 31, 1997 and 1998, those costs were $9,769 and $12,793, respectively, and accumulated amortization of those costs were $2,450 and $3,219, respectively.

    H. DEFERRED FINANCING COSTS

    Deferred financing costs are amortized over the life of the related debt using the effective interest rate method. If debt is retired early, unamortized deferred financing costs are written off as an extraordinary charge in the period the debt is retired. As of December 31, 1997 and 1998, deferred financing costs were $16,163 and $16,928, respectively, and accumulated amortization of those costs were $1,734 and $3,536, respectively.

    I. OTHER ASSETS

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires the costs of start-up activities, including organization costs, to be expensed as incurred. The Company will adopt SOP 98-5 beginning January 1, 1999. Management believes that the adoption of SOP 98-5 will not have a material impact on the Company's financial statements.

                           IRON MOUNTAIN INCORPORATED

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    J. ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1997       1998
                                                            --------   --------
Incentive compensation....................................  $ 3,932    $ 5,934
Interest..................................................    8,427      9,975
Workers' compensation.....................................    3,022      2,948
Payroll and vacation......................................    3,432      7,451
Restructuring costs.......................................    5,443     10,482
Other.....................................................    3,875     11,749
                                                            -------    -------
                                                            $28,131    $48,539
                                                            =======    =======

    K. REVENUES

    The Company's revenues consist of storage revenues and service and storage material sales revenues. Storage revenues consist of periodic charges related to the storage of materials (either on a per unit or per cubic foot of records basis). In certain circumstances, based upon customer requirements, storage revenues include periodic charges associated with normal, recurring service activities. Service and storage material sales revenues are comprised of charges for related service activities and the sale of storage materials. In certain circumstances, storage material sales are recorded net of product costs when the Company functions as a sales representative of the product manufacturer and does not receive or take title to the products. Customers are generally billed on a monthly basis on contractually agreed-upon terms.

    Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. Amounts related to future storage for customers where storage fees are billed in advance are accounted for as deferred income and amortized over the applicable period.

    L. DEFERRED RENT

    The Company has entered into various leases for buildings used in the storage of records. Certain leases have fixed escalation clauses or other features which require normalization of the rental expense over the life of the lease resulting in deferred rent being reflected in the accompanying balance sheets. In addition, the Company has assumed various unfavorable leases in connection with certain of its acquisitions. The discounted present value of these lease obligations in excess of market rate at the date of the acquisition was recorded as a deferred rent liability and is being amortized over the remaining lives of the respective leases.

    M. STOCK-BASED COMPENSATION

    Effective January 1, 1996, the Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to account for stock options at

                           IRON MOUNTAIN INCORPORATED

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

their intrinsic value with disclosure of the effects of fair value accounting on net income (loss) and earnings (loss) per share on a pro forma basis.

    N. INTEREST RATE CAPS

    Premiums paid for interest rate cap agreements are amortized to interest expense over the terms of the cap. Unamortized premiums are included in other assets in the accompanying consolidated balance sheets. Amounts receivable, if any, under cap agreements are accounted for as a reduction of interest expense. As of December 31, 1998, there were no interest rate cap agreements outstanding.

    O. INCOME (LOSS) PER COMMON SHARE

    During 1997, the Company adopted SFAS No. 128, "Earnings Per Share," and restated its net income (loss) per share for the year ended 1996 (see Note 7).

    P. RECLASSIFICATIONS

    Certain reclassifications have been made to the 1996 and 1997 financial statements to conform to the 1998 presentation.

3. COMMON STOCK SPLIT

    On June 30, 1998, the Company's Board of Directors authorized and approved a three-for-two stock split effected in the form of a dividend on the Company's Common Stock. Such additional shares of Common Stock were issued on July 31, 1998 to all stockholders of record as of the close of business on July 17, 1998. All issued and outstanding share and per share amounts in the accompanying financial statements and Notes thereto have been restated to reflect the stock split.

4. DEBT

    Long-term debt consists of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1998
                                                          --------   --------
Revolving Credit Facility...............................  $     --   $ 35,300
10 1/8% Senior Subordinated Notes due 2006
 (the "1996 Notes").....................................   165,000    165,000
8 3/4% Senior Subordinated Notes due 2009
 (the "1997 Notes").....................................   249,525    249,566
Real Estate Mortgages...................................    10,312      2,349
Other...................................................       181      3,963
                                                          --------   --------
Long-term debt..........................................   425,018    456,178
Less current portion....................................      (520)    (1,731)
                                                          --------   --------
Long-term debt, net of current portion..................  $424,498   $454,447
                                                          ========   ========

                           IRON MOUNTAIN INCORPORATED

                               DECEMBER 31, 1998

4. DEBT (CONTINUED)

    A. REVOLVING CREDIT FACILITY

    Iron Mountain has a $250 million revolving credit facility, as amended (the "Credit Agreement"), which is scheduled to mature on September 30, 2002. The amendments amended and restated, among other terms, interest rates, commitment fees and financial covenants.

    The Credit Agreement specifies certain minimum or maximum relationships between operating cash flows (earnings before interest, taxes, depreciation, amortization, extraordinary charges and other income) and interest, total debt and fixed charges. There are restrictions on dividends declared by the Company, sales or pledging of assets, acquisitions, capital expenditures and changes in business and ownership; cash dividends are effectively prohibited. As of December 31, 1998, the Company was in compliance with all of its debt covenants. Loans under the Credit Agreement are secured by the capital stock of all of the Company's domestic subsidiaries.

    The interest rate on loans under the Credit Agreement varies, at the Company's option, on a choice of base rates plus an applicable margin. The applicable margin varies depending on the base rate selected and certain debt ratios. The timing of interest payments also varies with the base rate selected. At December 31, 1998, the effective interest rate was 6.45%.

    B. 1996 NOTES

    On October 1, 1996, the Company issued $165 million of 10 1/8% Senior Subordinated Notes due 2006. Interest on the 1996 Notes is payable semiannually on April 1 and October 1 and commenced on April 1, 1997. The net proceeds of $160.1 million after underwriting discounts and commissions were used to repay outstanding bank debt under the Credit Agreement and certain other indebtedness, to fund the purchase price of an acquisition and for general corporate purposes. In connection with the prepayment of such indebtedness, the Company incurred an extraordinary charge of $3,539, not including related tax benefit of $1,413, during the fourth quarter of 1996. The charge consists of a prepayment penalty, the write-off of deferred financing costs and an original issue discount and a loss on the termination of interest rate protection agreements.

    The 1996 Notes contain covenants and restrictions similar to, or less restrictive than, the Credit Agreement. During the first 36 months after the date of issuance of the 1996 Notes, and subject to certain restrictions, the Company may, with the net proceeds of one or more Qualified Equity Offerings, as defined, redeem up to 35% of the 1996 Notes at a redemption price of 109.125% of their initial principal amount. After September 30, 2001, and subject to certain restrictions, the Company may, at its option, redeem any or all of the 1996 Notes at face value, plus a premium ranging from approximately 2% to 5% through September 30, 2004. Thereafter, the 1996 Notes may be redeemed at face value. Additionally, under certain circumstances, including a change of control or following certain asset sales, the holders of the 1996 Notes may require the Company to repurchase the 1996 Notes.

    C. 1997 NOTES

    On October 24, 1997, the Company issued $250 million of 8 3/4% Senior Subordinated Notes due 2009. Interest on the 1997 Notes is payable semiannually on March 31 and September 30 and commenced on March 31, 1998. The net proceeds were $242.6 million after an original issue discount of $485 and underwriting discounts and commissions.

                           IRON MOUNTAIN INCORPORATED

                               DECEMBER 31, 1998

4. DEBT (CONTINUED)

    The 1997 Notes contain covenants and restrictions similar to, or less restrictive than, the Credit Agreement. Prior to September 30, 2002, and subject to certain restrictions, the Company may, at its option, redeem any or all of the 1997 Notes at a make-whole price, as defined. On or after September 30, 2002, and subject to certain restrictions, the Company may, at its option, redeem any or all of the 1997 Notes at face value, plus a premium of up to approximately 4% through September 30, 2005. Thereafter, the 1997 Notes may be redeemed at face value. Also, any time through October 23, 2000, the Company may redeem a portion of the 1997 Notes, subject to restrictions, with the net proceeds of one or more Qualified Equity Offerings, as defined, at a redemption price of 108.75% of the principal amount of such 1997 Notes. Additionally, under certain circumstances, including a change of control or following certain asset sales, the holders of the 1997 Notes may require the Company to repurchase the 1997 Notes.

    D. REAL ESTATE MORTGAGES

    The real estate mortgages include an $8,037, 10 year, 11% mortgage based on a 30 year amortization with a $7,495 balloon payment due October 2000. The mortgage was repaid in full during 1998. Also included in real estate mortgages is a $3,000, 8% note that is payable in various installments commencing in 1997 and maturing in November 2006.

    E. OTHER

    Other long-term debt includes various notes and obligations assumed by the Company as a result of certain acquisitions completed by the Company during 1998.

    Maturities of long-term debt are as follows:

YEAR                                                           AMOUNT
----                                                          --------
1999........................................................  $  1,731
2000........................................................       807
2001........................................................     1,661
2002........................................................    35,899
2003........................................................       419
Thereafter..................................................   415,661
                                                              --------
                                                              $456,178
                                                              ========

    As of December 31, 1998, the 1996 and 1997 Notes were fully and unconditionally guaranteed, on a joint and several basis, on a senior subordinated basis, by all of the Company's direct and indirect domestic subsidiaries (the "Subsidiary Guarantors"). The Company is a holding company and during the periods presented substantially all of the assets of which were the stock of the Subsidiary Guarantors, and substantially all of the operations of which were conducted by the Subsidiary Guarantors. Accordingly, the aggregate assets, liabilities, earnings and equity of the Subsidiary Guarantors were substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis. Management of the Company believes that separate financial statements of, and other disclosures with respect to, the Subsidiary Guarantors are not meaningful or material to investors.

                           IRON MOUNTAIN INCORPORATED

                               DECEMBER 31, 1998

4. DEBT (CONTINUED)

    Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the Company has estimated the following fair values for its long-term debt as of December 31:

                                                                1997                  1998
                                                         -------------------   -------------------
                                                         CARRYING     FAIR     CARRYING     FAIR
                                                          AMOUNT     VALUE      AMOUNT     VALUE
                                                         --------   --------   --------   --------
Revolving Credit Facility..............................  $     --   $    --    $35,300    $35,300
1996 Notes.............................................   165,000   179,850    165,000    178,200
1997 Notes.............................................   249,525   255,000    249,566    257,500
Real estate mortgages..................................    10,312    11,322      2,349      2,349
Other..................................................       181       181      3,963      3,963

5. ACQUISITIONS

    The Company purchased substantially all of the assets and assumed certain liabilities of 16, 18 and 15 records management businesses during 1996, 1997 and 1998, respectively. Each of these acquisitions was accounted for using the purchase method of accounting, and accordingly, the results of operations for each acquisition have been included in the consolidated results of the Company from their respective acquisition dates. The excess of the purchase price over the underlying fair value of the assets and liabilities of each acquisition has been assigned to goodwill and is being amortized over the estimated benefit period of 25 to 30 years. Consideration for the various acquisitions included:
(i) cash which was provided through the Company's Credit Agreement, a portion of the net proceeds from the initial public offering of its common stock (the "Initial Public Offering"), the Company's 1998 equity offering and the issuance of the 1996 Notes and the 1997 Notes; (ii) issuance of the Company's common stock and options to purchase the Company's common stock; and (iii) certain net assets of a business acquired in 1997.

    A summary of the consideration paid and the allocation of the purchase price of the acquisitions is as follows:

                                                                1996       1997       1998
                                                              --------   --------   --------
Cash Paid...................................................  $68,496    $192,230   $189,729
Fair Value of Common Stock Issued...........................       --      85,863     51,448
Fair Value of Options Issued................................       --       3,071     15,655
Fair Value of Certain Net Assets of a Business Acquired in
  1997......................................................       --          --      3,000
                                                              -------    --------   --------
  Total Consideration.......................................   68,496     281,164    259,832
                                                              -------    --------   --------
Fair Value of Assets Acquired...............................   19,476      68,774     89,053
Liabilities Assumed.........................................   (4,874)    (26,932)   (38,165)
                                                              -------    --------   --------
  Fair Value of Net Assets Acquired.........................   14,602      41,842     50,888
                                                              -------    --------   --------
Recorded Goodwill...........................................  $53,894    $239,322   $208,944
                                                              =======    ========   ========

                           IRON MOUNTAIN INCORPORATED

                               DECEMBER 31, 1998

5. ACQUISITIONS (CONTINUED)

    The following unaudited pro forma combined information shows the results of the Company's operations for the years ended December 31, 1997 and 1998 as though each of the significant acquisitions completed during 1997 and 1998 had occurred on January 1, 1997:

                                                                1997       1998
                                                              --------   --------
Revenues....................................................  $393,753   $400,128
Loss from Continuing Operations.............................    (9,013)    (4,805)
Net Loss....................................................    (9,013)    (4,604)
Loss Per Common Share from Continuing Operations--Basic and
  Diluted...................................................     (0.31)     (0.17)
Net Loss Per Common Share--Basic and Diluted................     (0.31)     (0.16)

    The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place as of January 1, 1997 or the results that may occur in the future. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs which may occur as a result of the integration and consolidation of the acquired businesses. Certain acquisitions completed in 1997 are not included in the pro forma results as their effect was immaterial.

    In connection with the acquisitions completed in 1997 and 1998, the Company has undertaken certain restructurings of the acquired businesses. The restructuring activities include certain reductions in staffing levels, elimination of duplicate facilities, and other costs associated with exiting certain activities of the acquired businesses. These restructuring activities were recorded as costs of the acquisitions and were provided in accordance with Emerging Issues Task Force Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

    The following is a summary of reserves related to such restructuring activities:

                                                                1997       1998
                                                              --------   --------
Reserves, beginning of the year.............................   $1,340    $ 5,443
Reserves established........................................    6,574     11,368
Expenditures................................................   (2,163)    (4,690)
Adjustments to goodwill.....................................     (308)    (1,639)
                                                               ------    -------
Reserves, end of the year...................................   $5,443    $10,482
                                                               ======    =======

6. CAPITAL STOCK, REDEEMABLE PUT WARRANT AND STOCK OPTIONS

    A. CAPITAL STOCK

    On February 6, 1996, the Company completed its Initial Public Offering and issued 3,525,000 shares of common stock--voting.

                           IRON MOUNTAIN INCORPORATED

                               DECEMBER 31, 1998

6. CAPITAL STOCK, REDEEMABLE PUT WARRANT AND STOCK OPTIONS (CONTINUED)

    In connection with the Initial Public Offering, the Board of Directors approved, and the stockholders ratified, a recapitalization and the designation of three new classes of stock as follows:

                                                              AUTHORIZED
CLASS                                                           SHARES
-----                                                         ----------
Preferred stock, $.01 par value.............................   2,000,000
Common stock--voting, $.01 par value........................  13,000,000
Common stock--nonvoting, $.01 par value.....................   1,000,000

    Upon consummation of the Initial Public Offering, all shares of capital stock were automatically converted into shares of common stock--voting and, in the case of one stockholder, common stock--nonvoting. The number of common shares received upon conversion were as follows:

                                                                                  COMMON
                                                                          ----------------------
                                                              PREFERRED     VOTING     NONVOTING
                                                              ---------   ----------   ---------
Series A1 and Series A3.....................................    50,000     1,480,971         --
Series A2...................................................    98,000     2,152,719    750,000
Series C....................................................   351,395     7,214,690         --
                                                               -------    ----------    -------
Total.......................................................   499,395    10,848,380    750,000
                                                               =======    ==========    =======

    On March 3, 1997, the Board of Directors approved, and the stockholders ratified, an increase in the number of authorized shares of common stock--voting, $.01 par value, from 13,000,000 shares to 20,000,000 shares. On January 5, 1998, the stockholders voted to increase the number of authorized shares of common stock to 100,000,000 shares.

    On April 3, 1998, the Company issued and sold an aggregate of 6,037,500 shares (including 787,500 to cover over-allotments) of its Common Stock in an underwritten public offering. Net proceeds to the Company after deducting underwriters' discounts and commissions were $132.9 million and were used to repay outstanding bank debt, to fund the cash portion of the purchase price of certain acquisitions completed in 1998 and for general corporate purposes.

    The following table summarizes the number of shares authorized, issued and outstanding for each issue of the Company's capital stock as of December 31:

                                                                     NUMBER OF SHARES
                                                 --------------------------------------------------------
                                                        AUTHORIZED             ISSUED AND OUTSTANDING
                                        PAR      ------------------------   -----------------------------
            EQUITY TYPE                VALUE        1997         1998           1997              1998
------------------------------------  --------   ----------   -----------   -------------      ----------
Preferred stock.....................    $.01      2,000,000     2,000,000              --              --
Common stock--voting................     .01     20,000,000   100,000,000      20,180,177(1)   29,430,205
Common stock--nonvoting.............     .01      1,000,000     1,000,000              --              --

------------------------

(1) This amount gives effect to the stock dividend discussed in Note 3. The actual number of issued and outstanding shares as of December 31, 1997 was 13,453,451.

                           IRON MOUNTAIN INCORPORATED

                               DECEMBER 31, 1998

6. CAPITAL STOCK, REDEEMABLE PUT WARRANT AND STOCK OPTIONS (CONTINUED)

    B. REDEEMABLE PUT WARRANT

    In connection with the issuance of certain debt, the Company also issued a put warrant, dated December 14, 1990 (the "Warrant"), exercisable for 666,578 shares of common stock for nominal consideration upon the occurrence of certain specified events. On February 7, 1996, in connection with the Initial Public Offering, the Warrant was redeemed for $6,612. This Warrant was accreted each year using the effective interest rate method based on the Warrant's estimated redemption value at its estimated redemption date of February 15, 1996.

    C. STOCK OPTIONS

    Effective November 30, 1995, the Board of Directors approved the adoption of the 1995 Stock Incentive Plan (the "Stock Incentive Plan"). A total of 1,500,000 shares of common stock were available for grant as options and other rights under the Stock Incentive Plan. On March 3, 1997 and March 23, 1998, the number of shares of common stock available for grant as options under the Stock Incentive Plan increased to 2,100,000 and 3,000,000, respectively.

    Effective December 21, 1995, the Board of Directors approved the 1995 Stock Option Plan for Non-Employee Directors (the "Non-Employee Director Plan") that permitted non-employee directors to elect to receive all or a portion of their compensation in the form of common stock. Directors electing to receive common stock received, as an incentive, an amount of stock equivalent to 110% of the director's compensation otherwise due to be paid in cash. During 1997, the Company issued 2,226 shares under the Non-Employee Director Plan. On June 30, 1997, the Non-Employee Director Plan was terminated.

                           IRON MOUNTAIN INCORPORATED

6. CAPITAL STOCK, REDEEMABLE PUT WARRANT AND STOCK OPTIONS (CONTINUED)

    During 1997, the Company issued options to employees of two acquired companies to purchase 218,879 shares of the Company's common stock. The options replaced options held by the employees for the acquired companies' common stock. The options were accounted for as additional purchase price based on the fair value of the options when issued.

    During 1998, the Company assumed two existing stock option plans from an acquired company and options under the existing plans were converted into options to purchase 885,000 shares of the Company's common stock under such plans. No new options may be issued under these plans. The options were accounted for as additional purchase price based on the fair value of the options when issued.

    The following is a summary of stock option transactions, including those issued to employees of acquired companies, during the applicable periods:

                                                                          WEIGHTED AVERAGE
                                                               OPTIONS     EXERCISE PRICE
                                                              ---------   ----------------
Options outstanding, December 31, 1995......................    501,461        $ 5.44
Granted.....................................................    680,781         10.99
Exercised...................................................    (10,344)         6.39
Canceled....................................................    (27,606)         7.84
                                                              ---------        ------
Options outstanding, December 31, 1996......................  1,144,292          8.68
Granted.....................................................    703,670         17.01
Exercised...................................................   (125,711)         6.59
Canceled....................................................    (46,203)        14.73
                                                              ---------        ------
Options outstanding, December 31, 1997......................  1,676,048         12.17
Granted.....................................................  1,173,018         12.02
Exercised...................................................   (566,615)         7.88
Canceled....................................................   (116,132)        12.36
                                                              ---------        ------
Options outstanding, December 31, 1998......................  2,166,319        $13.21
                                                              =========        ======

    Except for the options granted in connection with acquisitions, the stock options were granted with exercise prices equal to or greater than the market price of the stock at the date of grant. The majority of options become exercisable ratably over a period of five years unless the holder terminates employment. The number of options available for grant at December 31, 1998 was 894,994.

    Effective January 1, 1996, the Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to account for stock options issued to employees at their intrinsic value with disclosure of fair value accounting on net income (loss) and earnings
(loss) per share on a pro forma basis. Had the Company elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net

                           IRON MOUNTAIN INCORPORATED

6. CAPITAL STOCK, REDEEMABLE PUT WARRANT AND STOCK OPTIONS (CONTINUED)

loss applicable to common stockholders and net loss per common share would have been increased to the pro forma amounts indicated in the table below:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
Loss from continuing operations, as reported................  $(2,049)   $(4,521)   $(3,167)
Income from discontinued operations, as reported............       --         --        201
                                                              -------    -------    -------
Net loss applicable to common stockholders, as reported.....  $(2,049)   $(4,521)   $(2,966)
                                                              =======    =======    =======

Loss from continuing operations, pro forma..................  $(2,614)   $(5,411)   $(4,071)
Income from discontinued operations, pro forma..............       --         --        201
                                                              -------    -------    -------
Net loss applicable to common stockholders, pro forma.......  $(2,614)   $(5,411)   $(3,870)
                                                              =======    =======    =======

Loss from continuing operations per common share - basic and
 diluted, as reported.......................................  $ (0.15)   $ (0.26)   $ (0.12)
Income from discontinued operations per common share - basic
 and diluted, as reported...................................       --         --       0.01
                                                              -------    -------    -------
Net loss per common share - basic and diluted, as
 reported...................................................  $ (0.15)   $ (0.26)   $ (0.11)
                                                              =======    =======    =======

Loss from continuing operations per common share - basic and
 diluted, pro forma.........................................  $ (0.19)   $ (0.31)   $ (0.15)
Income from discontinued operations per common share - basic
 and diluted, pro forma.....................................       --         --       0.01
                                                              -------    -------    -------
Net loss per common share - basic and diluted, pro forma....  $ (0.19)   $ (0.31)   $ (0.14)
                                                              =======    =======    =======

    The weighted average fair value of options granted in 1996, 1997 and 1998 was $4.92, $11.06 and $8.92 per share, respectively. The values were estimated on the date of grant using the Black-Scholes option pricing model. The following table summarizes the weighted average assumptions used for grants in the year ended December 31:

ASSUMPTION                                                      1996        1997        1998
----------                                                    ---------   ---------   ---------
Expected volatility.........................................      24.2%       29.2%       28.4%
Risk-free interest rate.....................................       6.34        5.91        5.11
Expected dividend yield.....................................       None        None        None
Expected life of the option.................................  7.5 years   7.0 years   5.0 years

                           IRON MOUNTAIN INCORPORATED

6. CAPITAL STOCK, REDEEMABLE PUT WARRANT AND STOCK OPTIONS (CONTINUED)

    The following table summarizes additional information regarding options outstanding and exercisable at December 31, 1998:

                                                       OUTSTANDING                     EXERCISABLE
                                         ---------------------------------------   --------------------
                                                         WEIGHTED
                                                         AVERAGE        WEIGHTED               WEIGHTED
                                                        REMAINING       AVERAGE                AVERAGE
               RANGE OF                              CONTRACTUAL LIFE   EXERCISE               EXERCISE
            EXERCISE PRICES               NUMBER        (IN YEARS)       PRICE      NUMBER      PRICE
---------------------------------------  ---------   ----------------   --------   ---------   --------
$0.75 to $0.87.........................     31,374          8.0          $ 0.87       18,241    $ 0.87
$4.32 to $5.77.........................    486,771          3.6            4.86      455,699      4.80
$6.63 to $9.10.........................    232,971          6.9            8.02      130,391      8.07
$10.25 to $10.94.......................    633,993          7.4           10.42      296,739     10.50
$17.17 to $25.03.......................    668,475          8.8           21.83      111,487     21.21
$26.79 to $29.19.......................    112,735          9.5           28.03        4,291     27.17
                                         ---------          ---          ------    ---------    ------
                                         2,166,319          7.0          $13.21    1,016,848    $ 8.71
                                         =========          ===          ======    =========    ======

7. INCOME (LOSS) PER COMMON SHARE--BASIC AND DILUTED

    In accordance with SFAS No. 128, basic income (loss) per common share is calculated by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding. The calculation of diluted income (loss) per share is consistent with that of basic income (loss) per share but gives effect to all dilutive potential common shares (that is, securities such as options, warrants or convertible securities) that were outstanding during the period, unless the effect is antidilutive.

                           IRON MOUNTAIN INCORPORATED

7. INCOME (LOSS) PER COMMON SHARE--BASIC AND DILUTED (CONTINUED)

    Income (loss) per common share--basic and diluted has been calculated as follows:

                                                                1996       1997       1998
                                                              --------   --------   --------
Income (loss) from continuing operations, before accretion
 of put warrant.............................................  $    357     (4,521)    (3,167)
Accretion of redeemable put warrant.........................      (280)         0          0
                                                              --------   --------   --------
Income (loss) from continuing operations....................        77     (4,521)    (3,167)
Income from discontinued operations.........................         0          0        201
                                                              --------   --------   --------
Income (loss) applicable to common stockholders, before
 extraordinary charge.......................................        77     (4,521)    (2,966)
Extraordinary charge (net of tax benefit)...................    (2,126)        --         --
                                                              --------   --------   --------
Net loss applicable to common stockholders..................  $ (2,049)  $ (4,521)  $ (2,966)
                                                              ========   ========   ========
Weighted average common shares outstanding (in thousands)...    13,911     17,172     27,470
                                                              ========   ========   ========

                                                                1996       1997       1998
                                                              --------   --------   --------
Income (loss) per common share--basic and diluted:
  Loss from continuing operations...........................  $   0.00   $  (0.26)  $  (0.12)
  Net income from discontinued operations...................      0.00       0.00       0.01
                                                              --------   --------   --------
  Income (loss) before extraordinary charge.................      0.00      (0.26)     (0.11)
  Extraordinary charge (net of tax benefit).................     (0.15)        --         --
                                                              --------   --------   --------
Net loss applicable to common stockholders..................  $  (0.15)  $  (0.26)  $  (0.11)
                                                              ========   ========   ========

    Because their effect is antidilutive, 1,144,929, 1,676,048 and 2,166,319 shares of common stock underlying outstanding options have been excluded from the above calculation for the years ended December 31, 1996, 1997 and 1998, respectively.

    The effect of adopting SFAS No.128 on the previously reported loss per share data for the year ended 1996 was as follows:

                                                                1996
                                                              --------
Primary and fully diluted net loss per share (as previously
 reported)..................................................   $(0.14)
Effect of SFAS No. 128......................................    (0.01)
                                                               ------
Net loss per common share--basic and diluted................   $(0.15)
                                                               ======

8. INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, which requires the recognition of deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax and financial reporting bases of assets and liabilities.

    The Company has estimated federal net operating loss carryforwards of $46,153 at December 31, 1998 to reduce future federal income taxes, if any, which begin to expire in 2005. The preceding net operating loss carryforwards do not include preacquisition net operating loss carryforwards of Arcus Group. As a result of the litigation relating to Arcus Group's net operating loss carryforwards, the

                           IRON MOUNTAIN INCORPORATED

8. INCOME TAXES (CONTINUED)

Company has not recognized the deferred tax asset generated by such loss carryforwards. If the litigation is resolved favorably, any tax benefit realized will be recorded as a reduction of goodwill. The Company also has estimated state net operating loss carryforwards of approximately $17,951 to reduce future state income taxes, if any. Additionally, the Company has alternative minimum tax credit carryforwards of $587, which have no expiration date and are available to reduce future income taxes, if any.

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1998
                                                          --------   --------
Deferred Tax Assets:
  Accrued liabilities...................................  $  4,726   $  8,033
  Deferred rent.........................................     3,411      3,767
  Net operating loss carryforwards......................     7,360     16,759
  AMT credit............................................       587        587
  Other.................................................     2,317      6,151
                                                          --------   --------
                                                            18,401     35,297
  Valuation Allowance...................................        --     (4,369)
                                                          --------   --------
                                                            18,401     30,928
                                                          --------   --------
Deferred Tax Liabilities:
  Other assets, principally due to differences in
    amortization........................................    (2,693)    (6,389)
  Plant and equipment, principally due to differences in
    depreciation........................................   (11,217)   (22,284)
  Customer acquisition costs............................    (3,859)    (3,824)
                                                          --------   --------
                                                           (17,769)   (32,497)
                                                          --------   --------
Net deferred tax asset (liability)......................  $    632   $ (1,569)
                                                          ========   ========

    The Company receives a tax deduction upon exercise of non-qualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise which is included in the net operating loss carryforwards above. A valuation allowance has been recorded for this tax asset because of uncertainty of its realization. If the assets are realized, they will be credited to either additional paid-in capital ($1,873) or, for options granted for acquisitions, to goodwill ($2,496).

                           IRON MOUNTAIN INCORPORATED

8. INCOME TAXES (CONTINUED)

    The Company and its subsidiaries file a consolidated federal income tax return. The provision (benefit) for income tax consists of the following components:

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        1996       1997       1998
                                                      --------   --------   --------
Federal--current....................................  $   958     $  --      $   --
Federal--deferred...................................       57      (459)      4,509
State--current......................................    1,450       399         505
State--deferred.....................................   (1,030)      (20)      1,544
                                                      -------     -----      ------
                                                      $ 1,435     $ (80)     $6,558
                                                      =======     =====      ======

    A reconciliation of total income tax expense (benefit) and the amount computed by applying the federal income tax rate of 34% to income (loss) before income taxes is as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1996       1997       1998
                                                    --------   --------   --------
Computed "expected" tax provision (benefit).......  $   609    $(1,564)    $1,153
Increase in income taxes resulting from:
  State taxes (net of federal tax benefit)........      278        250      1,367
  Nondeductible goodwill amortization.............      602      1,221      3,675
  Other...........................................      (54)        13        363
                                                    -------    -------     ------
                                                    $ 1,435    $   (80)    $6,558
                                                    =======    =======     ======

9. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                   QUARTER ENDED                      MARCH 31   JUNE 30    SEPT. 30    DEC. 31
----------------------------------------------------  --------   --------   --------   ---------
1997
Revenues............................................  $ 42,154   $ 46,585   $ 54,655   $  65,371
Gross profit........................................    20,390     22,477     26,785      32,233
Net loss............................................      (516)      (969)      (325)     (2,711)
Net loss per common share--basic and diluted........     (0.04)     (0.06)     (0.02)      (0.14)

1998
Revenues............................................  $ 89,056   $ 93,464   $ 98,544   $ 102,897
Gross profit........................................    44,139     46,708     49,038      51,963
Loss from continuing operations.....................      (548)      (395)    (1,019)     (1,205)
Net loss............................................      (314)      (261)    (1,069)     (1,322)
Loss per common share from continuing operations -
 basic and diluted..................................     (0.02)     (0.01)     (0.04)      (0.05)
Net loss per common share - basic and diluted.......     (0.01)     (0.01)     (0.04)      (0.05)

10. SEGMENT INFORMATION

    On December 31, 1998, Iron Mountain adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The new rules establish revised standards for

                           IRON MOUNTAIN INCORPORATED

10. SEGMENT INFORMATION (CONTINUED)

public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. The adoption of SFAS 131 did not have a material effect on the Company's primary financial statements, but did affect the disclosure of segment information contained herein.

    Iron Mountain classifies its operations into two fundamental businesses: records and information management services ("RIMS") and information technology staffing ("IT Staffing"). As discussed in Note 15, Iron Mountain decided to sell the IT Staffing operations and has classified operations from this business segment as a discontinued operation on the condensed consolidated statements of operations and cash flows. The reportable segments are managed separately since each business has different economic characteristics based on the differing customer requirements and the nature of the services provided. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2). The Company assesses performance based on earnings before interest, taxes, depreciation, amortization, extraordinary items and other income ("EBITDA").

                                                                            IT
                                                                RIMS     STAFFING    TOTAL
                                                              --------   --------   --------
1998:
Revenues from External Customers............................  $383,961   $39,551    $423,512
Revenues from Other Operating Segments......................        --       268         268
                                                              --------   -------    --------
Total Reportable Segment Revenues...........................  $383,961   $39,819    $423,780
                                                              ========   =======    ========
EBITDA......................................................  $ 95,981   $ 1,526    $ 97,507
Segment Assets..............................................   940,698    26,687     967,385
Capital Expenditures, Exclusive of Acquisitions.............    55,898       556      56,454

    A reconciliation of the totals reported for the reportable operating segments to the applicable line items in the consolidated financial statements for the year ended December 31, 1998 is as follows:


TOTAL REVENUES:
Total Revenues from Reportable Segments.....................  $423,780
Revenues from Discontinued Operations.......................   (39,551)
Intercompany Eliminations and Other Revenues................      (268)
                                                              --------
  Total Consolidated Revenues from Continuing Operations....  $383,961
                                                              ========
INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR
 INCOME TAXES:
Total EBITDA from Continuing Operations.....................  $ 95,981
Depreciation and Amortization...............................   (48,301)
Interest Expense............................................   (45,673)
Other Income, net...........................................     1,384
                                                              --------
  Income from Continuing Operations Before Provision for
    Income Taxes............................................  $  3,391
                                                              ========

                           IRON MOUNTAIN INCORPORATED

10. SEGMENT INFORMATION (CONTINUED)

    Information as to Iron Mountain's products and services and operations in different geographical areas is as follows:


REVENUES BY PRODUCT AND SERVICES:
Storage Revenues............................................  $230,702
Service and Storage Material Sales..........................   153,259
                                                              --------
  Total Revenues............................................  $383,961
                                                              ========
REVENUES:
United States...............................................  $381,959
International...............................................     2,002
                                                              --------
  Total Revenues............................................  $383,961
                                                              ========
LONG-LIVED ASSETS:
United States...............................................  $821,929
International...............................................       485
                                                              --------
  Total Long-lived Assets...................................  $822,414
                                                              ========

    Information is not provided for 1996 and 1997 because the IT Staffing business was not acquired until 1998 and the Company had no international operations in those years.

11. COMMITMENTS AND CONTINGENCIES

    A. LEASES

    Iron Mountain leases most of its facilities under various operating leases. A majority of these leases have renewal options of five to ten years and have either fixed or Consumer Price Index escalation clauses. The Company also leases equipment under operating leases, primarily computers which have an average lease life of three years. Trucks and office equipment are also leased and have remaining lease lives ranging from one to seven years. Rent expense was $21,114, $29,332 and $47,049 for the years ended December 31, 1996, 1997 and 1998, respectively.

    Minimum future lease payments are as follows:

                            YEAR                              OPERATING
------------------------------------------------------------  ---------
1999........................................................  $ 41,700
2000........................................................    39,999
2001........................................................    36,928
2002........................................................    33,545
2003........................................................    29,442
Thereafter..................................................   141,339
                                                              --------
Total minimum lease payments................................  $322,953
                                                              ========

    Included in the lease commitments disclosed in the preceding paragraph are certain five-year operating lease agreements signed in 1998 for specified records storage warehouses. At the end of the lease term, the Company, at its option, may: (i) negotiate a renewal of the lease; (ii) purchase the properties at a price equal to the lessor's original cost (approximately $47.5 million); or
(iii) allow the

                           IRON MOUNTAIN INCORPORATED

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

lease to expire and cause the properties to be sold. The Company's ability to cause the properties to be sold depends upon its compliance with certain terms of the lease. Under certain conditions, the Company would receive any excess of the net sales proceeds over the properties' original cost. In the event that the net sales proceeds are less than 85% of the properties' original cost, the Company would make contingent rental payments to the lessor equal to that difference.

    B. FACILITY FIRE

    In March 1997, the Company experienced three fires, all of which authorities have determined were caused by arson. These fires resulted in damage to one and destruction of the Company's other RIMS facility in South Brunswick Township, New Jersey.

    Some of Iron Mountain's customers or their insurance carriers have asserted claims as a consequence of the destruction of or damage to their records as a result of the fires, some of which allege negligence or other culpability on the part of Iron Mountain. The Company has received notices of claims and lawsuits filed by customers and abutters seeking damages against the Company and to rescind their written contracts with Iron Mountain. Iron Mountain denies any liability as a result of the destruction of or damage to customer records as a result of the fires, which were beyond its control, and intends to vigorously defend itself against these and any other lawsuits that may arise. The Company is also pursuing coverage of these claims and lawsuits with its various insurers. The claims process is lengthy and its outcome cannot be predicted with certainty.

    Based on its present assessment of the situation, management, after consultation with legal counsel, does not believe that the fires will have a material adverse effect on Iron Mountain's financial condition or results of operations, although there can be no assurance in this regard.

    In June 1998, the Company settled several insurance claims, including a significant claim under its business interruption policy, related to the fires. Other income, net, for the year ended December 31, 1998 includes a $1.7 million gain related to the settlement.

    C. OTHER LITIGATION

    Iron Mountain is presently involved as a defendant in various litigation which has occurred in the normal course of business. Management believes it has meritorious defenses in all such actions, and in any event, the amount of damages, if such matters were decided adversely, would not have a material adverse effect on Iron Mountain's financial condition or results of operations.

12. RELATED PARTY TRANSACTIONS

    Iron Mountain leases space to an affiliated company, Schooner Capital LLC ("Schooner") for its corporate headquarters located in Boston, Massachusetts. For the years ended December 31, 1996, 1997 and 1998, Schooner paid Iron Mountain rent totaling $68, $85 and $90, respectively. Iron Mountain leased one facility from a landlord which was a related party. Total rental payments for the years ended December 31, 1996, 1997 and 1998, for this facility totaled $94, $99 and $99, respectively. In the opinion of management, both of these leases were entered into at market prices and terms.

                           IRON MOUNTAIN INCORPORATED

13. EMPLOYEE BENEFIT PLANS

    A. PROFIT SHARING RETIREMENT PLAN

    The Company has a defined contribution plan which covers all non-union employees meeting certain service requirements. Eligible employees may elect to defer from 1% to 15% of compensation per pay period up to the amount allowed by the Internal Revenue Code. The Company makes matching contributions based on the amount of the employee contribution and years of credited service, according to a schedule as described in the plan documents. The Company has expensed $419, $642 and $910 for the years ended December 31, 1996, 1997 and 1998, respectively.

    B. EMPLOYEE STOCK PURCHASE PLAN

    During 1998, the Company introduced an employee stock purchase plan (the "ESPP") which is available for participation by substantially all employees who have met certain service requirements. Eligible employees may elect to contribute from 1% to 15% of their gross compensation per pay period to the ESPP. Such contributions are accumulated throughout the year until September 30, the end of the fiscal year of the ESPP, and are then invested in the Company's Common Stock. Such shares are purchased at 85% of the lower of the fair value at the beginning or end of the fiscal year of the ESPP. Once purchased, such shares are subject to a one year resale restriction. There were no shares granted under the ESPP during 1998.

14. NONCASH TRANSACTIONS

    The Company used the following as part of the consideration paid for certain acquisitions:

                                                                1996        1997       1998
                                                              ---------   --------   --------
Fair Value of Common Stock Issued...........................        --    $85,863    $51,448
Fair Value of Options Issued................................        --      3,071     15,655
Fair Value of Certain Net Assets of a Business Acquired in
 1997.......................................................        --         --      3,000

    In December 1998, the Company entered into a foreign currency exchange agreement and has recorded an asset and a liability based upon the exchange rates as of December 31, 1998. A cash settlement of the agreement occurred in January 1999.

    During 1997, $3,086 of property and equipment, destroyed in a fire, was transferred to receivable from insurance company.

    See Note 5 for liabilities assumed in acquisitions.

15. SUBSEQUENT EVENTS

    A. COMPLETED ACQUISITIONS

    In January 1999, the Company completed the acquisition of a majority interest in Britannia Data Management Limited ("BDM"), a provider of records management services in the United Kingdom. Total consideration for the 50.1 percent interest in BDM consisted of $49.8 million, including $47.3 million in cash and the balance in the capital stock of the Company's pre-existing United Kingdom subsidiary. The acquisition will be accounted for as a purchase.

                           IRON MOUNTAIN INCORPORATED

15. SUBSEQUENT EVENTS (CONTINUED)

    On April 1, 1999, the Company acquired all of the outstanding capital stock of First American Records Management, Inc. for total consideration of $41.5 million.

    Effective April 1, 1999, the Company acquired all of the outstanding capital stock of Data Base, Inc. and certain related real estate for approximately $116 million, including estimated transaction costs. The consideration was comprised of 1,476,577 shares of the Company's Common Stock with a fair value of $46.0 million and the balance in cash and assumed debt. As part of the Data Base acquisition, the Company agreed to, and subsequently did, repurchase all 1,477 shares of its Common Stock issued to the sellers with a portion of the net proceeds from its May 1999 equity offering.

    On June 2, 1999, BDM acquired MAP, S.A. and related companies for aggregate consideration of approximately $17 million, based on an exchange rate of 6.2699 French Francs per $1 on June 2, 1999. Memogarde, headquartered and operating in Paris, France, is a leading provider of data security services in France.

    B. LINE OF CREDIT AGREEMENT

    In January 1999, the Company entered into a $10 million credit facility with a bank that matures on September 30, 1999. Interest on borrowings under this facility will be paid monthly at the lender's index rate plus one-half of one percent. Restrictive covenants under this agreement are similar to those on the Company's $250 million revolving credit facility discussed in Note 4.

    C. FINANCING ACTIVITIES

    On April 26, 1999, the Company completed the sale, in a private placement to qualified institutional buyers, of $150 million in aggregate principal amount of its 8 1/4% Senior Subordinated Notes due 2011 (the "1999 Notes"). The 1999 Notes were issued at a price to investors of 99.64% of par. The net proceeds from the sale of the 1999 Notes were used to repay outstanding indebtedness under the Company's revolving credit facility.

    On May 17, 1999, the Company issued and sold an aggregate of 5.8 million shares (including approximately 0.8 million shares to cover over-allotments) of its Common Stock in an underwritten public offering at a price to the public of $28.00 per share. Net proceeds to the Company after deducting underwriting discounts and commissions were $153.8 million and were used: (i) to repurchase all of the 1,476,577 shares of the Company's Common Stock issued in connection with the acquisition of Data Base at a purchase price of $26.74 per share;
(ii) to repay outstanding indebtedness under the revolving credit facility; and
(iii) for general corporate purposes, including the funding of possible future acquisitions.

    D. DISCONTINUED OPERATIONS

    In June 1999, the Company made a decision to sell its Information Technology staffing business, Arcus Staffing Resources, Inc. ("Arcus Staffing" or "IT Staffing"). Iron Mountain acquired Arcus Staffing in January 1998 as part of its acquisition of Arcus Group, Inc. The Company intends to complete the sale in 1999. In 1998, Arcus Staffing reported revenues of $39.6 million and EBITDA of $1.5 million.

                           IRON MOUNTAIN INCORPORATED

15. SUBSEQUENT EVENTS (CONTINUED)

    Iron Mountain has accounted for the sale of Arcus Staffing as discontinued operations in accordance with APB No. 30. Accordingly, the fiscal 1998 results of operations of Arcus Staffing have been segregated from continuing operations and reported as a separate line item on the accompanying consolidated statement of operations as discontinued operations. The Company expects to report a loss on the sale of the Arcus Staffing business in its 1999 second quarter results, although the amount is not determinable at this time. The loss will be reported separately from results of continuing operations.

                               PIERCE LEAHY CORP.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                      (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash......................................................    $  2,312       $  2,028
  Accounts receivable, net of allowance for doubtful
    accounts
    of $3,650 and $3,621....................................      43,063         56,402
  Inventories...............................................       1,056          1,051
  Prepaid expenses and other................................       1,129          2,905
  Deferred income taxes.....................................       4,402          4,402
                                                                --------       --------
        Total current assets................................      51,962         66,788
                                                                --------       --------
PROPERTY AND EQUIPMENT......................................     297,216        343,199
  Less--Accumulated depreciation and amortization...........     (67,522)       (80,623)
                                                                --------       --------
        Net property and equipment..........................     229,694        262,576
                                                                --------       --------
OTHER ASSETS:
  Intangible assets, net....................................     381,515        419,119
  Other.....................................................       3,287          2,575
                                                                --------       --------
        Total other assets..................................     384,802        421,694
                                                                --------       --------
                                                                $666,458       $751,058
                                                                ========       ========

            LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt.........................    $  3,583       $ 19,243
  Accounts payable..........................................      11,663         10,440
  Accrued expenses..........................................      40,931         41,278
  Deferred revenues.........................................      11,932         15,146
                                                                --------       --------
        Total current liabilities...........................      68,109         86,107

LONG-TERM DEBT..............................................     514,362        564,105

DEFERRED RENT...............................................       5,856          6,822

DEFERRED INCOME TAXES.......................................      15,036         18,614

COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK..................................          --          4,927

SHAREHOLDERS' EQUITY........................................      63,095         70,483
                                                                --------       --------

                                                                $666,458       $751,058
                                                                ========       ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                               PIERCE LEAHY CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                  (UNAUDITED)
REVENUES:
  Storage...................................................  $40,820    $48,761
  Service and storage material sales........................   33,777     39,275
                                                              -------    -------
        Total revenues......................................   74,597     88,036
                                                              -------    -------
OPERATING EXPENSES:
  Cost of sales, excluding depreciation and amortization....   41,961     49,573
  Selling, general and administrative.......................    9,882     11,423
  Depreciation and amortization.............................    9,385     10,888
  Foreign currency exchange.................................    4,246       (540)
                                                              -------    -------
        Total operating expenses............................   65,474     71,344
                                                              -------    -------
        Operating income....................................    9,123     16,692
INTEREST EXPENSE............................................   12,089     13,363
                                                              -------    -------
        Income (loss) before income taxes...................   (2,966)     3,329
INCOME TAXES................................................    1,648      1,544
                                                              -------    -------
NET INCOME (LOSS)...........................................   (4,614)     1,785
PREFERRED STOCK DIVIDEND....................................       --        280
                                                              -------    -------
NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS.........  $(4,614)   $ 1,505
                                                              =======    =======
Basic net income (loss) per Common share....................  $ (0.27)   $  0.09
                                                              =======    =======
Diluted net income (loss) per Common share..................  $ (0.27)   $  0.09
                                                              =======    =======
Shares used in computing basic net income (loss) per Common
  share.....................................................   17,026     17,070
                                                              =======    =======
Shares used in computing diluted net income (loss) per
  Common share..............................................   17,026     17,582
                                                              =======    =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                               PIERCE LEAHY CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                  (UNAUDITED)
REVENUES:
  Storage...................................................  $111,217   $139,856
  Service and storage material sales........................    83,816    113,903
                                                              --------   --------
        Total revenues......................................   195,033    253,759
                                                              --------   --------
OPERATING EXPENSES:
  Cost of sales, excluding depreciation and amortization....   111,155    143,429
  Selling, general and administrative.......................    27,512     33,563
  Depreciation and amortization.............................    25,181     32,084
  Foreign currency exchange.................................     7,908     (5,505)
                                                              --------   --------
        Total operating expenses............................   171,756    203,571
                                                              --------   --------
        Operating income....................................    23,277     50,188
INTEREST EXPENSE............................................    30,772     38,877
                                                              --------   --------
        Income (loss) before income taxes...................    (7,495)    11,311
INCOME TAXES................................................     2,613      3,482
                                                              --------   --------
NET INCOME (LOSS)...........................................   (10,108)     7,829
PREFERRED STOCK DIVIDEND....................................        --        648
                                                              --------   --------
NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS.........  $(10,108)  $  7,181
                                                              ========   ========
Basic net income (loss) per Common share....................  $  (0.60)  $   0.42
                                                              ========   ========
Diluted net income (loss) per Common share..................  $  (0.60)  $   0.41
                                                              ========   ========
Shares used in computing basic net income (loss) per Common
  share.....................................................    16,731     17,066
                                                              ========   ========
Shares used in computing diluted net income (loss) per
  Common share..............................................    16,731     17,589
                                                              ========   ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                               PIERCE LEAHY CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(10,108)  $ 7,829
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Depreciation and amortization.........................    25,181    31,965
      (Gain) loss on sale of property and equipment.........        29       (94)
      Deferred income tax provision.........................     2,577     3,482
      Amortization of deferred financing costs..............     1,017     1,157
      Change in deferred rent...............................     1,045       771
      Foreign currency adjustment...........................    10,422    (4,818)
      Changes in assets and liabilities, excluding the
       effects from the purchases of businesses:
          (Increase) decrease in --
            Accounts receivable, net........................   (10,129)  (10,002)
            Inventories.....................................      (385)       62
            Prepaid expenses and other......................       564    (1,191)
            Other assets....................................     2,324       740
          Increase (decrease) in --
            Accounts payable................................     1,367    (2,033)
            Accrued expenses................................     1,897    (2,871)
            Deferred revenue................................     1,108     1,290
                                                              --------   -------
                Net cash provided by operating activities...    26,909    26,287
                                                              --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for businesses acquired, net of cash acquired...  (186,499)  (23,633)
  Capital expenditures......................................   (30,468)  (39,840)
  Client acquisition costs..................................    (7,334)  (11,468)
  Increase in intangible assets.............................    (5,684)   (2,039)
  Proceeds from sale of property and equipment..............        --     1,106
                                                              --------   -------
                Net cash used in investing activities.......  (229,985)  (75,874)
                                                              --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on revolving line of credit....................   165,423    81,868
  Payments on revolving line of credit......................   (76,247)  (36,628)
  Proceeds from issuance of long-term debt..................   128,843     5,261
  Issuance of redeemable preferred stock....................        --     4,615
  Payments on long-term debt................................    (9,856)   (5,031)
  Payment of deferred financing costs.......................    (2,511)     (669)
  Proceeds from exercise of stock options...................        --       223
  Payment of dividends on redeemable preferred stock........        --      (336)
                                                              --------   -------
                Net cash provided by financing activities...   205,652    49,303
                                                              --------   -------
NET INCREASE (DECREASE) IN CASH.............................     2,576      (284)
CASH, BEGINNING OF PERIOD...................................     1,782     2,312
                                                              --------   -------
CASH, END OF PERIOD.........................................  $  4,358   $ 2,028
                                                              ========   =======
SUPPLEMENTAL DISCLOSURE-CASH PAID FOR INTEREST..............  $ 30,188   $42,164
                                                              ========   =======
SUPPLEMENTAL DISCLOSURE-CASH PAID FOR INCOME TAXES..........  $     --   $    53
                                                              ========   =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                               PIERCE LEAHY CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

1)  GENERAL:

    The interim consolidated financial statements presented herein have been prepared by Pierce Leahy Corp. ("Pierce Leahy" or the "Company") without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation. Interim results are not necessarily indicative of results for a full year.

    The consolidated balance sheet as of December 31, 1998 has been derived from the Company's consolidated financial statements that have been audited by the Company's independent public accountants. The unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to those rules and regulations. The consolidated financial statements and notes included herein should be read in conjunction with the consolidated financial statements and notes for the year ended December 31, 1998, included in the Company's Annual Report on Form 10-K.

2)  ACQUISITIONS:

    During 1998, the Company completed 16 acquisitions. For the nine months ended September 30, 1999, four records management businesses were purchased by the Company. All 1998 and 1999 acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of operations for such acquisitions have been included in the consolidated results of the Company from their respective acquisition dates. The aggregate purchase price for the companies acquired in 1999 exceeded the underlying estimated fair value of the net assets acquired by $40,619, which has been assigned to goodwill and is being amortized over the estimated benefit period of 30 years. For the nine months ended September 30, 1999, the Company paid an aggregate purchase price of approximately $42,929 for the acquisitions, consisting of $23,633 in net cash and $19,296 in Seller notes. The most significant of these acquisitions was Datavault, Limited, a U.K. based records management company with operations in seven markets throughout England and Scotland. This acquisition was financed with borrowings under the Company's credit facility and the issuance of Seller notes. The Company has historically financed its acquisitions primarily with borrowings under its credit facilities and with cash flows from existing operating activities.

                               PIERCE LEAHY CORP.

                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

3)  LONG-TERM DEBT:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
11 1/8% Senior Subordinated Notes due 2006..................    $130,000       $130,000
9 1/8% Senior Subordinated Notes due 2007...................     120,000        120,000
8 1/8% Senior Notes due 2008................................     134,537        134,566
U.S. Revolver...............................................     118,000        152,000
Canadian Revolver...........................................          --         11,240
Mortgage Notes..............................................       7,368          9,591
Seller Notes................................................       3,475         18,314
Other.......................................................       4,565          7,637
                                                                --------       --------
                                                                 517,945        583,348
Less-Current portion........................................      (3,583)       (19,243)
                                                                --------       --------
                                                                $514,362       $564,105
                                                                ========       ========

    In February 1999, the Company amended the U.S. portion of its revolving credit facility to provide for borrowings of up to $175,000. All other material terms and conditions remained the same.

4)  REDEEMABLE PAY-IN-KIND PREFERRED STOCK:

    In February 1999, the Company entered into an agreement to issue up to $15,000 of redeemable pay-in-kind ("PIK") preferred stock. This stock is redeemable at any time during the ten year term and has an initial annual dividend rate of 11.36%, subject to increase under certain circumstances including subsequent issuances of preferred stock (depending on certain interest rates at such time) and if the preferred stock is not redeemed prior to six months from its initial issuance. At its option, the Company may issue additional shares of preferred stock in lieu of quarterly cash dividend payments. The Company issued $5,000 of the redeemable PIK preferred stock in March 1999. The Company incurred fees of approximately $385, providing for net proceeds of approximately $4,615. For the nine months ended September 30, 1999, amortization of fees was $312 and dividend payments of $336 were made to the preferred stockholders. On November 1, 1999 the Company redeemed all of the outstanding redeemable PIK preferred stock and paid all dividends.

                               PIERCE LEAHY CORP.

                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

5)  EARNINGS PER SHARE:

    The weighted average common and common equivalent shares outstanding for purposes of calculating net income (loss) per common share are computed as follows:

                                                                 THREE MONTHS           NINE MONTHS
                                                                     ENDED                 ENDED
                                                                 SEPTEMBER 30,         SEPTEMBER 30,
                                                              -------------------   -------------------
                                                                1998       1999       1998       1999
                                                              --------   --------   --------   --------
Weighted average common shares outstanding used for basic
  net income (loss) per common share........................   17,026     17,070     16,731     17,066
Dilutive effect of common stock options outstanding.........       --        512         --        523
                                                               ------     ------     ------     ------
Weighted average common and common equivalent shares used
  for diluted net income (loss) per common share............   17,026     17,582     16,731     17,589
                                                               ======     ======     ======     ======

    Options to purchase an aggregate of 1,336 shares of Common stock at prices ranging from $5.09 to $25.50 per share were outstanding at September 30, 1999.

6)  COMPREHENSIVE INCOME (LOSS):

    Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," requires presentation of the components of comprehensive income (loss). The Company's comprehensive income (loss) includes net income
(loss) and unrealized gains and losses from foreign currency translation adjustments. The Company's total comprehensive income (loss) is as follows:

                                                               THREE MONTHS
                                                                  ENDED,          NINE MONTHS ENDED,
                                                               SEPTEMBER 30,         SEPTEMBER 30,
                                                            -------------------   -------------------
                                                              1998       1999       1998       1999
                                                            --------   --------   --------   --------
Comprehensive Income (Loss):
  Net Income (Loss) Applicable to Common Shareholders.....  $(4,614)    $1,505    $(10,108)   $7,181
  Other Comprehensive Income (Loss):
    Foreign Currency Translation Adjustment...............     (610)     1,053        (740)      (30)
    Income Tax Benefit Related to Items of Other
      Comprehensive Income (Loss).........................      244       (421)        296        12
                                                            -------     ------    --------    ------
  Other Comprehensive Income (Loss).......................  $(4,980)    $2,137    $(10,522)   $7,163
                                                            =======     ======    ========    ======

7)  SEGMENT AND SUBSIDIARY INFORMATION (UNAUDITED):

    The Company stores and services business records for clients throughout the United States, Canada and the United Kingdom. The following information is a summary of the operating results and

                               PIERCE LEAHY CORP.

                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

financial position for the Company's Canadian operations and the Company's U.S. and other operations:

                                                                THREE MONTHS
                                                                    ENDED           NINE MONTHS ENDED
                                                                SEPTEMBER 30,         SEPTEMBER 30,
                                                             -------------------   -------------------
                                                               1998       1999       1998       1999
                                                             --------   --------   --------   --------
Revenues:
  United States and other..................................  $64,851    $76,273    $170,156   $219,632
  Canada...................................................    9,746     11,763      24,877     34,127
                                                             -------    -------    --------   --------
  Total....................................................  $74,597    $88,036    $195,033   $253,759
                                                             =======    =======    ========   ========
EBITDA:
  United States and other..................................  $20,342    $24,046    $ 50,033   $ 68,509
  Canada...................................................    2,412      2,994       6,333      8,258
                                                             -------    -------    --------   --------
  Total....................................................  $22,754    $27,040    $ 56,366   $ 76,767
                                                             =======    =======    ========   ========
Operating income (loss):
  United States and other..................................  $13,942    $14,994    $ 30,800   $ 41,102
  Canada...................................................   (4,819)     1,698      (7,523)     9,086
                                                             -------    -------    --------   --------
  Total                                                      $ 9,123    $16,692    $ 23,277   $ 50,188
                                                             =======    =======    ========   ========
Net income (loss) applicable to Common shareholders:
  United States and other..................................  $ 2,042    $ 2,382    $  1,882   $  5,524
  Canada...................................................   (6,656)      (877)    (11,990)     1,657
                                                             -------    -------    --------   --------
  Total....................................................  $(4,614)   $ 1,505    $(10,108)  $  7,181
                                                             =======    =======    ========   ========

                                                                   AT             AT
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
Current assets:
  United States and other...................................    $ 42,896        $ 57,597
  Canada....................................................       9,066           9,191
                                                                --------        --------
  Total.....................................................    $ 51,962        $ 66,788
                                                                ========        ========
Total assets:
  United States and other...................................    $542,378        $610,861
  Canada....................................................     124,080         140,197
                                                                --------        --------
  Total.....................................................    $666,458        $751,058
                                                                ========        ========
Current liabilities:
  United States and other...................................    $ 59,885        $ 76,075
  Canada....................................................       8,224          10,032
                                                                --------        --------
  Total.....................................................    $ 68,109        $ 86,107
                                                                ========        ========
Long-term liabilities
  United States and other...................................    $399,739        $442,768
  Canada....................................................     135,515         146,773
                                                                --------        --------
  Total.....................................................    $535,254        $589,541
                                                                ========        ========

                               PIERCE LEAHY CORP.

                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

    The summarized financial information of the Canadian subsidiaries has been prepared from the books and records maintained by each subsidiary. The summarized financial information may not necessarily be indicative of the results of operations or financial position had the Canadian subsidiaries operated as independent entities. Certain intercompany sales and charges, and intercompany loans among the Company and its Canadian subsidiaries are included in the Canadian subsidiaries' records and are eliminated in consolidation.

    The Company's domestic, wholly-owned subsidiaries are Monarch Box, Inc. and Advanced Box, Inc. These subsidiaries were established in 1997 to hold investments and certain intangible assets of the Company. They do not have any other operations.

    There are no restrictions on the ability of any of the subsidiaries to transfer funds to the Company in the form of loans, advances or dividends, except as provided by applicable law.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management has determined that all of their operations have similar economic characteristics and may be aggregated into a single segment for disclosure under SFAS 131. Information concerning the geographic operations of the Company as prescribed by SFAS 131 is provided above.

8.) SUBSEQUENT EVENTS:

    Subsequent to September 30, 1999, the Company announced the execution of a definitive agreement to be acquired by Iron Mountain Incorporated in a stock-for-stock merger valued at approximately $1.2 billion. The merger consideration will result in the equivalent of a fixed exchange ratio of 1.1 shares of Iron Mountain common stock for each share of Pierce Leahy common stock. As a result of the merger, existing Pierce Leahy shareholders will own approximately 35% of the combined company. Iron Mountain's nine-member board of directors will be expanded to include two additional board members designated by Pierce Leahy. The proposed merger is subject to the approval by the shareholders of both companies, completion of regulatory review, and other customary conditions. The Company expects the merger to be completed in early 2000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pierce Leahy Corp.:

    We have audited the accompanying consolidated balance sheets of Pierce Leahy Corp. (a Pennsylvania corporation) and Subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pierce Leahy Corp. and Subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                    /s/ ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
February 26, 1999

                               PIERCE LEAHY CORP.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                           ASSETS
CURRENT ASSETS:
  Cash......................................................  $  1,782   $  2,312
  Accounts receivable, net of allowance for doubtful
    accounts of $2,399 and $3,650...........................    25,201     43,063
  Inventories...............................................       813      1,056
  Prepaid expenses and other................................     1,772      1,129
  Deferred income taxes.....................................     2,621      4,402
                                                              --------   --------
    Total current assets....................................    32,189     51,962
                                                              --------   --------
PROPERTY AND EQUIPMENT......................................   214,981    297,216
  Less--Accumulated depreciation and amortization...........   (54,500)   (67,522)
                                                              --------   --------
    Net property and equipment..............................   160,481    229,694
                                                              --------   --------
OTHER ASSETS:
  Intangible assets, net....................................   196,750    381,515
  Other.....................................................     5,293      3,287
                                                              --------   --------
    Total other assets......................................   202,043    384,802
                                                              --------   --------
                                                              $394,713   $666,458
                                                              ========   ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $  1,084   $  3,583
  Current portion of noncompete obligations.................       220        166
  Accounts payable..........................................     8,838     11,663
  Accrued expenses..........................................    24,754     40,765
  Deferred revenues.........................................    10,199     11,932
                                                              --------   --------
    Total current liabilities...............................    45,095     68,109

LONG-TERM DEBT..............................................   277,767    514,362

NONCOMPETE OBLIGATIONS......................................       126         --

DEFERRED RENT...............................................     3,993      5,856

DEFERRED INCOME TAXES.......................................     8,409     15,036

COMMITMENTS AND CONTINGENCIES (Note 10)

SHAREHOLDERS' EQUITY........................................    59,323     63,095
                                                              --------   --------
                                                              $394,713   $666,458
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

                               PIERCE LEAHY CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              FOR THE YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
REVENUES:
  Storage...................................................  $ 75,900   $107,879   $153,533
  Service and storage material sales........................    53,848     75,638    116,767
                                                              --------   --------   --------
      Total revenues........................................   129,748    183,517    270,300
                                                              --------   --------   --------
OPERATING EXPENSES:
  Cost of sales, excluding depreciation and amortization....    73,870    101,940    154,435
  Selling, general and administrative.......................    20,007     30,070     36,994
  Depreciation and amortization.............................    12,869     21,528     35,772
  Special compensation charge...............................        --      1,752         --
  Foreign currency exchange.................................        --        702      7,907
  Non-recurring charges.....................................     3,254         --         --
                                                              --------   --------   --------
      Total operating expenses..............................   110,000    155,992    235,108
                                                              --------   --------   --------
      Operating income......................................    19,748     27,525     35,192
INTEREST EXPENSE............................................    17,225     29,262     42,864
                                                              --------   --------   --------
      Income (loss) before income taxes and extraordinary
        charge..............................................     2,523     (1,737)    (7,672)
INCOME TAXES................................................        --      7,424      3,318
                                                              --------   --------   --------
      Income (loss) before extraordinary charge.............     2,523     (9,161)   (10,990)
EXTRAORDINARY CHARGE--loss on early extinguishment of debt
  net of $4,014 tax benefit in 1997 and none in 1996........     2,015      6,036         --
                                                              --------   --------   --------
NET INCOME (LOSS)...........................................       508    (15,197)   (10,990)
ACCRETION OF REDEEMABLE WARRANTS............................     1,561         --         --
                                                              --------   --------   --------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS..................  $ (1,053)  $(15,197)  $(10,990)
                                                              ========   ========   ========
BASIC AND DILUTED EARNINGS PER COMMON SHARE:
  Income (loss) before extraordinary charge.................  $   0.09   $  (0.69)  $  (0.65)
  Extraordinary charge......................................     (0.19)     (0.45)        --
                                                              --------   --------   --------
  Basic and diluted loss per Common share...................  $  (0.10)  $  (1.14)  $  (0.65)
                                                              ========   ========   ========
Shares used in computing basic loss per Common share........    10,547     13,385     16,805
                                                              ========   ========   ========
Shares used in computing diluted loss per Common share......    10,631     13,385     16,805
                                                              ========   ========   ========
PRO FORMA DATA (UNAUDITED) (NOTE 2):
  Historical net loss before income taxes and extraordinary
  charge....................................................             $ (1,737)
  Pro forma provision for income taxes......................                1,452
  Extraordinary charge, net of tax..........................                6,036
                                                                         --------
Pro forma net loss applicable to Common shareholders........             $ (9,225)
                                                                         ========
Pro forma basic and diluted net loss per Common share
  Loss before extraordinary charge..........................             $  (0.24)
  Extraordinary charge......................................                (0.45)
                                                                         --------
Pro forma basic and diluted net loss per Common share.......             $  (0.69)
                                                                         ========
Shares used in computing pro forma basic and diluted net
  loss per Common share.....................................               13,385
                                                                         ========

   The accompanying notes are an integral part of these financial statements.

                               PIERCE LEAHY CORP.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                                ACCUMULATED
                                                    ADDITIONAL                     OTHER
                                          COMMON     PAID-IN     ACCUMULATED   COMPREHENSIVE
                                          STOCK      CAPITAL       DEFICIT        INCOME        TOTAL
                                         --------   ----------   -----------   -------------   --------
BALANCE, JANUARY 1, 1996...............    $ --      $     24      $(18,225)       $  --       $(18,201)
  Accretion of redeemable warrants.....      --            --        (1,561)          --         (1,561)
  Repurchase of Common stock...........      --            --        (1,450)          --         (1,450)
  Deemed distribution due to purchase
    of real estate and other assets
    from related parties...............      --            --        (4,132)          --         (4,132)
  Net income...........................      --            --           508           --            508
  Distributions to shareholders........      --            --          (602)          --           (602)
                                           ----      --------      --------        -----       --------
BALANCE, DECEMBER 31, 1996.............      --            24       (25,462)          --        (25,438)
  Comprehensive Income--
    Net loss...........................      --            --       (15,197)          --        (15,197)
    Foreign currency translation
      adjustment.......................      --            --            --         (309)          (309)
                                                                                               --------
      Total Comprehensive Income.......                                                         (15,506)
  Transfer of accumulated deficit to
    additional paid-in capital upon
    conversion from S Corporation to C
    Corporation........................      --       (32,234)       32,234           --             --
  Stock split and recapitalization.....     105          (105)           --           --             --
  Net proceeds from initial public
    offering of Common stock...........      57        93,551            --           --         93,608
  Accelerated vesting of stock
    options............................      --         1,752            --           --          1,752
  Issuance of Common stock for
    acquisitions.......................       3         4,904            --           --          4,907
                                           ----      --------      --------        -----       --------
BALANCE, DECEMBER 31, 1997.............     165        67,892        (8,425)        (309)        59,323
  Comprehensive Income--
    Net loss...........................      --            --       (10,990)          --        (10,990)
    Foreign currency translation
      adjustment.......................      --            --            --          299            299
                                                                                               --------
      Total Comprehensive Income.......                                                         (10,691)
  Issuance of Common stock for
    acquisitions.......................       5        14,404            --           --         14,409
  Stock Option exercise................      --            54            --           --             54
                                           ----      --------      --------        -----       --------
BALANCE, DECEMBER 31, 1998.............    $170      $ 82,350      $(19,415)       $ (10)      $ 63,095
                                           ====      ========      ========        =====       ========

   The accompanying notes are an integral part of these financial statements.

                               PIERCE LEAHY CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE YEAR ENDED DECEMBER 31
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $     508   $ (15,197)  $ (10,990)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Extraordinary item......................................      2,015       6,036          --
    Special compensation charge.............................         --       1,752          --
    Depreciation and amortization...........................     12,869      21,528      35,772
    (Gain) loss on sale of property and equipment...........        (32)        (44)         16
    Deferred income tax provision...........................       (128)      7,241       3,322
    Amortization of deferred financing costs................        516       1,069       1,393
    Change in deferred rent.................................        302       1,042       1,280
    Foreign currency adjustment.............................         31        (435)     10,122
    Changes in assets and liabilities, excluding the effects
      from the purchases of businesses:
      (Increase) decrease in--
        Accounts receivable, net............................     (2,408)     (3,870)    (10,731)
        Inventories.........................................        150        (154)       (102)
        Prepaid expenses and other..........................        747      (1,137)      1,282
        Other assets........................................       (486)        746       2,296
      Increase (decrease) in--
        Accounts payable....................................      1,630         185       2,545
        Accrued expenses....................................     10,732       1,872       4,457
        Deferred revenue....................................         (8)        330          25
                                                              ---------   ---------   ---------
            Net cash provided by operating activities.......     26,438      20,964      40,687
                                                              ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for businesses acquired, net of cash acquired...    (61,176)   (102,068)   (186,486)
  Capital expenditures......................................    (23,493)    (35,397)    (48,591)
  Purchase of real estate and other assets from related
  parties...................................................    (11,018)         --          --
  Client acquisition costs..................................     (6,477)    (10,629)    (10,921)
  Deposits on pending acquisitions..........................       (850)     (2,398)       (214)
  Increase in intangible assets.............................     (5,618)     (5,625)     (6,659)
  Payments on noncompete agreements.........................       (333)       (496)       (220)
  Proceeds from sale of property and equipment..............        123          64          60
                                                              ---------   ---------   ---------
            Net cash used in investing activities...........   (108,842)   (156,549)   (253,031)
                                                              ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on revolving line of credit....................     54,750     156,983     183,925
  Payments on revolving line of credit......................    (49,513)   (139,784)    (86,771)
  Proceeds from issuance of long-term debt..................    210,229     120,000     128,951
  Proceeds from issuance of Common Stock....................         --      93,608          --
  Payments on long-term debt................................   (118,570)    (82,464)    (10,627)
  Payment of debt financing costs...........................     (9,283)     (5,230)     (2,658)
  Proceeds from exercise of stock options...................         --          --          54
  Prepayment penalties and cancellation of warrants.........     (2,625)     (7,000)         --
  Repurchase of Common Stock................................     (1,450)         --          --
  Distributions to shareholders.............................       (602)         --          --
                                                              ---------   ---------   ---------
            Net cash provided by financing activities.......     82,936     136,113     212,874
                                                              ---------   ---------   ---------
NET INCREASE IN CASH........................................        532         528         530
CASH, BEGINNING OF YEAR.....................................        722       1,254       1,782
                                                              ---------   ---------   ---------
CASH, END OF YEAR...........................................  $   1,254   $   1,782   $   2,312
                                                              =========   =========   =========
SUPPLEMENTAL DISCLOSURE--CASH PAID FOR INTEREST.............  $   7,443   $  26,288   $  39,013
                                                              =========   =========   =========
SUPPLEMENTAL DISCLOSURE--CASH PAID FOR INCOME TAXES.........  $      --   $      --   $      75
                                                              =========   =========   =========

   The accompanying notes are an integral part of these financial statements.

                               PIERCE LEAHY CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. BACKGROUND

    Pierce Leahy Corp., (the "Company"), stores and services business records for clients throughout the United States and Canada. The Company also sells storage containers and provides records management consulting services, imaging services, and marketing literature storage and fulfillment services.

    On June 25, 1997, the Company effected a stock split, reclassified its Class A and Class B Common stock to Common stock, authorized 10,000,000 shares of undesignated Preferred stock and increased its authorized Common stock to 80,000,000 shares. All references in the accompanying financial statements to the number of Common shares and per-share amounts have been retroactively restated to reflect the stock split.

    In July 1997, the Company completed an initial public offering of 5,664,017 shares of Common stock, raising net proceeds of $93,608. The proceeds of the offering were used to redeem a portion of the Company's 11 1/8% Senior Subordinated Notes and to repay outstanding borrowings under the Company's credit facility (see Note 6).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Pierce Leahy Corp., its 99%-owned subsidiary, Pierce Leahy Command Company, and its wholly-owned subsidiaries, Archivex, Ltd., Monarch Box, Inc. and Advanced
Box, Inc. All intercompany accounts and transactions have been eliminated in consolidation. The minority interest in Pierce Leahy Command Company is not material to the consolidated financial statements.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

    Inventories, which consist primarily of storage containers, are stated at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the assets. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Software Developed or Obtained for Internal Use." This statement requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the estimated useful life of the software, and also requires that costs related to the preliminary project stage and post implementation/operations stage in an internal-use computer software development project be charged to expense as incurred. The Company's capitalization policy was in accordance with the requirements of SOP 98-1 throughout 1996, 1997 and 1998.

GOODWILL

    Goodwill reflects the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized using the straight-line method from the date of acquisition over the expected period to be benefited, estimated at 30 years. The Company assesses the recoverability of goodwill, as well as other long-lived assets, based upon expectations of future undiscounted cash flows in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." At December 31, 1998, no adjustment of the carrying values of long-lived assets was necessary.

CLIENT ACQUISITION COSTS

    The unreimbursed costs of moving the records of new clients into the Company's facilities and sales commissions related to new client contracts have been capitalized and are included in intangible assets in the accompanying balance sheets (see Note 4). All such costs are being amortized on a straight-line basis over six years, which represents the average initial contract term. The Company assesses whether amortization using a six year average initial contract term varies significantly from using a specific contract basis. Such difference has not been material.

DEFERRED RENT

    Certain of the Company's leases for warehouse space provide for scheduled rent increases over the lease terms. The Company recognizes rent expense on a straight-line basis over the lease terms, with the excess rent charged to expense over the amount paid recorded as deferred rent in the accompanying balance sheets.

HEALTH INSURANCE RESERVE

    The Company self-insures for benefit claims under a health insurance plan provided to employees. The self-insurance was limited to $100 in claims per insured individual per year for both 1997 and 1998, and a liability for claims incurred but not reported is reflected in the accompanying balance sheets. Specific stop-loss insurance coverage is maintained to cover claims in excess of the coverage per insured individual per year.

INCOME TAXES

    Prior to July 1, 1997, the Company was an S Corporation for federal and state income tax purposes and, accordingly, income and losses were passed through to the shareholders and taxed at the

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

individual level. On July 1, 1997, in connection with the Company's initial public offering, the Company terminated its S Corporation election and currently provides for federal and state income taxes.

    The Company applies SFAS No. 109, "Accounting for Income Taxes," which requires the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences, measured by enacted tax rates, attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards, for years in which taxes are expected to be paid or recovered.

REVENUE RECOGNITION

    Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. Deferred revenues represent amounts invoiced for storage services in advance of the rendering of the services. The costs of storage and service revenues are not separately distinguishable, as the revenue producing activities are interdependent and costs are not directly attributable or allocable in a meaningful way to those activities.

FOREIGN CURRENCY

    The balance sheets of Pierce Leahy Command Company and Archivex, Limited, the Company's Canadian subsidiaries, are translated into U.S. dollars using the rate of exchange at period end. The statements of operations for the Canadian subsidiaries are translated into U.S. dollars using the average exchange rate for the period. Net unrecognized exchange gains or losses resulting from the translation of the balance sheets are accumulated and included as comprehensive income on the statement of shareholders' equity (deficit). Exchange gains and losses are recognized during the period, including those related to the U.S. dollar denominated 8 1/8% Senior Notes of Pierce Leahy Command Company due in 2008, and are included in the Company's consolidated statements of operations.

COMPREHENSIVE INCOME

    In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires the reporting and disclosure of comprehensive income and its components which encompasses net income and foreign currency translation adjustments. The Company reports comprehensive income in the consolidated statement of shareholders' equity (deficit). The prior year financial statements have been restated to conform to the reporting requirements of SFAS No. 130.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes standards for reporting and classification of derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 is effective for

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

fiscal years beginning after June 15, 1999. This pronouncement is not expected to have any impact on the Company's financial position or results of operations as the Company has not currently entered into any such instruments or hedging activities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    For certain of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses, management believes that the carrying amounts approximate fair value due to their short maturities. The carrying amount and estimated fair value of the Company's 11 1/8% Senior Subordinated Notes at December 31, 1998 was $130,000 and $143,650, respectively. The carrying amount and estimated fair value of the Company's 9 1/8% Senior Subordinated Notes at December 31, 1998 was $120,000 and $126,000, respectively. The carrying amount and estimated fair value of the Company's 8 1/8% Senior Notes at December 31, 1998 was $134,537 and $133,864, respectively. All of the Notes are publicly traded, and accordingly, the fair value of the Notes was estimated based on the quoted market price offered for such securities.

PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

    Prior to July 1, 1997, the Company was an S Corporation for federal and state income tax purposes. The pro forma income tax provision for 1997 reflects taxes that would have been recorded on the historical loss before income taxes, at an effective rate of 39%, had the Company not been an S Corporation during such period. The basic and diluted pro forma net loss per share is computed by dividing pro forma net loss by the weighted average number of shares outstanding during the period.

3. PROPERTY AND EQUIPMENT

                                                                               DECEMBER 31,
                                                                            -------------------
                                                                 LIFE         1997       1998
                                                              -----------   --------   --------
Land........................................................           --   $ 10,501   $ 16,785
Buildings and improvements..................................  10-40 years     79,119    107,210
Warehouse equipment (primarily shelving)....................  12-20 years     95,005    131,090
Data processing equipment and software......................      7 years     18,364     24,063
Furniture and fixtures......................................      7 years      5,615      6,688
Transportation equipment....................................      5 years      6,377      9,125
Construction in progress....................................           --         --      2,255
                                                                            --------   --------
                                                                             214,981    297,216
Less-Accumulated depreciation and amortization..............                 (54,500)   (67,522)
                                                                            --------   --------
  Net property and equipment................................                $160,481   $229,694
                                                                            ========   ========

    Depreciation expense was $6,652, $9,599 and $15,127 for the years ended December 31, 1996, 1997 and 1998, respectively.

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

4. INTANGIBLE ASSETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Goodwill....................................................  $160,119   $337,409
Client acquisition costs....................................    26,233     37,033
Noncompete agreements.......................................    14,263     23,257
Deferred financing costs....................................    11,174     13,825
Other intangible assets.....................................    18,525     25,405
                                                              --------   --------
                                                               230,314    436,929
Less-Accumulated amortization...............................   (33,564)   (55,414)
                                                              --------   --------
    Net intangible assets...................................  $196,750   $381,515
                                                              ========   ========

                                                                        DECEMBER 31, 1998
                                                                ----------------------------------
                                                                           ACCUMULATED    NET BOOK
                                                      LIFE        COST     AMORTIZATION    VALUE
                                                    ---------   --------   ------------   --------
Goodwill..........................................   30 years   $337,409     $(17,646)    $319,763
Client acquisition costs..........................    6 years     37,033      (13,396)      23,637
Noncompete agreements.............................  3-7 years     23,257      (11,857)      11,400
Deferred financing costs..........................   10 years     13,825       (2,514)      11,311
Other intangible assets...........................  5-6 years     25,405      (10,001)      15,404
                                                                --------     --------     --------
                                                                $436,929     $(55,414)    $381,515
                                                                ========     ========     ========

    Amortization of all intangible assets, other than deferred financing costs which are charged to interest expense, was $6,217, $11,929 and $20,645 for the years ended December 31, 1996, 1997 and 1998, respectively. Amortization of deferred financing costs was $516, $1,069 and $1,393 for the years ended December 1996, 1997 and 1998, respectively. Capitalized client acquisition costs were $6,477, $10,629 and $10,921 for the years ended December 31, 1996, 1997 and 1998, respectively.

5. ACCRUED EXPENSES

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Accrued salaries and commissions............................  $ 3,329    $ 4,863
Accrued vacation and other absences.........................    3,981      5,646
Accrued interest............................................   12,004     14,312
Other.......................................................    5,440     15,944
                                                              -------    -------
                                                              $24,754    $40,765
                                                              =======    =======

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6. LONG-TERM DEBT

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
11 1/8% Senior Subordinated Notes due 2006..................  $130,000   $130,000
9 1/8% Senior Subordinated Notes due 2007...................   120,000    120,000
8 1/8% Senior Notes due 2008................................        --    134,537
U.S. Revolver...............................................        --    118,000
Canadian Revolver...........................................    22,303         --
Mortgage Notes..............................................     5,369      7,368
Seller Notes................................................     1,051      3,475
Other.......................................................       128      4,565
                                                              --------   --------
                                                               278,851    517,945
Less-Current portion........................................    (1,084)    (3,583)
                                                              --------   --------
                                                              $277,767   $514,362
                                                              ========   ========

11 1/8% SENIOR SUBORDINATED NOTES DUE 2006

    In July 1996, the Company issued $200,000 of Senior Subordinated Notes in a private offering that were later exchanged for registered notes with substantially identical terms (the "1996 Notes"). The 1996 Notes are general unsecured obligations of the Company, subordinated in right of payment to senior indebtedness of the Company and senior in right of payment to any current or future subordinated indebtedness. The 1996 Notes are guaranteed by the U.S. subsidiaries of the Company and secured by a second lien on 65% of the stock of the Company's Canadian subsidiaries. The 1996 Notes mature on July 15, 2006, and bear interest at 11 1/8% per year, payable semiannually in arrears on January 15 and July 15. The proceeds from the sale of the 1996 Notes were used to retire certain existing indebtedness of the Company under its previous credit facilities, to purchase certain properties from related party partnerships (see
Note 12), to redeem stock from a shareholder (see Note 8), to fund an acquisition and for general corporate purposes. Upon completion of the Company's initial public offering of its Common stock in July 1997 (see Note 1), the Company exercised an option to redeem $70,000 principal amount of the 1996 Notes. The resulting $7,000 prepayment penalty along with the write-off of a portion of the unamortized deferred financing costs of $3,050, net of an income tax benefit of $4,014, was recorded as an extraordinary charge in the accompanying consolidated statements of operations.

9 1/8% SENIOR SUBORDINATED NOTES DUE 2007

    In July 1997, the Company issued $120,000 of Senior Subordinated Notes (the "1997 Notes") in a public offering. The 1997 Notes are general unsecured obligations of the Company, subordinated in right of payment to the senior indebtedness of the Company and senior in right of payment to any current or future subordinated indebtedness. The 1997 Notes are guaranteed by the U.S. subsidiaries of the Company and secured by a third lien on 65% of the stock of the Company's Canadian subsidiaries. The 1997 Notes are equal in right of payment with the 1996 Notes. The 1997 Notes mature on July 7,

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6. LONG-TERM DEBT (CONTINUED)

2007, and bear interest at 9 1/8% per year, payable semiannually in arrears on January 15 and July 15. The proceeds from the sale of the 1997 Notes were used to repay outstanding borrowings under a previous credit facility and for general corporate purposes.

8 1/8% SENIOR NOTES DUE 2008

    In April 1998, Pierce Leahy Command Company, the Company's principal Canadian subsidiary, issued $135,000 of Senior Notes in a private offering that were later exchanged for registered notes with substantially identical terms (the "1998 Notes"). The 1998 Notes are general unsecured obligations of Pierce Leahy Command Company ranking PARI PASSU in right of payment to all existing and future senior unsecured indebtedness of Command. The 1998 Notes are effectively subordinated to secured indebtedness of Command to the extent of the assets securing such indebtedness. The 1998 Notes are guaranteed on a senior subordinated basis by the Company, which guarantee is equal in right of payment with the 1996 and 1997 Notes. The 1998 Notes mature on May 15, 2008, and bear interest at 8 1/8% per year, payable semi-annually in arrears on May 15 and November 15. The proceeds from the sale of the 1998 Notes were used primarily to finance the acquisition of Archivex Inc., to repay outstanding borrowings under the credit facility and for general corporate purposes.

REVOLVING CREDIT FACILITY

    In February 1998, the Company amended its credit facility to provide for a revolving line of credit of U.S. $150 million in borrowings and CDN $40 million in borrowings for Pierce Leahy Command Company. The credit facility is senior to all subordinated indebtedness of the Company and is secured by substantially all of the assets of the Company, and a first lien on 65% of the stock of the Company's Canadian subsidiaries. Borrowings under the facility bear interest at prime plus an applicable margin, or at LIBOR plus an applicable margin, at the option of the Company. In addition to interest and other customary fees, the Company is obligated to remit a fee of 0.375% per year on unused commitments, payable quarterly. The aggregate available commitment under the credit facility will be reduced on a quarterly basis beginning September 30, 2001. The credit facility matures on June 30, 2004, unless previously terminated. The Company's available borrowing capacity under the credit facility is contingent upon the Company meeting certain financial ratios and other criteria.

    The weighted average interest rate on outstanding borrowings on the U.S. portion of the revolver at December 31, 1998 was 7.6%. The highest amount outstanding under the U.S. revolver during the year ended December 31, 1997 was $117,763, the average amount outstanding during the year was $69,338, and the weighted average interest rate was 7.85%. The highest amount outstanding during the year ended December 31, 1998 was $125,500, the average amount outstanding during the year was $79,150, and the weighted average interest rate was 7.95%.

    There were no outstanding borrowings on the Canadian portion of the credit facility at December 31, 1998. The highest amounts outstanding during the years ended December 31, 1997 and 1998, were CDN $31,900 and $35,000, respectively. The average amounts outstanding in 1997 and 1998, respectively, were CDN $17,100 and $8,750, while the weighted average interest rates were 6.12% and 8.51%, respectively.

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6. LONG-TERM DEBT (CONTINUED)

    In February 1999, the Company amended the U.S. portion of the credit facility to provide for borrowings of up to $175 million. All other material terms and conditions remained the same.

MORTGAGE NOTES

    In connection with the purchase of real estate from related parties in 1996 (see Note 12), the Company assumed a mortgage of $1,114. The mortgage bears interest at 10.5% and requires monthly principal and interest payments of $20 through 2002. The Company also assumed mortgage notes in connection with certain acquisitions during 1996, 1997 and 1998 of $2,630, $2,000 and $2,465, respectively. The notes bear interest at rates of approximately 8% and require monthly principal and interest payments ranging from $12 to $22 through 2009.

SELLER NOTES

    In connection with certain acquisitions completed in 1997 and 1998, notes for $1,652, and $3,175, respectively, were issued to the sellers. The notes bear interest at rates ranging from 5% to 7% per year. The outstanding balances on the notes as of December 31, 1998 mature through 1999.

    Future scheduled principal payments on all of the Company's long-term debt at December 31, 1998 are as follows:

1999........................................................  $  3,583
2000........................................................       933
2001........................................................     2,563
2002........................................................    21,013
2003........................................................    49,644
2004 and thereafter.........................................   440,209
                                                              --------
                                                              $517,945
                                                              ========

    Upon entering into prior credit facilities in 1993 and 1994, the Company issued warrants to certain lenders to purchase common stock. Warrants to purchase 229,825 shares at $.01 per share were issued in 1993 and 55,073 shares at $2.68 per share were issued in 1994. Management assigned an initial value of $338 to the 1993 warrants and $87 to the 1994 warrants for financial reporting purposes. The Company called the warrants in February 1996 at an amount which was determined by a formula defined in the credit agreement. The change in value of the redeemable warrants from the initial value has been accreted through a charge to shareholder's equity (deficit) in the accompanying financial statements. The warrants were redeemed for $2,625 in 1996. There were no warrants outstanding during 1997 or 1998.

    Debt refinancings occurred in 1996 and 1997, resulting in the write-off of previously deferred financing costs of $2,015 and $3,050, respectively, and prepayment and other charges of $7,000 in 1997. Such write-offs and charges have been recorded as extraordinary charges, net of tax, in the accompanying consolidated statements of operations. No debt refinancings occurred in 1998.

    The Company is in compliance with all financial and operating covenants required under all indentures and under the Credit Facility.

                               PIERCE LEAHY CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. INCOME TAXES:

    The components of income taxes for the years ended December 31, 1997 and 1998 are as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              1997       1998
                                                            --------   --------
Current--
  Federal.................................................  $    --    $    95
  State...................................................       --         55
  Foreign.................................................      150         --
                                                            -------    -------
                                                                150        150

Deferred--
  Federal.................................................    8,895      5,309
  State...................................................    1,172       (144)
  Foreign.................................................    1,221     (1,997)
                                                            -------    -------
                                                             11,288      3,168
                                                            -------    -------
                                                            $11,438    $ 3,318
                                                            =======    =======

    The provision for income taxes for the years ended December 31, 1997 and 1998 consists of a current tax provision for alternative minimum taxes on domestic operations and foreign taxes due on taxable income of the Company's Canadian subsidiaries, and deferred federal, state and foreign income taxes. The total deferred income tax provision in 1997 includes a one-time tax charge of $6,600 recorded upon the termination of the Company's S corporation status.

    The statement of operations for the year ended December 31, 1997 includes a pro forma adjustment for the income taxes which would have been recorded if the Company had been a C corporation for the entire period based on tax laws in effect during the period. The reconciliation of the federal statutory income tax rate and the pro forma effective income tax rate for the year ended
December 31, 1997, and the reconciliation of the federal statutory income tax rate and the effective income tax rate for the year ended December 31, 1998, are as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1997           1998
                                                              --------       --------
Federal statutory rate......................................    34.0%          34.0%
State income taxes..........................................    (1.2)           2.7
Non-deductible expenses.....................................    (7.9)         (86.3)
Foreign.....................................................    (3.2)           6.4
                                                                ----          -----
                                                                21.7%         (43.2)%
                                                                ====          =====

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. INCOME TAXES: (CONTINUED)

    Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred taxes are comprised of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                           1997           1998
                                                         --------       --------
Current deferred income tax asset......................  $ 2,621        $  4,402
                                                         -------        --------
Gross non-current deferred tax assets..................   10,269          12,190
Gross non-current deferred tax liabilities.............  (18,678)        (27,226)
                                                         -------        --------
      Total non-current deferred taxes.................   (8,409)        (15,036)
                                                         -------        --------
Net deferred tax liability.............................  $(5,788)       $(10,634)
                                                         =======        ========

    The tax effect of significant temporary differences representing deferred tax assets and liabilities at December 31, 1997 and 1998 are as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                          1997           1998
                                                        --------       --------
Basis difference of property and equipment............  $(10,312)      $(16,493)
Basis difference in intangible assets.................    (5,076)        (8,170)
Net operating loss carryforward.......................     5,112          7,464
Deferred rent.........................................     1,526          2,295
Expenses not currently deductible for tax purposes....     2,962          4,270
                                                        --------       --------
      Net deferred tax liability......................  $ (5,788)      $(10,634)
                                                        ========       ========

    The Company has federal and state net operating loss carryforwards available for income tax and financial reporting purposes of approximately $12,056 at December 31, 1998. The net operating loss carryforwards begin to expire in 2012.

8. CAPITAL STOCK:

    At December 31, 1997 and 1998, the Company's capital stock was comprised of the following:

                                                       PREFERRED      COMMON
                                                       ----------   ----------
Par value............................................  $      .01   $      .01
Shares authorized....................................  10,000,000   80,000,000
Shares issued and outstanding December 31, 1997......          --   16,477,728
Shares issued and outstanding December 31, 1998......          --   17,036,581

    In 1996, the Company redeemed 105,910 shares of Common stock for $1,450 and canceled these shares.

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8. CAPITAL STOCK: (CONTINUED)

    Certain shareholders of the Company entered into a voting trust agreement on June 24, 1997. The shares held in trust represent 48.5% of the outstanding Common stock at December 31, 1998. The trustees of the voting trust include the President and Chief Executive Officer of the Company and the Chairman of the Board of Directors. Each of the trustees has shared power to vote the shares held in the voting trust. The beneficial owners of interests in the voting trust have the right to dispose of the shares to which they have beneficial interests.

9. STOCK OPTIONS:

    In September 1994, the Company established a non-qualified stock option plan which provides for the granting of options to key employees to purchase an aggregate of 1,208,433 shares of Common stock. The shares available for grant were increased by 284,898 in December 1996. Option grants have an exercise price equal to the fair market value of the Common stock on the date of grant. Before the Company consummated its initial public offering of Common stock in July 1997 (see Note 1), the fair market value of the options was determined based upon a formula, as defined in the option plan. The options granted vest in five equal annual installments beginning on the first anniversary of the date of grant, except as discussed below.

    Upon the consummation of the Company's initial public offering of Common stock in July 1997, options granted during 1997 became fully vested and exercisable as provided for under the plan. The Company recorded a non-recurring, non-cash compensation charge of approximately $1,752 relating to those options, representing the difference between the exercise price and the deemed value for accounting purposes.

    In April 1997, the Company adopted its 1997 Stock Option Plan (the "1997 Plan") which provides for the granting of stock options to purchase up to 1,500,000 shares of Common stock to employees, officers, directors, consultants and advisors of the Company. The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Grants may consist of incentive stock options or nonqualified stock options. The option price of any incentive stock option granted will not be less than the fair value of the underlying shares of Common stock on the date of grant. The option price of a non-qualified stock option will be determined by the Committee and may be greater than, equal to or less than the fair market value of the underlying shares of Common stock on the date of grant. The term of each option will be determined by the Committee, provided that the exercise period may not exceed 10 years from the date of grant. The options granted may be subject to vesting and other conditions. In the event of a change in control (as defined in the 1997 Plan), all outstanding options will become fully exercisable.

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9. STOCK OPTIONS: (CONTINUED)

    Information related to all of the Company's existing stock option plans is as follows:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                          EXERCISE PRICE   EXERCISE PRICE     AGGREGATE
                                               OPTIONS      PER SHARE        PER SHARE      EXERCISE PRICE
                                              ---------   --------------   --------------   --------------
Balance as of December 31, 1995.............    600,512    $      5.09          $5.09         $3,056,606
  Granted...................................    360,092           5.86           5.86          2,110,139
                                              ---------    -----------          -----         ----------
Balance as of December 31, 1996.............    960,604      5.09-5.86           5.38          5,166,745
  Granted...................................    153,570           5.09           5.09            781,671
                                              ---------    -----------          -----         ----------
Balance as of December 31, 1997.............  1,114,174      5.09-5.86           5.34          5,948,416
  Granted...................................    156,250          20.50          20.50          3,203,125
  Exercised.................................    (10,591)          5.09           5.09            (53,908)
  Terminated................................     (8,750)         20.50          20.50           (179,375)
                                              ---------    -----------          -----         ----------
Balance as of December 31, 1998.............  1,251,083    $5.09-20.50          $7.13         $8,918,258
                                              =========    ===========          =====         ==========

    At December 31, 1998, 647,333 options to purchase shares of Common stock are fully vested and exercisable. Subsequent to December 31, 1998, the Company issued 151,000 options to employees at an exercise price of $25.50 per share.

    The Company accounts for its option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost has been recognized. In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. SFAS No. 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for the plan.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for the grants in 1996, 1997 and 1998:

                                                      1996       1997       1998
                                                    --------   --------   --------
Risk free interest rates..........................  5.6%       6.4%       5.5%
Expected lives of options.........................  7 years    7 years    7 years
Expected dividend yields..........................  N/A        N/A        N/A
Expected volatility...............................  15%        20%        45%

    The approximate fair value of each option granted in 1996, 1997 and 1998 is $2.06, $2.08 and $11.36, respectively, as determined under the provisions of SFAS No. 123. The following pro forma

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9. STOCK OPTIONS: (CONTINUED)

results would have been reported had compensation cost been recorded for the fair value of the options granted:

                                                                1996       1997       1998
                                                              --------   --------   --------
Net loss applicable to Common shareholders, as reported.....  $(1,053)   $(15,197)  $(10,990)
Net loss applicable to Common shareholders, pro forma for
  compensation cost and income taxes in 1997 (Note 1).......  $(1,311)   $ (9,681)  $(11,468)
Net loss per share applicable to Common shareholders, pro
  forma for compensation cost and income taxes in 1997 (Note
  1)........................................................       --    $  (0.72)  $  (0.68)

    The SFAS No. 123 method of accounting is applied only to options granted on or after January 1, 1995. The resulting pro forma compensation cost may not be representative of the amount to be expected in future years due to the vesting schedule of the options.

10. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

    At December 31, 1998, the Company was obligated under non-cancelable operating leases, including the related-party leases discussed below, for warehouse space, office equipment and transportation equipment. These leases expire at various times through 2024 and require minimum rentals, subject to escalation, as follows:

1999........................................................  $ 38,320
2000........................................................    37,201
2001........................................................    34,885
2002........................................................    32,094
2003........................................................    28,283
2004 and thereafter.........................................    97,495
                                                              --------
                                                              $268,278
                                                              ========

    Rent expense for all leases was approximately $17,008, $21,657, and $31,077 for the years ended December 31, 1996, 1997 and 1998, respectively. Some of the leases for warehouse space provide for purchase options on the facilities at certain dates.

    The Company leases office and warehouse space at prices which, in the opinion of management, approximate market rates from entities which are owned by certain shareholders, officers and employees of the Company. Rent expense on these leases was approximately $9,019, $845, and $961 for the years ended December 31, 1996, 1997 and 1998, respectively. A significant portion of the related party rent expense was reduced through the purchase of certain real estate and the buy-out of certain lease interests in July 1996 (see Note 12).

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

10. COMMITMENTS AND CONTINGENCIES: (CONTINUED)

OTHER MATTERS

    The Company is party to various claims arising in the ordinary course of business. Although the ultimate outcome of these matters is presently not determinable, management, after consultation with legal counsel, does not believe that the resolution of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

    In June 1997, the Company entered into a tax indemnification agreement with its then current shareholders which provides for: (i) the distribution to such shareholders of cash equal to the product of the Company's taxable income for the period from January 1, 1997 until July 1, 1997 and the sum of the highest effective federal and state income tax rate applicable to any current shareholder, less any prior distributions to such shareholders to pay taxes for such period, and (ii) an indemnification of such shareholders for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) resulting from the Company's operations during the period in which it was a Subchapter S Corporation.

11. EARNINGS PER SHARE:

    In February 1997, the Financial Accounting Standards Board issued SFAS
No. 128, "Earnings per Share." SFAS No. 128 requires dual presentation of basic and diluted earnings per share. According to SFAS No. 128, basic earnings per share, which replaces primary earnings per share, is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share, which replaces fully diluted earnings per share, reflects the potential dilution from the exercise or conversion of securities into Common stock, such as stock options and warrants. The Company adopted SFAS No. 128 in 1997.

    In 1996, the weighted average of shares outstanding was 10,546,871. The dilutive effects of the weighted average number of stock options and warrants outstanding was 84,059 shares. In 1997 and 1998 there were no dilutive effects of stock options or warrants as the Company had a loss before extraordinary item.

12. RELATED PARTY TRANSACTIONS:

    In August 1996, the Company purchased certain real estate previously leased and other assets from two partnerships, whose partners were shareholders of the Company. The payment for the purchased real estate and other assets was $11,018 plus the assumption of a $1,114 mortgage. Since the transaction was with related parties, the real estate was recorded at its depreciated cost. As a result, the Company charged the elimination of the deferred rent liability on the leases and the difference between the purchase price and the depreciated cost, which together totaled $4,132, to shareholders' equity (deficit) as a deemed distribution. In addition, the Company bought out certain lease commitments from a related party partnership for $2,764. This lease buy-out was recorded as a non-recurring charge in the 1996 consolidated statement of operations.

    The Company had an agreement with a shareholder of the Company that required payments of $60 per year for five years upon the death of the shareholder. The present value of this benefit was

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

12. RELATED PARTY TRANSACTIONS: (CONTINUED)

recorded as a liability by the Company. In July 1996, the Company decided to make monthly pension payments to the shareholder and terminated the previous agreement. The pension payments are $8 per month until the later of the death of the shareholder or his spouse. The $490 difference between the present value of this benefit and the liability previously reported was recorded as a non-recurring charge in the 1996 consolidated statement of operations.

    The Company paid financial advisory fees to an investment banking firm of which a director of the Company was a managing director. The fees were approximately $800 in 1996 and $62 in 1997, respectively. In addition, the investment banking firm received $1,800 from the underwriters on the 1997 Notes and initial public offering and $310 from the placement agent on the 1998 Notes.

    The Company paid real estate advisory fees to a firm of which a director of the Company is the owner. The fees were approximately $88 in 1997 and $8 in 1998. There were no fees paid to the firm in 1996.

13. EMPLOYEE BENEFIT PLANS:

    The Company maintains a discretionary profit sharing and a 401(k) plan for substantially all full-time employees over the age of 20 1/2 and with more than 1,000 hours of service. Participants in the 401(k) plan may elect to defer a specified percentage of their compensation on a pretax basis. The Company is required to make matching contributions equal to 25% of the employee's contribution up to a maximum of 2% of the employee's annual compensation. Participants become vested in the Company's matching contribution over three to seven years. The expense relating to these plans was $1,122, $892 and $1,209 for the years ended December 31, 1996, 1997 and 1998, respectively.

14. ACQUISITIONS:

    In 1996, the Company completed 12 acquisitions for an aggregate cash purchase price of $62,165 (of which $14,000 was for one transaction in May 1996 and $13,500 was for another transaction in October 1996; all others were individually less than $8,000).

    In 1997, the Company completed 17 acquisitions, of which 15 were recorded under the purchase method of accounting while the other two acquisitions were accounted for as pooling of interests. The 15 acquisitions accounted for under the purchase method had an aggregate purchase price of $109,098, consisting primarily of $102,068 in net cash, 163,266 shares of Common stock with a deemed value of $4,500 and $1,652 in Seller notes. For purposes of computing the purchase price for accounting purposes, the value of the shares issued is determined using a discount of 10% from the market value at the day of issuance due to certain restrictions on the sale and transferability of shares issued. The most significant of these acquisitions was one acquisition for $9,084 in January 1997 and another for $62,000 in April 1997; all others were individually less than $8,000.

    During 1997, the Company also completed two mergers with records management businesses by exchanging an aggregate of 165,355 shares of Common stock for the stock of these entities. These mergers constituted tax free reorganizations and have been accounted for as pooling of interests under Accounting Principles Board Opinion No. 16. Prior periods have not been restated for the acquisitions

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

14. ACQUISITIONS: (CONTINUED)

due to the immateriality of the transactions, and the book value of net assets acquired of $407 has been recorded as additional paid-in capital. The results of operations for each acquisition have been included in the consolidated results of the Company from their respective acquisition dates.

    In 1998, the Company completed 16 acquisitions for an aggregate purchase price of $204,070, consisting primarily of $186,486 in net cash, 548,262 shares of Common Stock with a deemed value of $14,409 and $3,175 in Seller notes. The most significant of these acquisitions was one transaction for $59,000 in April 1998, another for $30,000 in May 1998 and a third for $52,000 in July 1998, all others were individually less than $15,000. All of the acquisitions in 1998 were recorded under the purchase method of accounting.

    In addition to these payments, the acquisitions in 1996, 1997, and 1998 provided for non-compete obligations of $400, $60, and $40, respectively, payable over one year. The non-compete obligations at December 31, 1996, 1997 and 1998 was $783, $347 and $166, respectively. The results of operations for each of these acquisitions have been included in the consolidated results of the Company from their respective acquisition dates. The excess of the fair value of the assets and liabilities acquired has been allocated to goodwill ($43,062 in 1996, $91,047, in 1997 and $178,049 in 1998) and is being amortized over the estimated benefit period of 30 years.

    Subsequent to December 31, 1998, the Company completed three acquisitions of records management businesses for an aggregate purchase price of approximately $42,146, consisting of $23,402 in net cash and $18,744 in Seller notes. Certain purchase agreements contain purchase price adjustments that could affect the net cash paid for such acquisitions. The acquisitions were accounted for under the purchase method of accounting. The $36,264 excess of the purchase price over the underlying fair value of the assets and liabilities acquired has been allocated to goodwill. The most significant of these acquisitions was Datavault, Limited, a U.K. based records management company with operations in seven markets throughout England and Scotland. This acquisition was primarily financed by borrowings under the Company's recently amended credit facility (see Note 6).

    A summary of the net cash paid for the purchase price of the completed acquisitions is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                                             1997         1998
                                                          ----------   ----------
Fair value of assets acquired...........................   $119,053     $230,343
Liabilities assumed.....................................     (9,953)     (27,967)
Seller notes issued.....................................     (1,652)      (3,175)
Fair value of Common stock issued.......................     (4,907)     (14,409)
Cash acquired...........................................       (473)       1,694
                                                           --------     --------
    Net cash paid.......................................   $102,068     $186,486
                                                           ========     ========

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

14. ACQUISITIONS: (CONTINUED)

    The following unaudited pro forma information shows the results of the Company's operations for the years ended December 31, 1997 and 1998 as though each of the completed acquisitions had occurred as of January 1, 1997:

                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                                             1997         1998
                                                          ----------   ----------
Total revenues..........................................   $286,108     $306,051
Net loss................................................   $(25,487)    $(15,057)
Basic and diluted net loss per Common share.............   $  (1.50)    $  (0.88)

    The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place as of January 1, 1997, or the results that may occur in the future. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs which may occur as a result of the integration and consolidation of the acquired companies.

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

15. SEGMENT AND SUBSIDIARY INFORMATION (UNAUDITED):

    The Company stores and services business records for clients throughout the United States and Canada. The following information is a summary of the operating results and financial position for the Company's U.S. and Canadian operations:

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
Revenues:
  United States.............................................  $114,049    $166,337    $235,649
  Canada....................................................  $ 15,699    $ 17,180    $ 34,651
                                                              --------    --------    --------
  Total.....................................................  $129,748    $183,517    $270,300
EBITDA:
  United States.............................................  $ 28,454    $ 43,451    $ 70,194
  Canada....................................................  $  7,417    $  8,056    $  8,677
                                                              --------    --------    --------
  Total.....................................................  $ 35,871    $ 51,507    $ 78,871
Operating income (loss):
  United States.............................................  $ 16,986    $ 25,238    $ 41,917
  Canada....................................................  $  2,762    $  2,287    $ (6,725)
                                                              --------    --------    --------
  Total                                                       $ 19,748    $ 27,525    $ 35,192
Net income (loss):
  United States.............................................  $   (568)   $(15,443)   $  2,928
  Canada....................................................  $  1,076    $    246    $(13,918)
                                                              --------    --------    --------
  Total.....................................................  $    508    $(15,197)   $(10,990)

                                                                     AT DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
Current assets:
  United States.............................................  $ 17,155   $ 28,602   $ 42,896
  Canada....................................................  $  3,226   $  3,587   $  9,066
                                                              --------   --------   --------
  Total.....................................................  $ 20,381   $ 32,189   $ 51,962
Total assets:
  United States.............................................  $203,941   $361,657   $542,378
  Canada....................................................  $ 30,879   $ 33,056   $124,080
                                                              --------   --------   --------
  Total.....................................................  $234,820   $394,713   $666,458
Current liabilities:
  United States.............................................  $ 42,607   $ 43,077   $ 59,885
  Canada....................................................  $  1,707   $  2,018   $  8,224
                                                              --------   --------   --------
  Total                                                       $ 44,314   $ 45,095   $ 68,109
Long-term liabilities:
  United States.............................................  $207,590   $264,643   $399,739
  Canada....................................................  $  8,354   $ 25,652   $135,515
                                                              --------   --------   --------
  Total.....................................................  $215,944   $290,295   $535,254

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

15. SEGMENT AND SUBSIDIARY INFORMATION (UNAUDITED): (CONTINUED)

    The summarized financial information of the Canadian subsidiaries has been prepared from the books and records maintained by each subsidiary. The summarized financial information may not necessarily be indicative of the results of operations or financial position had the Canadian subsidiaries operated as independent entities. Certain intercompany sales and charges, and intercompany loans among the Company and its Canadian subsidiaries are included in the subsidiaries' records and are eliminated in consolidation.

    The Company's domestic, wholly-owned subsidiaries are Monarch Box, Inc. and Advanced Box, Inc. These subsidiaries were established in 1997 to hold investments and certain intangible assets of the Company. They do not have any other operations.

    There are no restrictions on the ability of any of the subsidiaries to transfer funds to the Company in the form of loans, advances or dividends, except as provided by applicable law.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management has determined that all of their operations have similar economic characteristics and may be aggregated into a single segment for disclosure under SFAS 131. Information concerning the geographic operations of the Company as prescribed by SFAS 131 is provided above.

                               PIERCE LEAHY CORP.

                               DECEMBER 31, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

16. SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED):

    Summarized quarterly financial data for 1997 and 1998 is as follows:

                                                                    1997 QUARTER
                                                      -----------------------------------------
                                                       FIRST      SECOND     THIRD      FOURTH
                                                      --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total Revenues......................................  $ 40,232   $ 46,208   $ 47,249   $ 49,828
Cost of sales, excluding depreciation and
  amortization......................................  $ 22,298   $ 25,611   $ 25,943   $ 28,088
Operating income....................................  $  6,776   $  8,040   $  6,780   $  5,929
Income (loss) before extraordinary charge...........  $     64   $   (103)  $ (7,870)  $ (1,252)
Net income (loss)...................................  $     64   $   (103)  $(13,906)  $ (1,252)
Basic and diluted loss per Common share:
  Income (loss) before extraordinary charge.........  $   0.01   $  (0.01)  $  (0.49)  $  (0.08)
  Extraordinary charge..............................  $     --   $     --   $  (0.37)  $     --
  Net income (loss).................................  $   0.01   $  (0.01)  $  (0.86)  $  (0.08)

                                                                    1998 QUARTER
                                                      -----------------------------------------
                                                       FIRST      SECOND     THIRD      FOURTH
                                                      --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total Revenues......................................  $ 56,290   $ 64,146   $ 74,597   $ 75,267
Cost of sales, excluding depreciation and
  amortization......................................  $ 32,915   $ 36,279   $ 41,961   $ 43,280
Operating income....................................  $  7,444   $  6,710   $  9,123   $ 11,915
Net loss............................................  $ (1,037)  $ (4,457)  $ (4,614)  $   (882)
Basic and diluted loss per Common share.............  $  (0.06)  $  (0.27)  $  (0.27)  $  (0.05)

    In the third quarter of 1997, the Company incurred a non-recurring non-cash compensation charge of $1,752 relating to the accelerated vesting of options as a result of its initial public offering of Common stock (see Note 9).

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                           IRON MOUNTAIN INCORPORATED
                                      AND
                               PIERCE LEAHY CORP.
                                  DATED AS OF
                                OCTOBER 20, 1999

                               TABLE OF CONTENTS

ARTICLE    THE MERGER..............................................................   A-1
1.
           Section 1.1.   The Merger...............................................   A-1
           Section 1.2.   Action by Iron Mountain Stockholders and Pierce Leahy
                          Shareholders.............................................   A-1
           Section 1.3.   Closing..................................................   A-2
           Section 1.4.   Effective Time...........................................   A-2
           Section 1.5.   Effect of the Merger.....................................   A-2
           Section 1.6.   Articles of Incorporation................................   A-2
           Section 1.7.   Bylaws...................................................   A-2
           Section 1.8.   Directors and Officers...................................   A-2

ARTICLE    CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES......................   A-3
2.
           Section 2.1.   Conversion of Securities.................................   A-3
           Section 2.2.   Exchange of Certificates.................................   A-3
           Section 2.3.   Stock Transfer Books.....................................   A-4
           Section 2.4.   Option Securities of Pierce Leahy........................   A-4
           Section 2.5.   Option Securities of Iron Mountain.......................   A-4

ARTICLE    REPRESENTATIONS AND WARRANTIES OF PIERCE LEAHY..........................   A-4
3.
           Section 3.1.   Organization and Business; Power and Authority; Effect of
                          Transaction..............................................   A-4
           Section 3.2.   SEC Filings; Financial Statements........................   A-6
           Section 3.3.   Changes in Condition.....................................   A-7
           Section 3.4.   Liabilities..............................................   A-7
           Section 3.5.   Title to Properties; Leases..............................   A-8
           Section 3.6.   Compliance with Governmental Authorizations and
                          Applicable Law...........................................   A-8
           Section 3.7.   Year 2000................................................   A-8
           Section 3.8.   Related Transactions.....................................   A-9
           Section 3.9.   Tax Matters..............................................   A-9
           Section 3.10.  ERISA....................................................  A-10
           Section 3.11.  Authorized and Outstanding Capital Stock.................  A-11
           Section 3.12.  Employment Arrangements..................................  A-12
           Section 3.13.  Material Agreements......................................  A-13
           Section 3.14.  Ordinary Course of Business..............................  A-13
           Section 3.15.  Broker or Finder.........................................  A-14
           Section 3.16.  Environmental Matters....................................  A-14
           Section 3.17.  Board Action; Fairness Opinion...........................  A-14
           Section 3.18.  Materiality..............................................  A-15

ARTICLE    REPRESENTATIONS AND WARRANTIES OF IRON MOUNTAIN.........................  A-15
4.
           Section 4.1.   Organization and Business; Power and Authority; Effect of
                          Transaction..............................................  A-15
           Section 4.2.   SEC Filings; Financial Statements........................  A-17
           Section 4.3.   Changes in Condition.....................................  A-17
           Section 4.4.   Liabilities..............................................  A-18
           Section 4.5.   Title to Properties; Leases..............................  A-18
           Section 4.6.   Compliance with Governmental Authorizations and
                          Applicable Law...........................................  A-18
           Section 4.7.   Year 2000................................................  A-19

           Section 4.8.   Related Transactions.....................................  A-19
           Section 4.9.   Tax Matters..............................................  A-19
           Section 4.10.  ERISA....................................................  A-20
           Section 4.11.  Authorized and Outstanding Capital Stock.................  A-21
           Section 4.12.  Employment Arrangements..................................  A-22
           Section 4.13.  Material Agreements......................................  A-23
           Section 4.14.  Ordinary Course of Business..............................  A-23
           Section 4.15.  Broker or Finder.........................................  A-24
           Section 4.16.  Environmental Matters....................................  A-24
           Section 4.17.  Board Action; Fairness Opinion...........................  A-25
           Section 4.18.  Materiality..............................................  A-25

ARTICLE    ADDITIONAL COVENANTS....................................................  A-25
5.
           Section 5.1.   Access to Information; Confidentiality...................  A-25
           Section 5.2.   Conduct of the Business of Pierce Leahy Pending the
                          Merger...................................................  A-26
           Section 5.3.   Conduct of the Business of Iron Mountain Pending the
                          Merger...................................................  A-27
           Section 5.4.   Control of Operations....................................  A-28
           Section 5.5.   Agreement to Cooperate...................................  A-28
           Section 5.6.   Affiliate Agreements; Registration Rights Agreement......  A-30
           Section 5.7.   No Solicitation..........................................  A-30
           Section 5.8.   Directors' and Officers' Indemnification and Insurance...  A-32
           Section 5.9.   Notification of Certain Matters..........................  A-33
           Section 5.10.  Public Announcements.....................................  A-33
           Section 5.11.  Certain Actions Concerning Business Combinations.........  A-33
           Section 5.12.  Option Securities........................................  A-34
           Section 5.13.  Tax Treatment............................................  A-34
           Section 5.14.  Registration Statement and Joint Proxy
                          Statement/Prospectus.....................................  A-34
           Section 5.15.  Exchange Listing.........................................  A-35
           Section 5.16.  Disclosure Schedules.....................................  A-35
           Section 5.17.  Pierce Leahy Indebtedness................................  A-36
           Section 5.18.  Pierce Leahy Command Company.............................  A-36
           Section 5.19.  Stock Dividend...........................................  A-36
           Section 5.20.  Pierce Leahy Shareholders' Agreement.....................  A-36
           Section 5.21.  Termination of Plans.....................................  A-36

ARTICLE    CLOSING CONDITIONS......................................................  A-37
6.
           Section 6.1.   Conditions to Obligations of Each Party to Effect the
                          Merger...................................................  A-37
           Section 6.2.   Conditions to Obligations of Iron Mountain...............  A-37
           Section 6.3.   Conditions to Obligations of Pierce Leahy................  A-38

ARTICLE    TERMINATION, AMENDMENT AND WAIVER.......................................  A-39
7.
           Section 7.1.   Termination..............................................  A-39
           Section 7.2.   Effect of Termination....................................  A-41
           Section 7.3.   Amendment................................................  A-41
           Section 7.4.   Waiver...................................................  A-41
           Section 7.5.   Fees, Expenses and Other Payments........................  A-41
           Section 7.6.   Effect of Investigation..................................  A-42

ARTICLE    GENERAL PROVISIONS......................................................  A-42
8.
           Section 8.1.   Nonsurvival of Representations and Warranties............  A-42
           Section 8.2.   Notices..................................................  A-42
           Section 8.3.   Headings.................................................  A-43
           Section 8.4.   Severability.............................................  A-43

           Section 8.5.   Entire Agreement.........................................  A-43
           Section 8.6.   Assignment...............................................  A-43
           Section 8.7.   Parties in Interest......................................  A-43
           Section 8.8.   Governing Law............................................  A-43
           Section 8.9.   Enforcement of the Agreement.............................  A-44
           Section 8.10.  Counterparts.............................................  A-44
           Section 8.11.  Mutual Drafting..........................................  A-44

ARTICLE    DEFINITIONS.............................................................  A-44
9.

EXHIBITS

    1.6    Form of Amended and Restated Articles of Incorporation
    1.7    Form of Amended and Restated Bylaws
           Form of Affiliate Agreement
   5.6(a)
           Form of Registration Rights Agreement Joinder
   5.6(b)
           Form of Employment Agreement
   6.2(e)

SCHEDULES

    Pierce Leahy Disclosure Schedule
    Iron Mountain Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of October 20, 1999, by and between Iron Mountain Incorporated, a Delaware corporation ("Iron Mountain"), and Pierce Leahy Corp., a Pennsylvania corporation ("Pierce Leahy").

                              W I T N E S S E T H:

    WHEREAS, upon the terms and subject to the conditions of this Agreement (this and other capitalized terms used herein are either defined in Article 9 below or in another Article of this Agreement and, in such case, Article 9 includes a reference to such Section), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), Pierce Leahy and Iron Mountain will carry out a business combination transaction pursuant to which Iron Mountain will merge with and into Pierce Leahy (the "Merger");


    WHEREAS, the Board of Directors of Pierce Leahy has unanimously determined that the Merger and the Transactions are in the best interests of Pierce Leahy and the shareholders of Pierce Leahy (the "Pierce Leahy Shareholders") and has approved and adopted this Agreement as a tax-free plan of reorganization within the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has approved this Agreement, the Merger and the Transactions and has recommended approval and adoption of this Agreement, the Merger and the Transactions by the Pierce Leahy Shareholders; and


    WHEREAS, the Board of Directors of Iron Mountain has unanimously determined that the Merger and the Transactions are advisable to and in the best interests of, Iron Mountain and the stockholders of Iron Mountain (the "Iron Mountain Stockholders") and has approved and adopted this Agreement as a tax-free plan of reorganization within the provisions of Section 368(a) of the Code, has approved this Agreement, the Merger and the Transactions and has recommended approval and adoption of this Agreement, the Merger and the Transactions by the Iron Mountain Stockholders.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

    Section 1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the PBCL, at the Effective Time Iron Mountain shall be merged with and into Pierce Leahy. As a result of the Merger, the separate existence of Iron Mountain shall cease and Pierce Leahy shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

    Section 1.2. ACTION BY IRON MOUNTAIN STOCKHOLDERS AND PIERCE LEAHY SHAREHOLDERS.

        (a) Pierce Leahy, acting through its Board of Directors, shall, in accordance with and subject to Applicable Law, its Organic Documents and the rules of the NYSE: as soon as practicable, duly call, give notice of, convene and hold a special meeting of the Pierce Leahy Shareholders for the purpose of adopting and approving this Agreement, the Merger and the Transactions (including any adjournment thereof, the "Pierce Leahy Special Meeting"); include in the Joint Proxy Statement/Prospectus the conclusion and recommendation of the Board of Directors to the effect that the Board of Directors, having determined that this Agreement, the Merger and the Transactions are in the best interests of Pierce Leahy and the Pierce Leahy Shareholders, has approved this Agreement, the Merger and the Transactions and recommends that the Pierce Leahy Shareholders vote in favor of the approval and adoption of this Agreement, the Merger and the Transactions; and use its reasonable best efforts to obtain the necessary approval and adoption of this Agreement, the Merger and the Transactions by the Pierce Leahy Shareholders.

        (b) Iron Mountain, acting through its Board of Directors, shall, in accordance with and subject to Applicable Law, its Organic Documents and the rules of the NYSE: as soon as practicable, duly call, give notice of, convene and hold a special meeting of the Iron Mountain Stockholders for the purpose of adopting and approving this Agreement, the Merger and the Transactions (including any adjournment thereof, the "Iron Mountain Special Meeting" and, together with the Pierce Leahy Special Meeting, the "Special Meetings"); include in the Joint Proxy Statement/Prospectus the conclusion and recommendation of the Board of Directors to the effect that the Board of Directors, having determined that this Agreement, the Merger and the Transactions are advisable to and in the best interests of Iron Mountain and the Iron Mountain Stockholders, has approved this Agreement, the Merger and the Transactions and recommends that the Iron Mountain Stockholders vote in favor of the approval and adoption of this Agreement, the Merger and the Transactions; and use its reasonable best efforts to obtain the necessary approval and adoption of this Agreement, the Merger and the Transactions by the Iron Mountain Stockholders.

    Section 1.3. CLOSING. Unless this Agreement shall have been terminated pursuant to Section 7.1 hereof, the closing of the Merger (the "Closing") will take place at 10:00 A.M., local time, on the fifth business day (the "Closing Date") after the date on which the last of the conditions set forth in
Article 6 is satisfied or waived (other than conditions requiring deliveries at the Closing), at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, unless another date, time or place is agreed to in writing by Pierce Leahy and Iron Mountain; provided, however, that, without the consent of Pierce Leahy and Iron Mountain, the Closing Date shall not be earlier than January 15, 2000.

    Section 1.4. EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article 6 (but subject to Section 1.3 hereof), the Parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the Commonwealth of Pennsylvania, and by making any related filings required under the DGCL and the PBCL. The Merger shall become effective at such time (but not prior to the Closing Date) as the later to occur of the due filing of such certificate with the Secretary of State of the State of Delaware and the due filing of such articles with the Secretary of State of the Commonwealth of Pennsylvania, or at such later time on the Closing Date as is specified in such certificate and articles (the "Effective Time").

    Section 1.5. EFFECT OF THE MERGER. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Pierce Leahy and Iron Mountain, and the Merger shall otherwise have the effect, as provided under the DGCL and the PBCL.

    Section 1.6. ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in EXHIBIT 1.6 hereto and the name of the Surviving Corporation shall be Iron Mountain Incorporated.

    Section 1.7. BYLAWS. At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in EXHIBIT 1.7 hereto.

    Section 1.8. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified (or their earlier resignation or removal) in accordance with Applicable Law, the officers of Iron Mountain shall be the officers of the Surviving Corporation

(except that J. Peter Pierce shall be the President of the Surviving Corporation and David S. Wendell shall be the Senior Vice President of the Surviving Corporation). Pierce Leahy's Board of Directors shall take all necessary corporate actions to increase the number of directors of the Surviving Corporation to eleven (11) and shall nominate the directors of Iron Mountain together with J. Peter Pierce and Howard D. Ross, subject to the approval of the Pierce Leahy Shareholders at the Pierce Leahy Special Meeting, to serve at the Effective Time as the members of the Board of Directors of the Surviving Corporation. At the Effective Time, subject to the approval of the Pierce Leahy Shareholders, Iron Mountain's Class A, B and C directors shall be Class II, III and I directors, respectively, of the Surviving Corporation and J. Peter Pierce shall be an additional Class III Director of the Surviving Corporation and Howard D. Ross shall be an additional Class II Director of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, Leo W. Pierce, Sr. shall be appointed as the Chairman Emeritus of the Surviving Corporation.

                                   ARTICLE 2.
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    Section 2.1. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Iron Mountain, Pierce Leahy or the holders of any of the following securities:

        (a) Each share of Common Stock, par value $.01 per share, of Pierce Leahy (the "Pierce Leahy Common Stock") outstanding immediately prior to the Effective Time shall remain outstanding.

        (b) Each share of Series A Redeemable Senior Pay-in-Kind Preferred Stock, par value $.01 per share, of Pierce Leahy (the "Pierce Leahy Preferred Stock") outstanding immediately prior to the Effective Time shall remain outstanding.

        (c) Each share of Common Stock, par value $.01 per share, of Iron Mountain (the "Iron Mountain Common Stock") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of Pierce Leahy Common Stock. At the Effective Time, all shares of Iron Mountain Common Stock shall no longer be outstanding and shall automatically be cancelled and retired. Certificates previously representing shares of Iron Mountain Common Stock outstanding immediately prior to the Effective Time shall be deemed for all purposes to represent an equivalent number of shares of Pierce Leahy Common Stock following the Effective Time and shall be so accepted for such purposes by the Surviving Corporation.

        (d) Notwithstanding any provision to the contrary in this Section 2.1, each share of Iron Mountain Common Stock held in the treasury of Iron Mountain, each share of Iron Mountain Common Stock owned by Pierce Leahy or any Subsidiary of Pierce Leahy, and each share of Pierce Leahy Common Stock held by Iron Mountain or any Subsidiary of Iron Mountain immediately prior to the Effective Time shall automatically be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

    Section 2.2.  EXCHANGE OF CERTIFICATES.

        (a) To the extent the Parties or the Surviving Corporation deem it necessary or appropriate to permit or facilitate transfers of the Common Stock of the Surviving Corporation following the Effective Time, the Parties shall use their reasonable best efforts to agree on customary exchange procedures for certificates representing shares of Pierce Leahy Common Stock or Iron Mountain Common Stock, as the need may be, to be exchanged for certificates representing shares of common stock of the Surviving Corporation. The Parties shall agree no later than twenty (20) days before the Closing Date on such exchange procedures and appoint an exchange agent (the "Exchange Agent") to exchange certificates representing shares of Pierce Leahy Common Stock or Iron Mountain Common Stock, as the need may be, outstanding immediately prior to the Effective Time for new certificates representing shares of common stock of the Surviving Corporation as soon as practicable after the Effective Time.

        (b) To the extent necessary, if an Exchange Agent has been so appointed, as soon as reasonably practicable after the Effective Time, the Surviving Corporation will instruct the Exchange Agent to issue (by mail to the most recent address of such holder as shown on the Surviving Corporation's books and records) to the holders of certificates to be exchanged (other than shares to be canceled pursuant to Section 2.1(d)), a letter of transmittal and instructions to effect the surrender of such certificates in exchange for replacement certificates.

        (c) None of Iron Mountain, Pierce Leahy, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Pierce Leahy Common Stock or Iron Mountain Common Stock for any shares of common stock of the Surviving Corporation delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 2.3. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Iron Mountain shall be closed, and there shall be no further registration of transfers of shares of Iron Mountain Common Stock thereafter on the records of Iron Mountain. Shares of Iron Mountain Common Stock that have been converted into shares of Pierce Leahy Common Stock pursuant to
Section 2.1(c) shall be deemed outstanding shares of Pierce Leahy Common Stock on and after the Effective Time.

    Section 2.4. OPTION SECURITIES OF PIERCE LEAHY. Each unexpired option to purchase Pierce Leahy Common Stock ("Pierce Leahy Options") that is outstanding at the Effective Time shall remain outstanding.

    Section 2.5. OPTION SECURITIES OF IRON MOUNTAIN. Effective as of the Effective Time, each then outstanding option to purchase Iron Mountain Common Stock (the "Iron Mountain Options") granted pursuant to the Iron Mountain Option Plans shall be converted automatically into an option to purchase such number of shares of Pierce Leahy Common Stock equal to the number of shares of Iron Mountain Common Stock subject to such Iron Mountain Option immediately prior to the Effective Time and on other terms and conditions (including, without limitation, exercise price) as were applicable under the applicable Iron Mountain Option Plan and the underlying stock option agreement. At the Effective Time, the Surviving Corporation shall assume each of the Iron Mountain Option Plans and each underlying stock option agreement that relates to outstanding Iron Mountain Options. The Surviving Corporation shall (i) reserve for issuance the number of additional shares of Pierce Leahy Common Stock that will become issuable upon the exercise of the Iron Mountain Options, as so converted, and
(ii) as soon as practicable after the Effective Time, have filed a Registration Statement on Form S-8 to register the shares of Pierce Leahy Common Stock subject to such Iron Mountain Options, as so converted.

                                   ARTICLE 3.
                 REPRESENTATIONS AND WARRANTIES OF PIERCE LEAHY

    Pierce Leahy hereby represents and warrants to Iron Mountain as follows:

    Section 3.1. ORGANIZATION AND BUSINESS; POWER AND AUTHORITY; EFFECT OF TRANSACTION.

        (a) Pierce Leahy:

           (i) is a corporation duly organized and subsisting under the laws of the Commonwealth of Pennsylvania,

           (ii) has all requisite corporate power and corporate authority to own or hold under lease its properties and to conduct its business, and has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, except to the extent the failure to be in full force and effect or to have made such Governmental Filings would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect, and

           (iii) is duly qualified and authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of its property or the nature of its business or operations requires such qualification or authorization, except to the extent the failure to so qualify or to maintain such authorizations would not reasonably be expected to have an Adverse Effect.

        (b) Pierce Leahy has all requisite corporate power and corporate authority to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Merger and the Transactions, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate action (other than that of the Pierce Leahy Shareholders). This Agreement has been duly executed and delivered by Pierce Leahy and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Merger and the Transactions, when executed and delivered by Pierce Leahy or a Pierce Leahy Shareholder will constitute, legal, valid and binding obligations of Pierce Leahy or such Pierce Leahy Shareholder, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity (the "Enforceability Exceptions"). The affirmative vote of the holders of a majority of the outstanding shares of Pierce Leahy Common Stock present or voting by proxy at the Pierce Leahy Special Meeting at which a quorum is present is the only vote of the holders of any class or series of the capital stock of Pierce Leahy necessary to approve this Agreement, the Merger and the Transactions under Applicable Law and Pierce Leahy's Organic Documents. The provisions of
    Section 2538 and Sections 2551-2556 of the PBCL will not apply to this Agreement, the Merger or the Transactions.

        (c) Except as set forth in Section 3.1(c) of the Pierce Leahy Disclosure Schedule (which in accordance with Section 5.16 hereof (other than those sections relating to Applicable Law, Organic Documents and Material Agreements, which sections shall be delivered herewith), will be delivered within thirty (30) days after the date of this Agreement), neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by Pierce Leahy:

           (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of Pierce Leahy or any Pierce Leahy Subsidiary or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Organic Document or any Contractual Obligation of Pierce Leahy or any Pierce Leahy Subsidiary, other than any such conflict, breach, violation or default as would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect;

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
           (ii) will result in or permit the creation or imposition of any Lien upon any property now owned or leased by Pierce Leahy or any Pierce Leahy Subsidiary, except for such Liens that, individually or in the aggregate, would not reasonably be expected to have an Adverse Effect; or

           (iii) will require any Governmental Authorization or Governmental Filing or Private Authorization, except for the certificate and articles of merger and related filings under the DGCL and the PBCL in connection with the Merger and the Transactions and except pursuant to the HSR Act, the Exchange Act, the Securities Act or any applicable state securities laws, or as otherwise would not reasonably be expected to have an Adverse Effect.

        (d) Pierce Leahy does not have any Subsidiaries other than those set forth on Section 3.1(d) of the Pierce Leahy Disclosure Schedule, each of which is directly or indirectly wholly owned (except as set forth in Section 3.1(d) of the Pierce Leahy Disclosure Schedule), is an Entity which is duly organized, validly existing and in good standing under the laws of the respective jurisdiction of organization set forth opposite its name on
    Section 3.1(d) of the Pierce Leahy Disclosure Schedule, and is duly qualified and in good standing in each other jurisdiction in which the character of its property or the nature of its business or operations requires such qualification or authorization (except to the extent the failure to be duly organized, validly existing or in good standing or to so qualify would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect), with full corporate or similar power and corporate or similar authority to carry on the business in which it is engaged. Except as set forth in Section 3.1(d) to the Pierce Leahy Disclosure Schedule, each Pierce Leahy Subsidiary has in full force and effect all Governmental Authorizations and Private Authorizations, and has made all Governmental Filings to the extent required for such ownership and lease of its property and conduct of its business, except to the extent the failure to so have such Authorizations or made such Governmental Filings would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect. Except to the extent set forth on Section 3.1(d) of the Pierce Leahy Disclosure Schedule, Pierce Leahy owns, directly or indirectly through other Pierce Leahy Subsidiaries, all of the outstanding capital stock or other equity interests (as shown on Section 3.1(d) of the Pierce Leahy Disclosure Schedule) of each Pierce Leahy Subsidiary, free and clear of all Liens, and all such stock or other equity interests have been duly authorized and validly issued and are fully paid and nonassessable and were issued and sold in compliance with the Securities Act, the Exchange Act and applicable state securities laws. Except as set forth in Section 3.1(d) of the Pierce Leahy Disclosure Schedule, (i) there is neither outstanding nor has any Pierce Leahy Subsidiary agreed to grant or issue any shares of its capital stock or other equity interests or any Option Security or Convertible Security, and (ii) no Pierce Leahy Subsidiary is a party to or is bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or other equity interests or any Option Security or Convertible Security.

        (e) Pierce Leahy does not own any capital stock or equity or other interest in any other Entity or enterprise, however organized and however such interest may be denominated or evidenced, except as set forth in
    Section 3.1(d) or 3.1(e) of the Pierce Leahy Disclosure Schedule.

    Section 3.2.  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Pierce Leahy has filed all forms, reports and documents required to be filed by it with the SEC, and has heretofore made available to Iron Mountain, in the form filed with the SEC (including any exhibits thereto),
    (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (ii) its Quarterly Reports on Form 10-Q for the quarters ended
    March 31, 1999 and June 30, 1999, (iii) its proxy statement relating to its 1999 meeting of shareholders, (iv) all of its registration statements that are effective as of the date of this Agreement under which shares of Pierce Leahy Common Stock are still available for issuance (a complete list of which is set forth in Section 3.2(a) of the Pierce Leahy Disclosure Schedule), and (v) all other forms, reports and registration statements filed by it with the SEC since January 1, 1999 (the forms, reports and other documents referred to in clauses (i), through (v) above, together with all other forms, reports and documents filed by Pierce Leahy with the SEC, being referred to herein collectively as the "Pierce Leahy SEC Reports"). The Pierce Leahy SEC Reports and any forms, reports and other documents filed by Pierce Leahy with the SEC after the date of this Agreement, (x) complied with or will comply in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made with respect to any information provided by Iron Mountain that is or will be included in any Pierce Leahy SEC Report. None of Pierce Leahy's Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act.

        (b) Pierce Leahy's financial statements, including in each case the notes thereto, contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999 (the "Pierce Leahy Financial Statements") (i) have been prepared from, and are in accordance with, the books and records of Pierce Leahy and its consolidated Subsidiaries,
    (ii) comply in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto,
    (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, correct and complete, and (iv) fairly present the financial condition and results of operations and cash flows of Pierce Leahy and its Subsidiaries, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements to normal nonmaterial year-end audit adjustments and accruals and to the absence of complete footnotes.

    Section 3.3. CHANGES IN CONDITION. Since the date of the most recent financial statements forming part of the Pierce Leahy Financial Statements, except to the extent specifically described in Section 3.3 of the Pierce Leahy Disclosure Schedule, there has been no Adverse Change in Pierce Leahy. To Pierce Leahy's knowledge, there is no Event known to Pierce Leahy which Adversely Affects, or would reasonably be expected to Adversely Affect, Pierce Leahy and its Subsidiaries, taken as a whole, or the ability of Pierce Leahy to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto.

    Section 3.4. LIABILITIES. (i) At the date of the most recent balance sheet forming part of the Pierce Leahy Financial Statements, neither Pierce Leahy nor any Pierce Leahy Subsidiary had any obligations or liabilities, accrued or unaccrued, fixed, absolute, contingent or other (including, without limitation, any contingent payments or "earnouts" owing under any acquisition agreement), except as disclosed in such balance sheet, or the notes thereto, and (ii) since such date, neither Pierce Leahy nor any Pierce Leahy Subsidiary has incurred any such obligations or liabilities, other than those incurred in the ordinary course of business consistent with past practice of Pierce Leahy and Pierce Leahy Subsidiaries, and other than obligations and liabilities which in the case of clauses (i) and (ii) do not and, to Pierce Leahy's knowledge, would not, individually or in the aggregate, reasonably be expected to Adversely Affect Pierce Leahy, except to the extent set forth in Section 3.4 of the Pierce Leahy Disclosure Schedule. Neither Pierce Leahy nor any Pierce Leahy Subsidiary has guaranteed or is otherwise primarily or secondarily liable in respect of any obligation or liability of any other Person (other than Pierce Leahy or a Pierce Leahy Subsidiary), except for endorsements of negotiable instruments for deposit in the ordinary course of business, consistent with prior practice, or as disclosed in the most recent balance sheet, or the notes thereto, forming part of the Pierce Leahy Financial Statements or in Section 3.4 of the Pierce Leahy Disclosure Schedule.

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
    Section 3.5. TITLE TO PROPERTIES; LEASES. Except as would not reasonably be expected to have an Adverse Effect on Pierce Leahy, each of Pierce Leahy and its Subsidiaries has good legal, marketable and insurable title, with respect to all real property owned (in fee simple), good title with respect to all real property leased (in leasehold) reflected as an asset on the most recent balance sheet forming part of the Pierce Leahy Financial Statements, or held by Pierce Leahy or any such Subsidiary for use in its business, if not so reflected, and good indefeasible and merchantable title to all other assets, tangible and intangible, reflected on the most recent balance sheet forming part of the Pierce Leahy Financial Statements, or (excluding leased real estate) held by Pierce Leahy or any Pierce Leahy Subsidiary for use in its business if not so reflected, or purported to have been acquired by Pierce Leahy or any Pierce Leahy Subsidiary since such date, except inventory sold or depleted, or property, plant and other equipment used up or retired, since such date, in each case in the ordinary course of business consistent with the past practice of Pierce Leahy and its Subsidiaries, free and clear of all Liens, except
(i) Liens reflected in the Pierce Leahy Financial Statements, (ii) Liens set forth on Section 3.5(a) of the Pierce Leahy Disclosure Schedule,
(iii) Permitted Liens, and (iv) such Liens that do not or would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Pierce Leahy. Each Lease or other occupancy or other agreement under which Pierce Leahy or any Pierce Leahy Subsidiary holds real or personal property has been duly authorized, executed and delivered by Pierce Leahy or a Pierce Leahy Subsidiary, and, to Pierce Leahy's knowledge, by each of the other parties thereto; each such Lease is a legal, valid and binding obligation of Pierce Leahy or a Pierce Leahy Subsidiary, and, to Pierce Leahy's knowledge, of each other party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions), except where the lack of such authorization, execution or delivery or the lack of the legal, valid and binding nature of such obligation would not reasonably be expected to have an Adverse Effect on Pierce Leahy.

    Section 3.6.  COMPLIANCE WITH GOVERNMENTAL AUTHORIZATIONS AND APPLICABLE
LAW.

    (a) Section 3.6(a) of the Pierce Leahy Disclosure Schedule contains a description of all Legal Actions which are pending in which Pierce Leahy or any Pierce Leahy Subsidiary is a party, or to which the businesses, operations or properties of Pierce Leahy or any Pierce Leahy Subsidiary are subject or, to Pierce Leahy's knowledge, which are threatened in writing against, Pierce Leahy or any Pierce Leahy Subsidiary or any of their respective businesses, operations or properties, which, individually or in the aggregate, if determined against Pierce Leahy or any Pierce Leahy Subsidiary would reasonably be expected to have an Adverse Effect on Pierce Leahy.

    (b) Pierce Leahy and its Subsidiaries have obtained all Governmental Authorizations which are necessary for the ownership or use of their respective properties and the conduct of their respective businesses as now conducted by Pierce Leahy or any Pierce Leahy Subsidiary and such Governmental Authorizations are in full force and effect, except for such Governmental Authorizations which, if not obtained and maintained in full force and effect, would singly or in the aggregate, reasonably be expected to have an Adverse Effect on Pierce Leahy. Neither Pierce Leahy nor any Pierce Leahy Subsidiary is in material breach or violation of, or in default in the performance, observance or fulfillment of, any Governmental Authorization or any Applicable Law, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as do not and, to Pierce Leahy's knowledge, would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Pierce Leahy.

    Section 3.7. YEAR 2000. Any inability of Pierce Leahy's and its Subsidiaries' systems (including, without limitation, any Year 2000 Systems) to properly recognize and process date sensitive information relating to the year 2000 will not have an Adverse Effect on Pierce Leahy.

    Section 3.8. RELATED TRANSACTIONS. Set forth in the Pierce Leahy SEC Reports or on Section 3.8 of the Pierce Leahy Disclosure Schedule is a true, correct and complete (in all material respects) description of any Contractual Obligation or transaction, whether now existing or existing during the period covered by the most recent audited Pierce Leahy Financial Statements, between Pierce Leahy or any Pierce Leahy Subsidiary and any Affiliate thereof or any party to the Pierce Leahy Shareholders' Agreement that is required to be disclosed pursuant to Item 404 of Regulation S-K, promulgated by the SEC.

    Section 3.9.  TAX MATTERS.

    (a) Each of Pierce Leahy and each Pierce Leahy Subsidiary has in accordance with all Applicable Laws duly and timely filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes shown on such Tax Returns which have or may become due and payable pursuant to said Returns and all other governmental charges and assessments received to date, other than any failure to file Tax Returns or pay Taxes that would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Pierce Leahy. Except as would not, individually or in the aggregate, be reasonably expected to have an Adverse Effect on Pierce Leahy,
(i) the Tax Returns of Pierce Leahy and each Pierce Leahy Subsidiary have been prepared in accordance with all Applicable Laws and generally accepted principles applicable to taxation consistently applied; (ii) all Taxes which Pierce Leahy and each Pierce Leahy Subsidiary are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable; and
(iii) neither Pierce Leahy nor any Pierce Leahy Subsidiary has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of Pierce Leahy or any Pierce Leahy Subsidiary for the fiscal years prior to and including the most recent fiscal year. Neither Pierce Leahy nor any Pierce Leahy Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Code. Each of Pierce Leahy and each Pierce Leahy Subsidiary has at all times been taxable as a Subchapter C corporation under the Code, except as otherwise set forth in Section 3.9(a) of the Pierce Leahy Disclosure Schedule. Neither Pierce Leahy nor any Pierce Leahy Subsidiary has ever been a member of any consolidated group (other than exclusively with Pierce Leahy and its Subsidiaries) for Tax purposes, except as set forth in
Section 3.9(a) of the Pierce Leahy Disclosure Schedule.

    (b) From the end of its most recent fiscal year to the date of this Agreement, neither Pierce Leahy nor any Pierce Leahy Subsidiary has made any payment on account of any Taxes except regular payments required in the ordinary course of business, consistent with prior practice, with respect to current operations or property presently owned.

    (c) The information shown on the Federal and foreign income Tax Returns of Pierce Leahy and its Subsidiaries is true, correct and complete in all material respects and fairly and accurately reflects the information purported to be shown. Federal and state income Tax Returns of Pierce Leahy and its non-foreign Subsidiaries have been examined by the Internal Revenue Service or applicable state Authority through the taxable periods set forth in Section 3.9(c) of the Pierce Leahy Disclosure Schedule, and neither Pierce Leahy nor any Pierce Leahy Subsidiary has been notified in writing regarding any pending examination, except as shown in Section 3.9(c) of the Pierce Leahy Disclosure Schedule.

    (d) Neither Pierce Leahy nor any Pierce Leahy Subsidiary is a party to any tax sharing agreement or arrangement.

    (e) Neither Pierce Leahy nor any Pierce Leahy Subsidiary is, and since the date of its incorporation has not been, a "United States real property holding corporation" as defined in Section 897 of the Code.

    Section 3.10.  ERISA.

    (a) Neither Pierce Leahy nor any Pierce Leahy Subsidiary (which for purposes of this Section 3.10 shall include any ERISA Affiliate with respect to any Plan subject to Title IV of ERISA) contributes to any Plan or sponsors any Plan or Benefit Arrangement or, within the past five years, has contributed to or sponsored any Plan intended to comply with Section 401 of the Code, except as set forth in Section 3.10(a) of the Pierce Leahy Disclosure Schedule. As to all Plans and Benefit Arrangements listed in Section 3.10(a) of the Pierce Leahy Disclosure Schedule, and except as disclosed in such Section 3.10(a) of the Pierce Leahy Disclosure Schedule:

        (i) all such Plans and Benefit Arrangements substantially comply and have been administered in all material respects in form and in operation with all Applicable Laws, all required returns (including without limitation information returns) have been prepared in all material respects in accordance with all Applicable Laws and have been timely filed with any Authority with respect to any such Plan or Benefit Arrangement, and neither Pierce Leahy nor any Pierce Leahy Subsidiary has received any outstanding written notice from any Authority questioning or challenging such compliance;

        (ii) all such Plans maintained or previously maintained by Pierce Leahy or any Pierce Leahy Subsidiary that are or were intended to comply with
    Section 401 of the Code comply and complied in all material respects in form and in operation with all applicable requirements of such Section, a favorable determination letter has been received from the Internal Revenue Service with respect to each such Plan or the sponsor of the Plan is entitled to rely on a favorable opinion letter issued to the prototype sponsor by the Internal Revenue Service with respect to each such Plan or an application for a favorable determination letter is pending with the Internal Revenue Service, and no event has occurred which will or would reasonably be expected to give rise to disqualification of any such Plan under such Section or to a tax under Section 511 of the Code;

        (iii) none of the assets of any such Plan are invested in employer securities or employer real property;

        (iv) neither Pierce Leahy nor any of its Subsidiaries has engaged in any non-exempt prohibited transactions (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any such Plan;

        (v) there have been no acts or omissions by Pierce Leahy or any Pierce Leahy Subsidiary which have given rise to or would reasonably be expected to give rise to material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code for which Pierce Leahy or any Pierce Leahy Subsidiary may be liable;

        (vi) there are no material Claims (other than routine claims for benefits) pending or, to Pierce Leahy's knowledge, threatened in writing involving such Plans or the assets of such Plans, except as set forth on
    Section 3.10(a)(vi) of the Pierce Leahy Disclosure Schedule;

        (vii) no such Plan is subject to Title IV of ERISA, or if subject, there have been no "reportable events" (as described in Section 4043 of ERISA) as to which there is any material risk of termination of such Plan, and no steps have been taken to terminate any such Plan;

        (viii) neither Pierce Leahy nor, to Pierce Leahy's knowledge, any Pierce Leahy Subsidiary nor any of their respective directors, officers, employees or any other fiduciary has committed any material breach of fiduciary responsibility imposed by ERISA that would subject Pierce Leahy or any Pierce Leahy Subsidiary or any of their respective directors, officers or employees to liability under ERISA;

        (ix) no such Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency (as defined in Section 302 of ERISA and

    Section 412 of the Code), whether or not waived, as of the last day of the most recently completed fiscal year of such Plan;

        (x) no material liability to the PBGC has been or is expected by Pierce Leahy or any Pierce Leahy Subsidiary to be incurred by Pierce Leahy or any Pierce Leahy Subsidiary with respect to any such Plan, and there has been no event or condition which presents a material risk of termination of any such Plan by the PBGC; and

        (xi) except as set forth in Section 3.10(a)(xi) of the Pierce Leahy Disclosure Schedule (which entry, if applicable, shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two
    (2) years) or pursuant to the provisions of COBRA, which provisions have been complied with in all material respects, neither Pierce Leahy nor any Pierce Leahy Subsidiary maintains any Plan that provides benefits described in Section 3(1) of ERISA to any former employees or retirees of Pierce Leahy or any of its Subsidiaries.

    (b) Except as disclosed in Section 3.10(b) of the Pierce Leahy Disclosure Schedule, neither Pierce Leahy nor any Pierce Leahy Subsidiary is or ever has been a party to any Multiemployer Plan or made contributions to any such plan.

    Section 3.11.  AUTHORIZED AND OUTSTANDING CAPITAL STOCK.

    (a) As of September 30, 1999, the authorized and outstanding capital stock of Pierce Leahy was as set forth in Section 3.11(a) of the Pierce Leahy Disclosure Schedule. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. From September 30, 1999 through the date of this Agreement, Pierce Leahy has not issued any shares of capital stock other than issuances of Pierce Leahy Common Stock in accordance with the exercise of Pierce Leahy Options or under Pierce Leahy's 401(k) Plan in accordance with past practice. Shares of Pierce Leahy Common Stock issued and outstanding on the record date for the Pierce Leahy Special Meeting will be the only class of capital stock eligible to vote on this Agreement, the Merger and the Transactions. Except as set forth in Section 3.11(a) or 3.1(d) of the Pierce Leahy Disclosure Schedule, (i) there is neither outstanding nor has Pierce Leahy or any Pierce Leahy Subsidiary agreed to grant or issue any shares of its capital stock, other equity interests, any Option Security, Convertible Security or Voting Debt, and (ii) neither Pierce Leahy nor any Pierce Leahy Subsidiary is a party to and neither Pierce Leahy nor any Pierce Leahy Subsidiary is bound by any Contractual Obligation, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock, other equity interests, any Option Security, Convertible Security or Voting Debt. Neither Pierce Leahy nor any Pierce Leahy Subsidiary has any bonds, debentures, notes or other Indebtedness having general voting rights or convertible into instruments having general voting rights ("Voting Debt") outstanding. Between the date of this Agreement and the Closing, except as set forth in
Section 3.11(a) of the Pierce Leahy Disclosure Schedule, neither Pierce Leahy nor any of its Subsidiaries will issue, sell or purchase or agree to issue, sell or purchase any capital stock, other equity interests, any Option Security, Convertible Security or Voting Debt of Pierce Leahy or any of its Subsidiaries, except to the extent required or permitted pursuant to the terms hereof. All of the issued and outstanding shares of Pierce Leahy's capital stock and each Option Security or Convertible Security of Pierce Leahy were issued and sold or granted in compliance with the Securities Act and applicable state securities laws.

    (b) As of September 30, 1999, (i) Option Securities to acquire 288,500 shares of Pierce Leahy Common Stock were outstanding under Pierce Leahy's 1997 Stock Option Plan (the "Pierce Leahy 1997 Option Plan"), including in such number Option Securities which were then exercisable to acquire 29,003 shares of Pierce Leahy Common Stock; (ii) Option Securities to acquire 1,047,746 shares of Pierce Leahy Common Stock were outstanding under Pierce Leahy's Nonqualified Stock Option Plan

(the "Pierce Leahy Nonqualified Option Plan" and, together with the 1997 Option Plan, the "Pierce Leahy Option Plans"), including in such number Option Securities which were then exercisable to acquire 802,400 shares of Pierce Leahy Common Stock; and (iii) 1,211,000 shares of Pierce Leahy Common Stock were reserved for future issuance pursuant to Option Securities which may be granted under the Pierce Leahy Option Plans. From September 30, 1999 through the date of this Agreement, neither Pierce Leahy nor any of its Subsidiaries has issued any Option Securities. The Pierce Leahy Option Plans constitute the only plans or arrangements pursuant to which Option Securities or Convertible Securities to acquire shares of capital stock of Pierce Leahy or any of its Subsidiaries are currently outstanding. Other than as set forth in Section 3.11(b) of the Pierce Leahy Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the Transactions are events which will cause an acceleration of the exercise or vesting schedule of any such Option Security or Convertible Security. All shares of Pierce Leahy capital stock subject to issuance under an Option Security or Convertible Security of Pierce Leahy or any of its Subsidiaries will be, upon issuance on the terms and conditions specified in such Option Security or Convertible Security, validly issued, fully paid and nonassessable.

    (c) There are no voting trusts or other arrangements to which Pierce Leahy or any Pierce Leahy Subsidiary is a party with respect to the voting of capital stock of Pierce Leahy or any Pierce Leahy Subsidiary, except as set forth in
Section 3.11(c) of the Pierce Leahy Disclosure Schedule.

    (d) At the Effective Time and at the time of issuance, the shares of Pierce Leahy Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. All shares of Pierce Leahy Common Stock subject to issuance pursuant to converted Iron Mountain Options will be, upon issuance on the terms and conditions specified in the applicable Iron Mountain Option, validly issued, fully paid and nonassessable. As a result of an election duly and validly authorized, Pierce Leahy is not subject to Subchapter E (Sections 2541-2548), Subchapter G (Sections 2561-2568) and Subchapter H (Sections 2571-2578) of the PBCL.

    Section 3.12.  EMPLOYMENT ARRANGEMENTS.

    (a) Neither Pierce Leahy nor any Pierce Leahy Subsidiary is now or during the past three (3) years (at the time it was a Subsidiary of Pierce Leahy) has been subject to or involved in or, to Pierce Leahy's knowledge, threatened in writing with any union elections, petitions therefor or other organizational or recruiting activities, except as described in Section 3.12(a) of the Pierce Leahy Disclosure Schedule. Except as set forth in Section 3.12(a) of the Pierce Leahy Disclosure Schedule, none of the employees of Pierce Leahy and its Subsidiaries are now, or during the past three (3) years (at the time it was a Subsidiary of Pierce Leahy) have been, represented by any labor union or other employee collective bargaining organization or are parties to any labor or other collective bargaining agreement, and there are no pending grievances, disputes or controversies with any union or any other employee collective bargaining organization of such employees, or, to Pierce Leahy's knowledge, threats in writing of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any union or other such organization or by any other employees, except as would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Pierce Leahy.

    (b) Except as set forth in Section 3.12(b) of the Pierce Leahy Disclosure Schedule, no employee of Pierce Leahy or any Pierce Leahy Subsidiary will accrue or receive or is entitled to accrue or receive additional benefits, service or accelerated rights to payments of benefits, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of this Agreement, the Merger or the Transactions.

    Section 3.13.  MATERIAL AGREEMENTS.  To Pierce Leahy's knowledge, listed on
Section 3.13 of the Pierce Leahy Disclosure Schedule are all Material Agreements to which Pierce Leahy or any Pierce Leahy Subsidiary is a party or to which it or any of its property is subject or bound. True, complete and correct copies of each of the Material Agreements have been furnished by Pierce Leahy to Iron Mountain. All of the Material Agreements are valid, binding and legally enforceable obligations of Pierce Leahy and, to Pierce Leahy's knowledge, the other parties thereto (subject to the Enforceability Exceptions), except where the lack of enforceability would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Pierce Leahy. Except as set forth in Section 3.13 of the Pierce Leahy Disclosure Schedule, Pierce Leahy and each Pierce Leahy Subsidiary have duly complied in all material respects with all of the terms and conditions of each Material Agreement and have not done or performed, or failed to do or perform (and there is no pending or, to the knowledge of Pierce Leahy, threatened (in writing) Claim that Pierce Leahy or any Pierce Leahy Subsidiary has not so complied, done and performed or failed to do and perform) any act the effect of which would be to invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or increase the costs, of Pierce Leahy or any Pierce Leahy Subsidiary, under any of the Material Agreements, except as would not reasonably be expected to have, individually or in the aggregate, an Adverse Effect on Pierce Leahy. Except as set forth in Section 3.13 of the Pierce Leahy Disclosure Schedule, neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by Pierce Leahy will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement.

    Section 3.14.  ORDINARY COURSE OF BUSINESS.  Except as set forth in
Section 3.14 of the Pierce Leahy Disclosure Schedule or disclosed in the Pierce Leahy SEC Reports, since the date of the most recent audited Pierce Leahy Financial Statements included in the Pierce Leahy SEC Reports through the date of this Agreement, Pierce Leahy and its Subsidiaries have operated their respective businesses only in the ordinary and usual course and in substantially the same manner as previously conducted and there has not been:

        (i) any damage, destruction or loss with respect to the properties or assets of Pierce Leahy or its Subsidiaries whether covered by insurance or not, which has had or would reasonably be expected to have, individually or in the aggregate, an Adverse Effect with respect to Pierce Leahy;

        (ii) any other change, occurrence or circumstance that had or would reasonably be expected to have an Adverse Effect with respect to Pierce Leahy;

        (iii) any change to any accounting methods used by Pierce Leahy, unless required in accordance with GAAP;

        (iv) any declaration or payment of any Distributions in respect of the outstanding shares of capital stock of Pierce Leahy or any of its Subsidiaries (other than dividends declared or paid by wholly-owned Subsidiaries or Distributions on the Pierce Leahy Preferred Stock in accordance with its terms);

        (v) any split, combination or reclassification of Pierce Leahy's capital stock or any issuance of shares of capital stock of Pierce Leahy or any Pierce Leahy Subsidiary or any other change in the authorized capitalization of Pierce Leahy or any Pierce Leahy Subsidiary, except as contemplated or permitted by this Agreement or pursuant to employee benefit plans, programs or arrangements in existence on the date of this Agreement;

        (vi) any repurchase or redemption by Pierce Leahy of shares of its capital stock or any issuance by Pierce Leahy of any other securities in exchange or in substitution for shares of its capital stock except pursuant to employee benefit plans, programs or arrangements in existence on the date of this Agreement, in the ordinary course of business consistent with past practice;

        (vii) any grant or award of any Option Securities or Convertible Securities or other rights to acquire any shares of capital stock or other equity interests of Pierce Leahy or any Subsidiary, except as contemplated or permitted by this Agreement or except pursuant to employee benefit plans, programs or arrangements in existence on the date of this Agreement, in the ordinary course of business consistent with past practice; or

        (viii) any sale or other disposal of, or any contract to sell or otherwise dispose of, any of its properties or assets, other than in the ordinary course of business.

    Section 3.15. BROKER OR FINDER. Except as set forth on Section 3.15 of the Pierce Leahy Disclosure Schedule, no Person assisted in or brought about the negotiation of this Agreement, the Merger or the subject matter of the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of Pierce Leahy or is entitled to any brokerage, finder's or other fee or commission from Pierce Leahy in connection with the Transactions. Pierce Leahy has heretofore furnished to Iron Mountain a complete and correct copy of all agreements between Pierce Leahy and the Persons set forth on
Section 3.15 of the Pierce Leahy Disclosure Schedule pursuant to which such Person would be entitled to payment relating to the Transactions.

    Section 3.16.  ENVIRONMENTAL MATTERS.

    (a) Except as set forth in Section 3.16(a) of the Pierce Leahy Disclosure Schedule, Pierce Leahy and its Subsidiaries have complied with all applicable Environmental Laws except where the failure to comply would not be reasonably expected to have an Adverse Effect on Pierce Leahy. There is no pending or, to Pierce Leahy's knowledge, threatened (in writing), civil or criminal Legal Actions, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Authority relating to any Environmental Law involving Pierce Leahy or any of its Subsidiaries or any of their properties, which would, individually or in the aggregate, not reasonably be expected to have an Adverse Effect on Pierce Leahy.

    (b) Except as set forth in Section 3.16(b) of the Pierce Leahy Disclosure Schedule, there have been no releases of any Hazardous Materials into the environment by Pierce Leahy or any of its Subsidiaries, or, to Pierce Leahy's knowledge, by any other party at any parcel of real property or any facility formerly or currently owned, operated or controlled by Pierce Leahy or any of its Subsidiaries which would reasonably be expected to have an Adverse Effect on Pierce Leahy.

    (c) Section 3.16(c) of the Pierce Leahy Disclosure Schedule (which in accordance with Section 5.16 hereof, will be delivered within thirty (30) days after the date of this Agreement) sets forth all site assessments, audits or other investigations that have been conducted by or on behalf of Pierce Leahy or any Pierce Leahy Subsidiary within the last three (3) years as to environmental matters at any property owned, leased, operated or occupied by Pierce Leahy or any Pierce Leahy Subsidiary.

    Section 3.17.  BOARD ACTION; FAIRNESS OPINION.

    (a) The Board of Directors of Pierce Leahy at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Pierce Leahy Shareholders and has approved the same, (ii) resolved to recommend that the holders of the shares of Pierce Leahy Common Stock adopt this Agreement and the Transactions, including the Merger and (iii) nominated and recommended for election to the Pierce Leahy Stockholders the individuals who will serve as members of the Board of Directors of the Surviving Corporation at the Effective Time.

    (b) Pierce Leahy has received the opinion of First Union Securities, Inc., dated as of October 20, 1999, to the effect that, as of the date thereof, the consideration to be received in the Merger by the shareholders of Pierce Leahy is fair, from a financial point of view, to such shareholders. A signed, true and complete copy of such opinion has been delivered to Iron Mountain or will be promptly delivered to Iron Mountain by Pierce Leahy.

    Section 3.18. MATERIALITY. The matters and items excluded from the representations and warranties set forth in this Article by operation of the materiality exceptions and materiality qualifications contained in such representations and warranties, in the aggregate for all such excluded matters and items, are not and would not reasonably be expected to be Adverse to Pierce Leahy.

                                   ARTICLE 4.
                REPRESENTATIONS AND WARRANTIES OF IRON MOUNTAIN

    Iron Mountain hereby represents and warrants to Pierce Leahy as follows:

    Section 4.1. ORGANIZATION AND BUSINESS; POWER AND AUTHORITY; EFFECT OF TRANSACTION.

    (a) Iron Mountain:

        (1) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware,

        (ii) has all requisite corporate power and corporate authority to own or hold under lease its properties and to conduct its business, and has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business, except to the extent the failure to be in full force and effect or to have made such Governmental Filings would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect, and

        (iii) is duly qualified and authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of its property or the nature of its business or operations requires such qualification or authorization, except to the extent the failure to so qualify or to maintain such authorizations would not reasonably be expected to have an Adverse Effect.

    (b) Iron Mountain has all requisite corporate power and corporate authority to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Merger and the Transactions, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate action (other than that of the Iron Mountain Stockholders). This Agreement has been duly executed and delivered by Iron Mountain and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Merger and the Transactions, when executed and delivered by Iron Mountain or an Iron Mountain Stockholder will constitute, legal, valid and binding obligations of Iron Mountain or such Iron Mountain Stockholder, enforceable in accordance with their respective terms, except as such enforceability may be subject to the Enforceability Exceptions. The affirmative vote of the holders of a majority of the outstanding shares of Iron Mountain Common Stock is the only vote of the holders of any class or series of the capital stock of Iron Mountain necessary to approve this Agreement, the Merger and the Transactions under Applicable Law and Iron Mountain's Organic Documents. The provisions of Section 203 of the DGCL will not apply to this Agreement, the Merger or the Transactions.

    (c) Except as set forth in Section 4.1(c) of the Iron Mountain Disclosure Schedule (which in accordance with Section 5.16 hereof (other than those sections relating to Applicable Law, Organic Documents and Material Agreements, which sections shall be delivered herewith), will be delivered within thirty
(30) days after the date of this Agreement), neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by Iron
Mountain:

        (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of Iron Mountain or any Iron Mountain Subsidiary or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Organic Document or any Contractual Obligation of Iron Mountain or any Iron Mountain Subsidiary, other than any such conflict, breach, violation or default as would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect,

        (ii) will result in or permit the creation or imposition of any Lien upon any property now owned or leased by Iron Mountain or any Iron Mountain Subsidiary, except for such Liens that, individually or in the aggregate, would not reasonably be expected to have an Adverse Effect,

        (iii) will require any Governmental Authorization or Governmental Filing or Private Authorization, except for the certificate and articles of merger and related filings under the DGCL and the PBCL in connection with the Merger and the Transactions and except pursuant to the HSR Act, the Exchange Act, the Securities Act or any applicable state securities laws, or as otherwise would not reasonably be expected to have an Adverse Effect.

    (d) Iron Mountain does not have any Subsidiaries other than those set forth on Section 4.1(d) of the Iron Mountain Disclosure Schedule, each of which is directly or indirectly wholly owned (except as set forth in Section 4.1(d) of the Iron Mountain Disclosure Schedule), is an Entity which is duly organized, validly existing and in good standing under the laws of the respective jurisdiction of organization set forth opposite its name on Section 4.1(d) of the Iron Mountain Disclosure Schedule, and is duly qualified and in good standing in each other jurisdiction in which the character of its property or the nature of its business or operations requires such qualification or authorization (except to the extent the failure to be duly organized, validly existing or in good standing or to so qualify would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect), with full corporate or similar power and corporate or similar authority to carry on the business in which it is engaged. Except as set forth in Section 4.1(d) to the Iron Mountain Disclosure Schedule, each Iron Mountain Subsidiary has in full force and effect all Governmental Authorizations and Private Authorizations, and has made all Governmental Filings to the extent required for such ownership and lease of its property and conduct of its business, except to the extent the failure to so have such Authorizations or made such Governmental Filings would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect. Except to the extent set forth on Section 4.1(d) of the Iron Mountain Disclosure Schedule, Iron Mountain owns, directly or indirectly through other Iron Mountain Subsidiaries, all of the outstanding capital stock or other equity interests (as shown on Section 4.1(d) of the Iron Mountain Disclosure Schedule) of each Iron Mountain Subsidiary, free and clear of all Liens, and all such stock or other equity interests have been duly authorized and validly issued and are fully paid and nonassessable and were issued and sold in compliance with the Securities Act, the Exchange Act and applicable state securities laws. Except as set forth in Section 4.1(d) of the Iron Mountain Disclosure Schedule, (i) there is neither outstanding nor has any Iron Mountain Subsidiary agreed to grant or issue any shares of its capital stock or other equity interests or any Option Security or Convertible Security, and (ii) no Iron Mountain Subsidiary is a party to or is bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or other equity interests or any Option Security or Convertible Security.

    (e) Iron Mountain does not own any capital stock or equity or other interest in any other Entity or enterprise, however organized and however such interest may be denominated or evidenced, except as set forth in Section 4.1(d) or 4.1(e) of the Iron Mountain Disclosure Schedule.

    Section 4.2.  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Iron Mountain has filed all forms, reports and documents required to be filed by it with the SEC, and has heretofore made available to Pierce Leahy, in the form filed with the SEC (including any exhibits thereto), (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (ii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and
June 30, 1999, (iii) its proxy statement relating to its 1999 meeting of stockholders, (iv) all of its registration statements that are effective as of the date of this Agreement under which shares of Iron Mountain Common Stock are still available for issuance (a complete list of which is set forth in Section 4.2(a) of the Iron Mountain Disclosure Schedule), and (v) all other forms, reports and registration statements filed by it with the SEC since January 1, 1999 (the forms, reports and other documents referred to in clauses
(i), through (v) above, together with all other forms, reports and documents filed by Iron Mountain with the SEC, being referred to herein collectively as the "Iron Mountain SEC Reports"). The Iron Mountain SEC Reports and any forms, reports and other documents filed by Iron Mountain with the SEC after the date of this Agreement, (x) complied with or will comply in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made with respect to any information provided by Pierce Leahy that is or will be included in any Iron Mountain SEC Report. None of Iron Mountain's Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act.

    (b) Iron Mountain's financial statements, including in each case the notes thereto, contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999 (the "Iron Mountain Financial Statements")
(i) have been prepared from, and are in accordance with, the books and records of Iron Mountain and its consolidated Subsidiaries, (ii) comply in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, correct and complete, and (iv) fairly present the financial condition and results of operations and cash flows of Iron Mountain and its Subsidiaries, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements to normal nonmaterial year-end audit adjustments and accruals and to the absence of complete footnotes.

    Section 4.3. CHANGES IN CONDITION. Since the date of the most recent financial statements forming part of the Iron Mountain Financial Statements, except to the extent specifically described in Section 4.3 of the Iron Mountain Disclosure Schedule, there has been no Adverse Change in Iron Mountain. To Iron Mountain's knowledge, there is no Event known to Iron Mountain which Adversely Affects, or would reasonably be expected to Adversely Affect, Iron Mountain and its Subsidiaries, taken as a whole, or the ability of Iron Mountain to perform any of the obligations set forth in this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto.

    Section 4.4. LIABILITIES. (i) At the date of the most recent balance sheet forming part of the Iron Mountain Financial Statements, neither Iron Mountain nor any Iron Mountain Subsidiary had any obligations or liabilities, accrued or unaccrued, fixed, absolute, contingent or other (including, without limitation, any contingent payments or "earnouts" owing under any acquisition agreement), except as disclosed in such balance sheet, or the notes thereto, and (ii) since such date, neither Iron Mountain nor any Iron Mountain Subsidiary has incurred any such obligations or liabilities, other than those incurred in the ordinary course of business consistent with past practice of Iron Mountain and Iron Mountain Subsidiaries, and other than obligations and liabilities which in the case of clauses (i) and (ii) do not and, to Iron Mountain's knowledge, would not, individually or in the aggregate, reasonably be expected to Adversely Affect Iron Mountain, except to the extent set forth in Section 4.4 of the Iron Mountain Disclosure Schedule. Neither Iron Mountain nor any Iron Mountain Subsidiary has guaranteed or is otherwise primarily or secondarily liable in respect of any obligation or liability of any other Person (other than Iron Mountain or an Iron Mountain Subsidiary), except for endorsements of negotiable instruments for deposit in the ordinary course of business, consistent with prior practice, or as disclosed in the most recent balance sheet, or the notes thereto, forming part of the Iron Mountain Financial Statements or in
Section 4.4 of the Iron Mountain Disclosure Schedule.

    Section 4.5. TITLE TO PROPERTIES; LEASES. Except as would not reasonably be expected to have an Adverse Effect on Iron Mountain, each of Iron Mountain and its Subsidiaries has good legal, marketable and insurable title, with respect to all real property owned (in fee simple), good title with respect to all real property leased (in leasehold) reflected as an asset on the most recent balance sheet forming part of the Iron Mountain Financial Statements, or held by Iron Mountain or any such Subsidiary for use in its business, if not so reflected, and good indefeasible and merchantable title to all other assets, tangible and intangible, reflected on the most recent balance sheet forming part of the Iron Mountain Financial Statements, or (excluding leased real estate) held by Iron Mountain or any Iron Mountain Subsidiary for use in its business if not so reflected, or purported to have been acquired by Iron Mountain or any Iron Mountain Subsidiary since such date, except inventory sold or depleted, or property, plant and other equipment used up or retired, since such date, in each case in the ordinary course of business consistent with the past practice of Iron Mountain and its Subsidiaries, free and clear of all Liens, except
(i) Liens reflected in the Iron Mountain Financial Statements, (ii) Liens set forth on Section 4.5(a) of the Iron Mountain Disclosure Schedule,
(iii) Permitted Liens, and (iv) such Liens that do not or would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Iron Mountain. Each Lease or other occupancy or other agreement under which Iron Mountain or any Iron Mountain Subsidiary holds real or personal property has been duly authorized, executed and delivered by Iron Mountain or an Iron Mountain Subsidiary, and, to Iron Mountain's knowledge, by each of the other parties thereto; each such Lease is a legal, valid and binding obligation of Iron Mountain or an Iron Mountain Subsidiary, and, to Iron Mountain's knowledge, of each other party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions), except where the lack of such authorization, execution or delivery or the lack of the legal, valid and binding nature of such obligation would not reasonably be expected to have an Adverse Effect on Iron Mountain.

    Section 4.6.  COMPLIANCE WITH GOVERNMENTAL AUTHORIZATIONS AND APPLICABLE
LAW.

    (a) Section 4.6(a) of the Iron Mountain Disclosure Schedule contains a description of all Legal Actions which are pending in which Iron Mountain or any Iron Mountain Subsidiary is a party, or to which the businesses, operations or properties of Iron Mountain or any Iron Mountain Subsidiary are subject or, to Iron Mountain's knowledge, which are threatened in writing against, Iron Mountain or any Iron Mountain Subsidiary or any of their respective businesses, operations or properties, which, individually or in the aggregate, if determined against Iron Mountain or any Iron Mountain Subsidiary would reasonably be expected to have an Adverse Effect on Iron Mountain.

    (b) Iron Mountain and its Subsidiaries have obtained all Governmental Authorizations which are necessary for the ownership or use of their respective properties and the conduct of their respective businesses as now conducted by Iron Mountain or any Iron Mountain Subsidiary and such Governmental Authorizations are in full force and effect, except for such Governmental Authorizations which, if not obtained and maintained in full force and effect, would singly or in the aggregate, reasonably be expected to have an Adverse Effect on Iron Mountain. Neither Iron Mountain nor any Iron Mountain Subsidiary is in material breach or violation of, or in default in the performance, observance or fulfillment of, any Governmental Authorization or any Applicable Law, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as do not and, to Iron Mountain's knowledge, would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Iron Mountain.

    Section 4.7. YEAR 2000. Any inability of Iron Mountain's and its Subsidiaries' systems (including, without limitation, any Year 2000 Systems) to properly recognize and process date sensitive information relating to the year 2000 will not have an Adverse Effect on Iron Mountain.

    Section 4.8. RELATED TRANSACTIONS. Set forth in the Iron Mountain SEC Reports or on Section 4.8 of the Iron Mountain Disclosure Schedule is a true, correct and complete (in all material respects) description of any Contractual Obligation or transaction, whether now existing or existing during the period covered by the most recent audited Iron Mountain Financial Statements, between Iron Mountain or any Iron Mountain Subsidiary and any Affiliate thereof that is required to be disclosed pursuant to Item 404 of Regulation S-K, promulgated by the SEC.

    Section 4.9.  TAX MATTERS.

    (a) Each of Iron Mountain and each Iron Mountain Subsidiary has in accordance with all Applicable Laws duly and timely filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes shown on such Tax Returns which have or may become due and payable pursuant to said Returns and all other governmental charges and assessments received to date, other than any failure to file Tax Returns or pay Taxes that would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Iron Mountain. Except as would not, individually or in the aggregate, be reasonably expected to have an Adverse Effect on Iron Mountain, (i) the Tax Returns of Iron Mountain and each Iron Mountain Subsidiary have been prepared in accordance with all Applicable Laws and generally accepted principles applicable to taxation consistently applied; (ii) all Taxes which Iron Mountain and each Iron Mountain Subsidiary are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable; and
(iii) neither Iron Mountain nor any Iron Mountain Subsidiary has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of Iron Mountain or any Iron Mountain Subsidiary for the fiscal years prior to and including the most recent fiscal year. Neither Iron Mountain nor any Iron Mountain Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Code. Each of Iron Mountain and each Iron Mountain Subsidiary has at all times been taxable as a Subchapter C corporation under the Code, except as otherwise set forth in Section 4.9(a) of the Iron Mountain Disclosure Schedule. Neither Iron Mountain nor any Iron Mountain Subsidiary has ever been a member of any consolidated group (other than exclusively with Iron Mountain and its Subsidiaries) for Tax purposes, except as set forth in Section 4.9(a) of the Iron Mountain Disclosure Schedule.

    (b) From the end of its most recent fiscal year to the date of this Agreement, neither Iron Mountain nor any Iron Mountain Subsidiary has made any payment on account of any Taxes except regular payments required in the ordinary course of business, consistent with prior practice, with respect to current operations or property presently owned.

    (c) The information shown on the Federal and foreign income Tax Returns of Iron Mountain and its Subsidiaries is true, correct and complete in all material respects and fairly and accurately reflects the information purported to be shown. Federal and state income Tax Returns of Iron Mountain and its non-foreign Subsidiaries have been examined by the Internal Revenue Service or applicable state Authority through the taxable periods set forth in Section 4.9(c) of the Iron Mountain Disclosure Schedule, and neither Iron Mountain nor any Iron Mountain Subsidiary has been notified in writing regarding any pending examination, except as shown in Section 4.9(c) of the Iron Mountain Disclosure Schedule.

    (d) Neither Iron Mountain nor any Iron Mountain Subsidiary is a party to any tax sharing agreement or arrangement.

    (e) Neither Iron Mountain nor any Iron Mountain Subsidiary is, and since the date of its incorporation has not been, a "United States real property holding corporation" as defined in Section 897 of the Code.

    Section 4.10.  ERISA.

    (a) Neither Iron Mountain nor any Iron Mountain Subsidiary (which for purposes of this Section 4.10 shall include any ERISA Affiliate with respect to any Plan subject to Title IV of ERISA) contributes to any Plan or sponsors any Plan or Benefit Arrangement or, within the past five years, has contributed to or sponsored any Plan intended to comply with Section 401 of the Code, except as set forth in Section 4.10(a) of the Iron Mountain Disclosure Schedule. As to all Plans and Benefit Arrangements listed in Section 4.10(a) of the Iron Mountain Disclosure Schedule, and except as disclosed in such Section 4.10(a) of the Iron Mountain Disclosure Schedule:

        (i) all such Plans and Benefit Arrangements substantially comply and have been administered in all material respects in form and in operation with all Applicable Laws, all required returns (including without limitation information returns) have been prepared in all material respects in accordance with all Applicable Laws and have been timely filed with any Authority with respect to any such Plan or Benefit Arrangement, and neither Iron Mountain nor any Iron Mountain Subsidiary has received any outstanding written notice from any Authority questioning or challenging such compliance;

        (ii) except as described in Section 4.10(a)(ii) of the Iron Mountain Disclosure Schedule, all such Plans maintained or previously maintained by Iron Mountain or any Iron Mountain Subsidiary that are or were intended to comply with Section 401 of the Code comply and complied in all material respects in form and in operation with all applicable requirements of such Section, a favorable determination letter has been received from the Internal Revenue Service with respect to each such Plan or the sponsor of the Plan is entitled to rely on a favorable opinion letter issued to the prototype sponsor by the Internal Revenue Service with respect to each such Plan or an application for a favorable determination letter is pending with the Internal Revenue Service, and no event has occurred which will or would reasonably be expected to give rise to disqualification of any such Plan under such Section or to a tax under Section 511 of the Code;

        (iii) none of the assets of any such Plan are invested in employer securities or employer real property;

        (iv) neither Iron Mountain nor any of its Subsidiaries has engaged in any non-exempt prohibited transactions (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any such Plan;

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
        (v) there have been no acts or omissions by Iron Mountain or any Iron Mountain Subsidiary which have given rise to or would reasonably be expected to give rise to material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code for which Iron Mountain or any Iron Mountain Subsidiary may be liable;

        (vi) there are no material Claims (other than routine claims for benefits) pending or, to Iron Mountain's knowledge, threatened in writing involving such Plans or the assets of such Plans, except as set forth on
    Section 4.10(a)(vi) of the Iron Mountain Disclosure Schedule;

        (vii) except as described in Section 4.10(a)(vii) of the Iron Mountain Disclosure Schedule, no such Plan is subject to Title IV of ERISA, or if subject, there have been no "reportable events" (as described in Section 4043 of ERISA) as to which there is any material risk of termination of such Plan, and no steps have been taken to terminate any such Plan;

        (viii) neither Iron Mountain nor, to Iron Mountain's knowledge, any Iron Mountain Subsidiary nor any of their respective directors, officers, employees or any other fiduciary has committed any material breach of fiduciary responsibility imposed by ERISA that would subject Iron Mountain or any Iron Mountain Subsidiary or any of their respective directors, officers or employees to liability under ERISA;

        (ix) no such Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently completed fiscal year of such Plan;

        (x) no material liability to the PBGC has been or is expected by Iron Mountain or any Iron Mountain Subsidiary to be incurred by Iron Mountain or any Iron Mountain Subsidiary with respect to any such Plan, and there has been no event or condition which presents a material risk of termination of any such Plan by the PBGC; and

        (xi) except as set forth in Section 4.10(a)(xi) of the Iron Mountain Disclosure Schedule (which entry, if applicable, shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two
    (2) years) or pursuant to the provisions of COBRA, which provisions have been complied with in all material respects, neither Iron Mountain nor any Iron Mountain Subsidiary maintains any Plan that provides benefits described in Section 3(1) of ERISA to any former employees or retirees of Iron Mountain or any of its Subsidiaries.

    (b) Except as disclosed in Section 4.10(b) of the Iron Mountain Disclosure Schedule, neither Iron Mountain nor any Iron Mountain Subsidiary is or ever has been a party to any Multiemployer Plan or made contributions to any such plan.

    Section 4.11.  AUTHORIZED AND OUTSTANDING CAPITAL STOCK.

    (a) As of September 30, 1999, the authorized and outstanding capital stock of Iron Mountain was as set forth in Section 4.11(a) of the Iron Mountain Disclosure Schedule. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. From September 30, 1999 through the date of this Agreement, Iron Mountain has not issued any shares of capital stock other than issuances of Iron Mountain Common Stock in accordance with the exercise of Iron Mountain Options or under the Iron Mountain ESPP Plan in accordance with past practice. Shares of Iron Mountain Common Stock issued and outstanding on the record date for the Iron Mountain Special Meeting will be the only class of capital stock eligible to vote on this Agreement, the Merger and the Transactions. Except as set forth in Section 4.11(a) or 4.1(d) of the Iron Mountain Disclosure Schedule, (i) there is neither outstanding nor has Iron Mountain or any Iron Mountain Subsidiary agreed to grant or issue any shares of its capital stock, other equity interests, any Option Security, Convertible Security or Voting Debt, and (ii) neither Iron Mountain nor any Iron Mountain Subsidiary is a party to and neither Iron Mountain nor any Iron Mountain Subsidiary is bound by any Contractual Obligation, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock, other equity interests, any Option Security, Convertible Security or Voting Debt. Neither Iron Mountain nor any Iron Mountain Subsidiary has any Voting Debt outstanding. Between the date of this Agreement and the Closing, except as set forth in Section 4.11(a) of the Iron Mountain Disclosure Schedule, neither Iron Mountain nor any of its Subsidiaries will issue, sell or purchase or agree to issue, sell or purchase any capital stock, other equity interests, any Option Security, Convertible Security or Voting Debt of Iron Mountain or any of its Subsidiaries, except to the extent required or permitted pursuant to the terms hereof. All of the issued and outstanding shares of Iron Mountain's capital stock and each Option Security or Convertible Security of Iron Mountain were issued and sold or granted in compliance with the Securities Act and applicable state securities laws.

    (b) As of September 30, 1999, (i) Option Securities to acquire 2,120,795 shares of Iron Mountain Common Stock were outstanding under Iron Mountain's 1995 Stock Incentive Plan (the "Iron Mountain 1995 Option Plan"), including in such number Option Securities which were then exercisable to acquire 929,631 shares of Iron Mountain Common Stock; (ii) Option Securities to acquire 264,227 shares of Iron Mountain Common Stock were outstanding under the Iron Mountain/ATSI 1995 Stock Option Plan (the "Iron Mountain/ATSI Option Plan"), including in such number Option Securities which were then exercisable to acquire 222,297 shares of Iron Mountain Common Stock; (iii) no Option Securities to acquire shares of Iron Mountain Common Stock were outstanding under Iron Mountain's 1998 Employee Stock Purchase Plan (the "Iron Mountain ESPP Plan" and, together with the Iron Mountain 1995 Option Plan, the "Iron Mountain Option Plans"); and (iv) 531,350 shares of Iron Mountain Common Stock were reserved for future issuance pursuant to Option Securities which may be granted under the Iron Mountain 1995 Option Plan and 375,000 shares of Iron Mountain Common Stock were reserved for future issuance pursuant to Option Securities which may be granted under the Iron Mountain ESPP Plan. From September 30, 1999 through the date of this Agreement, neither Iron Mountain nor any of its Subsidiaries has issued any Option Securities, other than Option Securities under the Iron Mountain ESPP Plan in accordance with past practice. The Iron Mountain Option Plans constitute the only plans or arrangements pursuant to which Option Securities or Convertible Securities to acquire shares of capital stock of Iron Mountain or any of its Subsidiaries are currently outstanding. Other than as set forth in
Section 4.11(b) of the Iron Mountain Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the Transactions are events which will cause an acceleration of the exercise or vesting schedule of any such Option Security or Convertible Security. All shares of Iron Mountain capital stock subject to issuance under an Option Security or Convertible Security of Iron Mountain or any of its Subsidiaries will be, upon issuance on the terms and conditions specified in such Option Security or Convertible Security, validly issued, fully paid and nonassessable.

    (c) There are no voting trusts or other arrangements to which Iron Mountain or any Iron Mountain Subsidiary is a party with respect to the voting of capital stock of Iron Mountain or any Iron Mountain Subsidiary.

    Section 4.12.  EMPLOYMENT ARRANGEMENTS.

    (a) Neither Iron Mountain nor any Iron Mountain Subsidiary is now or during the past three (3) years (at the time it was a Subsidiary of Iron Mountain) has been subject to or involved in or, to Iron Mountain's knowledge, threatened in writing with any union elections, petitions therefor or other organizational or recruiting activities, except as described in Section 4.12(a) of the Iron Mountain Disclosure Schedule. Except as set forth in Section 4.12(a) of the Iron Mountain Disclosure Schedule, none of the employees of Iron Mountain and its Subsidiaries are now, or during the past three (3) years (at the time it was a Subsidiary of Iron Mountain) have been, represented by any labor union or other employee collective bargaining organization or are parties to any labor or other collective bargaining agreement, and there are no pending grievances, disputes or controversies with any union or any other employee collective bargaining organization of such employees, or, to Iron Mountain's knowledge, threats in writing of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any union or other such organization or by any other employees, except as would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Iron Mountain.

    (b) Except as set forth in Section 4.12(b) of the Iron Mountain Disclosure Schedule, no employee of Iron Mountain or any Iron Mountain Subsidiary will accrue or receive or is entitled to accrue or receive additional benefits, service or accelerated rights to payments of benefits, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of this Agreement, the Merger or the Transactions.

    Section 4.13.  MATERIAL AGREEMENTS.  To Iron Mountain's knowledge, listed on
Section 4.13 of the Iron Mountain Disclosure Schedule are all Material Agreements to which Iron Mountain or any Iron Mountain Subsidiary is a party or to which it or any of its property is subject or bound. True, complete and correct copies of each of the Material Agreements have been furnished by Iron Mountain to Pierce Leahy. All of the Material Agreements are valid, binding and legally enforceable obligations of Iron Mountain and, to Iron Mountain's knowledge, the other parties thereto (subject to the Enforceability Exceptions), except where the lack of enforceability would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Iron Mountain. Except as set forth in Section 4.13 of the Iron Mountain Disclosure Schedule, Iron Mountain and each Iron Mountain Subsidiary have duly complied in all material respects with all of the terms and conditions of each Material Agreement and have not done or performed, or failed to do or perform (and there is no pending or, to the knowledge of Iron Mountain, threatened (in writing) Claim that Iron Mountain or any Iron Mountain Subsidiary has not so complied, done and performed or failed to do and perform) any act the effect of which would be to invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or increase the costs, of Iron Mountain or any Iron Mountain Subsidiary, under any of the Material Agreements, except as would not reasonably be expected to have, individually or in the aggregate, an Adverse Effect on Iron Mountain. Except as set forth in
Section 4.13 of the Iron Mountain Disclosure Schedule, neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by Iron Mountain will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement.

    Section 4.14.  ORDINARY COURSE OF BUSINESS.  Except as set forth in
Section 4.14 of the Iron Mountain Disclosure Schedule or disclosed in the Iron Mountain SEC Reports, since the date of the most recent audited Iron Mountain Financial Statements included in the Iron Mountain SEC Reports through the date of this Agreement, Iron Mountain and its Subsidiaries have operated their respective businesses only in the ordinary and usual course and in substantially the same manner as previously conducted and there has not been:

        (i) any damage, destruction or loss with respect to the properties or assets of Iron Mountain or its Subsidiaries whether covered by insurance or not, which has had or would reasonably be expected to have, individually or in the aggregate, an Adverse Effect with respect to Iron Mountain;

        (ii) any other change, occurrence or circumstance that had or would reasonably be expected to have an Adverse Effect with respect to Iron Mountain;

        (iii) any change to any accounting methods used by Iron Mountain, unless required in accordance with GAAP;

        (iv) any declaration or payment of any Distributions in respect of the outstanding shares of capital stock of Iron Mountain or any of its Subsidiaries (other than dividends declared or paid by wholly-owned Subsidiaries);

        (v) any split, combination or reclassification of Iron Mountain's capital stock or any issuance of shares of capital stock of Iron Mountain or any Iron Mountain Subsidiary or any other change in the authorized capitalization of Iron Mountain or any Iron Mountain Subsidiary, except as contemplated or permitted by this Agreement or pursuant to employee benefit plans, programs or arrangements in existence on the date of this Agreement;

        (vi) any repurchase or redemption by Iron Mountain of shares of its capital stock or any issuance by Iron Mountain of any other securities in exchange or in substitution for shares of its capital stock except pursuant to employee benefit plans, programs or arrangements in existence on the date of this Agreement, in the ordinary course of business consistent with past practice;

        (vii) any grant or award of any Option Securities or Convertible Securities or other rights to acquire any shares of capital stock or other equity interests of Iron Mountain or any Subsidiary, except as contemplated or permitted by this Agreement or except pursuant to employee benefit plans, programs or arrangements in existence on the date of this Agreement, in the ordinary course of business consistent with past practice; or

        (viii) any sale or other disposal of, or any contract to sell or otherwise dispose of, any of its properties or assets, other than in the ordinary course of business.

    Section 4.15. BROKER OR FINDER. Other than Bear, Stearns & Co. Inc., no Person assisted in or brought about the negotiation of this Agreement, the Merger or the subject matter of the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of Iron Mountain or is entitled to any brokerage, finder's or other fee or commission from Iron Mountain in connection with the Transactions. Iron Mountain has heretofore furnished to Pierce Leahy a complete and correct copy of all agreements between Iron Mountain and Bear, Stearns & Co. Inc. pursuant to which such Person would be entitled to payment relating to the Transactions.

    Section 4.16.  ENVIRONMENTAL MATTERS.

    (a) Except as set forth in Section 4.16(a) of the Iron Mountain Disclosure Schedule, Iron Mountain and its Subsidiaries have complied with all applicable Environmental Laws except where the failure to comply would not be reasonably expected to have an Adverse Effect on Iron Mountain. There is no pending or, to Iron Mountain's knowledge, threatened (in writing), civil or criminal Legal Actions, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Authority relating to any Environmental Law involving Iron Mountain or any of its Subsidiaries or any of their properties, which would, individually or in the aggregate, not reasonably be expected to have an Adverse Effect on Iron Mountain.

    (b) Except as set forth in Section 4.16(b) of the Iron Mountain Disclosure Schedule, there have been no releases of any Hazardous Materials into the environment by Iron Mountain or any of its Subsidiaries, or, to Iron Mountain's knowledge, by any other party at any parcel of real property or any facility formerly or currently owned, operated or controlled by Iron Mountain or any of its Subsidiaries which would reasonably be expected to have an Adverse Effect on Iron Mountain.

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
    (c) Section 4.16(c) of the Iron Mountain Disclosure Schedule (which in accordance with Section 5.16 hereof, will be delivered within thirty (30) days after the date of this Agreement) sets forth all site assessments, audits or other investigations that have been conducted by or on behalf of Iron Mountain or any Iron Mountain Subsidiary within the last three (3) years as to environmental matters at any property owned, leased, operated or occupied by Iron Mountain or any Iron Mountain Subsidiary.

    Section 4.17.  BOARD ACTION; FAIRNESS OPINION.

    (a) The Board of Directors of Iron Mountain at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the Transactions, including the Merger, are advisable to and in the best interests of the Iron Mountain Stockholders and has approved the same, and (ii) resolved to recommend that the holders of the shares of Iron Mountain Common Stock adopt this Agreement and the Transactions, including the Merger.

    (b) Iron Mountain has received the opinion of Bear, Stearns & Co. Inc., dated as of October 20, 1999, to the effect that, as of the date thereof, the "Exchange Ratio" (as defined in such opinion) equivalent to 1.10 shares of Iron Mountain Common Stock per share of Pierce Leahy Common Stock to be paid in connection with the Merger is fair, from a financial point of view, to the stockholders of Iron Mountain. A signed, true and complete copy of such opinion has been delivered to Pierce Leahy or will be promptly delivered to Pierce Leahy by Iron Mountain.

    Section 4.18. MATERIALITY. The matters and items excluded from the representations and warranties set forth in this Article by operation of the materiality exceptions and materiality qualifications contained in such representations and warranties, in the aggregate for all such excluded matters and items, are not and would not reasonably be expected to be Adverse to Iron Mountain.

                                   ARTICLE 5.
                              ADDITIONAL COVENANTS

    Section 5.1.  ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) Upon reasonable notice, each Party shall afford to the other Party and their respective Representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts (other than customer contracts), commitments and records (including without limitation Tax Returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by either of them pursuant to the requirements of any Applicable Law (including without limitation federal or state securities laws) or filed by it or any of its Subsidiaries with any Authority in connection with the Transactions or which would reasonably be expected to have an Adverse Effect on such Party and (ii) such other information concerning their respective businesses, properties and personnel as Pierce Leahy or Iron Mountain, as the case may be, shall reasonably request (other than customer contracts or the pricing thereof). Pierce Leahy and Iron Mountain acknowledge that they have heretofore executed a confidentiality agreement, dated October 4, 1999 (the "Confidentiality Agreement"), which separately and as incorporated herein shall remain in full force and effect after and notwithstanding the execution and delivery of this Agreement, and that information obtained from Pierce Leahy by Iron Mountain or its Representatives or by Pierce Leahy or its Representatives from Iron Mountain, pursuant to this Section 5.1(a), the Confidentiality Agreement or otherwise, shall be subject to the provisions of the Confidentiality Agreement.

    (b) Subject to the terms and conditions of the Confidentiality Agreement, Iron Mountain and Pierce Leahy may disclose such information as may be necessary in connection with seeking all

Governmental and Private Authorizations or that is required by Applicable Law or the rules of the NYSE to be disclosed. In the event that this Agreement is terminated, Iron Mountain and Pierce Leahy shall each promptly redeliver all non-public written material provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Merger and the Transactions and shall not retain any copies, extracts or other reproductions in whole or in part of such written material other than one copy thereof which shall be delivered to independent counsel for such party.

    (c) No investigation pursuant to this Section 5.1 shall affect any representation or warranty in this Agreement of any Party hereto or any condition to the obligations of the Parties hereto.

    Section 5.2.  CONDUCT OF THE BUSINESS OF PIERCE LEAHY PENDING THE
MERGER. Between the date of this Agreement and the Closing Date, Pierce Leahy will, and will ensure that each of its Subsidiaries will (except (i) as may be described on Section 5.2 of the Pierce Leahy Disclosure Schedule, (ii) as may be required or expressly contemplated or permitted by the terms of this Agreement, or (iii) as may be consented to by Iron Mountain, which consent shall not be unreasonably withheld or delayed):

        (i) operate its business in the normal, usual and customary manner in the ordinary course of business, consistent with prior practice, and use all reasonable efforts, consistent with past practice, to maintain and preserve its business organization, assets, employees and advantageous business relationships;

        (ii) not sell or otherwise dispose of or contract to sell or otherwise dispose of any material amount of properties or assets, other than in the ordinary course of business consistent with past practice;

        (iii) not create or permit to be created any Lien on any of its properties, except such Liens which, individually or in the aggregate, would not reasonably be expected to have an Adverse Effect on Pierce Leahy;

        (iv) except in the ordinary course of business, consistent with prior practice, not increase the compensation or fringe benefits payable or to become payable to any of its directors, officers, employees, advisers, consultants, salesmen or agents or otherwise alter, modify or change the terms of their employment or engagement, or grant any severance or termination pay not currently required to be paid under existing severance plans to, or enter into any employment, consulting or severance agreement with, any present or former director, officer or other employee of Pierce Leahy or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of directors, officers or employees;

        (v) not settle any pending or threatened material Legal Action or any other Legal Action which relates to the Merger or the Transactions;

        (vi) not (A) enter into, amend or terminate (1) any Material Agreement, except in the ordinary course of business, consistent with prior practice, in accordance with the terms thereof and which individually or in the aggregate would not reasonably be expected to have an Adverse Effect on Pierce Leahy, or (2) any Contractual Obligation or transaction with an Affiliate that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC, or (B) enter into or amend any Contractual Obligation which restrains, limits or impedes Pierce Leahy or any of its Subsidiaries (or, after the Merger, the Surviving Corporation or any of its Subsidiaries) from freely engaging in any business or competing anywhere in the world (including, without limitation, in connection with any joint venture or similar Entity that provides for such joint venture or Entity to be the exclusive provider of records management services in a particular geographic area);

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
        (vii) not, directly or indirectly, (A) sell or transfer or agree to sell or transfer any shares of Pierce Leahy Common Stock, Pierce Leahy Preferred Stock or capital stock or other equity interests of it or any of its Subsidiaries directly or indirectly beneficially owned by Pierce Leahy or any of its Subsidiaries; or (B) split, combine or reclassify the Pierce Leahy Common Stock, Pierce Leahy Preferred Stock or any other outstanding capital stock or other equity interests of it or any of Pierce Leahy's Subsidiaries;

        (viii) not, directly or indirectly, (A) amend its Organic Documents;
    (B) issue, grant or sell any Option Securities, Convertible Securities, shares of capital stock or other equity interests of Pierce Leahy or its Subsidiaries or any other ownership interests (including, without limitation, stock appreciation rights or phantom stock), other than
    (1) shares of Pierce Leahy Common Stock reserved for issuance on the date of this Agreement pursuant to the exercise of Pierce Leahy Options outstanding on the date of this Agreement, (2) dividends paid in kind in accordance with the terms of the Pierce Leahy Preferred Stock, or (3) shares of preferred stock of Pierce Leahy that satisfy the definition of Permitted Indebtedness ("Redeemable Preferred Stock"); (C) incur any Indebtedness other than borrowings under existing agreements as in effect on the date of this Agreement and under agreements representing Permitted Indebtedness so long as the proceeds of such borrowings are used in a manner consistent with this
    Section 5.2; or (D) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock (other than the Pierce Leahy Preferred Stock or Redeemable Preferred Stock);

        (ix) not declare, set aside or pay any Distribution with respect to its capital stock (other than (A) the Stock Dividend, (B) in accordance with the terms of the Pierce Leahy Preferred Stock or (C) in accordance with the terms of any Redeemable Preferred Stock issued in accordance with
    Section 5.2(viii));

        (x) not change any accounting methods used by it unless required in accordance with GAAP;

        (xi) not acquire or agree to acquire by merging or consolidating with, or by purchasing any of the assets of or equity in, or by any other manner, any business of any Person (A) having a fair market value (which amount shall include the maximum amount of any earnout or other contingent payment) in excess of $25 million individually or $100 million in the aggregate or
    (B) that is primarily engaged in a line of business different than those of Pierce Leahy and its Subsidiaries, regardless of fair market value; and

        (xii) not authorize or enter into an agreement to do any of the foregoing.

    Section 5.3.  CONDUCT OF THE BUSINESS OF IRON MOUNTAIN PENDING THE
MERGER. Between the date of this Agreement and the Closing Date, Iron Mountain will, and will ensure that each of its Subsidiaries will (except (i) as may be described on Section 5.3 of the Iron Mountain Disclosure Schedule, (ii) as may be required or expressly contemplated or permitted by the terms of this Agreement, or (iii) as may be consented to by Pierce Leahy, which consent shall not be unreasonably withheld or delayed):

        (i) operate its business in the normal, usual and customary manner in the ordinary course of business, consistent with prior practice, and use all reasonable efforts, consistent with past practice, to maintain and preserve its business organization, assets, employees and advantageous business relationships;

        (ii) except as disclosed in Section 5.3(ii) of the Iron Mountain Disclosure Schedule, not sell or otherwise dispose of or contract to sell or otherwise dispose of any material amount of properties or assets, other than in the ordinary course of business consistent with past practice; provided, however, that Iron Mountain may sell or otherwise dispose of or contract to sell or otherwise dispose of any properties or assets which generated not more than $50 million in revenues for the fiscal year ended December 31, 1998, excluding, for purposes of such calculation, those properties and assets described in Section 5.3(ii) of the Iron Mountain Disclosure Schedule;

        (iii) not create or permit to be created any Lien on any of its properties, except such Liens which, individually or in the aggregate, would not reasonably be expected to have an Adverse Effect on Iron Mountain;

        (iv) not settle any pending or threatened Legal Action which relates to the Merger or the Transactions;

        (v) not enter into, amend or terminate any Contractual Obligation or transaction with an Affiliate that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

        (vi) not, directly or indirectly, (A) sell or transfer or agree to sell or transfer any shares of Iron Mountain Common Stock, preferred stock or capital stock or other equity interests of it or any of its Subsidiaries directly or indirectly beneficially owned by Iron Mountain or any of its Subsidiaries; provided, however, that Iron Mountain or one of its Subsidiaries may transfer its shares of capital stock of, or other equity interests in, any Subsidiary so long as such transaction would be permitted under Section 5.3(ii); or (B) split, combine or reclassify the Iron Mountain Common Stock or any other outstanding capital stock or other equity interests of it or any of Iron Mountain's Subsidiaries;

        (vii) not, directly or indirectly, (A) amend its Organic Documents or
    (B) issue, grant or sell any Option Securities (other than under the Iron Mountain Option Plans), Convertible Securities, shares of capital stock or other equity interests of Iron Mountain or its Subsidiaries, other than
    (1) issuances by Iron Mountain of additional shares of Iron Mountain Common Stock in an aggregate amount not to exceed an additional ten percent (10%) of the number of outstanding shares of Iron Mountain Common Stock as of the date of this Agreement in connection with acquisitions by Iron Mountain or any of its Subsidiaries, (2) shares of Iron Mountain Common Stock pursuant to the exercise of Iron Mountain Options under the Iron Mountain Option Plans and (3) shares of preferred stock of Iron Mountain that do not represent Option Securities, Convertible Securities or Voting Debt);

        (viii) not declare, set aside or pay any Distribution with respect to its capital stock (other than in accordance with the terms of any preferred stock issued in accordance with Section 5.3(vii) hereof);

        (ix) not change any accounting methods used by it unless required in accordance with GAAP;

        (x) not acquire or agree to acquire by merging or consolidating with, or by purchasing any of the assets of or equity in, or by any other manner, businesses or Persons (A) having a fair market value (which amount shall include the maximum amount of any earnout or other contingent payment) in excess of $200 million in the aggregate or (B) that are primarily engaged in a line of business different than those of Iron Mountain and its Subsidiaries, regardless of fair market value; and

        (xi) not authorize or enter into an agreement to do any of the foregoing.

    Section 5.4. CONTROL OF OPERATIONS. Nothing contained in this Agreement shall give to Pierce Leahy or Iron Mountain, directly or indirectly, rights to control or direct the operations of Iron Mountain or Pierce Leahy, as the case may be, prior to the Effective Time. Prior to the Effective Time, each of Pierce Leahy and Iron Mountain shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

    Section 5.5.  AGREEMENT TO COOPERATE.

    (a) Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to

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consummate the Merger and make effective the Transactions, including using its reasonable best efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger and the Transactions by all such applicable Authorities, each of which must be obtained or become final in order to satisfy the condition applicable to it set forth in
Section 6.1(c); (ii) to obtain all necessary or appropriate waivers, consents and approvals; (iii) to effect all necessary registrations, filings and submissions (including without limitation filings under federal or state securities laws or the HSR Act and any other submissions requested by the SEC, the FTC or the DOJ); and (iv) to lift any injunction or other legal bar to the Merger and the Transactions. Each of the Parties recognizes that the consummation of the Merger and the Transactions is subject to the preacquisition notification requirements of the HSR Act. Each agrees that it will file with the Antitrust Division of the DOJ and the FTC within fifteen (15) days of the date of this Agreement a Notification and Report Form in a manner so as to constitute substantial compliance with the notification requirements of the HSR Act. Each Party covenants and agrees to use its reasonable best efforts to achieve the prompt termination or expiration of any waiting period or any extension thereof under the HSR Act and to obtain any clearance required under the HSR Act for the consummation of the Merger, which efforts, for purposes of this Agreement, shall not require either Party, the Surviving Corporation or any of their respective Subsidiaries in order to obtain any consent or clearance from the DOJ, FTC or any other Authority to hold separate, sell or otherwise dispose of any assets, the effect of any of which, in the reasonable judgment of such Party, would be to materially impair the value of the Merger to such Party.

    (b) Pierce Leahy will use its reasonable best efforts on or prior to the Closing Date to obtain the satisfaction of the conditions specified in Sections
6.1 and 6.2. Iron Mountain will use its reasonable best efforts on or prior to the Closing Date to obtain the satisfaction of the conditions applicable to it specified in Sections 6.1 and 6.3.

    (c) The parties shall cooperate with one another in the preparation, execution and filing of all Returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes or any Plan, Benefit Arrangement or employment arrangement, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

    (d) Iron Mountain shall cause its independent accountants, and shall use its reasonable best efforts to cause any other independent accountants that have audited any financial statements of businesses acquired by Iron Mountain that are required to be included or incorporated by reference in the Registration Statement, to cooperate with Pierce Leahy and to consent to the use of their audit reports on audited financial statements for Iron Mountain or such other businesses for inclusion in the Registration Statement. Without limiting the generality of the foregoing, Iron Mountain agrees that it will (i) consent to the use of such audited financial statements in any registration statement or other document filed by Pierce Leahy under the Securities Act or the Exchange Act, and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as Pierce Leahy's independent accountants may reasonably request under the circumstances.

    (e) Pierce Leahy and Iron Mountain (i) shall supply consolidated financial statements for it and, to the extent required under Regulation S-X under the Securities Act, any acquired businesses, (and any and all documents and consents related thereto) which comply with Regulation S-X under the Securities Act and the applicable published rules and regulations thereunder for inclusion in any registration statement or other public filing of the other Party under the Securities Act and the Exchange Act, and any other offering circular or document used by Pierce Leahy or Iron Mountain, as the case may be, in any other offering, whether public or private, and (ii) shall use its reasonable best

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
efforts to cause their respective independent accountants to cooperate with the other Party in connection with the foregoing (including, without limitation, using reasonable best efforts to cause such independent accountants to deliver so-called "comfort letters" and written consents relating to the foregoing); provided, however, that Pierce Leahy or Iron Mountain, as the case may be, shall reimburse the other for its reasonable out-of-pocket expenses incurred in connection with its compliance with this Section 5.5(e) (other than with respect to any services that would ordinarily be provided by such accountants). Without limiting the generality of the foregoing, Pierce Leahy and Iron Mountain each agrees that it will (i) consent to the use of such audited financial statements in any such registration statement, document or circular and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as Pierce Leahy's and Iron Mountain's independent accountants may reasonably request under the circumstances.

    Section 5.6.  AFFILIATE AGREEMENTS; REGISTRATION RIGHTS AGREEMENT.

    (a) Prior to the Closing Date, Iron Mountain shall deliver to Pierce Leahy a letter identifying all Persons who are, at the time this Agreement is submitted to the Stockholders, "affiliates" of Iron Mountain for purposes of Rule 145 under the Securities Act. Iron Mountain shall use its reasonable best efforts to cause each such "affiliate", to deliver to Pierce Leahy on or prior to the Closing Date a written agreement (an "Affiliate Agreement") substantially in the form attached hereto as Exhibit 5.6(a).

    (b) Pierce Leahy agrees that it will expressly assume the rights and obligations of Iron Mountain under that certain Amended and Restated Registration Rights Agreement dated as of June 12, 1997 among Iron Mountain, certain principal stockholders of Iron Mountain and such other stockholders of Iron Mountain as are party thereto (the "Registration Rights Agreement") with respect to shares of Pierce Leahy Common Stock to be issued in the Merger and that for purposes of the Registration Rights Agreement, Pierce Leahy Common Stock shall be considered "Registrable Securities". Pierce Leahy and Iron Mountain agree that the Registration Rights Agreement will be amended as of the Effective Time to join (the "Registration Rights Agreement Joinder") those Pierce Leahy Principal Shareholders who become party to the Pierce Leahy Shareholders' Agreement on or before November 3, 1999 (together with their Permitted Assignees (as defined in the Pierce Leahy Shareholders' Agreement)), with respect to Subject Shares (as defined in the Pierce Leahy Shareholders' Agreement), for the benefit of such Pierce Leahy Principal Shareholders, which amendment to the Registration Rights Agreement shall be substantially in the form attached hereto as Exhibit 5.6(b).

    Section 5.7.  NO SOLICITATION.

    (a) Pierce Leahy shall not, nor shall it permit any of its Representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to an Other Transaction, engage in any discussions or negotiations concerning, or provide to any other Person any information or data relating to, Pierce Leahy or any of its Subsidiaries for the purposes of, or otherwise cooperate in any way with or assist or participate in, facilitating any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect an Other Transaction, or agree to or endorse any Other Transaction; provided, however, that, notwithstanding anything to the contrary in this Agreement, prior to the approval of this Agreement and the Transactions by the Pierce Leahy Shareholders, Pierce Leahy may engage in discussions or negotiations with, and may furnish information concerning Pierce Leahy and its Subsidiaries and their business, properties and assets to, a third party who, without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Pierce Leahy, any of its Subsidiaries or any of their respective Representatives, or in furtherance thereof makes a written, bona fide proposal

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regarding an Other Transaction that is not subject to any material contingencies relating to financing and that is reasonably capable of being financed and is financially superior to the consideration to be received by the Pierce Leahy Shareholders pursuant to the Merger (as determined in good faith by Pierce Leahy's Board of Directors after consultation with Pierce Leahy's financial advisors) if (1) Pierce Leahy's Board of Directors determines in good faith, after consultation with Pierce Leahy's outside legal counsel, that such action is required for Pierce Leahy's Board of Directors to act in a manner consistent with its fiduciary duties under Applicable Law and (2) prior to furnishing information with respect to Pierce Leahy and its Subsidiaries to such third party, Pierce Leahy shall have received from such third party an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Entity than the terms contained in the Confidentiality Agreement. Notwithstanding the foregoing, the Board of Directors of Pierce Leahy may take and disclose to the Pierce Leahy Shareholders a position with regard to a tender offer or exchange offer to the extent required by Rule 14e-2(a) under the Exchange Act. In the event of a purported termination of this Agreement by Pierce Leahy pursuant to Section 7.1(c)(ii), any violation prior to such termination of the restrictions set forth in the preceding sentence (after giving effect to the proviso contained therein) by any investment banker or financial advisor retained by Pierce Leahy, whether or not such Person is purporting to act on behalf of Pierce Leahy or any of its Subsidiaries or otherwise, shall be deemed to constitute a breach of this Section 5.7(a) by Pierce Leahy. Pierce Leahy shall promptly advise Iron Mountain of, and (unless the Board of Directors of Pierce Leahy concludes that such disclosure is inconsistent with its fiduciary duties under Applicable Law) communicate the material terms of, any proposal it may receive, or any inquiries it receives which may reasonably be expected to lead to such a proposal relating to an Other Transaction, and the identity of the Person making it. Pierce Leahy shall further advise Iron Mountain of the status and changes in the material terms (unless the Board of Directors of Pierce Leahy concludes that such disclosure is inconsistent with its fiduciary duties under Applicable Law) of any such proposal or inquiry (or any amendment to any of them). During the term of this Agreement, except as contemplated or permitted by this Section 5.7(a), Pierce Leahy shall not enter into any agreement (other than a confidentiality agreement), whether oral or written and whether or not legally binding, with any Person that provides for, or in any way facilitates, an Other Transaction.

    (b) Iron Mountain shall not, nor shall it permit any of its Representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to an Iron Mountain Transaction, engage in any discussions or negotiations concerning, or provide to any other Person any information or data relating to, Iron Mountain or any of its Subsidiaries for the purposes of, or otherwise cooperate in any way with or assist or participate in, facilitating any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect an Iron Mountain Transaction, or agree to or endorse any Iron Mountain Transaction; provided, however, that, notwithstanding anything to the contrary in this Agreement, prior to the approval of this Agreement and the Transactions by the Iron Mountain Stockholders, Iron Mountain may engage in discussions or negotiations with, and may furnish information concerning Iron Mountain and its Subsidiaries and their business, properties and assets to, a third party who, without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Iron Mountain, any of its Subsidiaries or any of their respective Representatives, or in furtherance thereof makes a written, bona fide proposal regarding an Iron Mountain Transaction that is not subject to any material contingencies relating to financing and that is reasonably capable of being financed and is financially superior to the consideration to be received by the Iron Mountain Stockholders pursuant to the Merger (as determined in good faith by Iron Mountain's Board of Directors after consultation with Iron Mountain's financial advisors) if
(1) Iron Mountain's Board of Directors determines in good faith, after consultation with Iron Mountain's outside legal counsel, that such action is required for Iron Mountain's Board of Directors to act in a manner consistent with its fiduciary duties under Applicable Law and (2) prior to furnishing information with respect to Iron Mountain and its Subsidiaries to such third party, Iron Mountain shall have received from such third party an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Entity than the terms contained in the Confidentiality Agreement. Notwithstanding the foregoing, the Board of Directors of Iron Mountain may take and disclose to the Iron Mountain Stockholders a position with regard to a tender offer or exchange offer to the extent required by Rule 14e-2(a) under the Exchange Act. In the event of a purported termination of this Agreement by Iron Mountain pursuant to Section 7.1(d)(ii), any violation prior to such termination of the restrictions set forth in the preceding sentence (after giving effect to the proviso contained therein) by any investment banker or financial advisor retained by Iron Mountain, whether or not such Person is purporting to act on behalf of Iron Mountain or any of its Subsidiaries or otherwise, shall be deemed to constitute a breach of this
Section 5.7(b) by Iron Mountain. Iron Mountain shall promptly advise Pierce Leahy of, and (unless the Board of Directors of Iron Mountain concludes that such disclosure is inconsistent with its fiduciary duties under Applicable Law) communicate the material terms of, any proposal it may receive, or any inquiries it receives which may reasonably be expected to lead to such a proposal relating to an Iron Mountain Transaction, and the identity of the Person making it. Iron Mountain shall further advise Pierce Leahy of the status and changes in the material terms (unless the Board of Directors of Pierce Leahy concludes that such disclosure is inconsistent with its fiduciary duties under Applicable Law) of any such proposal or inquiry (or any amendment to any of them). During the term of this Agreement, except as contemplated or permitted by this
Section 5.7(b), Iron Mountain shall not enter into any agreement (other than a confidentiality agreement), whether oral or written and whether or not legally binding, with any Person that provides for, or in any way facilitates, an Iron Mountain Transaction.

    (c) In the event Pierce Leahy or Iron Mountain shall determine to provide any information or negotiate as described above, or shall receive any offer of the type referred to above, it shall (i) immediately provide the other Party a copy of all information provided to the third party, and (ii) inform the other Party that information is to be provided, that negotiations are to take place or that an offer has been received, as the case may be.

    Section 5.8.  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

    (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Pierce Leahy or any of its Subsidiaries (collectively, the "Indemnified Parties") against all Claims or amounts that, with the approval of the Surviving Corporation as to settlements only, are paid in settlement of or otherwise in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of Pierce Leahy or any of its Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claims arising out of this Agreement, the Merger or any Transaction), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent currently provided under Pierce Leahy's or the applicable Subsidiary's Organic Documents (but only to the extent permitted under Applicable Law), and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances to the extent required under Applicable Law. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. The Indemnified Parties as a group shall retain only one law firm (plus appropriate local counsel) to represent them with respect to each such Claim unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on

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any significant issue between the positions of any two or more Indemnified
Parties, in which event such Indemnified Party shall be entitled to retain separate legal counsel at the expense of the Surviving Corporation.

    (b) Pierce Leahy, Iron Mountain and the Surviving Corporation shall maintain Pierce Leahy's existing officers' and directors' liability insurance policy for a period of not less than six (6) years after the Closing Date; provided,
(i) that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) if the existing officers' and directors' liability insurance expires or is canceled during such period, the Surviving Corporation will obtain substantially similar officers' and directors' liability insurance to the extent available. Pierce Leahy and Iron Mountain agree that the officers and directors of Pierce Leahy on the Closing Date and their respective heirs and legal representatives shall be third party beneficiaries of this Section 5.8.

    (c) In the event the Surviving Corporation or its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.8.

    Section 5.9. NOTIFICATION OF CERTAIN MATTERS. Each Party shall give prompt written notice to the other of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be likely to cause in any material respect (i) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate, (ii) any change to be made in the Pierce Leahy Disclosure Schedule or the Iron Mountain Disclosure Schedule, as the case may be, or (iii) any failure of Pierce Leahy or Iron Mountain, as the case may be, to comply with or satisfy, or be able to comply with or satisfy, any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

    Section 5.10. PUBLIC ANNOUNCEMENTS. Until the Closing, or in the event of termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any Transaction and shall not issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, each Party acknowledges and agrees that the other Party may, without the prior consent of such Party, issue such press releases or make such public statements as may be required by Applicable Law or by the terms of any agreement or instrument with any exchange, including without limitation the NYSE, on which such Party's securities are listed (each, a "Required Disclosure"), in which case, to the extent practicable, the Party making the Required Disclosure will consult with, and exercise in good faith, all reasonable business efforts to agree with the other regarding the nature, extent and form of such press release or public statement, and, in any event, with prior notice to the other Party.

    Section 5.11. CERTAIN ACTIONS CONCERNING BUSINESS COMBINATIONS. Neither Pierce Leahy nor Iron Mountain will apply, nor will it take any action resulting in the application of, or otherwise elect to apply, the provisions of applicable state takeover laws, if any, with respect to or as a result of the Merger or the Transactions. If any "fair price" or "control share acquisition" or "anti-takeover" statute, or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Pierce Leahy and Iron Mountain and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Merger and the Transactions may be consummated as promptly as practicable on the terms contemplated hereby, and otherwise act to minimize the effects of such statute or regulation on the Merger and the Transactions.

    Section 5.12. OPTION SECURITIES. (a) Prior to the Effective Time, Iron Mountain and Pierce Leahy shall take such action as may be necessary to cause each Iron Mountain Option to be automatically converted in accordance with
Section 2.5. At the Effective Time, all references in the stock option agreements to Iron Mountain shall be deemed to refer to the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall assume all of Iron Mountain's obligations with respect to Iron Mountain Options as so amended.

    (b) Without the prior written consent of the other Party, except as set forth on Section 5.12(b) of the Pierce Leahy Disclosure Schedule, neither Party will accelerate, or cause an acceleration of, the exercise, exchange or vesting schedule of any of its Option Securities. Notwithstanding the foregoing,
(i) Pierce Leahy may accelerate the vesting of any Pierce Leahy Options described on Section 5.12(b) of the Pierce Leahy Disclosure Schedule owned by current employees under the Pierce Leahy Nonqualified Option Plan, which acceleration shall occur no later than immediately prior to the Effective Time and (ii) Pierce Leahy may accelerate the vesting of any Pierce Leahy Options described on Section 5.12(b) of the Pierce Leahy Disclosure Schedule owned by current non-employee directors of Pierce Leahy, which acceleration shall occur no later than immediately prior to the Effective Time.

    Section 5.13. TAX TREATMENT. Each of Iron Mountain and Pierce Leahy shall use its reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(c).

    Section 5.14.  REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS.

    (a) As promptly as practicable after the date of this Agreement, Pierce Leahy will prepare and file with the SEC a registration statement (the "Registration Statement") in connection with the registration under the Securities Act of the Pierce Leahy Common Stock to be issued pursuant to the Merger, which Registration Statement shall contain (i) a preliminary joint proxy statement to be mailed by Pierce Leahy and Iron Mountain to their respective shareholders and stockholders in connection with the vote of such shareholders and stockholders with respect to the Merger and the Transactions and (ii) a preliminary prospectus of Pierce Leahy in connection with such registration under the Securities Act (together, the "Joint Proxy Statement/Prospectus"). Each of Pierce Leahy and Iron Mountain shall use its reasonable best efforts to
(i) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and (ii) to cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders and stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Pierce Leahy shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or consenting to service of process in any jurisdiction in which it has not previously so consented in any action other than one arising out of the offering of the Pierce Leahy Common Stock in such jurisdiction) required to be taken to qualify the Pierce Leahy Common Stock to be issued in the Merger under any applicable state securities or "blue sky" laws prior to the Effective Time, and Iron Mountain shall furnish all information concerning Iron Mountain and the Iron Mountain Stockholders as may be requested in connection with any such action.

    (b) Pierce Leahy and Iron Mountain shall cooperate with each other and provide to each other all information necessary in order to prepare the Registration Statement. Pierce Leahy and Iron Mountain shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Registration Statement as promptly as practicable. If at any time prior to the Effective Time there shall occur any Event with respect to Pierce Leahy or Iron Mountain or any of their respective Subsidiaries, as the case may be, or with respect to other information supplied by Pierce Leahy or Iron Mountain, as the case may be, for inclusion in the Registration Statement, in either case which Event is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/ Prospectus or the Registration Statement, Pierce Leahy or Iron Mountain shall notify the other Party,

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
and such Event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Applicable Law, disseminated to the Pierce Leahy Shareholders and the Iron Mountain Stockholders. Pierce Leahy shall notify Iron Mountain promptly upon (i) the declaration by the SEC of the effectiveness of the Registration Statement, (ii) the issuance or threatened issuance of any stop order or other order preventing or suspending the use of any prospectus relating to the Registration Statement, (iii) any suspension or threatened suspension of the use of any prospectus relating to the Registration Statement in any state, (iv) any proceedings commenced or threatened to be commenced by the SEC or any state securities commission that might result in the issuance of a stop order or other order or suspension of use or (v) any request by the SEC to supplement or amend the Joint Proxy Statement/Prospectus after the effectiveness thereof. Pierce Leahy and, to the extent applicable, Iron Mountain, shall use their reasonable best efforts to prevent or promptly remove any stop order or other order preventing or suspending the use of any prospectus relating to the Registration Statement and to comply with any such request by the SEC or any state securities commission to amend or supplement the Registration Statement or the Joint Proxy Statement/ Prospectus.

    (c) Pierce Leahy and Iron Mountain will notify each other promptly of the receipt by such Party or its Representatives of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to the Registration Statement or the Joint Proxy Statement/Prospectus or for additional information and will supply the other Party with copies of all correspondence between Pierce Leahy, Iron Mountain or any of their respective Representatives, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto.

    (d) None of the information supplied or to be supplied by Pierce Leahy or Iron Mountain or any Pierce Leahy Shareholder or Iron Mountain Stockholder for inclusion in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or
(ii) the Joint Proxy Statement/Prospectus or any other proxy statement or information furnished to the Pierce Leahy Shareholders or Iron Mountain Stockholders in connection with the Special Meetings will, at the date it is first mailed to such shareholders or stockholders or at the time of the applicable Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act.

    Section 5.15. EXCHANGE LISTING. Pierce Leahy shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on the NYSE, upon official notice of issuance, of the shares of Pierce Leahy Common Stock to be issued pursuant to the Merger.

    Section 5.16. DISCLOSURE SCHEDULES. Iron Mountain shall deliver to Pierce Leahy within thirty (30) days after the date of this Agreement, Sections 4.1(c) (except such sections otherwise required in Section 4.1(c) to be delivered as of the date of this Agreement) and 4.16(c) of the Iron Mountain Disclosure Schedule and Pierce Leahy shall deliver to Iron Mountain within thirty (30) days after the date of this Agreement, Sections 3.1(c) (except such sections otherwise required in Section 3.1(c) to be delivered as of the date of this Agreement) and 3.16(c) of the Pierce Leahy Disclosure Schedule. Pierce Leahy shall deliver to Iron Mountain one (1) business day prior to the Closing Date an update to
Section 3.11(a) of the Pierce Leahy Disclosure Schedule, which update shall also include the number of Option Securities outstanding (with a breakdown for each Pierce Leahy Option Plan and an indication of how many Option Securities are then currently exercisable) under the Pierce Leahy Option Plans, as of such date; provided, however, that the only changes to the information contained in
Section 3.11(a)

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
of the Pierce Leahy Disclosure Schedule between the date of this Agreement and the Closing Date shall be changes contemplated or permitted by this Agreement. Iron Mountain shall deliver to Pierce Leahy one (1) business day prior to the Closing Date an update to Section 4.11(a) of the Iron Mountain Disclosure Schedule, which update shall also include the number of Option Securities outstanding (with a breakdown for each Iron Mountain Option Plan and an indication of how many Option Securities are then currently exercisable) under the Iron Mountain Option Plans, as of such date; provided, however, that the only changes to the information contained in Section 4.11(a) of the Iron Mountain Disclosure Schedule between the date of this Agreement and the Closing Date shall be changes contemplated or permitted by this Agreement. All other Sections of the Pierce Leahy Disclosure Schedule and the Iron Mountain Disclosure Schedule shall have been delivered on the date of this Agreement.

    Section 5.17. PIERCE LEAHY INDEBTEDNESS. Pierce Leahy shall assist Iron Mountain in, and shall take such actions as Iron Mountain may reasonably request in order to facilitate, the amendment, repayment, redemption, refinancing or other restructuring of outstanding Indebtedness of Pierce Leahy on or after the Effective Time in connection with the Merger.

    Section 5.18. PIERCE LEAHY COMMAND COMPANY. Prior to or at the Effective Time, Pierce Leahy shall cause J. Peter Pierce to transfer his entire ownership interests in PLC Command I, Inc. and PLC Command II, Inc. to Pierce Leahy or one of its Subsidiaries for no consideration, such that, after giving effect to such transfer, PLC Command I, L.P. and PLC Command II, L.P. are wholly owned Subsidiaries of Pierce Leahy.

    Section 5.19. STOCK DIVIDEND. Prior to the Effective Time the Board of Directors of Pierce Leahy may declare and pay a stock dividend on outstanding shares of Pierce Leahy Common Stock in an amount equal to one-tenth ( 1/10) of a share of Pierce Leahy Common Stock for each share of Pierce Leahy Common Stock outstanding (the "Stock Dividend"). Pierce Leahy shall convert a holder's right to receive shares of Pierce Leahy Common Stock pursuant to the Stock Dividend into a right to receive the highest whole number of shares of Pierce Leahy Common Stock payable with respect to certificates representing Pierce Leahy Common Stock plus cash in lieu of fractional shares in a reasonable amount based on the market value of Pierce Leahy Common Stock, as Pierce Leahy shall determine. Upon the effectiveness of the Stock Dividend, the number of shares subject to each Pierce Leahy Option and the exercise price thereof shall be proportionately adjusted to give effect to the Stock Dividend.

    Section 5.20. PIERCE LEAHY SHAREHOLDERS' AGREEMENT. Pierce Leahy shall use its reasonable best efforts to cause each Pierce Leahy Principal Shareholder who has not executed the Pierce Leahy Shareholders' Agreement on the date of this Agreement to execute and become party to the Pierce Leahy Shareholders' Agreement on or before November 3, 1999. Pierce Leahy shall keep Iron Mountain informed of the results of such efforts and shall deliver to Iron Mountain original counterparts executed by each Pierce Leahy Principal Shareholder who has become party to such Agreement. In the event Iron Mountain does not receive original, executed counterparts of the Pierce Leahy Shareholders' Agreement from all Pierce Leahy Principal Shareholders on or before November 3, 1999, Iron Mountain shall have the right to terminate this Agreement in accordance with this Section and Section 7.1(d)(iv) by delivering written notice thereof to Pierce Leahy on or before 5:00 p.m. local time on November 8, 1999.

    Section 5.21. TERMINATION OF PLANS. At least one (1) day prior to the Closing Date, Pierce Leahy shall, at the request of Iron Mountain, take all actions necessary to terminate its participation in any Plan that complies or is intended to comply with Section 401 of the Code. If such a Plan is terminated in accordance with this Section 5.21, benefit accruals, including contributions of salary reduction contributions, if any, shall cease. For a period of three
(3) years following the Closing Date, if the Surviving Corporation maintains any Plan intended to comply with Section 401 of the Code, service with Pierce Leahy prior to the Closing Date shall, to the extent permitted by ERISA and the Code, count as service with the Surviving Corporation for purposes of the participation, vesting and benefit accrual provisions of any such Plan to the extent such service is recognized for similarly situated employees of Iron Mountain as of the Closing Date; provided, however, that there may be a reasonable delay in the effective date of participation in any such Plan; and provided, further, that participation may be limited by the Surviving Corporation to one such Plan if a similar limitation is imposed by the Surviving Corporation with respect to Iron Mountain employees as of the Closing Date.

                                   ARTICLE 6.
                               CLOSING CONDITIONS

    Section 6.1.  CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE
MERGER. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) This Agreement, the Merger and the Transactions shall have been approved and adopted in accordance with the PBCL and the DGCL by the affirmative vote of the Pierce Leahy Shareholders and the Iron Mountain Stockholders, respectively, holding at least the minimum number of shares of Pierce Leahy Common Stock and Iron Mountain Common Stock, as applicable, then issued and outstanding as are required by Applicable Law, Pierce Leahy's Organic Documents and Iron Mountain's Organic Documents, as applicable, for such approval and adoption;

    (b) As of the Closing Date, no Legal Action shall be pending by or before any Authority seeking to restrain, prohibit, make illegal or delay materially, or to impose any Adverse conditions, or which might, in the reasonable business judgment of Iron Mountain or Pierce Leahy, as the case may be, reasonably be expected to have an Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole assuming consummation of the Merger;

    (c) Other than the filing of the certificate of merger in accordance with the DGCL and articles of merger in accordance with the PBCL, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, submissions, registrations, notices or declarations required to be made, by Iron Mountain or Pierce Leahy or any of their respective Subsidiaries prior to the consummation of the Merger and the Transactions shall have been obtained from, and made with, all required Authorities, except for such authorizations, consents, waivers, orders, approvals, filings, registrations, notices or declarations the failure to obtain or make would not, in the reasonable judgment of Pierce Leahy or Iron Mountain, as applicable, assuming consummation of the Merger, reasonably be expected to have an Adverse Effect on the Surviving Corporation;

    (d) The waiting periods (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, and neither the FTC, DOJ nor any other Authority shall have authorized the institution of enforcement proceedings (that have not been dismissed or otherwise disposed of) to delay, prohibit, or otherwise restrain the transactions contemplated by the Agreement;

    (e) The shares of Pierce Leahy Common Stock issuable to Iron Mountain Stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance; and

    (f) The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect.

    Section 6.2. CONDITIONS TO OBLIGATIONS OF IRON MOUNTAIN. The obligations of Iron Mountain to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a)  The representations and warranties of Pierce Leahy contained in
Section 3.11(a) of the Pierce Leahy Disclosure Schedule (as updated pursuant to
Section 5.16) shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date, and all other representations and warranties of Pierce Leahy contained in this Agreement or otherwise made in connection with the Merger and the Transactions shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct as of such date on the Closing Date, except for such failure of such other representations and warranties to be true and correct as would not reasonably be expected to have an Adverse Effect on Pierce Leahy or the Surviving Corporation; each and all of the covenants and conditions to be performed or satisfied by Pierce Leahy hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Pierce Leahy shall have furnished Iron Mountain with such certificates and other documents evidencing Pierce Leahy's compliance with the foregoing provisions as Iron Mountain shall have reasonably requested;

    (b) As of the Closing Date, there shall not have occurred and be continuing any Adverse Change affecting Pierce Leahy from the condition thereof (financial and other) reflected in the most recent Pierce Leahy Financial Statements;

    (c) Each of the officers and directors of Pierce Leahy (other than J. Peter Pierce, who shall continue as the President and as a director of the Surviving Corporation) and each trustee under each Plan shall have submitted his or her unqualified written resignation, dated as of the Closing Date, from all such positions held with Pierce Leahy and as a trustee for each such Plan;

    (d) Iron Mountain shall have received a favorable opinion, dated the Closing Date, of Sullivan & Worcester LLP, its special tax counsel, to the effect that this Agreement constitutes a tax-free plan of reorganization in accordance with the provisions of Section 368(a) of the Code and as to the consequences thereof to the Iron Mountain Stockholders;

    (e) J. Peter Pierce shall have executed and delivered an employment agreement in the form of EXHIBIT 6.2(E) attached hereto (the "Employment Agreement");

    (f) The Pierce Leahy Principal Shareholders eligible to become parties to the Registration Rights Agreement in accordance with Section 5.6(b) shall have executed and delivered the Registration Rights Agreement Joinder; and

    (g) All agreements, certificates, opinions and other documents shall be reasonably satisfactory in form, scope and substance to Iron Mountain and its counsel, and Iron Mountain and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper corporate officers.

    Section 6.3. CONDITIONS TO OBLIGATIONS OF PIERCE LEAHY. The obligations of Pierce Leahy to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part to the extent permitted by Applicable Law:

    (a)  The representations and warranties of Iron Mountain contained in
Section 4.11(a) of the Iron Mountain Disclosure Schedule (as updated pursuant to
Section 5.16) shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date, and all other representations and warranties of Iron Mountain contained in this Agreement or otherwise made in connection with the Merger and the Transactions shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date except those which speak as of a certain date which shall continue to be true and correct as of such date on the Closing Date, except for such failure of such other representations and warranties to be true and correct as would not reasonably be expected to have an Adverse Effect on Iron Mountain or the Surviving Corporation; each and all of the covenants and conditions to be performed or satisfied by Iron Mountain hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Iron Mountain shall have furnished Pierce Leahy with such certificates and other documents evidencing Iron Mountain's compliance with the foregoing provisions as Pierce Leahy shall have reasonably requested;

    (b) As of the Closing Date, there shall not have occurred and be continuing any Adverse Change affecting Iron Mountain from the condition thereof (financial and other) reflected in the most recent Iron Mountain Financial Statements;

    (c) Pierce Leahy shall have received a favorable opinion, dated the Closing Date, of Cozen and O'Connor, its special tax counsel, to the effect that this Agreement constitutes a tax-free plan of reorganization in accordance with the provisions of Section 368(a) of the Code and as to the consequences thereof to Pierce Leahy;

    (d) Iron Mountain shall have executed and delivered the Registration Rights Agreement Joinder; and

    (e) All agreements, certificates, opinions and other documents shall be reasonably satisfactory in form, scope and substance to Pierce Leahy and its counsel, and Pierce Leahy and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper corporate officers.

                                   ARTICLE 7.
                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement, the Merger and the Transactions by the Pierce Leahy Shareholders and the Iron Mountain Stockholders as follows:

    (a)  by mutual consent of Iron Mountain and Pierce Leahy;

    (b)  by either Iron Mountain or Pierce Leahy:

        (i) if any permanent injunction, decree, judgment, statute or regulation of or by any Authority preventing the consummation of the Merger shall have become final and nonappealable; or

        (ii) if the Merger and the Transactions fail to receive the approval required by Applicable Law and the Organic Documents by vote of the Pierce Leahy Shareholders or the Iron Mountain Stockholders at the applicable Special Meeting;

    (c)  by Pierce Leahy:

        (i) in the event (A) Pierce Leahy is not in material breach of any covenant or agreement in this Agreement, unless such breach is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date, and (B) either (I) Iron Mountain is in breach of this Agreement or its representations or warranties in
    Section 4.11 shall have become and continue to be untrue in any material respect (other than as a result of any action expressly permitted by the terms hereof) or any of its other representations or warranties shall have become and continue to be untrue and such breach or untruth would reasonably be expected to have an Adverse Effect on Iron Mountain or the Surviving Corporation, unless such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date, or (II) the Merger and the Transactions have not been consummated by the Termination Date;

        (ii) prior to the approval and adoption of this Agreement and the Transactions by the Pierce Leahy Shareholders, if Pierce Leahy's Board of Directors shall withdraw its recommendation of this Agreement, the Merger and the Transactions and recommend any Other Transaction to its shareholders; provided, however, that (i) Pierce Leahy is not then in breach of Section 5.7(a), (ii) prior to such termination, Pierce Leahy has negotiated with Iron Mountain in good faith to make such adjustments in the terms and conditions of this Agreement as would enable Pierce Leahy to proceed with the Transactions, (iii) Pierce Leahy's Board of Directors has determined in good faith (on the basis of the terms of such Other Transaction and the terms of this Agreement, after giving effect to any adjustments offered by Iron Mountain pursuant to clause (ii) above), after consultation with Pierce Leahy's outside legal counsel, that such termination is required for the Board of Directors to act in a manner consistent with its fiduciary duties under Applicable Law and (iv) Pierce Leahy shall provide to Iron Mountain prior written notice of such termination; or

        (iii) if (A) the Board of Directors of Iron Mountain shall
    (I) withdraw, modify or change its recommendation so that it is not in favor of this Agreement, the Merger or the Transactions, or shall have resolved to do any of the foregoing, or (II) have recommended or resolved to recommend to the Iron Mountain Stockholders any Iron Mountain Transaction, or
    (B) Iron Mountain shall have entered into or agreed to enter into any Iron Mountain Transaction.

    (d)  by Iron Mountain:

        (i) in the event (A) Iron Mountain is not in material breach of any covenant or agreement in this Agreement, unless such breach is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date, and (B) either (I) Pierce Leahy is in material breach of this Agreement or its representations or warranties in
    Section 3.11 shall have become and continue to be untrue in any material respect (other than as a result of any action expressly permitted by the terms hereof) or any of its other representations or warranties shall have become and continue to be untrue and such breach or untruth would reasonably be expected to have an Adverse Effect on Pierce Leahy or the Surviving Corporation, unless such breach or untruth is capable of being cured by and will not prevent or delay consummation of the Merger by or beyond the Termination Date, or (II) the Merger and the Transactions have not been consummated prior to the Termination Date;

        (ii) prior to the approval and adoption of this Agreement and the Transactions by the Iron Mountain Stockholders, if Iron Mountain's Board of Directors shall withdraw its recommendation of this Agreement, the Merger and the Transactions and recommend any Iron Mountain Transaction to its stockholders; provided, however, that (i) Iron Mountain is not then in breach of Section 5.7(b), (ii) Iron Mountain's Board of Directors has determined in good faith (on the basis of the terms of such Iron Mountain Transaction and the terms of this Agreement), after consultation with Iron Mountain's outside legal counsel, that such termination is required for the Board of Directors to act in a manner consistent with its fiduciary duties under Applicable Law and (iii) Iron Mountain shall provide to Pierce Leahy prior written notice of such termination;

        (iii) if (A) the Board of Directors of Pierce Leahy shall (I) withdraw, modify or change its recommendation so that it is not in favor of this Agreement, the Merger or the Transactions, or shall have resolved to do any of the foregoing, or (II) have recommended or resolved to recommend to the Pierce Leahy Shareholders any Other Transaction, or
    (B) Pierce Leahy shall have entered into or agreed to enter into any Other Transaction; or

        (iv) in accordance with Section 5.20 hereof.

    Section 7.2. EFFECT OF TERMINATION. In the event of termination by Pierce Leahy or Iron Mountain pursuant to Section 7.1, written notice shall promptly be given to the other Party hereto and this Agreement shall forthwith become void, there shall be no liability on the part of any Party, or any of their respective officers or directors, to the other and all rights and obligations of any Party shall cease, except as provided in Sections 5.1, 5.10, 7.2 and 7.5; provided, however, that such termination shall not relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or impair the right of Pierce Leahy, on the one hand, and Iron Mountain, on the other hand, to compel specific performance of the other Party of its obligations under this Agreement.

    Section 7.3. AMENDMENT. This Agreement may be amended by the Parties by action taken by or on behalf of the respective Boards of Directors thereof at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the Pierce Leahy Shareholders or the Iron Mountain Stockholders, no amendment, which under Applicable Law may not be made without the approval of the applicable shareholders or stockholders, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

    Section 7.4. WAIVER. At any time prior to the Effective Time, except to the extent Applicable Law does not permit, either Iron Mountain or Pierce Leahy may extend the time for the performance of any of the obligations or other acts of the other, subject, however, to the terms and conditions of Section 7.1, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an agreement in writing signed by the Party or Parties to be bound thereby.

    Section 7.5.  FEES, EXPENSES AND OTHER PAYMENTS.

    (a) All costs and expenses incurred in connection with this Agreement, the Merger and the Transactions, and compliance with Applicable Law and Contractual Obligations as a consequence hereof and thereof, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the Parties shall be borne solely and entirely by the Party which has incurred such costs and expenses (except as otherwise provided in Section 5.5(e)); provided, however, that all filing fees for all filings made by Pierce Leahy, Iron Mountain or their respective Affiliates in connection with the Transactions that are associated with the Registration Statement and the HSR Act shall be borne one half by each Party.

    (b) In order to induce Iron Mountain to, among other things, enter into this Agreement, Pierce Leahy agrees that if this Agreement is terminated (A) by Iron Mountain pursuant to Section 7.1(d)(iii) hereof, (B) by Pierce Leahy pursuant to Section 7.1(c)(ii) hereof, or (C) by Pierce Leahy or Iron Mountain pursuant to Section 7.1(b)(ii) hereof and (1) Pierce Leahy's Board of Directors shall have materially modified or withdrawn its approval, determination or recommendation of this Agreement and the Transactions prior to the Pierce Leahy Special Meeting or (2) there shall have been a proposal for an Other Transaction (an "Other Proposal") and such proposal shall not have been withdrawn prior to the Pierce Leahy Special Meeting and within one (1) year thereafter Pierce Leahy enters into a definitive agreement with respect to such Other Proposal (including any definitive agreement relating to an Other Proposal offered by the same proponent or its Affiliate as such Other Proposal), then Pierce Leahy shall promptly pay Iron Mountain a fee of $35 million. Any payment required by this
Section 7.5(b) shall be made in same day funds to Iron Mountain by Pierce Leahy no later than five (5) business days following termination of this Agreement by Pierce Leahy or Iron Mountain, as the case may be, or if applicable, within five
(5) days after execution of such definitive agreement.

    (c) In order to induce Pierce Leahy to, among other things, enter into this Agreement, Iron Mountain agrees that if this Agreement is terminated (A) by Pierce Leahy pursuant to Section 7.1(c)(iii) hereof, (B) by Iron Mountain pursuant to Section 7.1(d)(ii) hereof, or (C) by Pierce Leahy or Iron Mountain pursuant to Section 7.1(b)(ii) hereof and (1) Iron Mountain's Board of Directors shall have materially modified or withdrawn its approval, determination or recommendation of this Agreement and the Transactions prior to the Iron Mountain Special Meeting or (2) there shall have been a proposal for an Iron Mountain Transaction (a "Iron Mountain Proposal") and such proposal shall not have been withdrawn prior to the Iron Mountain Special Meeting and within one (1) year thereafter Iron Mountain enters into a definitive agreement with respect to such Iron Mountain Proposal (including any definitive agreement relating to an Iron Mountain Proposal offered by the same proponent or its Affiliate as such Iron Mountain Proposal), then Iron Mountain shall promptly pay Pierce Leahy a fee of $35 million. Any payment required by this Section 7.5(c) shall be made in same day funds to Pierce Leahy by Iron Mountain no later than five (5) business days following termination of this Agreement by Iron Mountain or Pierce Leahy, as the case may be, or if applicable, within five (5) days after execution of such definitive agreement.

    Section 7.6. EFFECT OF INVESTIGATION. The right of any Party to terminate this Agreement pursuant to Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, or any Person controlling any such party or any of their respective Representatives whether prior to or after the execution of this Agreement.

                                   ARTICLE 8.
                               GENERAL PROVISIONS

    Section 8.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement shall not survive the Closing, and after the Effective Time neither Pierce Leahy, Iron Mountain or any of their respective Subsidiaries or officers or directors shall have any further obligation with respect thereto.

    Section 8.2. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by giving written notice) or sent by confirmed electronic transmission to the telecopier number specified below:

    (a)  If to Iron Mountain:
       745 Atlantic Avenue
       Boston, MA 02111
       Attention: C. Richard Reese
                Chairman and Chief Executive Officer
       Telecopier No.: (617) 535-4734
       with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
       One Post Office Square
       Boston, MA 02109
       Attention: William J. Curry, Esq.
       Telecopier No.: (617) 338-2880

    (b)  If to Pierce Leahy:
631 Park Avenue
       King of Prussia, PA 19406
       Attention: J. Peter Pierce
                President and Chief Executive Officer
       Telecopier No.: (610) 992-8394
       with a copy (which shall not constitute notice) to:
       Cozen and O'Connor
       1900 Market Street
       Philadelphia, PA 19103
       Attention: Richard J. Busis, Esq.
       Telecopier No.: (215) 665-2013

    Section 8.3. HEADINGS. The headings contained in this Agreement are for purposes of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 8.4. SEVERABILITY. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to Affect Materially and Adversely either Party, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled and consummated to the maximum extent possible.

    Section 8.5. ENTIRE AGREEMENT. This Agreement (together with the Confidentiality Agreement, the Pierce Leahy Disclosure Schedule, the Iron Mountain Disclosure Schedule and the other Collateral Documents delivered in connection herewith) constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral (other than the Confidentiality Agreement), between the Parties, or any of them, with respect to the subject matter hereof.

    Section 8.6. ASSIGNMENT. This Agreement shall not be assigned by any of the Parties hereto (including, without limitation, by operation of law) and any purported assignment shall be null and void.

    Section 8.7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each Party (except as specifically set forth in Section 5.8(b)), and, except for such Section, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    Section 8.8. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the applicable laws of the United States of America and the laws of the State of Delaware applicable to contracts made and performed in such state and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent that the provisions of the PBCL apply to the Merger. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

    Section 8.9. ENFORCEMENT OF THE AGREEMENT. Each Party recognizes and agrees that each other Party's remedy at law for any breach of the provisions of this Agreement would be inadequate and agrees that for breach of such provisions, such Party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each Party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting a Party from pursuing any other remedies available to such Party for any breach or threatened breach hereof or failure to take or refrain from any action as required hereunder to consummate the Merger and carry out the Transactions.

    Section 8.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any signature by facsimile shall be deemed to be a manual signature for purposes of the execution of this Agreement.

    Section 8.11. MUTUAL DRAFTING. This Agreement is the result of the joint efforts of Iron Mountain and Pierce Leahy, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any Party based on any presumption of that Party's involvement in the drafting thereof.

                                   ARTICLE 9.
                                  DEFINITIONS

    As used herein, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and VICE VERSA, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided herein shall have such meanings when used in the Pierce Leahy Disclosure Schedule, the Iron Mountain Disclosure Schedule and each Collateral Document, notice, certificate, communication, opinion or other document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto.

    ADVERSE, ADVERSELY, when used alone or in conjunction with other terms (including without limitation "Affect," "Change" and "Effect") shall mean, with respect to Pierce Leahy or Iron Mountain, as the case may be, any Event which would reasonably be expected to (a) adversely affect, in any material respect, the validity or enforceability of this Agreement or any Collateral Document or the likelihood of consummation of the Merger, (b) to result in a material adverse effect on the business, operations, management, properties or the condition, (financial or other), or results of operation (including without limitation, earnings before interest, taxes, depreciation and amortization) of Pierce Leahy and its Subsidiaries taken as a whole, or Iron Mountain and its Subsidiaries taken as a whole, as the case may be (it being understood that (i) a reduction in the market value of Iron Mountain Common Stock or Pierce Leahy Common Stock shall not, in and of itself, constitute or be deemed to reflect an Adverse

Change, (ii) changes in general economic conditions or in the industry of Pierce Leahy and Iron Mountain shall not constitute or be deemed to reflect an Adverse Change and (iii) any obligation to repay, redeem or purchase Indebtedness of Pierce Leahy in accordance with the terms thereof as in effect on the date of this Agreement solely as a result of the Merger and the Transactions shall not constitute or be deemed to reflect an Adverse Change), (c) materially impair Pierce Leahy's or Iron Mountain's, as the case may be, ability to fulfill its obligations under the terms of this Agreement or any Collateral Document, or
(d) materially adversely affect the aggregate rights and remedies of Iron Mountain or Pierce Leahy, as the case may be, under this Agreement or any Collateral Document.

    AFFILIATE, AFFILIATED shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock (other than Pierce Leahy Preferred Stock) or beneficial interest of such Person,
(c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock (other than Pierce Leahy Preferred Stock) or beneficial interest of such Person, (d) any executive officer or director of such Person, and (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof.

    AFFILIATE AGREEMENT shall have the meaning given to it in Section 5.6(a).

    AGREEMENT shall mean this Agreement as originally in effect, including unless the context otherwise specifically requires, all schedules and exhibits hereto, as the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

    APPLICABLE LAW shall mean any Law of any Authority, whether domestic or foreign, including without limitation the DGCL, the PBCL, all federal and state securities laws, the Code, ERISA and Environmental Laws, to or by which a Person or it or any of its business or operations is subject or any of its property or assets is bound.

    AUTHORITY shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial or legislative, whether foreign or domestic.

    BENEFIT ARRANGEMENT shall mean any material benefit arrangement that is not a Plan, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits,
(iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance, salary continuation for disability, or other leave of absence, supplemental unemployment benefits, lay-off, reduction in force or similar benefits, (v) any equity compensation plan,
(vi) any deferred compensation plan, (vii) any compensation policy and practice,
(viii) any educational assistance arrangements or policies and (ix) any change of control arrangements or policies.

    CLAIMS shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened in writing, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

    CLOSING shall have the meaning given to it in Section 1.3.

    CLOSING DATE shall have the meaning given to it in Section 1.3.

    COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

    CODE shall have the meaning given to it in the recitals to this Agreement.

    COLLATERAL DOCUMENTS shall mean the Pierce Leahy Shareholders' Agreement, the Iron Mountain Voting Agreement, the Employment Agreement and the Registration Rights Agreement Joinder.

    CONFIDENTIALITY AGREEMENT shall have the meaning given to it in
Section 5.1(a).

    CONTRACT, CONTRACTUAL OBLIGATION shall mean any term, condition, provision, representation, warranty, agreement, covenant, undertaking, commitment, indemnity or other obligation which is outstanding or existing under any instrument, contract, lease or other contractual undertaking to which the obligee is a party or by which it or any of its business is subject or property or assets is bound.

    CONTROL (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

    CONVERTIBLE SECURITIES shall mean any evidences of indebtedness, shares of capital stock (other than common stock), equity interests or other securities directly or indirectly convertible into or exchangeable for shares of capital stock, equity interests or other securities, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

    DGCL shall have the meaning given to it in the recitals to this Agreement.

    DISTRIBUTION shall mean, with respect to Pierce Leahy or Iron Mountain or any of their respective Subsidiaries: (a) the declaration or payment of any dividend on or in respect of any shares of any class of capital stock or other equity interests of Pierce Leahy or Iron Mountain or any of their respective Subsidiaries owned by a Person other than Pierce Leahy or Iron Mountain, respectively, or any of their respective Subsidiaries, (b) the purchase, redemption or other retirement of any shares of any class of capital stock or other equity interest of Pierce Leahy or Iron Mountain or any of their respective Subsidiaries owned by a Person other than Pierce Leahy or Iron Mountain, respectively, or any of their respective Subsidiaries, and (c) any other distribution on or in respect of any shares of any class of capital stock or other equity interests of Pierce Leahy or Iron Mountain or any of their respective Subsidiaries owned by a Person other than Pierce Leahy or Iron Mountain, respectively, or any of their respective Subsidiaries.

    DOJ shall mean the Department of Justice of the United States or any successor Authority.

    EFFECTIVE TIME shall have the meaning given to it in Section 1.4.

    EMPLOYMENT AGREEMENT shall have the meaning given to it in Section 6.2(e).

    ENFORCEABILITY EXCEPTIONS shall have the meaning set forth in
Section 3.1(b).

    ENTITY shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity.

    ENVIRONMENTAL LAW shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment or occupational health and safety, including without limitation Laws relating to emissions, discharges, releases or threatened releases of

Hazardous Materials or other pollutants, contaminants, chemicals, noises, odors or industrial, toxic or hazardous substances, materials or wastes, whether as matter or energy, into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes.

    ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

    ERISA AFFILIATE shall mean any Person that is or has ever been treated as a single employer with Pierce Leahy or Iron Mountain, as applicable, under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

    EVENT shall mean the occurrence or existence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission or incident, or any set or combination of any of the foregoing.

    EXCHANGE ACT shall mean the Securities Exchange Act of 1934, and the rules and regulations of the Commission thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

    EXCHANGE AGENT shall have the meaning given to it in Section 2.2(a).

    FTC shall mean the Federal Trade Commission of the United States or any successor Authority.

    GAAP shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

    GOVERNMENTAL AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities.

    GOVERNMENTAL FILINGS shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

    HAZARDOUS MATERIALS shall mean any substance (in whatever state of matter):
(a) the presence of which requires investigation or remediation under any Environmental Law; (b) that is defined as a "hazardous waste", "hazardous material" or "hazardous substance" under any Environmental Law; (c) that is toxic, explosive, corrosive, pollutive, contaminating, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Authority; or (d) that contains or consists of petroleum or petroleum products, PCBs, asbestos, or urea formaldehyde foam insulation.

    HSR ACT shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

    INDEBTEDNESS shall mean, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the applicable Party's consolidated balance sheet as liabilities in respect of borrowed money and all guarantees, endorsements and other contingent obligations in respect of Indebtedness of others (it being understood that obligations of a Party in respect of trade payables and capitalized leases incurred in the ordinary course of business shall not be included in the definition of Indebtedness).

    IRON MOUNTAIN shall have the meaning given to it in the recitals to this Agreement.

    IRON MOUNTAIN/ATSI OPTION PLAN shall have the meaning given to it in
Section 4.11(b).

    IRON MOUNTAIN COMMON STOCK shall have the meaning given to it in
Section 2.1(c).

    IRON MOUNTAIN DISCLOSURE SCHEDULE shall mean the disclosure schedule dated as of the date of this Agreement delivered by Iron Mountain to Pierce Leahy; provided, however, that Sections 4.1(c) (to the extent provided in Section 4.1(c) of this Agreement) and 4.16(c) of the Iron Mountain Disclosure Schedule shall be delivered by Iron Mountain to Pierce Leahy no later than thirty (30) days following the date of this Agreement; and provided further, that Section 4.11(a) of the Iron Mountain Disclosure Schedule shall be updated one (1) business day prior to the Closing Date.

    IRON MOUNTAIN ESPP PLAN shall have the meaning given to it in
Section 4.11(b).

    IRON MOUNTAIN FINANCIAL STATEMENTS shall have the meaning given to it in
Section 4.2(b).

    IRON MOUNTAIN 1995 OPTION PLAN shall have the meaning given to it in
Section 4.11(b).

    IRON MOUNTAIN OPTION PLANS shall have the meaning given to it in
Section 4.11(b).

    IRON MOUNTAIN OPTIONS shall have the meaning given to it in Section 2.5.

    IRON MOUNTAIN PROPOSAL shall have the meaning given to it in
Section 7.5(c).

    IRON MOUNTAIN SEC REPORTS shall have the meaning given to it in
Section 4.2(a).

    IRON MOUNTAIN SPECIAL MEETING shall have the meaning given to it in
Section 1.2(b).

    IRON MOUNTAIN STOCKHOLDERS shall have the meaning given to it in the recitals to this Agreement.

    IRON MOUNTAIN TRANSACTION shall mean a transaction or series of related transactions (other than the Merger) resulting in any "change in control" of Iron Mountain (as defined in Iron Mountain's indentures).

    IRON MOUNTAIN VOTING AGREEMENT shall mean that certain Voting Agreement of even date herewith among certain principal stockholders of Iron Mountain, Pierce Leahy and Iron Mountain, together with all schedules and exhibits thereto, as the same may from time to time be supplemented, amended, modified or restated in the manner therein provided.

    IRON MOUNTAIN'S KNOWLEDGE (including the term "to the knowledge of Iron Mountain") means the knowledge, information or belief of C. Richard Reese, John
F. Kenny, Jr. and John P. Lawrence, without any duty to investigate or conduct any inquiry.

    JOINT PROXY STATEMENT/PROSPECTUS shall have the meaning given to it in
Section 5.14(a).

    LAW shall mean any administrative, judicial, legislative or other action, code, consent decree, constitution, decree, enactment, law, injunction, judgment, order, ordinance, regulation, requirement, rule, rule of law, settlement agreement, statute or writ of any Authority, domestic or foreign.

    LEASE shall mean any lease of property, whether real, personal or mixed, and all amendments thereto.

    LEGAL ACTION shall mean any litigation or legal or other actions, arbitrations, counterclaims, proceedings or suits, at law or in arbitration, equity or admiralty commenced by any Person, whether or not purported to be brought on behalf of a party hereto affecting such party or any of such party's business, property or assets.

    LIEN shall mean any of the following: mortgage; lien (statutory or other); or other security agreement; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, variance, reservation or limitation, right of way, zoning restriction, building or use restriction, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; or restriction on sale, transfer, assignment, disposition or other alienation (it being understood that any Contractual Obligation which restrains, limits or impedes the Party or any of its Subsidiaries from freely engaging in any business or competing anywhere in the world shall not, in any event, be considered to be a Lien for purposes of this Agreement).

    MATERIAL OR MATERIALITY for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.

    MATERIAL AGREEMENT shall mean any (i) employment agreement requiring payments of base compensation in excess of $250,000 per year; (ii) joint venture or similar contract or agreement; (iii) note, mortgage, indenture, guaranty, other obligation, agreement or other instrument for or relating to any Indebtedness (including assumed Indebtedness) of $1,000,000 or more;
(iv) Contractual Obligation which restrains, limits or impedes the Party or any of its Subsidiaries from freely engaging in any business or competing anywhere in the world; or (v) other Contractual Obligations involving an estimated total future payment or payments by Pierce Leahy or Iron Mountain or any of their respective Subsidiaries in excess of $2,000,000 annually or $5,000,000 in the aggregate (it being understood that leases and customer contracts shall not, in any event, be considered to be Material Agreements for purposes of this Agreement).

    MERGER shall have the meaning given to it in the recitals to this Agreement.

    MULTIEMPLOYER PLAN shall mean a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA.

    NYSE shall mean the New York Stock Exchange or any successor stock exchange or market.

    OPTION SECURITIES shall mean all rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock, equity interests or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

    ORGANIC DOCUMENTS shall mean, with respect to any Party, the Articles or Certificate of Incorporation, by-laws or other organizational documents and all shareholder or stockholder agreements, voting trusts and similar arrangements applicable to any of its capital stock to which such Party is a party, each as in effect from time to time.

    OTHER PROPOSAL shall have the meaning given to it in Section 7.5(b).

    OTHER TRANSACTION shall mean a transaction or series of related transactions (other than the Merger) resulting in (a) any change in control of Pierce Leahy,
(b) any merger or consolidation of Pierce Leahy, regardless of whether Pierce Leahy is the surviving Entity (other than any such transaction pursuant to which Pierce Leahy acquires assets or a business so long as (i) such transaction is not prohibited by Section 5.2 and (ii) Pierce Leahy is the surviving corporation), (c) any tender offer or exchange offer for any securities of Pierce Leahy or any other acquisition of greater than 20% of the Pierce Leahy Common Stock outstanding, or (d) any sale or other disposition of assets of Pierce Leahy or its Subsidiaries if the fair market value of such assets exceeds 20% of the aggregate fair market value of the assets of Pierce Leahy and its Subsidiaries.

    PARTY shall mean a signatory to this Agreement.

    PBCL shall have the meaning given to it in the recitals to this Agreement.

    PBGC shall mean the Pension Benefit Guaranty Corporation and any Entity succeeding to any or all of its functions under ERISA.

    PERMITTED INDEBTEDNESS shall mean shares of preferred stock of Pierce Leahy or additional Indebtedness of Pierce Leahy (other than borrowings under existing agreements as in effect on the date of this Agreement) that is redeemable or repayable, as the case may be, at any time at the option of Pierce Leahy for cash without the payment of any penalty or premium so long as (i) such preferred stock or Indebtedness does not represent Option Securities or Convertible Securities and (ii) the sum of (A) the aggregate liquidation preference and other amounts required to be paid to redeem such shares and (B) the aggregate principal amount outstanding or available for borrowing (whichever is higher) under such Indebtedness does not exceed $50 million.

    PERMITTED LIENS shall mean any of the following Liens: (i) building and zoning ordinances and by-laws of any applicable Authority; (ii) taxes assessed or to be assessed for the then current year to the extent the same are not yet due or payable; and (iii) rights, easements and restrictions of record, provided the same do not materially interfere with the current occupancy and use of any property of Pierce Leahy or Iron Mountain or any of their respective Subsidiaries.

    PERSON shall mean any natural individual or any Entity.

    PIERCE LEAHY shall have the meaning given to it in the introductory paragraph to this Agreement.

    PIERCE LEAHY COMMON STOCK shall have the meaning given to it in
Section 2.1(a).

    PIERCE LEAHY DISCLOSURE SCHEDULE shall mean the disclosure schedule dated as of the date of this Agreement delivered by Pierce Leahy to Iron Mountain; provided, however, that Sections 3.1(c) (to the extent provided in Section 3.1(c) of this Agreement) and 3.16(c) of the Pierce Leahy Disclosure Schedule shall be delivered by Pierce Leahy to Iron Mountain no later than thirty (30) days following the date of this Agreement; and provided further, that Section 3.11(a) of the Pierce Leahy Disclosure Schedule shall be updated one (1) business day prior to the Closing Date.

    PIERCE LEAHY FINANCIAL STATEMENTS shall have the meaning given to it in
Section 3.2(b).

    PIERCE LEAHY 1997 OPTION PLAN shall have the meaning given to it in
Section 3.11(b).

    PIERCE LEAHY NONQUALIFIED OPTION PLAN shall have the meaning given to it in
Section 3.11(b).

    PIERCE LEAHY OPTION PLANS shall have the meaning given to it in
Section 3.11(b).

    PIERCE LEAHY OPTIONS shall have the meaning given to it in Section 2.4.

    PIERCE LEAHY PREFERRED STOCK shall have the meaning given to it in
Section 2.1(b).

    PIERCE LEAHY PRINCIPAL SHAREHOLDERS shall mean those shareholders of Pierce Leahy identified on Section 9 of the Pierce Leahy Disclosure Schedule.

    PIERCE LEAHY SEC REPORTS shall have the meaning given to it in
Section 3.2(a).

    PIERCE LEAHY SHAREHOLDERS shall have the meaning given to it in the recitals to this Agreement.

    PIERCE LEAHY SHAREHOLDERS' AGREEMENT shall mean that certain Shareholders' Agreement of even date herewith among all or a portion of the Pierce Leahy Principal Shareholders, Iron Mountain and Pierce Leahy, together with all schedules and exhibits thereto, as the same may from time to time be supplemented, amended, modified or restated in the manner therein provided.

    PIERCE LEAHY SPECIAL MEETING shall have the meaning given to it in
Section 1.2(a).

    PIERCE LEAHY'S KNOWLEDGE (including the term "to the knowledge of Pierce Leahy") means the knowledge, information or belief of J. Peter Pierce, Douglas
B. Huntley and Joseph P. Linaugh, without any duty to investigate or conduct any inquiry.

    PLAN shall mean, at a particular time, any employee benefit plan which is covered by ERISA and in respect of which Pierce Leahy or Iron Mountain, or, in the case of any such plan subject to Title IV of ERISA, an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer," as defined in Section 3(5) of ERISA, other than a Multiemployer Plan.

    PRIVATE AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to patents, trademarks, service marks, trade names, copyrights, computer software programs, technology and know-how, but not including those with respect to Leases.

    REDEEMABLE PREFERRED STOCK shall have the meaning given to it in
Section 5.2(viii).

    REGISTERED STOCK shall mean those shares of Pierce Leahy Common Stock to be issued in accordance with Section 2.1(c) and to be registered pursuant to the Securities Act.

    REGISTRATION RIGHTS AGREEMENT shall have the meaning given to it in
Section 5.6(b).

    REGISTRATION RIGHTS AGREEMENT JOINDER shall have the meaning given to it in
Section 5.6(b).

    REGISTRATION STATEMENT shall mean the registration statement (including the Joint Proxy Statement/ Prospectus, exhibits, financial statements and schedules included therein), and all amendments thereof (including post-effective amendments) and supplements to the Joint Proxy Statement/Prospectus which are a part thereof, filed under the Securities Act registering the Registered Stock.

    REPRESENTATIVES of a Party shall mean the officers, directors, employees, accountants, counsel, financial advisors, consultants and other representatives of such Party.

    REQUIRED DISCLOSURE shall have the meaning given to it in Section 5.10.

    SEC shall mean the Securities and Exchange Commission of the United States or any successor Authority.

    SECURITIES ACT shall mean the Securities Act of 1933, and the rules and regulations of the Commission thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

    SPECIAL MEETINGS shall have the meaning given to it in Section 1.2(b).

    STOCK DIVIDEND shall have the meaning given to it in Section 5.19.

    SUBSIDIARY shall mean, with respect to any Person, (i) each Entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests, (ii) each partnership in which such Person or another Subsidiary of such Person is a general partner or a managing partner and

(iii) each limited liability company in which such Person or another Subsidiary of such Persons is a managing member or otherwise controls.

    SURVIVING CORPORATION shall have the meaning given to it in Section 1.1.

    TAX (and "Taxable", which shall mean subject to Tax), shall mean (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by Pierce Leahy or Iron Mountain, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, addition to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of Pierce Leahy or Iron Mountain with any other Person for the payment of any amounts of the type described in (a), and (c) any liability of Pierce Leahy or Iron Mountain for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

    TAX RETURN OR RETURNS shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

    TAXING AUTHORITY shall mean any Authority responsible for the imposition of any Tax.

    TERMINATION DATE shall mean April 30, 2000 or such other date as the Parties may, from time to time, mutually agree.

    TRANSACTIONS shall mean the transactions contemplated by this Agreement or the Merger or by any Collateral Document executed or required to be executed in connection herewith or therewith, including, without limitation, the election of directors contemplated by Section 1.8.

    VOTING DEBT shall have the meaning given to it in Section 3.11(a).

    YEAR 2000 SYSTEM shall mean any software programs, computer hardware and networks, telephone and voicemail systems and electronically-based systems utilized to manage inventory, billing, financial transactions or reporting, facility security, or fire suppression.

                     [Signatures appear on following page.]

    IN WITNESS WHEREOF, Iron Mountain and Pierce Leahy have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        IRON MOUNTAIN INCORPORATED
                                        By: /s/ C. RICHARD REESE
          ----------------------------------------------------------------------
                                          Name: C. Richard Reese
                                          Title: Chairman and Chief Executive
                                        Officer
                                        PIERCE LEAHY CORP.
                                        By: /s/ J. PETER PIERCE
          ----------------------------------------------------------------------
                                          Name: J. Peter Pierce
                                          Title: Chief Executive Officer

                                                                         ANNEX B

                            SHAREHOLDERS' AGREEMENT

    SHAREHOLDERS' AGREEMENT, dated as of October 20, 1999, among Iron Mountain Incorporated, a Delaware corporation ("Iron Mountain"), Pierce Leahy Corp., a Pennsylvania corporation ("Pierce Leahy"), and those shareholders of Pierce Leahy listed on Schedule A, as updated from time to time in accordance with
Section 5.8 hereof, and signatory hereto (the "Shareholders").

                              W I T N E S S E T H:

    WHEREAS, each of the Shareholders is the beneficial and/or record owner of shares of Common Stock, $.01 par value per share ("Pierce Leahy Common Stock"), of Pierce Leahy;

    WHEREAS, on the date hereof, Pierce Leahy and Iron Mountain are entering into an Agreement and Plan of Merger (as such agreement may be amended, modified, supplemented and in effect from time to time, the "Merger Agreement") pursuant to which Iron Mountain will be merged with and into Pierce Leahy (the "Merger"), with Pierce Leahy continuing as the Surviving Corporation; and

    WHEREAS, in order to induce Pierce Leahy and Iron Mountain to enter into the Merger Agreement and perform its obligations thereunder, the Shareholders wish to make certain representations, warranties, covenants and agreements in connection with the Merger.

    NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    1.1 DEFINITIONS. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement and the following terms shall have the following meanings:

    "BENEFICIALLY OWN" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

    "COMMON STOCK" shall mean the Common Stock of Pierce Leahy or the Surviving Corporation, as the context indicates.

    "CUMULATIVE LIMITATION AMOUNT" shall mean the number of shares of Common Stock of the Surviving Corporation equal to the greater of (i) one percent (1%) of the shares of Common Stock of the Surviving Corporation outstanding as shown by the most recent report or statement published by the Surviving Corporation or
(ii) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks prior to the date of sale.

    "EQUITY SECURITIES" shall have the meaning set forth in Rule 405 under the Securities Act.

    "MERGER AGREEMENT" shall have the meaning set forth in the second recital of this Agreement.

    "PERMITTED ASSIGNEE" shall mean with respect to each Shareholder, (x) such Shareholder's spouse, lineal or adopted descendants, siblings and lineal or adopted descendants of siblings, (y) a trust primarily for the benefit of, the estate of, executors, personal representatives, administrators, guardians or conservators of, any of the individuals referred to in the foregoing clause (x) (but only in their capacity as such) and (z) charitable trusts and charitable foundations. Notwithstanding anything to the contrary contained herein, from and after the Closing Date, charitable trusts and charitable foundations shall not be bound by the provisions of this Agreement.

    "QUARTER" shall mean any of the following calendar quarters: (i) January, February and March; (ii) April, May and June; (iii) July, August and September; and (iv) October, November and December.

    "RESTRICTED SHAREHOLDER" shall mean any Shareholder that, individually or together with its Affiliates, the other Shareholders and Permitted Assignees of the Shareholders (but only to the extent of Transfers of shares of Common Stock to them after the date hereof), beneficially owns, or is a member of a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that beneficially owns, 5% or more of Common Stock.

    "SHAREHOLDER" shall mean each Shareholder party to this Agreement (including, without limitation, any such Person that becomes party to this Agreement after the date hereof in accordance with Sections 3.1, 3.4 and 5.8 hereof).

    "SHAREHOLDER DISCLOSURE SCHEDULE" shall mean the disclosure schedule attached to this Agreement, which shall be updated to reflect any Shareholder that becomes a party hereto after the date hereof.

    "SUBJECT SHARES" shall mean those shares of Common Stock of Pierce Leahy or the Surviving Corporation, as the case may be, identified as such on
Section 2.1(a) of the Shareholder Disclosure Schedule.

    "TRANSFER" shall mean any sale, transfer, assignment, pledge, encumbrance or other disposition, including through any "short sale" or derivative transactions.

    "VOTING AGREEMENT" shall mean the Amended and Restated Voting Agreement dated as of February 27, 1998 among Pierce Leahy, the Voting Trustees and the other shareholders of Pierce Leahy party thereto.

    "VOTING AGREEMENT INTERESTS" shall mean interests in the Voting Agreement, as represented by certificates issued under the Voting Agreement.

    "VOTING SECURITIES" shall have the meaning set forth in Rule 405 under the Securities Act.

    "VOTING TRUSTEES" shall mean Leo W. Pierce, Sr. and J. Peter Pierce, in their capacity as Voting Trustees under the Voting Agreement.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                              OF THE SHAREHOLDERS

    2.1 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder represents and warrants, severally but not jointly, to Iron Mountain as follows:

    (a) OWNERSHIP OF PIERCE LEAHY COMMON STOCK. Set forth on Section 2.1(a) of the Shareholder Disclosure Schedule next to the name of such Shareholder are all
(i) shares of Pierce Leahy Common Stock and Voting Agreement Interests owned of record by such Shareholder, (ii) "Margin Shares" or "Designated Shares" (designated as "Proxy Shares" on the Shareholder Disclosure Schedule) held by such Shareholder as designated under the Voting Agreement, (iii) Option and Convertible Securities beneficially owned by Shareholder that are exchangeable for or convertible into shares of capital stock of Pierce Leahy, and
(iv) Subject Shares held by or attributable to such Shareholder. Except as set forth on Section 2.1(a) of the Shareholder Disclosure Schedule, (i) such Shareholder owns (whether beneficially or of record) such securities free and clear of all Liens and (ii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any such securities (other than this Agreement, the Voting Agreement, the Merger Agreement and any agreements relating to the implementation of Section 3.4 of this Agreement). Except for shares of Pierce Leahy Common Stock subject to the Voting Agreement or as set forth on Section 2.1(a) of the Shareholder Disclosure Schedule, such Shareholder does not beneficially own any shares of Pierce Leahy Common Stock.

    (b) AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Such Shareholder has the full legal right and power and all authority required to enter into, execute and deliver this Agreement and to perform fully such Shareholder's obligations hereunder. The execution and delivery of this Agreement by such Shareholder have been duly authorized by all requisite organizational action, if any, on the part of such Shareholder. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms (subject to the Enforceability Exceptions).

    (c) NO CONFLICTS; CONSENTS. (i) Except as set forth in Section 2.1(c) of the Shareholder Disclosure Schedule, the execution and delivery by such Shareholder of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under (A) any contract, agreement or other binding arrangement to which such Shareholder is a party or (B) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator applicable to such Shareholder.

    (ii) No Governmental Authorizations or Private Authorizations are required to be obtained or made by such Shareholder in connection with the execution and delivery by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby.

    (d) INVESTIGATION. Such Shareholder has had a full opportunity to review and discuss this Agreement and the Merger Agreement and to ask all questions of Iron Mountain, Pierce Leahy and Pierce Leahy's directors and executive officers necessary in order for such Shareholder to make an informed decision to enter into this Agreement.

                                  ARTICLE III
                                   COVENANTS

    3.1 NO DISPOSITION OR ACQUISITION OF SHARES PRIOR TO CLOSING. Each Shareholder agrees that prior to the Closing of the Merger such Shareholder shall not (i) Transfer any of the shares of Pierce Leahy Common Stock (including, without limitation, any Subject Shares) or Voting Agreement Interests set forth opposite his, her or its name on Section 2.1(a) of the Shareholder Disclosure Schedule as to which such Shareholder has or shares dispositive power, (ii) withdraw any voting trust certificates under the Voting Agreement and (iii) designate the shares of Pierce Leahy Common Stock represented by Voting Agreement Interests as "Margin Shares" or "Designated Shares" under the Voting Agreement; PROVIDED, HOWEVER, that each Shareholder shall have the right to Transfer such shares of Pierce Leahy Common Stock or Voting Agreement Interests to a Permitted Assignee if such Permitted Assignee becomes a party to this Agreement and agrees to be bound by the terms hereof (but only with respect to such Transferred shares); PROVIDED, FURTHER, HOWEVER, that prior to the Closing Date the Shareholders shall be entitled to transfer up to an aggregate of 50,000 shares of Pierce Leahy Common Stock to Permitted Assignees described under clause (z) of the definition thereof and such Transfers shall be free and clear of the obligations set forth in this Agreement. Each Shareholder agrees that the certificates representing the shares of Pierce Leahy Common Stock or Voting Agreement Interests owned by him shall bear a legend indicating that such shares are subject to this Agreement, which legend shall be removed upon termination of this Agreement.

    3.2  VOTING ARRANGEMENTS; VOTING AGREEMENT.

    (a) Each Shareholder agrees that, except pursuant to this Agreement or the Voting Agreement, prior to the Closing he, she or it shall not grant any proxies, deposit any shares of Pierce Leahy Common Stock into a voting trust or enter into any voting agreement with respect to any shares of Pierce Leahy Common Stock now or hereafter owned, beneficially or of record, by him, her or it.

    (b) The Shareholders agree that they shall take no action to terminate or rescind the Voting Agreement which will be effective on or prior to the Closing Date. Without intending to limit the generality of the foregoing, Leo W. Pierce, Sr. and J. Peter Pierce each agrees that, in his capacity as a Voting Trustee, he will not resign from his position as a Voting Trustee prior to the Closing Date and will not execute a deed of termination under the Voting Agreement which will be effective on or prior to the Closing Date.

    3.3 STANDSTILL. Each Shareholder agrees that, (i) from the date hereof until the Closing Date and (ii) from and after the Closing Date for so long as he, she or it shall be a Restricted Shareholder, he, she or it shall not, without the prior written consent of the board of directors of Iron Mountain or the Surviving Corporation, (A) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any Equity Securities of Pierce Leahy, Iron Mountain or the Surviving Corporation (other than (x) shares of Pierce Leahy Common Stock received in connection with the Stock Dividend,
(y) pursuant to options granted to such Shareholder by Pierce Leahy or the Surviving Corporation and (z) acquisitions of shares of Common Stock in an aggregate amount not to exceed $10 million), (B) propose to enter into, directly or indirectly, a merger or other business combination involving Pierce Leahy, Iron Mountain or the Surviving Corporation or propose to purchase, directly or indirectly, a material portion of the assets of Pierce Leahy, Iron Mountain or the Surviving Corporation, (C) make, or in any way participate, directly or indirectly, in, any "solicitation" of "proxies" (as such terms are used in Regulation 14A under the Exchange Act) to vote or consent or seek to advise or influence any Person with respect to the voting of, or granting of a consent with respect to, any Voting Securities of Iron Mountain or the Surviving Corporation (provided, however, to the extent such Shareholder is a director or officer of the Surviving Corporation, the foregoing shall not limit the ability of such Shareholder to fulfill his or her duties as such), (D) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding, voting or Transferring of any Equity Securities of Iron Mountain or the Surviving Corporation (other than the powers granted the Voting Trustees under the Voting Agreement or pursuant to the other terms and conditions of the Voting Agreement or of this Agreement),
(E) otherwise act, alone or in concert with others, to seek to control or influence in any public manner or public forum the management or policies of Iron Mountain or the Surviving Corporation (provided, however, that the foregoing shall not limit the ability to vote any shares of any Equity Securities of Iron Mountain or the Surviving Corporation or to the extent such Shareholder is a director or officer of the Surviving Corporation, fulfill his or her duties as such), (F) disclose any intention, plan or arrangement inconsistent with the foregoing, (G) advise, assist (including by knowingly providing or arranging financing for that purpose) or encourage any other Person in connection with any of the foregoing or (H) take any action which might require Iron Mountain or the Surviving Corporation to make a public announcement regarding the possibility of a transaction between such Shareholder and Iron Mountain or the Surviving Corporation, as the case may be (including any of their respective Affiliates).

    3.4  RESTRICTIONS ON SALE AFTER THE CLOSING.

    (a) Each Shareholder agrees that until the first to occur of (i) the fifth anniversary of the Closing Date, (ii) the Subject Shares then owned by the Shareholders represent less than 5% of the Common Stock of the Surviving Corporation outstanding, or (iii) J. Peter Pierce no longer serves as a director of the Surviving Corporation (other than as a result of his resignation or his refusal to accept nomination by the Board of Directors of the Surviving Corporation), such Shareholder will not Transfer any Subject

Shares if after giving effect to such Transfer and all other Transfers of Subject Shares by the Shareholders during the same Quarter, Transfers by the Shareholders of Subject Shares during such Quarter shall exceed the Cumulative Limitation Amount. The foregoing sentence is not intended to limit or restrict
(A) Transfers of Subject Shares pursuant to an underwritten offering, (B) BONA FIDE pledges of Subject Shares so long as such pledge and any obligations underlying, or that are secured by, such pledge are recourse to the Shareholder or Transfers of such Subject Shares by the pledgee, (C) Transfers to Permitted Assignees or upon the death, divorce or dissolution of such Shareholder so long as the transferee executes an instrument in form reasonably satisfactory to the Surviving Corporation pursuant to which such transferee shall agree to be bound by and to perform all obligations of a Shareholder hereunder with respect to such Transferred Subject Shares, or (D) Transfers in connection with an extraordinary corporate transaction, such as a tender offer, merger, consolidation, business combination, reorganization, recapitalization or liquidation involving the Surviving Corporation. Any Subject Shares Transferred pursuant to clauses (A) or (D) or by a pledgee under clause (B) shall no longer be subject to this Agreement.

    (b) Each Shareholder agrees that (i) the certificates representing Subject Shares owned by him, her or it shall bear a legend indicating that such shares are subject to this Agreement, which legend shall be removed upon termination of this Agreement, and (ii) in connection with, and as a condition to, any Transfer he, she or it shall be required to deliver to the Surviving Corporation or its transfer agent an instrument certifying compliance by such Shareholder with this
Section 3.4.

                                   ARTICLE IV
                            VOTING; WAIVER OF RIGHTS

    4.1 AGREEMENT TO VOTE. Each Shareholder hereby agrees that, at any meeting of the shareholders of Pierce Leahy, however called, and at every adjournment thereof, and in any action by written consent of the shareholders of Pierce Leahy, to (a) vote all of the shares of Pierce Leahy Common Stock to which he, she or it is entitled to vote (including, without limitation, in any such Shareholder's capacity as a Voting Trustee under the Voting Agreement) in favor of the adoption of the Merger Agreement and the Transactions and each of the other transactions contemplated thereby and any action required in furtherance thereof, and (b) vote such shares against any Other Transaction; PROVIDED, HOWEVER, that, if a Shareholder is a member of the Board of Directors of Pierce Leahy, nothing herein shall be construed to obligate such Shareholder or representative to act in his capacity as a director in any manner which may conflict with such Person's fiduciary duties as a director of Pierce Leahy.

    4.2 WAIVER OF CERTAIN RIGHTS. Each Shareholder hereby waives and agrees not to assert any claims or rights it may have against any officer or director of Pierce Leahy relating to or arising out of actions or omissions occurring at or prior to the Effective Time, including, without limitation, in respect of approval or adoption of the Merger Agreement or the consummation of the Merger or the other transactions contemplated thereby.

                                   ARTICLE V
                                 MISCELLANEOUS

    5.1 TERMINATION. This Agreement shall terminate upon the earlier to occur of (i) the mutual consent of Iron Mountain and all of the Shareholders,
(ii) the termination of the Merger Agreement prior to the consummation of the Merger (provided, however, in the event of a termination of the Merger Agreement under circumstances where Iron Mountain is entitled to the fee contemplated by
Section 7.5(b) thereof, the provisions of Section 4.1 shall survive the termination of the Merger

Agreement and this Agreement for a period of one (1) year after such termination); and (iii) the tenth anniversary of the Closing Date.

    5.2 AMENDMENT. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

    5.3 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified in a written notice delivered in accordance with the terms hereof) or sent by confirmed electronic transmission to the telecopier number specified below:

             If to Iron Mountain, to:
             745 Atlantic Avenue
             Boston, MA 02111
             Attention:  C. Richard Reese
                        Chairman and Chief Executive Officer
             Telecopier No.: (617) 535-4734

             with a copy (which shall not constitute notice) to:
             Sullivan & Worcester LLP
             One Post Office Square
             Boston, Massachusetts 02109
             Telecopier No.: (617) 338-2880
             Attention: William J. Curry, Esq.

             If to the Shareholders, to
             such Shareholder at the address set forth on Section 2.1(a) of the Shareholder Disclosure Schedule with a copy (which shall not constitute notice) to:
             Cozen and O'Connor
             1900 Market Street
             Philadelphia, PA 19103
             Attention: Richard J. Busis, Esq.
             Telecopier No.: (215) 665-2013

    5.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

    5.5 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to choice of law principles, including all matters of construction, validity and performance.

    5.6 SEVERABILITY; ENFORCEMENT. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

    5.7 FURTHER ASSURANCES. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

    5.8 ADDITIONAL SHAREHOLDERS; ASSIGNMENT. The parties hereto agree that, from time to time after the date hereof, additional Shareholders may be added as parties hereto by executing a counterpart of this Agreement or an instrument, reasonably acceptable to Pierce Leahy and Iron Mountain or the Surviving Corporation, as applicable, whereby such Shareholder shall join in and become a party to this Agreement as a Shareholder and shall agree to be bound by and to perform all obligations of a Shareholder hereunder, without in either case further action by any party hereto or thereto. In each such event, the Shareholder Disclosure Schedule shall be updated to reflect information relating to such Shareholder. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the foregoing, after the Merger, the Surviving Corporation may assign its rights under this Agreement to any Entity it is merged into or consolidates with.

    5.9 ENTIRE AGREEMENT. This Agreement, the Merger Agreement and the Collateral Documents contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto or to the Merger Agreement or any of the Collateral Documents with respect to the transactions contemplated by this Agreement and the Merger Agreement and the Collateral Documents other than those set forth or made reference to herein or therein or made hereunder or thereunder.

    5.10 SPECIFIC PERFORMANCE. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

    5.11 HEADINGS; REFERENCES. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

    5.12 SEVERAL AND NOT JOINT OBLIGATIONS. The obligations of the Shareholders under this Agreement are the several and not joint obligations of each such Shareholder, each Shareholder has made an individual and separate decision relating to his, her or its execution of this Agreement, and the Shareholders shall not by action of this Agreement (i) be deemed to be acting in concert or as a "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) or (ii) be deemed to have formed a partnership or joint venture.

    IN WITNESS WHEREOF, each of the parties hereto had caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                                       IRON MOUNTAIN INCORPORATED

                                                       By:  /s/ C. RICHARD REESE
                                                            -----------------------------------------
                                                            Name: C. Richard Reese
                                                            Title: Chairman and Chief Executive
                                                            Officer

                                                       PIERCE LEAHY CORP.

                                                       By:  /s/ J. PETER PIERCE
                                                            -----------------------------------------
                                                            Name: J. Peter Pierce
                                                            Title: President and Chief Executive
                                                            Officer

                                                       SHAREHOLDERS:

                                                       /S/ LEO W. PIERCE, SR.
                                                       ---------------------------------------------
                                                       Leo W. Pierce, Sr., Trustee u/a/t dated
                                                       January 6, 1997

                                                       /s/ LEO W. PIERCE, SR.
                                                       ---------------------------------------------
                                                       Leo W. Pierce, Sr.

                                                       /s/ J. PETER PIERCE
                                                       ---------------------------------------------
                                                       J. Peter Pierce

                                                       /s/ J. PETER PIERCE
                                                       ---------------------------------------------
                                                       J. Peter Pierce, Trustee
                                                       Leo W. Pierce Trust for the family of J. Peter
                                                       Pierce

                                                       /s/ J. PETER PIERCE
                                                       ---------------------------------------------
                                                       J. Peter Pierce, Trustee
                                                       Karen Pierce 1996 Irrevocable Trust

                                                       /s/ LEO W. PIERCE, JR.
                                                       ---------------------------------------------
                                                       Leo W. Pierce, Jr.

                                                       /s/ LEO W. PIERCE, JR.
                                                       ---------------------------------------------
                                                       Leo W. Pierce, Jr., Trustee Under Irrevocable
                                                       Agreement of Trust dated March 6, 1997

                                                       /s/ MICHAEL J. PIERCE
                                                       ---------------------------------------------
                                                       Michael J. Pierce

                                                       /s/ MARY E. PIERCE
                                                       ---------------------------------------------
                                                       Mary E. Pierce

                                                       /s/ BARBARA P. QUINN
                                                       ---------------------------------------------
                                                       Barbara P. Quinn

                                                       /s/ BARBARA P. QUINN
                                                       ---------------------------------------------
                                                       Barbara P. Quinn, Trustee under Irrevocable
                                                       Agreement of Trust dated December 30, 1996
                                                       f/b/o Michael J. Pierce

                                                       /s/ CONSTANCE P. BUCKLEY
                                                       ---------------------------------------------
                                                       Constance P. Buckley

                                                       /s/ CONSTANCE P. BUCKLEY, TRUSTEE
                                                       ---------------------------------------------
                                                       Constance P. Buckley, Trustee under Irrevocable
                                                       Trust Agreement dated December 23, 1996

                                                       /s/ KATHRYN COX
                                                       ---------------------------------------------
                                                       Kathryn Cox

                                                                         ANNEX C

                                VOTING AGREEMENT

    VOTING AGREEMENT (this "AGREEMENT"), dated as of October 20, 1999, among
(i) Piece Leahy Corp., a Pennsylvania corporation ("PIERCE LEAHY"), (ii) Kent P. Dauten, Vincent J. Ryan, Schooner Capital LLC, B. Thomas Golisano and C. Richard Reese (each a "STOCKHOLDER" and collectively, the "STOCKHOLDERS"), each of which is a stockholder of Iron Mountain Incorporated, a Delaware corporation ("IRON MOUNTAIN") and (iii) Iron Mountain.

                              W I T N E S S E T H:

    WHEREAS, each of the Stockholders is the beneficial and record owner of the shares of common stock, par value $.01 per share, of Iron Mountain (the "IRON MOUNTAIN STOCK"), set forth opposite each such Stockholder's name on SCHEDULE A hereto;

    WHEREAS, concurrently with the execution of this Agreement, Iron Mountain and Pierce Leahy are entering into an Agreement and Plan of Merger (as such agreement may be amended, modified, supplemented and in effect from time to time, the "MERGER AGREEMENT") pursuant to which Iron Mountain will merge with and into Pierce Leahy (the "MERGER"), with Pierce Leahy continuing as the Surviving Corporation; and

    WHEREAS, in order to induce Pierce Leahy and Iron Mountain to enter into the Merger Agreement, the Stockholders wish to make certain representations, warranties, covenants and agreements in connection with the Merger.

    NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    1.1 DEFINITIONS. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement and the following terms shall have the following meanings:

    "BENEFICIALLY OWN" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

    "IRON MOUNTAIN" shall have the meaning set forth in the opening paragraph of this Agreement.

    "IRON MOUNTAIN STOCK" shall have the meaning set forth in the first recital of this Agreement.

    "MERGER" shall have the meaning set forth in the second recital of this Agreement.

    "MERGER AGREEMENT" shall have the meaning set forth in the second recital of this Agreement.

    "PERMITTED ASSIGNEE" shall mean with respect to each Stockholder, (x) such Stockholder's spouse, lineal or adopted descendants, siblings and lineal or adopted descendants of siblings, (y) a trust primarily for the benefit of, the estate of, executors, personal representatives, administrators, guardians or conservators of, any of the individuals referred to in the foregoing clause (x) (but only in their capacity as such) and (z) charitable trusts and charitable foundations.

    "PIERCE LEAHY" shall have the meaning set forth in the opening paragraph of this Agreement.

    "STOCKHOLDER OR STOCKHOLDERS" shall have the meanings set forth in the opening paragraph of this Agreement (including, without limitation, any such Person that becomes party to this Agreement after the date hereof in accordance with Sections 3.1 and 4.8 hereof).

    "STOCKHOLDER DISCLOSURE SCHEDULE" shall mean the disclosure schedule attached to this Agreement, which shall be updated to reflect any Stockholder that becomes a party hereto after the date hereof.

    "TRANSFER" shall mean any sale, transfer, assignment, pledge, encumbrance or other disposition, including through any "short sale" or derivative transactions.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDERS

    2.1 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder represents and warrants, severally but not jointly, to Pierce Leahy as follows:

    (a)  OWNERSHIP OF IRON MOUNTAIN STOCK.  Except as disclosed in
Section 2.1(a) of the Stockholder Disclosure Schedule, such Stockholder is the beneficial owner of the shares of Iron Mountain Stock set forth opposite such Stockholder's name on SCHEDULE A and, except for this Agreement or as otherwise set forth in Section 2.1(a) of the Stockholder Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the voting of any shares of the Iron Mountain Stock that are owned by such Stockholder, and there are no voting trusts or voting agreements with respect to such shares. The shares of Iron Mountain Stock set forth opposite such Stockholder's name on SCHEDULE A constitute all of the outstanding shares of Iron Mountain Stock owned beneficially or of record by such Stockholder.

    (b) AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Such Stockholder has the full legal right and power and all authority required to enter into, execute and deliver this Agreement and to perform fully such Stockholder's obligations hereunder. The execution and delivery of this Agreement by such Stockholder have been duly authorized by all requisite organizational action, if any, on the part of such Stockholder. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject to the Enforceability Exceptions).

    (c) NO CONFLICTS; CONSENTS. (i) Except as set forth in Section 2.1(c) of the Stockholder Disclosure Schedule, the execution and delivery by such Stockholder of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under (A) any contract, agreement or other binding arrangement to which such Stockholder is a party or (B) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator applicable to such Stockholder.

    (ii) Except as set forth in Section 2.1(c) of the Stockholder Disclosure Schedule, no Governmental Authorizations or Private Authorizations are required to be obtained or made by such Stockholder in connection with the execution and delivery by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby.

                                  ARTICLE III

                               COVENANTS; VOTING

    3.1 NO DISPOSITION OR ACQUISITION OF SHARES PRIOR TO CLOSING. Except as set forth on Section 3.1 of the Stockholder Disclosure Schedule, each Stockholder agrees that prior to the Closing of the Merger such Stockholder shall not Transfer any of the shares of Iron Mountain Common Stock set forth opposite his or its name on Schedule A; PROVIDED, HOWEVER, that each Stockholder shall have the right to Transfer such shares to a Permitted Assignee if such Permitted Assignee becomes a party to this Agreement and agrees to be bound by the terms hereof.

    3.2 VOTING. Each of the Stockholders hereby agrees that, at any meetings of the stockholders of Iron Mountain where such matters are addressed and voted upon, however called, and at every adjournment thereof, and in any action by written consent of the stockholders of Iron Mountain, to vote all of the shares of Iron Mountain Stock to which he or it is entitled to vote (a) in favor of the adoption of the Merger Agreement and the Transactions and each of the other transactions contemplated thereby and any action required in furtherance thereof, and (b) vote such shares against any Iron Mountain Transaction; PROVIDED, HOWEVER, that, if any Stockholder is a member of the Board of Directors of Iron Mountain, nothing herein shall be construed to obligate such Stockholder or representative to act in his capacity as a director in any manner inconsistent with or which may conflict with such Person's fiduciary duties as a director of Iron Mountain.

    3.3 VOTING ARRANGEMENTS. To the extent any such action would materially impair such Stockholder's ability to perform his obligations under Section 3.2 of this Agreement, each of the Stockholders agrees that, except pursuant to this Agreement, he shall not grant any proxies, deposit any shares of Iron Mountain Stock into a voting trust or enter into any voting agreement with respect to any shares of Iron Mountain Stock now or hereafter owned, beneficially or of record, by him.

                                   ARTICLE IV

                                 MISCELLANEOUS

    4.1 TERMINATION. This Agreement shall terminate upon the earlier to occur of (i) the mutual consent of Pierce Leahy, Iron Mountain and all of the Stockholders, (ii) the termination of the Merger Agreement prior to the consummation of the Merger (provided, however, in the event of a termination of the Merger Agreement under circumstances where Pierce Leahy is entitled to the fee contemplated by Section 7.5(c) thereof, the provisions of Section 3.2 shall survive the termination of the Merger Agreement and this Agreement for a period of one (1) year after such termination), or (iii) the consummation of the Merger.

    4.2 AMENDMENT. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

    4.3 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified in a written notice delivered in accordance with the terms hereof) or sent by confirmed electronic transmission to the telecopier number specified below:

    If to Pierce Leahy, to:

    631 Park Avenue

    King of Prussia, PA 19406

    Attention:  J. Peter Pierce
             President and Chief Executive Officer

    Telecopier No.: (610) 992-8394

    with a copy (which shall not constitute notice) to:

    Cozen and O'Connor

    1900 Market Street

    Philadelphia, PA 19103

    Attention: Richard J. Busis, Esq.

    Telecopier No.: (215) 665-2013

    If to the Stockholders or Iron Mountain, to:

    c/o C. Richard Reese

    745 Atlantic Avenue

    Boston, MA 02111

    Telecopier No.: (617) 535-4734

    with a copy (which shall not constitute notice) to:

    Sullivan & Worcester LLP

    One Post Office Square

    Boston, Massachusetts 02109

    Telephone: (617) 338-2800

    Telecopy: (617) 338-2880

    Attention: William J. Curry, Esq.

    4.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

    4.5 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware without reference to choice of law principles, including all matters of construction, validity and performance.

    4.6 SEVERABILITY; ENFORCEMENT. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

    4.7 FURTHER ASSURANCES. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

    4.8 ADDITIONAL STOCKHOLDERS; ASSIGNMENT. The parties hereto agree that, from time to time after the date hereof, additional Stockholders may be added as parties hereto by executing a counterpart of this Agreement or an instrument, reasonably acceptable to Pierce Leahy and Iron Mountain whereby such Stockholder shall join in and become a party to this Agreement as a Stockholder and shall agree to be bound by and to perform all obligations of a Stockholder hereunder, without in either case further action by any party hereto or thereto. In each such event, Schedule A and the Stockholder Disclosure Schedule shall be updated to reflect information relating to such Stockholder. Neither this

Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

    4.9 ENTIRE AGREEMENT. This Agreement and the Merger Agreement contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto or to the Merger Agreement with respect to the transactions contemplated by this Agreement and the Merger Agreement other than those set forth herein or therein or made hereunder or thereunder.

    4.10 SPECIFIC PERFORMANCE. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

    4.11 HEADINGS; REFERENCES. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", "Schedules" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Schedules or Exhibits hereto unless otherwise indicated.

    4.12 SEVERAL AND NOT JOINT OBLIGATIONS. The obligations of the Stockholders under this Agreement are the several and not joint obligations of each such Stockholder, each Stockholder has made an individual and separate decision relating to his or its execution of this Agreement, and the Stockholders shall not by action of this Agreement (i) be deemed to be acting in concert or as a "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) or (ii) be deemed to have formed a partnership or joint venture.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, each of the parties hereto had caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                                       PIERCE LEAHY CORP.

                                                       By:  /s/ J. PETER PIERCE
                                                            -----------------------------------------
                                                            Name: J. Peter Pierce
                                                            Title: Chief Executive Officer

                                                       THE STOCKHOLDERS:

                                                            /S/ KENT P. DAUTEN
                                                            -----------------------------------------
                                                            Kent P. Dauten

                                                            /s/ B. THOMAS GOLISANO
                                                            -----------------------------------------
                                                            B. Thomas Golisano

                                                            /s/ VINCENT J. RYAN
                                                            -----------------------------------------
                                                            Vincent J. Ryan

                                                       SCHOONER CAPITAL LLC

                                                       BY:  SCHOONER CAPITAL TRUST, its sole member

                                                       By:  /s/ VINCENT J. RYAN
                                                            -----------------------------------------
                                                            Name:Vincent J. Ryan
                                                            Title: Chairman

                                                       IRON MOUNTAIN INCORPORATED

                                                       BY:  /S/ C. RICHARD REESE
                                                            -----------------------------------------
                                                            Name: C. Richard Reese
                                                            Title: Chairman and CEO

                                                            /s/ C. RICHARD REESE
                                                            -----------------------------------------
                                                            Name: C. Richard Reese

                                                                         ANNEX D

                          COMMONWEALTH OF PENNSYLVANIA
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           IRON MOUNTAIN INCORPORATED

    In compliance with the requirements of 15 Pa.C.S. Section1915 of the Business Corporation Law of 1988 (relating to articles of amendment), the undersigned business corporation, desiring to amend and restate its Articles of Incorporation, hereby states that:

FIRST:  The name of the Corporation is Iron Mountain Incorporated.

SECOND: The address of this Corporation's current registered office in this Commonwealth is:

    Corporation Service Company
    319 Market Street
    Harrisburg, PA 17101
    Dauphin County

THIRD: The Corporation is incorporated under the provisions of the Business Corporation Law of 1988, as amended. The date of incorporation of the Corporation was March 5, 1997.

FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is One Hundred Sixty Million (160,000,000) shares, to be divided into One Hundred Fifty Million (150,000,000) shares of Common Stock, par value $0.01 per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share.

    The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock as a class without series or in one or more series, and, by filing a statement pursuant to applicable law of the Commonwealth of Pennsylvania, to establish from time to time the number of shares to be included in each such class or series, and to fix the designations, powers, preferences and rights of the shares of each such class or series.

    Any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation.

FIFTH: The shareholders shall not have the right to cumulate their shares in voting for the election of Directors.

SIXTH: Subchapter E (Sections 2541-2548), Subchapter G (Sections 2561-2568) and Subchapter H (Section 2571-2578) of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to this Corporation.

SEVENTH: These Amended and Restated Articles of Incorporation supersede the Corporation's original Articles of Incorporation and all amendments thereto and prior restatement thereof.

EIGHTH:  The duration of the Corporation is perpetual.

                                                                         ANNEX E

                              AMENDED AND RESTATED
                                     BYLAWS
                                       OF
                           IRON MOUNTAIN INCORPORATED

                               ARTICLE I--OFFICE

    Section 1.1. REGISTERED OFFICE. The registered office of the Corporation shall be located within the Commonwealth of Pennsylvania at such place as the Board of Directors (hereinafter referred to as the "Board of Directors" or the "Board") shall determine from time to time.

                      ARTICLE II--MEETINGS OF SHAREHOLDERS

    Section 2.1. PLACE OF MEETINGS OF SHAREHOLDERS. Meetings of shareholders shall be held at such places, within or without the Commonwealth of Pennsylvania, as may be fixed from time to time by the Board of Directors. If no such place is fixed by the Board of Directors, meetings of the shareholders shall be held at the registered office of the Corporation.

    Section 2.2.  ANNUAL MEETING OF SHAREHOLDERS.

    (a) TIME. A meeting of the shareholders of the Corporation shall be held in each calendar year, commencing with the year 1998, at such time as the Board of Directors may determine.

    (b) ELECTION OF DIRECTORS. At such annual meeting, there shall be held an election of Directors.

    Section 2.3. SPECIAL MEETINGS OF SHAREHOLDERS. Except as expressly required by law, special meetings of the shareholders may be called at any time only by:

    (a) the Chairman of the Board, if any, if such officer is serving as the chief executive officer of the Corporation, and otherwise the President of the Corporation; or

    (b) the Board of Directors.

    Upon the written request of any person who has called a special meeting, under these Bylaws or applicable law, which request specifies the general nature of the business to be transacted at such meeting, it shall be the duty of the Secretary to fix the time and place of such meeting, which shall be held not less than five nor more than 60 days after the receipt of such request, and to give due notice thereof as required by Section 2.4 hereof. If the Secretary neglects or refuses to fix the time and place of such meeting, the person or persons calling the meeting may do so.

    Section 2.4. NOTICES OF MEETINGS OF SHAREHOLDERS. Written notice, complying with Article VI of these Bylaws, stating the place and time and, in the case of special meetings, the general nature of the business to be transacted at any meeting of the shareholders, shall be given to each shareholder of record entitled to vote at the meeting, except as provided in
Section 1707 of the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania BCL"), at least five days prior to the day named for the meeting, provided that notice shall be given at least ten days prior to the day named for a meeting to consider a fundamental change under Chapter 19 of the Pennsylvania BCL. Such notices may be given by, or at the direction of, the Secretary or other authorized person. If the Secretary or other authorized person neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so.

    Section 2.5.  QUORUM OF AND ACTION BY SHAREHOLDERS.

    (a) GENERAL RULE. Except as provided in subsections (c), (d) and (e) of this
       Section 2.5, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purpose of consideration and action on the matter. If two or more classes of stock are entitled to vote as separate classes upon any matter, then, in the case of each such class, a quorum for the consideration of such matter shall, except as otherwise provided by law or by the Corporation's Articles of Incorporation (the "Articles"), consist of the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all holders of shares of that class are entitled to cast on such matter. To the extent that a quorum is present with respect to consideration of any action or particular matter or matters but a quorum is not present as to any other matter or matters, consideration of an action on the matter or matters for which a quorum is present may occur and, after such consideration and action, the meeting may be adjourned for purposes of the consideration of and action on a matter or matters for which a quorum is not present. Unless the Pennsylvania BCL permits otherwise, this Section 2.5(a) may be modified only by a Bylaw amendment adopted by the shareholders.

    (b) ACTION BY SHAREHOLDERS. Except as otherwise provided by law, whenever any corporate action is to be taken by vote of the shareholders of the Corporation at a duly organized meeting of shareholders, it shall be authorized upon receiving the affirmative vote of a majority of the votes properly cast at the meeting with respect to such matter and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes properly cast by the shareholders entitled to vote as a class. Unless the Pennsylvania BCL permits otherwise, this Section 2.5(b) may be modified only by a Bylaw amendment adopted by the shareholders.

    (c) WITHDRAWAL. The shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

    (d) ELECTION OF DIRECTORS AT ADJOURNED MEETINGS. In the case of any meeting called for the election of Directors, those shareholders who attend a meeting called for the election of Directors that has been previously adjourned for lack of a quorum (whether with respect to a particular matter or all matters to be considered and acted upon at such meeting), although less than a quorum as fixed in subsection (a), shall nevertheless constitute a quorum for the purpose of electing Directors.

    (e) CONDUCT OF OTHER BUSINESS AT ADJOURNED MEETINGS. Those shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for one or more periods aggregating at least
       15 days because of an absence of a quorum (whether with respect to a particular matter or all matters to be considered and acted upon at such meeting), although less than a quorum as fixed in subsection (a), shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter.

    Section 2.6.  ADJOURNMENTS.

    (a) GENERAL RULE. Any regular or special meeting of the shareholders, including one at which Directors are to be elected, may be adjourned for such period as the shareholders present and entitled to vote shall direct.

    (b) LACK OF QUORUM. If a meeting cannot be organized because a quorum has not attended, those present may, except as otherwise provided in this
       Section 2.6, adjourn the meeting to such time and place as they may determine.

    (c) NOTICE OF AN ADJOURNED MEETING. When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board fixes a new record date for the adjourned meeting or applicable law requires notice of the business to be transacted and such notice has not previously been given.

    Section 2.7.  VOTING LIST, VOTING AND PROXIES.

    (a) VOTING LIST. The officer or agent having charge of the transfer books for shares of the Corporation shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof, except that, if the Corporation has 5,000 or more shareholders, in lieu of making the list, the Corporation may make the information therein available at the meeting by any other means.

    (b) VOTING. Except as otherwise specifically provided by law, all matters coming before the meeting shall be determined by a vote of shares. Such vote shall be taken by voice unless the presiding officer determines, or required by a vote of the shareholders, before the vote begins, that it be taken by ballot.

    (c) PROXIES. At all meetings of shareholders, shareholders entitled to vote may attend and vote either in person or by proxy. Every proxy shall be executed in writing by the shareholder or by such shareholder's duly authorized attorney-in-fact and filed with the Secretary of the Corporation. A proxy, unless coupled with an interest (as defined in Section 1759(d) of the Pennsylvania BCL), shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the Corporation. An unrevoked proxy shall not be valid after three years from the date of its execution unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the Secretary of the Corporation.

    (d) JUDGES OF ELECTION. In advance of any meeting of shareholders of the Corporation, the Board of Directors may appoint one or three Judges of Election, who need not be shareholders and who will have such duties as provided in Section 1765(a)(3) of the Pennsylvania BCL, to act at the meeting or any adjournment thereof. If one or three Judges of Election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, appoint one or three Judges of Election at the meeting. In case any person appointed as a Judge of Election fails to appear or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting or at the meeting by the presiding officer. A person who is a candidate for office to be filled at the meeting shall not act as a Judge of Election. Unless the Pennsylvania BCL permits otherwise, this
       Section 2.7(d) may be modified only by a Bylaw amendment adopted by the shareholders.

    Section 2.8. PARTICIPATION IN MEETINGS BY CONFERENCE TELEPHONE. The Board may provide by resolution, or the presiding officer may permit, with respect to a particular meeting of shareholders that one or more persons may participate in that meeting of the shareholders, be counted for the purposes of determining a quorum and exercise all rights and privileges to which such person might be entitled were such person personally in attendance, including the right to vote, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Unless the Board so provides, or the presiding officer so permits, no person may participate in a meeting of the shareholders by means of conference telephone or similar communications equipment.

    Section 2.9. NO CONSENTS IN LIEU OF MEETING. Subject to the rights of holders of shares of any class or series of Preferred Stock in respect of actions to be taken by holders of such shares, no action of the shareholders shall be taken by either unanimous or partial written consent or other consent in lieu of a meeting.

    Section 2.10. BUSINESS AT MEETINGS OF SHAREHOLDERS. (a) Except as otherwise provided by law (including but not limited to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto) or in these Bylaws, the business which shall be conducted at any meeting of the shareholders shall (i) have been specified in the written notice of the meeting (or any supplement thereto) given by the Corporation, (ii) be brought before the meeting at the direction of the Board of Directors, (iii) be brought before the meeting by the presiding officer of the meeting unless a majority of the Directors then in office object to such business being conducted at the meeting, or (iv) in the case of an annual meeting of shareholders, have been specified in a written notice given to the Secretary of the Corporation, by or on behalf of any shareholder who shall have been a shareholder of record on the record date for such meeting and who shall continue to be entitled to vote thereat (the "Shareholder Notice"), in accordance with all of the following requirements:

        (A) Each Shareholder Notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 60 days nor more than 90 days prior to the first anniversary (the "Anniversary") of the date the Corporation's proxy statement was released to shareholders in connection with the previous year's annual meeting of shareholders, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the later of (x) the 90(th) day prior to such annual meeting or
    (y) the close of business on the tenth day following the day on which public disclosure of the date of the meeting was made;


        (B) Each such Shareholder Notice must set forth: (i) the name and address of the shareholder who intends to bring the business before the meeting; (ii) the general nature of the business which such shareholder seeks to bring before the meeting, the reasons for conducting such business and, if a specific action is to be proposed, the text of the resolution or resolutions which the proposing shareholder proposes that the shareholders adopt; (iii) a representation that the shareholder is a holder of record of the stock of the Corporation entitled to vote at such meeting, including the class and number of shares of such stock that are owned beneficially and of record by such shareholder, and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting; (iv) whether such shareholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation's voting shares required under these Bylaws and applicable law to carry the proposal (an affirmative statement of such intent, a "Solicitation Notice"); and (v) any material interest of the shareholder in any proposed action. The presiding officer of the meeting may, in such officer's sole discretion, refuse to acknowledge any business proposed by a shareholder not made in compliance with the foregoing procedure; and

        (C) If the shareholder has provided the Corporation with a Solicitation Notice, such shareholder must have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation's voting shares required under applicable law to carry such proposal. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.10, the shareholder proposing such business must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.10.

        (D) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 2.10. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by this Section 2.10, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.10, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.10 and any shareholder proposal not required to be considered by such rules need not be considered.

                        ARTICLE III--BOARD OF DIRECTORS

    Section 3.1.  POWERS, NUMBER, CLASSIFIED BOARD, ETC.

        (a) GENERAL POWERS. Except as otherwise provided by law and these Bylaws, all powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors. Unless the Pennsylvania BCL permits otherwise, this Section 3.1(a) may be modified only by a Bylaw amendment adopted by the shareholders.

        (b) NUMBER. The number of members of the Board of Directors shall be the number of Directors serving at the time of adoption of this Section 3.1, or such other number as may thereafter from time to time (i) be determined by the Board of Directors, or (ii) be set forth in a notice of a meeting of shareholders called for the election of a full Board of Directors; provided, that if such notice contemplates a change in the size of the Board of Directors, such change shall take effect as of the time the election called for by the notice is held.

        (c) CLASSIFIED BOARD OF DIRECTORS. The Directors, other than Directors to be elected by holders of any series of Preferred Stock or any other series or class of stock as set forth in the Articles, shall be classified, with respect to the duration of the term for which they severally hold office, into three classes (denominated Class I, Class II and Class III) as nearly equal in number as reasonably possible. The Board of Directors shall increase or decrease the number of Directors in one or more classes as may be appropriate whenever it increases or decreases the number of Directors in order to ensure that the three classes shall be as nearly equal in number as reasonably as possible. The term of office of the initial Class I Directors shall expire at the annual meeting of shareholders in 1998, the term of office of the initial Class II Directors shall expire at the annual meeting of shareholders in 1999 and the term of office of the initial Class III directors shall expire at the annual meeting of shareholders in 2000. At the annual meeting of shareholders, beginning in 1998, the successors of the class of Directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. When a Director is elected, such director's class shall be identified.


        (d) TERM; VACANCIES. Each Director shall hold office until the expiration of the term for which he was selected and until his successor has been selected and qualified or until his earlier death, resignation or removal. Any vacancies on the Board of Directors, including vacancies resulting from an increase in the number of Directors, may be filled by a majority vote of the remaining members of the Board (though less than a quorum) or by a sole remaining Director or by the shareholders and each person so selected shall be a Director to serve for the balance of the unexpired term. A director elected to fill a vacancy on the Board shall be elected for a term expiring at the annual meeting when the term of a Director in such class would naturally expire.


        (e) QUALIFICATION. A Director must be a natural person at least 18 years of age.

    Section 3.2. PLACE OF MEETINGS. Meetings of the Board of Directors may be held at such place within or without the Commonwealth of Pennsylvania as a majority of the Directors may determine from time to time or as may be designated in the notice of the meeting.

    Section 3.3. REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held annually, immediately following the annual meeting of the shareholders, at the place where such meeting of the shareholders is held or at such other place and time as a majority of the Directors in office after the annual meeting of shareholders may designate. At such meeting, the Board of Directors shall elect officers of the Corporation. In addition to such regular meeting, the Board of Directors shall have the power to fix by resolution the place and time of other regular meetings of the Board.

    Section 3.4. SPECIAL MEETINGS. Special meetings of the Board of Directors shall be held whenever ordered by the Chairman of the Board, if any, by the President (if there is not then a Chairman of the Board), by a majority of the executive committee of the Board, if any, or by a majority of the Directors in office.

    Section 3.5. PARTICIPATION IN MEETINGS BY CONFERENCE TELEPHONE. Any Director may participate in any meeting of the Board of Directors or of any committee (provided such Director is otherwise entitled to participate), be counted for the purpose of determining a quorum thereof and exercise all rights and privileges to which such Director might be entitled were he or she personally in attendance, including the right to vote, or any other rights attendant to presence in person at such meeting, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

    Section 3.6.  NOTICES OF MEETINGS OF BOARD OF DIRECTORS.

       (a) REGULAR MEETINGS. No notice shall be required to be given of any regular meeting, unless the same is held at other than the place or time for holding such meeting as fixed in accordance with
           Section 3.3 of these Bylaws, in which event five days' notice shall be given of the place and time of such meeting complying with
           Article VI of these Bylaws.

       (b) SPECIAL MEETINGS. Written notice stating the place and time of any special meeting of the Board of Directors shall be sufficient if given at least twenty-four (24) hours in advance of the time fixed for the meeting.

    Section 3.7. QUORUM ACTION BY THE BOARD OF DIRECTORS. A majority of the Directors in office shall be necessary to constitute a quorum for the transaction of business and the acts of a majority of the Directors present and voting at a meeting at which a quorum is present shall be the acts of the Board of Directors. If there is no quorum present at a duly convened meeting of the Board of Directors, the majority of those present may adjourn the meeting from time to time and place to place.

    Section 3.8. ACTION BY UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS. Any action required or permitted to be taken at a meeting of the Directors, or of the members of any committee of the Board of Directors, may be taken without a meeting if, prior or subsequent to the action, a written consent or consents thereto by all of the Directors in office (or all of the members of the committee with respect to committee action) is filed with the Secretary of the Corporation. In addition to other means of filing with the Secretary, insertion of such consent in the minute book of the Corporation shall be deemed filing with the Secretary regardless of whether the Secretary or some other authorized person has actual possession of the minute book. Written consents by all of the directors or committee members, as the case may be, executed pursuant to this
Section 3.8 may be executed in any number of counterparts and shall be deemed effective as of the date set forth therein.

    Section 3.9.  COMMITTEES.

       (a) ESTABLISHMENT AND POWERS. The Board of Directors of the Corporation may, by resolution adopted by a majority of the Directors in office, establish one or more committees to consist of one (1) or more Directors of the Corporation. Any committee, to the extent provided in the resolution of the Board of Directors or in the Bylaws, shall have and may exercise all of the powers and authority of the Board of Directors, except that a committee shall not have any power or authority as to the following:

           (i) The submission to shareholders of any action requiring approval of shareholders under the Pennsylvania BCL.

           (ii) The creation or filling of vacancies in the Board of Directors.

           (iii) The adoption, amendment or repeal of the Bylaws.

           (iv) The amendment or repeal of any resolution of the Board of Directors that by its terms is amendable or repealable only by the Board of Directors.

           (v) Action on matters committed by the Bylaws or resolution of the Board of Directors to another committee of the Board of Directors.

    (b) ALTERNATE MEMBERS. The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purpose of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at a meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member.

    (c) TERM. Each committee of the Board of Directors shall serve at the pleasure of the Board of Directors.

    (d) STATUS OF COMMITTEE ACTION. The term "Board of Directors" or "Board," when used in any provision of these Bylaws relating to the organization or procedures of or the manner of taking action by the Board of Directors, shall be construed to include and refer to any executive or other committee of the Board of Directors. Any provision of these Bylaws relating or referring to action to be taken by the Board of Directors or the procedure required therefor shall be satisfied by the taking of corresponding action by a committee of the Board of Directors to the extent authority to take the action has been delegated to the committee pursuant to this Section. Notwithstanding the foregoing, in the event that the Corporation has an executive committee of the Board of Directors that consists of four members, three members shall constitute a quorum for the transaction of business and the acts of three of the members of the executive committee present and voting at a meeting at which a quorum is present shall be the acts of the executive committee.

    Section 3.10.  NOMINATIONS.  (a) Notwithstanding the provisions of
Section 2.10 of these Bylaws (dealing with business at meetings of shareholders), nominations for the election of Directors may be made by only the Board of Directors, a committee appointed by the Board of Directors or by any shareholder of record entitled to vote in the election of Directors who is a shareholder at the record date of the meeting and also on the date of the meeting at which Directors are to be elected; provided, however, that with respect to a nomination made by a shareholder, such shareholder must provide timely written notice to the Chairman of the Board of the Corporation or, if there be none, the President of the Corporation in accordance with the following requirements, except as otherwise provided by law:

    (A) To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation addressed to the attention of the Chairman of the Board or, if there be none, the President (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 60 days nor more than 90 days prior to the Anniversary, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of shareholders called for the purpose of electing Directors, not later than the later of
       (x) the 90(th) day prior to such meeting or (y) the close of business on the tenth day following the day on which public disclosure of the date of the meeting was made; PROVIDED, HOWEVER, such time periods shall be subject to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto, to the extent applicable;

    (B) Each such written notice must set forth: (i) the name and address of the shareholder who intends to make the nomination; (ii) the name, age and address of the person or persons to be nominated; (iii) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting, including the class and number of shares of such stock that are owned beneficially and of record by such shareholder, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a Solicitation Notice or a statement that the shareholder does not intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Corporation's voting shares to elect such nominee or nominees; (v) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (vi) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors (including, without limitation, the principal occupation or employment of such person); and (vii) the written consent of each nominee to serve as a Director of the Corporation if so elected. The presiding officer of the meeting may refuse, in such officer's sole discretion, to acknowledge the nomination of any person as not made in compliance with the foregoing procedure; and


    (C) If the shareholder has provided the Corporation with a Solicitation Notice, such shareholder must have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation's voting shares reasonably believed by such shareholder to be sufficient to elect the nominee or nominees proposed to be nominated by such shareholder. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 3.10, the shareholder proposing such nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 3.10.

    (D) No person shall be eligible to serve as a Director of the Corporation unless nominated in accordance with the procedures set forth in this
       Section 3.10. The Chairman of the meeting shall, as the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Section 3.10, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 3.10, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 3.10 and any shareholder proposal not required to be considered by such rules need not be considered.

    Section 3.11. PAYMENTS TO DIRECTORS. Directors may be reimbursed for the expenses of attending Board meetings and committee meetings and may be paid a fixed sum for attendance at each meeting or such other compensation for their services as may, from time to time, be fixed by the Board of Directors. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

    Section 3.12. DISTRIBUTIONS. The Directors may, to the extent permitted by law, authorize and the Corporation may make distributions from time to time.

                              ARTICLE IV--OFFICERS

    Section 4.1. ELECTION AND OFFICE. The Corporation shall have a President, a Secretary and a Treasurer who shall be elected by the Board of Directors. The Board of Directors may elect as additional officers a Chairman of the Board, a Chairman Emeritus, one or more Vice Chairmen of the Board, one or more Vice Presidents, a Chief Financial Officer, and one or more other officers or assistant officers. Any number of offices may be held by the same person. The President and the Secretary shall be natural persons of the age of 18 years or older. The Treasurer may be a corporation, but if a natural person shall be of the age of 18 years or older.

    Section 4.2. TERM. The officers and assistant officers shall each serve at the pleasure of the Board of Directors until the first meeting of the Board of Directors following the next annual meeting of shareholders, unless removed from office by the Board of Directors during their respective tenures. Officers may, but need not, be Directors.

    Section 4.3. POWERS AND DUTIES OF THE CHAIRMAN OF THE BOARD. The Chairman of the Board of Directors, if any, shall be the chief executive officer of the Corporation, and, subject to the direction of the Board of Directors, shall have general charge of the management and direction of the business, affairs and property of the Corporation, and general supervision over its other officers and agents, and, when present, shall preside at all meetings of the shareholders and the Board of Directors. The Chairman of the Board of Directors shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

    Section 4.4. CHAIRMAN EMERITUS. A Chairman Emeritus may be designated from time to time by the Board of Directors. The Chairman Emeritus shall, at the pleasure of the Board of Directors, receive notice of, and be invited to attend and participate in, all meetings of the Board of Directors; provided, however, that the Chairman Emeritus shall not have a vote on any matter brought before such meeting. The Chairman Emeritus shall not have any power or authority to act on behalf of the Corporation other than in connection with the performance of such duties as the Board of Directors shall from time to time designate.

    Section 4.5. POWERS AND DUTIES OF THE PRESIDENT. In the absence of a Chairman of the Board, the President shall have duties and powers given in these Bylaws to the Chairman of the Board. If there is a Chairman of the Board and unless otherwise determined by the Board of Directors, the

President shall be the chief operating officer of the Corporation. In general, he shall perform all duties incident to the office of President and, unless otherwise determined by the Board of Directors, chief operating officer and shall see that all orders and resolutions of the Board of Directors and the Chairman of the Board, if any, are carried into effect and shall perform such other executive, supervisory and management functions and duties as may be assigned to him from time to time by the Board of Directors or the Chairman of the Board.

    Section 4.6. POWERS AND DUTIES OF THE SECRETARY. Unless otherwise determined by the Board of Directors, the Secretary shall be responsible for the keeping of the minutes of all meetings of the Board of Directors and the shareholders, in books provided for that purpose, and for the giving and serving of all notices for the Corporation. The Secretary shall perform all other duties ordinarily incident to the office of Secretary and shall have such other powers and perform such other duties as may be assigned to the Secretary by the Board of Directors. The minute books of the Corporation may be held by a person other than the Secretary.

    Section 4.7. POWERS AND DUTIES OF THE TREASURER. Unless otherwise determined by the Board of Directors, the Treasurer shall have charge of all the funds and securities of the Corporation which may come into such officer's hands. When necessary or proper, unless otherwise determined by the Board of Directors, the Treasurer shall endorse for collection on behalf of the Corporation checks, notes and other obligations, and shall deposit the same to the credit of the Corporation to such banks or depositories as the Board of Directors may designate and may sign all receipts and vouchers for payments made to the Corporation. The Treasurer shall sign all checks made by the Corporation, except when the Board of Directors shall otherwise direct. The Treasurer shall be responsible for the regular entry in books of the Corporation to be kept for such purpose of a full and accurate account of all funds and securities received and paid by the Treasurer on account of the Corporation. Whenever required by the Board of Directors, the Treasurer shall render a statement of the financial condition of the Corporation. The Treasurer shall have such other powers and shall perform the duties as may be assigned to such officer from time to time by the Board of Directors. The Treasurer shall give such bond, if any, for the faithful performance of the duties of such office as shall be required by the Board of Directors. If the Corporation has a Chief Financial Officer, the Chief Financial Officer shall have such power and authority as determined by the Board of Directors, including without limitation, the powers provided herein of the Treasurer.

    Section 4.8. POWERS AND DUTIES OF VICE PRESIDENTS AND ASSISTANT OFFICERS. Unless otherwise determined by the Board of Directors, each Vice Chairman, Vice President and each assistant officer shall have the powers and perform the duties of his or her respective superior officer. Vice Presidents and assistant officers shall have such rank as may be designated by the Board of Directors. Vice Presidents may be designated as having responsibility for a specific area of the Corporation's affairs, in which event such Vice President shall be superior to the other Vice Presidents in relation to matters within his or her area. The President shall be the superior officer of the Vice Presidents. The Chairman of the Board shall be the superior officer of the Vice Chairmen and the President. The Treasurer and Secretary shall be the superior officers of the Assistant Treasurers and Assistant Secretaries, respectively.

    Section 4.9. DELEGATION OF OFFICE. The Board of Directors may delegate the powers or duties of any officer of the Corporation to any other person from time to time.

    Section 4.10. VACANCIES. The Board of Directors shall have the power to fill any vacancies in any office occurring for any reason.

                            ARTICLE V--CAPITAL STOCK

    Section 5.1.  SHARE CERTIFICATES.

    (a) EXECUTION. Except as otherwise provided in Section 5.6, the shares of the Corporation shall be represented by certificates. Unless otherwise provided by the Board of Directors, every share certificate shall be signed by two officers and sealed with the corporate seal, which may be a facsimile, engraved or printed, but where such certificate is signed by a transfer agent or a registrar, the signature of any corporate officer upon such certificate may be a facsimile, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise, before the certificate is issued, it may be issued with the same effect as if the officer had not ceased to be such at the date of its issue. In case the corporate seal which has been affixed to, impressed on, or reproduced in any such certificate or certificates shall cease to be the seal of the Corporation before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered by the Corporation as though the seal affixed thereto, impressed thereon or reproduced therein had not ceased to be the seal of the Corporation. The provisions of this Section 5.1 shall be subject to any inconsistent or contrary agreement at the time between the Corporation and any transfer agent or registrar.

    (b) DESIGNATIONS, ETC. To the extent the Corporation is authorized to issue shares of more than one class or series, every certificate shall set forth upon the face or back of the certificate (or shall state on the face or back of the certificate that the Corporation will furnish to any shareholder upon request and without charge) a full or summary statement of the designations, voting rights, preferences, limitations and special rights of the shares of each class or series authorized to be issued so far as they have been fixed and determined and the authority of the Board of Directors to fix and determine the designations, voting rights, preferences, limitations and special rights of the classes and series of shares of the Corporation.

    (c) FRACTIONAL SHARES. Except as otherwise determined by the Board of Directors, shares or certificates therefor may be issued as fractional shares for shares held by any dividend reinvestment plan or employee benefit plan created or approved by the Corporation's Board of Directors, but not by any other person.


    Section 5.2. TRANSFER OF SHARES. Transfer of certificated shares shall be made on the books of the Corporation only upon surrender of the share certificate, duly endorsed or with duly executed stock powers attached and otherwise in proper form for transfer (which shall include, without limitation, such proof or guaranty of the authenticity of the signature as the Corporation or its agents may require), which certificate shall be cancelled at the time of the transfer. In the event the Board authorizes uncertificated shares, as permitted by the Articles, the Board shall adopt alternative procedures for registration of transfers of such uncertificated shares. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by law, by the Articles or these Bylaws. It shall be the duty of each shareholder to notify the Corporation of his or her post office address.


    Section 5.3.  DETERMINATION OF SHAREHOLDERS OF RECORD.

    (a) FIXING RECORD DATE. The Board of Directors of the Corporation may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall be not more than 90 days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the Corporation after any record date fixed as provided in this subsection. The Board of Directors may similarly fix a record date for the determination of shareholders of record for any other purpose. When a determination of shareholders of record has been made as provided in this section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date for the adjourned meeting.

    (b) DETERMINATION WHEN NO RECORD DATE FIXED. If a record date is not fixed:

        (i) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held.

        (ii) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

    (c) CERTIFICATION BY NOMINEE. The Board of Directors may adopt a procedure whereby a shareholder of the Corporation may certify in writing to the Corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of a specified person or persons. The resolution of the Board of Directors may set forth:

        (i) the classification of shareholder who may certify;

        (ii) the purpose or purposes for which the certification may be made;

       (iii) the form of certification and information to be contained therein;

        (iv) if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and

        (v) such other provisions with respect to the procedure as are deemed necessary or desirable.

    Upon receipt by the Corporation of a certification complying with the procedure, the persons specified in the certification shall be deemed, for the purposes set forth in the certification, to be the holders of record of the number of shares specified in place of the shareholder making the certification.

    Section 5.4. LOST SHARE CERTIFICATES. Unless waived in whole or in part by the Board of Directors, any person requesting the issuance of a new certificate in lieu of an alleged lost, destroyed, mislaid or wrongfully taken certificate shall (a) give to the Corporation his or her bond of indemnity with an acceptable surety, and (b) satisfy such other requirements as may be imposed by the Corporation. Thereupon, a new share certificate shall be issued to the registered owner or his or her assigns in lieu of the alleged lost, destroyed, mislaid or wrongfully taken certificate, provided that the request therefor and issuance thereof have been made before the Corporation has notice that such shares have been acquired by a bona fide purchaser.

    Section 5.5. CLOSING OF TRANSFER BOOKS. The stock transfer books of the Corporation may, if deemed appropriate by the Board of Directors, be closed for such length of time not exceeding fifty (50) days as the Board of Directors (but not the shareholders) may determine, preceding the date of any meeting of shareholders or the date for the payment of any dividend or the date for the allotment of rights or the date when any issuance, change, conversion or exchange of capital stock shall go into effect, during which time no transfer of stock on the books of the Corporation may be made.

    Section 5.6. UNCERTIFICATED SHARES. Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof, a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical. Notwithstanding anything herein to the contrary, the provisions of Section 5.2 shall be inapplicable to uncertificated shares and in lieu thereof the Board of Directors shall adopt alternative procedures for registration of transfers.

                  ARTICLE VI--NOTICES--COMPUTING TIME PERIODS

    Section 6.1. CONTENTS OF NOTICE. Whenever any notice of a meeting is required to be given pursuant to these Bylaws, the Articles or otherwise, the notice shall specify: (a) the place, date and time of the meeting; (b) in the case of a special meeting of shareholders or where otherwise required by law or the Bylaws, the general nature of the business to be transacted at such meeting; and (c) any other information required by law.

    Section 6.2. METHOD OF NOTICE. Whenever written notice is required to be given to any person under the provisions of applicable law, the Articles or these Bylaws, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answerback received) or courier service, charges prepaid, or by facsimile transmission, to such person's address (or to such person's telex, TWX or telecopier number) appearing on the books of the Corporation or, in the case of Directors, supplied by such Director to the Corporation for the purpose of notice. If the notice is sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex, TWX or facsimile, when dispatched. Except as otherwise provided herein, or as otherwise directed by the Board of Directors, notices of meetings may be given by, or at the direction of, the Secretary.

    Section 6.3.  COMPUTING TIME PERIODS.

        (a) DAYS TO BE COUNTED. In computing the number of days for purposes of these Bylaws, all days shall be counted, including Saturdays, Sundays or a holiday on which national banks are or may elect to be closed ("Holiday"); provided, however, that if the final day of any time period falls on a Saturday, Sunday or Holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or Holiday. In computing the number of days for the purpose of giving notice of any meeting, the date upon which the notice is given shall be counted but the day set for the meeting shall not be counted.

        (b) ONE DAY NOTICE. In any case where only one day's notice is being given, notice must be given at least 24 hours in advance of the date and time specified for the meeting in question, by delivery in person, telephone, telex, TWX, facsimile or similar means of communication.

    Section 6.4. WAIVER OF NOTICE. Whenever any notice is required to be given by law or the Articles or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

    Section 6.5. MODIFICATION OF PROPOSAL CONTAINED IN NOTICE. Whenever the language of a proposed resolution is included in a written notice of a meeting required to be given under the provisions of the Pennsylvania BCL, the Articles or these Bylaws, the meeting considering the resolution may, without further notice, adopt it with such clarifying or other amendments as do not enlarge its original purpose.

    Section 6.6. BULK MAIL. If the Corporation has more than 30 shareholders, notice of any regular or special meeting of the shareholders, or any other notice required by the Pennsylvania BCL or by the Articles of these Bylaws to be given to all shareholders or to all holders of a class or a series of shares, may be given by any class of post-paid mail if the notice is deposited in the United States mail at least 20 days prior to the day named for the meeting or any corporate or shareholder action specified in the notice.

    Section 6.7. SHAREHOLDER WITHOUT FORWARDING ADDRESSES. Notice or other communications need not be sent to any shareholder with whom the Corporation has been unable to communicate for more than 24 consecutive months because communications to the shareholder are returned unclaimed or the shareholder has otherwise failed to provide the Corporation with a current address. Whenever the shareholder provides the Corporation with a current address, the Corporation shall commence sending notices and other communications to the shareholder in the same manner as to other shareholders.

              ARTICLE VII--LIMITATION OF DIRECTORS' LIABILITY AND
            INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS

    Section 7.1. LIMITATION OF DIRECTORS' LIABILITY. No Director of the Corporation shall be personally liable, as such, for monetary damages for any action taken or any failure to take any action unless: (a) the Director has breached or failed to perform the duties of his or her office under the Pennsylvania BCL, and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Section shall not apply to the responsibility or liability of a Director pursuant to any criminal statute, or to the liability of a Director for the payment of taxes pursuant to Federal, state or local law.

    Section 7.2.  INDEMNIFICATION AND INSURANCE.

        (a) Indemnification of Directors and Officers.

           (i) Each Indemnitee (as defined below) shall be indemnified and held harmless by the Corporation for all actions taken by him or her and for all failures to take action (regardless of the date of any such action or failure to take action) to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including without limitation attorneys fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred by or imposed upon the Indemnitee in connection with any Proceeding (as defined below). No indemnification pursuant to this Section shall be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

           (ii) The right to indemnification provided in this Section shall include the right to have the expenses incurred by the Indemnitee in defending any Proceeding paid by the Corporation in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania law; provided that, if Pennsylvania law continues so to require, the payment of such expenses incurred by the Indemnitee in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced without interest if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section or otherwise.

           (iii) Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

           (iv) For purposes of this Article, (A) "Indemnitee" shall mean each Director or officer of the Corporation (including, without limitation, the Chairman Emeritus) who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding, by reason of the fact that he or she is or was a representative of the Corporation or is or was serving in any capacity at the request or for the benefit of the Corporation as a representative of another corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise; and (B) "Proceeding" shall mean any threatened, pending or completed action, suit or proceeding (including without limitation an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative, investigative or through arbitration.

        (b) INDEMNIFICATION OF EMPLOYEES AND OTHER PERSONS. The Corporation may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees. To the extent that any such employee or agent of the Corporation has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        (c) NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the advancement of expenses provided in this Article shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of the Articles or Bylaws, agreement, vote of shareholders or Directors, or otherwise.

        (d) INSURANCE. The Corporation may purchase and maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under Pennsylvania or other law. The Corporation may also purchase and maintain insurance to insure its indemnification obligations whether arising hereunder or otherwise.

        (e) FUND FOR PAYMENT OF EXPENSES. The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise may secure in any manner its indemnification obligations, whether arising hereunder, under the Articles, by agreement, vote of shareholders or Directors, or otherwise.

    Section 7.3. AMENDMENT. The provisions of this Article VII relating to the limitation of Directors' liability, to indemnification and to the advancement of expenses shall constitute a contract between the Corporation and each of its Directors and officers which may be modified as to any Director or officer in respect of any act or omission occurring prior to the date of any such modification only with that person's consent or as specifically provided in this Section. Notwithstanding any other provision of these Bylaws relating to their amendment generally, any repeal or amendment of this Article VII which is adverse to any Director or officer shall apply to such Director or officer only on a prospective basis, and shall not reduce any limitation on the personal liability of a Director of the Corporation, or limit the rights of an Indemnitee to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Bylaws, no repeal or amendment of these Bylaws shall affect any or all of this Article so as either to reduce the limitation of Directors' liability or limit indemnification or the advancement of expenses in any manner unless adopted by (a) the unanimous vote of the Directors of the Corporation then serving, or (b) the affirmative vote of shareholders entitled to cast not less than a majority of the votes that all shareholders are entitled to cast in the election of Directors; provided that no such amendment shall have retroactive effect inconsistent with the preceding sentence.

    Section 7.4. CHANGES IN PENNSYLVANIA LAW. References in this Article VII to Pennsylvania law or to any provision thereof shall be to such law as it existed on the date this Article VII was adopted or as such law thereafter may be changed; provided that (a) in the case of any change which expands the liability of Directors or limits the indemnification rights or the rights to advancement of expenses which the Corporation may provide, the rights to limited liability, to indemnification and to the advancement of expenses provided in this Article shall continue as theretofore to the extent permitted by law; and
(b) if such change permits the Corporation without the requirement of any further action by shareholders or Directors to limit further the liability of Directors (or limit the liability of officers) or to provide broader indemnification rights or rights to the advancement of expenses than the Corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

                           ARTICLE VIII--FISCAL YEAR

    Section 8.1. DETERMINATION OF FISCAL YEAR. The Board of Directors shall have the power by resolution to fix the fiscal year of the Corporation. If the Board of Directors shall fail to do so, the Chairman of the Board or, if there be none, the President of the Corporation shall fix the fiscal year.

                             ARTICLE IX--AMENDMENTS

    Section 9.1. Except as otherwise expressly provided in Section 7.3:

        (a) SHAREHOLDERS. The shareholders entitled to vote thereon shall have the power to alter, amend, or repeal these Bylaws, by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon, at any regular or special meeting, duly convened after notice to the shareholders of such purpose. In the case of a meeting of shareholders to amend or repeal these Bylaws, written notice shall be given to each shareholder that the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of the Bylaws.

        (b) BOARD OF DIRECTORS. The Board of Directors (but not a committee thereof), by a vote of the majority of Directors then in office, shall have the power to alter, amend, and repeal these Bylaws, regardless of whether the shareholders have previously adopted the Bylaw being amended or repealed, subject to the power of the shareholders to change such action, provided that the Board of Directors shall not have the power to amend these Bylaws on any subject that is expressly committed to the shareholders by the express terms hereof, by Section 1504 of the Pennsylvania BCL or otherwise.

               ARTICLE X--INTERPRETATION OF BYLAWS--SEPARABILITY

    Section 10.1. INTERPRETATION. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the Pennsylvania BCL. If any provision of these Bylaws shall be inconsistent with any provision of the Articles, the provision of the Articles shall prevail. Where any provision of these Bylaws refers to a rule or process as set forth in these Bylaws, the reference shall be construed to include and be satisfied by any rule or process on the same subject set forth in the Articles.

    Section 10.2. SEPARABILITY. The provisions of these Bylaws are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                    ARTICLE XI--DETERMINATIONS BY THE BOARD

    Section 11.1. EFFECT OF BOARD DETERMINATIONS. Any determination involving interpretation or application of these Bylaws made in good faith by the Board of Directors shall be final, binding and conclusive on all parties in interest.

                                                                         ANNEX F

                           [BEAR STEARNS LETTERHEAD]

October 20, 1999
The Board of Directors
Iron Mountain Incorporated
745 Atlantic Avenue
Boston, MA 02111

Gentlemen:

    We understand that Iron Mountain Incorporated ("Iron Mountain") and Pierce Leahy Corp. ("Pierce Leahy") will enter into an agreement (the "Merger Agreement") to be dated on or about October 20, 1999, pursuant to which Iron Mountain will acquire Pierce Leahy (the "Merger"), with the effect equivalent to a fixed exchange ratio of 1.10 shares of Iron Mountain common stock per Pierce Leahy common share (as used herein, the "Exchange Ratio"). We understand that Pierce Leahy will be the surviving legal entity in the Merger and that it will be renamed "Iron Mountain Incorporated" upon consummation of the Merger. Immediately prior to the Merger, existing Pierce Leahy shareholders will receive a stock dividend of 0.10 common shares of Pierce Leahy for each Pierce Leahy common share they own. As a result of the Merger, the former Iron Mountain stockholders will receive 1.00 share of the surviving entity per Iron Mountain share of common stock owned. You have provided us with a copy of the Merger Agreement, together with the exhibits and schedules thereto, in substantially final form.

    You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the stockholders of Iron Mountain.

    In the course of performing our review and analyses for rendering this opinion, we have:

    - reviewed the Merger Agreement, together with the exhibits and schedules thereto, in substantially final form;

    - reviewed Iron Mountain's and Pierce Leahy's Annual Reports on Form 10-K for the years ended December 31, 1997 and 1998, and Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999;

    - reviewed Iron Mountain's Current Reports on Form 8-K filed on January 19, 1999, April 16, 1999 and July 9, 1999 and on Form 8-K/A filed on
      March 22, 1999;

    - reviewed certain operating and financial information, including financial projections and operational cost synergy estimates, provided to us by Iron Mountain's management relating to Iron Mountain's and Pierce Leahy's businesses and future prospects;

    - met with certain members of Iron Mountain's and Pierce Leahy's senior management to discuss their respective companies' businesses, operations, historical and projected financial results and future prospects;

    - reviewed the historical prices, valuation parameters and trading volumes of the common stock of Iron Mountain and the common shares of Pierce Leahy;

    - reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to Iron Mountain and Pierce Leahy;

Iron Mountain Incorporated
October 20, 1999
Page 2

    - reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Pierce Leahy;

    - performed discounted cash flow analyses based on the projections and operational cost synergy estimates for Pierce Leahy provided by Iron Mountain's management;

    - conducted an accretion/dilution analysis, comparing Iron Mountain's stand-alone cash earnings per share of common stock with cash earnings per common share of the surviving entity pro forma for the Merger;

    - compared Iron Mountain's trading multiples with Pierce Leahy's valuation multiples as implied in the Merger;

    - performed a relative contribution analysis, comparing revenue, EBITDA and free cash flow contributions to the relative enterprise value of the combined entity and comparing cash earnings, net income and EBITDA minus interest to equity ownership of the combined entity pro forma for the Merger; and

    - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

    In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the financial projections and operational cost synergy estimates, provided to us by Iron Mountain and Pierce Leahy. With respect to Iron Mountain's and Pierce Leahy's projected financial results and the estimated operational cost synergies that could be achieved upon consummation of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Iron Mountain and Pierce Leahy as to the expected future performance of Iron Mountain and Pierce Leahy and the surviving entity. We have not assumed any responsibility for the independent verification of any such information or of the financial projections and operational cost synergy estimates provided to us, and we have further relied upon the assurances of the senior managements of Iron Mountain and Pierce Leahy that they are unaware of any facts that would make the information, financial projections and operational cost synergy estimates provided to us incomplete or misleading.

    In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Iron Mountain and Pierce Leahy, nor have we been furnished with any such appraisals. We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code. We have also assumed that the Merger will be consummated in accordance with Merger Agreement without any limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Iron Mountain. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

    We have acted as a financial advisor to Iron Mountain in connection with the Merger and will receive a fee for such services. Bear, Stearns & Co. Inc. has previously been engaged by Iron Mountain to provide certain investment banking and financial advisory services and in connection with offerings of equity and debt securities. In the ordinary course of business, Bear, Stearns & Co. Inc. may actively trade the equity and debt securities of Iron Mountain and/or Pierce Leahy for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Iron Mountain Incorporated
October 20, 1999
Page 3

    It is understood that this letter is intended for the benefit and use of the Board of Directors of Iron Mountain and does not constitute a recommendation to the Board of Directors of Iron Mountain or any holders of Iron Mountain common stock as to how to vote in connection with the Merger. This opinion does not address Iron Mountain's underlying business decision to pursue the Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Iron Mountain common stock in connection with the Merger.

    Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Iron Mountain.

Very truly yours,

BEAR, STEARNS & CO. INC.

By: /s/ J. ROBERT BURTON
-------------------------
Senior Managing Director

                   [First Union Securities, Inc. Letterhead]

                                                                         ANNEX G

CONFIDENTIAL

October 20, 1999

The Board of Directors

Pierce Leahy Corp.

631 Park Avenue

King of Prussia, PA 19406

Members of the Board:

    You have asked us to advise you with respect to the fairness, from a financial point of view, to the shareholders of Pierce Leahy Corp. ("Pierce Leahy" or the "Company") of the consideration to be received by such shareholders pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of October 6, 1999 between Pierce Leahy and Iron Mountain, Inc. ("Iron Mountain"). As more fully described in the Agreement, the Company and Iron Mountain will carry out a business combination transaction pursuant to which Iron Mountain will merge with and into Pierce Leahy (the "Merger"). In order to effect the Merger, prior to the Effective Time, the Company will declare a one-for-ten stock dividend, and in connection with the Merger, at the Effective Time and by virtue of the Merger, each share of Iron Mountain common stock, par value $0.01 per share, will be converted into one share of Pierce Leahy common stock, par value $0.01 per share.

    In arriving at our opinion, we have, among other things:

    - Reviewed the financial terms of the Merger, as set forth in the Agreement;

    - Reviewed certain historical business, financial, and other information related to Pierce Leahy and Iron Mountain;

    - Reviewed certain financial forecasts and other data provided to us by members of the Company's and Iron Mountain's management relating to the respective businesses;

    - Conducted discussions with members of Pierce Leahy's and Iron Mountain's respective managements with respect to the business, prospects, and financial forecasts of the Company and Iron Mountain;

    - Compared the financial position and operating results of Pierce Leahy and Iron Mountain with those of publicly traded companies we deemed relevant;

    - Compared the financial terms of the Merger with certain of the financial terms of other similar transactions we deemed relevant; and

    - Conducted such other financial studies, analyses and investigations as we deemed appropriate.

    In connection with our review, we have relied upon the accuracy and completeness of the information provided to us by members of Pierce Leahy's and Iron Mountain's respective managements as well as independent audits of the Company and Iron Mountain for fiscal 1999, and we have not assumed any responsibility for any independent verification of such information. With respect to Pierce Leahy's and Iron Mountain's respective financial forecasts, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgement of management as to the future financial performance of the Company and Iron Mountain, respectively. We have discussed Pierce Leahy's and Iron Mountain's respective financial forecasts with management of the Company and Iron Mountain, but we assume no responsibility for and express no view as to Pierce Leahy's and Iron Mountain's respective financial forecasts or the assumptions upon which they are based.

    Our opinion is necessarily based on economic, market, financial, and other conditions and the information made available to us as of the date hereof. In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement that we reviewed, without any waiver of any material terms or conditions. Our opinion does not address the relative merits of the Merger and the other business strategies considered by Pierce Leahy's Board of Directors, nor does it address the Company's Board of Directors' decision to proceed with the Merger.

    First Union Securities, Inc. is an investment banking firm and an affiliate of First Union Corporation. We have been engaged to render financial advisory services to Pierce Leahy in connection with the Merger and will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Pierce Leahy and Iron Mountain for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, First Union Securities, Inc. and its affiliates (including First Union Corporation and its affiliates) may maintain relationships with Pierce Leahy and Iron Mountain, and First Union National Bank is a participant in the Company's existing revolving credit facility.

    Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Pierce Leahy in its evaluation of the proposed Merger and do not constitute a recommendation to the Company. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to First Union Securities, Inc. or First Union Corporation be made, without our prior written consent.

    Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be received in the Merger by the shareholders of Pierce Leahy is fair, from a financial point of view, to such shareholders.

Very truly yours,

/s/ FIRST UNION SECURITIES

FIRST UNION SECURITIES, INC.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subchapter D (Sections 1741 through 1750) of Chapter 17 the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives") and related matters.

    Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

    Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

    Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

    Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

    Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

    Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

    Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation or an employee benefit plan.

    Section 7.2 of the Company's Bylaws provides indemnification to directors and officers for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative, investigative or through arbitration. Section 7.2 also permits the Company, by action of its Board of Directors, to indemnify officers, employees and other persons to the same extent as directors. Amendments, repeals or modifications of Section 7.2 can only be prospective and such changes require the affirmative vote of not less than all of the directors then serving or holders of a majority of the outstanding shares of stock of the Company entitled to vote in elections of directors. Section 7.2 further permits the Company to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law.

    ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


       EXHIBIT
         NO.                                        EXHIBIT
---------------------                               -------
           2.1            Agreement and Plan of Merger by and between Iron Mountain
                          and Pierce Leahy dated as of October 20, 1999 (included as
                          Annex A to the joint proxy statement/prospectus which forms a part of this Registration Statement)

           2.2            Agreement and Plan of Merger, dated as of June 5, 1998, by and among Iron Mountain Records Management, Inc., Iron
                          Mountain/NUS, Inc. and National Underground Storage, Inc.
                          (confidential treatment granted as to certain portions)
                          (incorporated by reference to Exhibit 2.1 to Iron Mountain's
                          Current Report on Form 8-K dated July 10, 1998, File No.
                          0-27584)

           2.3            Stock Purchase Agreement, dated as of February 28, 1999, by and among Iron Mountain, Data Base, Inc. and all of the
                          stockholders of Data Base, Inc. (confidential treatment
                          granted as to certain portions) (incorporated by reference to Exhibit 2.10 to Iron Mountain's Annual Report on Form
                          10-K for the year ended December 31, 1998, File No. 0-27584)

           2.4            Stock Purchase Agreement, dated as of April 1, 1999, by and among Iron Mountain Records Management, Inc., First American
                          Records Management, Inc. and all of the stockholders of
                          First American Records Management, Inc. (confidential
                          treatment granted as to certain portions) (incorporated by reference to Exhibit 2.2 to Iron Mountain's Current Report on Form 8-K dated April 16, 1999, File No. 0-27584)

           3.1            Articles of Incorporation of Pierce Leahy (incorporated by reference to Exhibit 3.1 to Pierce Leahy's Registration
                          Statement on Form S-1, File No. 333-23121)

           3.2            Bylaws of Pierce Leahy (incorporated by reference to Exhibit
                          3.2 to Pierce Leahy's Registration Statement on Form S-1,
                          File No. 333-23121)

       EXHIBIT
         NO.                                        EXHIBIT
---------------------                               -------
           3.3            Amended and Restated Articles of Incorporation of Pierce
                          Leahy (included as Annex D to the joint proxy
                          statement/prospectus which forms a part of this Registration
                          Statement)

           3.4            Amended and Rested Bylaws of Pierce Leahy (included as Annex
                          E to the joint proxy statement/prospectus which forms a part of this Registration Statement)

           3.5            Designation, Rights and Preferences of the Series A
                          Redeemable Senior Pay-In-Kind Preferred Stock (incorporated by reference to Exhibit 3.3 to Pierce Leahy's Annual Report on Form 10-K for the year ended December 31, 1998)

            *5            Opinion of Cozen and O'Connor

          *8.1            Tax Opinion of Cozen and O'Connor

          *8.2            Tax Opinion of Sullivan & Worcester LLP

             9            Amended and Restated Voting Trust Agreement by and among
                          certain shareholders of Pierce Leahy (incorporated by
                          reference to Exhibit 9 to Pierce Leahy's Annual Report on
                          Form 10-K for the year ended December 31, 1997)

          10.1            Pierce Leahy Shareholders' Agreement (included as Annex B to the joint proxy statement/ prospectus which forms a part of this Registration Statement)

          10.2            Iron Mountain Voting Agreement (included as Annex C to the joint proxy statement/ prospectus which forms a part of this
                          Registration Statement)

         *10.3            Form of employment agreement by and between Pierce Leahy and
                          J. Peter Pierce

          10.4            Pierce Leahy Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.3 to Pierce Leahy's Registration
                          Statement on Form S-4, File No. 333-9963)

          10.5 Pierce Leahy 1997 Stock Option Plan (incorporated by reference to Exhibit 10.2 to Pierce Leahy's Registration
                          Statement on Form S-1, File No. 333-23121)

          10.6(a)         Second Amended and Restated Credit Agreement dated as of
                          February 24, 1999, among Pierce Leahy, Pierce Leahy Command
                          Company, the several lenders from time to time parties
                          thereto, Canadian Imperial Bank of Commerce, as Canadian
                          Administrative Agent, and Canadian Imperial Bank of
                          Commerce, New York Agency, as U.S. Administrative Agent
                          (incorporated by reference to Exhibit 10.3(a) to Pierce
                          Leahy's Annual Report on Form 10-K for the year ended
                          December 31, 1998)

          10.6(b)         Credit Agreement dated as of August 12, 1997, as amended,
                          among Pierce Leahy, Pierce Leahy Command Company, the
                          several lenders from time to time parties thereto, Canadian
                          Imperial Bank of Commerce, as Canadian Administrative Agent,
                          and Canadian Imperial Bank of Commerce, New York Agency, as
                          U.S. Administrative Agent, together with certain collateral documents attached thereto, including the form of US$ Note, the form of Canadian$ Note, and the form of the U.S. Global
                          Guarantee and Security Agreement made by Pierce Leahy,
                          certain of its affiliates and subsidiaries and its
                          shareholders in favor of the U.S. Administrative Agent
                          (incorporated by reference to Exhibit 10.3 to the Company's
                          Annual Report on Form 10-K for the year ended December 31,
                          1997)

          10.7            Indenture dated as of July 15, 1996 among the Pierce Leahy as issuer and United States Trust Company of New York as
                          trustee (incorporated by reference to Exhibit 4.4 to Pierce
                          Leahy's Registration Statement on Form S-4, File
                          No. 333-9963)

          10.8            Indenture dated as of July 7, 1997 among Pierce Leahy as
                          issuer and The Bank of New York as trustee (incorporated by reference to Exhibit 10.5 to Pierce Leahy's Annual Report on
                          Form 10-K for the year ended December 31, 1997)

       EXHIBIT
         NO.                                        EXHIBIT
---------------------                               -------
          10.9            Indenture dated as of April 7, 1998 by and among Pierce
                          Leahy Command Company as issuer, Pierce Leahy, and The Bank of New York as trustee (incorporated by reference to
                          Exhibit 4.1(c) to Pierce Leahy's Registration Statement on
                          Form S-4, File No. 333-58569)

         10.10            Tax Indemnification Agreement among Pierce Leahy and certain of its shareholders (incorporated by reference to
                          Exhibit 10.9 to Pierce Leahy's Registration Statement on
                          Form S-1, File No. 333- 23121)

         10.11            Pierce Leahy Profit Sharing/401(K) Plan, as amended, dated
                          December 29, 1998 (incorporated by reference to Exhibit 10 to Pierce Leahy's Registration Statement on Form S-8, File
                          No. 333-69859)

         10.12            Asset Purchase Agreement dated February 4, 1998, and
                          Amending Agreement dated April 7, 1998, among Pierce Leahy
                          Command Company, Archivex Inc., the shareholders of
                          Archivex Inc., and certain parties related to Archivex Inc.
                          (incorporated by reference to Exhibits 10.1 and 10.2 to
                          Pierce Leahy's Current Report on Form 8-K dated April 7,
                          1998)

         10.13            Stock Purchase Agreement dated May 21, 1998 among Pierce
                          Leahy and the shareholders of Kestrel Holdings, Inc.
                          (incorporated by reference to Exhibit 10.1 to Pierce Leahy's
                          Current Report on Form 8-K dated July 2, 1998)

        *10.14            Share Purchase Agreement dated February 26, 1999 among
                          Charles Greaves Stuart-Menteth and Others, Pierce Leahy
                          Europe Limited and Eagle Trustees Limited as the Sole
                          Trustees of the Stuart-Menteth Family Trust

         10.15            First Amendment to Stock Purchase Agreement, dated as of
                          April 8, 1999, by and among Iron Mountain, Data Base, Inc.
                          and all of the stockholders of Data Base, Inc. (incorporated by reference to Exhibit 10.1 to Iron Mountain's Current
                          Report on Form 8-K dated April 16, 1999, File No. 0-27584)

         10.16            Second Amended and Restated Credit Agreement, dated as of
                          September 26, 1997, among Iron Mountain, the lenders party thereto and The Chase Manhattan Bank, as Administrative
                          Agent (incorporated by reference to Exhibit 10.1 to Iron
                          Mountain's Quarterly Report on Form 10-Q for the quarter
                          ended September 30, 1997, File No. 0-27584)

         10.17            Amendment No. 1 to the Second Amended and Restated Credit
                          Agreement, dated as of December 31, 1997, among Iron
                          Mountain, the lenders party thereto and The Chase Manhattan
                          Bank, as Administrative Agent (incorporated by reference to
                          Exhibit 10.2 to Amendment No. 1 to Iron Mountain's
                          Registration Statement on Form S-4, File No. 333-44187)

         10.18            Amendment No. 2 to the Second Amended and Restated Credit
                          Agreement, dated as of November 9, 1998, among Iron
                          Mountain, the lenders party thereto and The Chase Manhattan
                          Bank, as Administrative Agent (incorporated by reference to
                          Exhibit 10.1 to Iron Mountain's Current Report on Form 8-K
                          dated January 19, 1999, File No. 0-27584)

         10.19            Amendment No. 3 to the Second Amended and Restated Credit
                          Agreement, dated as of February 26, 1999, among Iron
                          Mountain, the lenders party thereto and The Chase Manhattan
                          Bank, as Administrative Agent (incorporated by reference to
                          Exhibit 10.1 to Iron Mountain's Current Report on Form 8-K
                          dated July 29, 1999, File No. 0-27584)

         10.20            Amendment No. 4 to the Second Amended and Restated Credit
                          Agreement, dated as of April 6, 1999, among Iron Mountain, the lenders party thereto and The Chase Manhattan Bank, as
                          Administrative Agent (incorporated by reference to
                          Exhibit 10.2 to Iron Mountain's Current Report on Form 8-K
                          dated July 29, 1999, File No. 0-27584)

       EXHIBIT
         NO.                                        EXHIBIT
---------------------                               -------
         10.21            Amendment No. 5 to the Second Amended and Restated Credit
                          Agreement, dated as of July 14, 1999, among Iron Mountain, the lenders party thereto and The Chase Manhattan Bank, as
                          Administrative Agent (incorporated by reference to
                          Exhibit 10.3 to Iron Mountain's Current Report on Form 8-K
                          dated July 29, 1999, File No. 0-27584)

         10.22            Indenture for 10 1/8% Senior Subordinated Notes due 2006,
                          dated October 1, 1996, by and among Iron Mountain, certain of its subsidiaries and First National Association, as
                          trustee (incorporated by reference to Exhibit 10.3 to Iron
                          Mountain's Annual Report on Form 10-K for the year ended
                          December 31, 1996, File No. 0-27584)

         10.23            Indenture of 8 3/4% Senior Subordinated Notes due 2009,
                          dated October 24, 1997, by and among Iron Mountain, certain of its subsidiaries and The Bank of New York, as trustee
                          (incorporated by reference to Exhibit No. 4.1 to Iron
                          Mountain's Current Report on Form 8-K dated October 30,
                          1997, File No. 0-27584)

         10.24            Indenture for 8 1/4% Senior Subordinated Notes due 2011,
                          dated April 26, 1999, by and among Iron Mountain, certain of its subsidiaries and The Bank of New York, as trustee
                          (incorporated by reference to Exhibit 10.1 to Iron
                          Mountain's Current Report on Form 8-K dated May 11, 1999,
                          File No. 0-27584)

         10.25            Iron Mountain Incorporated 1995 Stock Incentive Plan, as
                          amended (incorporated by reference to Exhibit 10.3 to Iron
                          Mountain's Current Report on Form 8-K dated April 16, 1999,
                          File No. 0-27584)

         10.26            Iron Mountain/UAC 1995 Stock Option Plan (incorporated by
                          reference to Exhibit No. 10.1 to Iron Mountain's Current
                          Report on Form 8-K dated March 9, 1998, File No. 0-27584)

         10.27            Iron Mountain Incorporated 1998 Employee Stock Purchase Plan
                          (incorporated by reference to Exhibit 10.8 to Amendment No.
                          1 to Iron Mountain's Registration Statement on Form S-4,
                          File No. 333-44187)

         10.28            Record Center Storage Services Agreement between Iron
                          Mountain Records Management, Inc. and Resolution Trust
                          Corporation, dated July 31, 1992, as renewed by letter
                          agreement effective July 26, 1998 between Iron Mountain and the Federal Deposit Insurance Corporation (incorporated by reference to Exhibit No. 10.18 to Iron Mountain's
                          Registration Statement on Form S-1, File No. 33-99950)

         10.29            Amended and Restated Registration Rights Agreement, dated as of June 12, 1997, between Iron Mountain and certain
                          stockholders of Iron Mountain (incorporated by reference to
                          Exhibit 10.1 to Iron Mountain's Quarterly Report on Form
                          10-Q for the quarter ended June 30, 1997, File No. 0-27584)

         10.30            Joinder to Registration Rights Agreement, dated as of
                          October 31, 1997, by and between Iron Mountain and Kent P.
                          Dauten (incorporated by reference to Exhibit 10.12 to Iron
                          Mountain's Registration Statement on Form S-4, File No.
                          333-41045)

         10.31            Stockholders' Agreement, dated September 17, 1997, by and
                          between Iron Mountain and Kent P. Dauten (incorporated by
                          reference to Exhibit 10.13 to Iron Mountain's Registration
                          Statement on Form S-4, File No. 333-44187)

         10.32            Stockholders' Agreement, dated as of February 19, 1997, by and between Iron Mountain and certain stockholders of
                          Safesite Records Management Corporation (incorporated by
                          reference to Exhibit 10.20 to Iron Mountain's Annual Report on Form 10-K for the year ended December 31, 1996, File No.
                          0-27584)

         10.33            Stockholders' Agreement, dated as of September 26, 1997, by and among Iron Mountain and certain stockholders of the
                          Arcus Parties (incorporated by reference to Exhibit 10.16 to
                          Iron Mountain's Registration Statement on Form S-4, File No.
                          333-41045)

       EXHIBIT
         NO.                                        EXHIBIT
---------------------                               -------
         10.34            Lease Agreement, dated as of October 1, 1998, between Iron
                          Mountain Statutory Trust--1998 and Iron Mountain Records
                          Management, Inc. (incorporated by reference to
                          Exhibit 10.20 to Iron Mountain's Registration Statement on
                          Form S-4, File No. 333-67765)

         10.35            Unconditional Guaranty, dated as of October 1, 1998, from
                          Iron Mountain to Iron Mountain Statutory Trust-- 1998
                          (incorporated by reference to Exhibit 10.21 to Iron
                          Mountain's Registration Statement on Form S-4, File No.
                          333-67765)

         10.36            Amendment and Consent to Unconditional Guaranty, dated as of
                          July 1, 1999, between Iron Mountain and Iron Mountain
                          Statutory Trust--1998 and consented to by to by the lenders listed therein (incorporated by reference to Exhibit 10.1 to
                          Iron Mountain's Quarterly Report on Form 10-Q for the
                          quarter ended June 30, 1999, File No. 0-27584)

         10.37            Amended and Restated Agency Agreement, dated October 1,
                          1998, by and between Iron Mountain Statutory Trust--1998 and
                          Iron Mountain Records Management, Inc. (incorporated by
                          reference to Exhibit No. 10.22 to Iron Mountain's
                          Registration Statement on Form S-4, File No. 333-67765)

         10.38            Lease Agreement, dated as of July 1, 1999, by and between
                          Iron Mountain Statutory Trust--1999 and Iron Mountain
                          Records Management, Inc. (incorporated by reference to
                          Exhibit 10.2 to Iron Mountain's Quarterly Report on Form
                          10-Q for the quarter ended September 30, 1999, File No.
                          1-14937)

         10.39            Agency Agreement, dated as of July 1, 1999, by and between
                          Iron Mountain Statutory Trust--1999 and Iron Mountain
                          Records Management, Inc. (incorporated by reference to
                          Exhibit 10.1 to Iron Mountain's Quarterly Report on Form
                          10-Q for the quarter ended September 30, 1999, File No.
                          1-14937)

         10.40            Strategic Alliance Agreement, dated as of January 4, 1999, by and among Iron Mountain, Iron Mountain (U.K.) Limited,
                          Britannia Data Management Limited and Mentmore Abbey plc
                          (incorporated by reference to Exhibit 10.2 to Iron
                          Mountain's Current Report on Form 8-K dated January 19,
                          1999, File No. 0-27584)

         10.41            Unconditional Guaranty, dated as of July 1, 1999, from Iron
                          Mountain Incorporated to Iron Mountain Statutory Trust-1999
                          (incorporated by reference to Exhibit 10.3 to Iron
                          Mountain's Quarterly Report on Form 10-Q for the quarter
                          ended September 30, 1999, File No. 1-14937)

          21.1            Subsidiaries of Pierce Leahy (incorporated by reference to
                          Exhibit 21 to Pierce Leahy's Annual Report on Form 10-K for
                          the year ended December 31, 1997)

         *21.2            Subsidiaries of Iron Mountain

        **23.1            Consent of Arthur Andersen LLP (Iron Mountain Incorporated)

        **23.2            Consent of Arthur Andersen LLP (Pierce Leahy Corp.)

          23.3            Consent of Cozen and O'Connor (included in Exhibits 5 and
                          8.1)

          23.4            Consent of Sullivan & Worcester LLP (included in
                          Exhibit 8.2)

        **23.5            Consent of Abbott, Stringham & Lynch (Records
                          Retention/Filesafe, L.P.)

        **23.6            Consent of Ernst & Young LLP (HIMSCORP, Inc. and
                          Subsidiaries)

        **23.7            Consent of Ernst & Young LLP (Arcus Technology Services,
                          Inc. and Arcus Group, Inc.)

        **23.8            Consent of Arthur Andersen LLP (Midwest Records Management,
                          Sloan Vaults, Inc., and Affiliate and InterMation, Inc.)

        **23.9            Consent of Carbis Walker & Associates, LLP (National
                          Underground Storage, Inc.)

       **23.10            Consent of RSM Robson Rhodes (Britannia Data Management
                          Limited)

       EXHIBIT
         NO.                                        EXHIBIT
---------------------                               -------
       **23.11            Consent of Moss Adams LLP (Data Base, Inc. and Affiliate)

       **23.12            Consent of Brach, Neal, Daney & Spence, LLP (First American
                          Records Management)

       **23.13            Consent of Barbier Frinault & Associes (MAP, S.A.)

       **23.14            Consent of Fernandez & Bravo (Central File, Inc.)

       **23.15            Consent of Arthur Andersen (Sistemas de Archivo)

       **23.16            Consent of Arthur Andersen (Stortext (Holdings) Limited
                          Group)

       **23.17            Consent of Arthur Andersen LLP (Midtown Professional Records
                          Centre, Inc.)

       **23.18            Consent of Friedman & Friedman, Chartered Accountants
                          (Archivex Inc.)

       **23.19            Consent of James N. Howard & Associates, P.C. (Kestrel
                          Holdings, Inc.)

            24            Power of Attorney (included on signature page)

          99.1            Opinion of First Union Securities, Inc. (included as Annex G to the Proxy Statement/ Prospectus which forms a part of
                          this Registration Statement)

          99.2            Opinion of Bear, Stearns & Co. Inc. (included as Annex F to the Proxy Statement/ Prospectus which forms a part of this
                          Registration Statement)

         *99.3            Form of Proxy Card of Pierce Leahy

         *99.4            Form of Proxy Card of Iron Mountain

        **99.5 Consent of C. Richard Reese to being named as a Director nominee

        **99.6 Consent of David S. Wendell to being named as a Director nominee

        **99.7 Consent of Clarke H. Bailey to being named as a Director nominee

        **99.8            Consent of Constantin R. Boden to being named as a Director nominee

        **99.9 Consent of Kent P. Dauten to being named as a Director nominee

       **99.10            Consent of Eugene B. Doggett to being named as a Director
                          nominee

       **99.11            Consent of B. Thomas Golisano to being named as a Director nominee

       **99.12 Consent of Arthur D. Little to being named as a Director nominee

       **99.13 Consent of Howard D. Ross to being named as a Director nominee

       **99.14 Consent of Vincent J. Ryan to being named as a Director nominee

       **99.15            Consent of Bear, Stearns & Co. Inc

       **99.16            Consent of First Union Securities, Inc.


------------------------


*   Filed herewith.



**  Previously filed.


    ITEM 22. UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (e)  The undersigned Registrant hereby undertakes as follows:

        (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on December 13, 1999:


                                                       Pierce Leahy Corp.

                                                       BY:  /s/ J. PETER PIERCE
                                                            -----------------------------------------
                                                            J. Peter Pierce
                                                            President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                                TITLE                             DATE
             ---------                                -----                             ----
*                                    Chairman of the Board of Directors           December 13, 1999
----------------------------------
Leo W. Pierce, Sr.

/s/ J. PETER PIERCE                  President, Chief Executive Officer and       December 13, 1999
----------------------------------     Director (Principal Executive
J. Peter Pierce                        Officer)

/s/ DOUGLAS B. HUNTLEY               Vice President, Chief Financial Officer      December 13, 1999
----------------------------------     and Director (Principal Financial
Douglas B. Huntley                     and Accounting Officer)

*                                    Director                                     December 13, 1999
----------------------------------
Alan B. Campell

*                                    Director                                     December 13, 1999
----------------------------------
Delbert S. Connor

*                                    Director                                     December 13, 1999
----------------------------------
Thomas A. Decker

*                                    Director                                     December 13, 1999
----------------------------------
J. Anthony Hayden



*By:                   /s/ J. PETER PIERCE
             --------------------------------------
                         J. Peter Pierce
                ATTORNEY-IN-FACT PURSUANT TO THE
             POWERS OF ATTORNEY PREVIOUSLY PROVIDED
             AS PART OF THIS REGISTRATION STATEMENT.

                                    EXHIBIT INDEX
                                    -------------
       EXHIBIT
         NO.
---------------------
           2.1            Agreement and Plan of Merger by and between Iron Mountain
                          and Pierce Leahy dated as of October 20, 1999 (included as
                          Annex A to the joint proxy statement/prospectus which forms a part of this Registration Statement)

           2.2            Agreement and Plan of Merger, dated as of June 5, 1998, by and among Iron Mountain Records Management, Inc., Iron
                          Mountain/NUS, Inc. and National Underground Storage, Inc.
                          (confidential treatment granted as to certain portions)
                          (incorporated by reference to Exhibit 2.1 to Iron Mountain's
                          Current Report on Form 8-K dated July 10, 1998, File No.
                          0-27584)

           2.3            Stock Purchase Agreement, dated as of February 28, 1999, by and among Iron Mountain, Data Base, Inc. and all of the
                          stockholders of Data Base, Inc. (confidential treatment
                          granted as to certain portions) (incorporated by reference to Exhibit 2.10 to Iron Mountain's Annual Report on Form
                          10-K for the year ended December 31, 1998, File No. 0-27584)

           2.4            Stock Purchase Agreement, dated as of April 1, 1999, by and among Iron Mountain Records Management, Inc., First American
                          Records Management, Inc. and all of the stockholders of
                          First American Records Management, Inc. (confidential
                          treatment granted as to certain portions) (incorporated by reference to Exhibit 2.2 to Iron Mountain's Current Report on Form 8-K dated April 16, 1999, File No. 0-27584)

           3.1            Articles of Incorporation of Pierce Leahy (incorporated by reference to Exhibit 3.1 to Pierce Leahy's Registration
                          Statement on Form S-1, File No. 333-23121)

           3.2            Bylaws of Pierce Leahy (incorporated by reference to Exhibit
                          3.2 to Pierce Leahy's Registration Statement on Form S-1,
                          File No. 333-23121)

           3.3            Amended and Restated Articles of Incorporation of Pierce
                          Leahy (included as Annex D to the joint proxy
                          statement/prospectus which forms a part of this Registration
                          Statement)

           3.4            Amended and Rested Bylaws of Pierce Leahy (included as Annex
                          E to the joint proxy statement/prospectus which forms a part of this Registration Statement)

           3.5            Designation, Rights and Preferences of the Series A
                          Redeemable Senior Pay-In-Kind Preferred Stock (incorporated by reference to Exhibit 3.3 to Pierce Leahy's Annual Report on Form 10-K for the year ended December 31, 1998)

            *5            Opinion of Cozen and O'Connor

          *8.1            Tax Opinion of Cozen and O'Connor

          *8.2            Tax Opinion of Sullivan & Worcester LLP

             9            Amended and Restated Voting Trust Agreement by and among
                          certain shareholders of Pierce Leahy (incorporated by
                          reference to Exhibit 9 to Pierce Leahy's Annual Report on
                          Form 10-K for the year ended December 31, 1997)

          10.1            Pierce Leahy Shareholders' Agreement (included as Annex B to the joint proxy statement/ prospectus which forms a part of this Registration Statement)

          10.2            Iron Mountain Voting Agreement (included as Annex C to the joint proxy statement/ prospectus which forms a part of this
                          Registration Statement)

         *10.3            Form of employment agreement by and between Pierce Leahy and
                          J. Peter Pierce

          10.4            Pierce Leahy Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.3 to Pierce Leahy's Registration
                          Statement on Form S-4, File No. 333-9963)

          10.5 Pierce Leahy 1997 Stock Option Plan (incorporated by reference to Exhibit 10.2 to Pierce Leahy's Registration
                          Statement on Form S-1, File No. 333-23121)

                                    EXHIBIT INDEX
                                    -------------
       EXHIBIT
         NO.
---------------------
          10.6(a)         Second Amended and Restated Credit Agreement dated as of
                          February 24, 1999, among Pierce Leahy, Pierce Leahy Command
                          Company, the several lenders from time to time parties
                          thereto, Canadian Imperial Bank of Commerce, as Canadian
                          Administrative Agent, and Canadian Imperial Bank of
                          Commerce, New York Agency, as U.S. Administrative Agent
                          (incorporated by reference to Exhibit 10.3(a) to Pierce
                          Leahy's Annual Report on Form 10-K for the year ended
                          December 31, 1998)

          10.6(b)         Credit Agreement dated as of August 12, 1997, as amended,
                          among Pierce Leahy, Pierce Leahy Command Company, the
                          several lenders from time to time parties thereto, Canadian
                          Imperial Bank of Commerce, as Canadian Administrative Agent,
                          and Canadian Imperial Bank of Commerce, New York Agency, as
                          U.S. Administrative Agent, together with certain collateral documents attached thereto, including the form of US$ Note, the form of Canadian$ Note, and the form of the U.S. Global
                          Guarantee and Security Agreement made by Pierce Leahy,
                          certain of its affiliates and subsidiaries and its
                          shareholders in favor of the U.S. Administrative Agent
                          (incorporated by reference to Exhibit 10.3 to the Company's
                          Annual Report on Form 10-K for the year ended December 31,
                          1997)

          10.7            Indenture dated as of July 15, 1996 among the Pierce Leahy as issuer and United States Trust Company of New York as
                          trustee (incorporated by reference to Exhibit 4.4 to Pierce
                          Leahy's Registration Statement on Form S-4, File
                          No. 333-9963)

          10.8            Indenture dated as of July 7, 1997 among Pierce Leahy as
                          issuer and The Bank of New York as trustee (incorporated by reference to Exhibit 10.5 to Pierce Leahy's Annual Report on
                          Form 10-K for the year ended December 31, 1997)

          10.9            Indenture dated as of April 7, 1998 by and among Pierce
                          Leahy Command Company as issuer, Pierce Leahy, and The Bank of New York as trustee (incorporated by reference to
                          Exhibit 4.1(c) to Pierce Leahy's Registration Statement on
                          Form S-4, File No. 333-58569)

         10.10            Tax Indemnification Agreement among Pierce Leahy and certain of its shareholders (incorporated by reference to
                          Exhibit 10.9 to Pierce Leahy's Registration Statement on
                          Form S-1, File No. 333- 23121)

         10.11            Pierce Leahy Profit Sharing/401(K) Plan, as amended, dated
                          December 29, 1998 (incorporated by reference to Exhibit 10 to Pierce Leahy's Registration Statement on Form S-8, File
                          No. 333-69859)

         10.12            Asset Purchase Agreement dated February 4, 1998, and
                          Amending Agreement dated April 7, 1998, among Pierce Leahy
                          Command Company, Archivex Inc., the shareholders of
                          Archivex Inc., and certain parties related to Archivex Inc.
                          (incorporated by reference to Exhibits 10.1 and 10.2 to
                          Pierce Leahy's Current Report on Form 8-K dated April 7,
                          1998)

         10.13            Stock Purchase Agreement dated May 21, 1998 among Pierce
                          Leahy and the shareholders of Kestrel Holdings, Inc.
                          (incorporated by reference to Exhibit 10.1 to Pierce Leahy's
                          Current Report on Form 8-K dated July 2, 1998)

        *10.14            Share Purchase Agreement dated February 26, 1999 among
                          Charles Greaves Stuart-Menteth and Others, Pierce Leahy
                          Europe Limited and Eagle Trustees Limited as the Sole
                          Trustees of the Stuart-Menteth Family Trust

         10.15            First Amendment to Stock Purchase Agreement, dated as of
                          April 8, 1999, by and among Iron Mountain, Data Base, Inc.
                          and all of the stockholders of Data Base, Inc. (incorporated by reference to Exhibit 10.1 to Iron Mountain's Current
                          Report on Form 8-K dated April 16, 1999, File No. 0-27584)

                                    EXHIBIT INDEX
                                    -------------
       EXHIBIT
         NO.
---------------------
         10.16            Second Amended and Restated Credit Agreement, dated as of
                          September 26, 1997, among Iron Mountain, the lenders party thereto and The Chase Manhattan Bank, as Administrative
                          Agent (incorporated by reference to Exhibit 10.1 to Iron
                          Mountain's Quarterly Report on Form 10-Q for the quarter
                          ended September 30, 1997, File No. 0-27584)

         10.17            Amendment No. 1 to the Second Amended and Restated Credit
                          Agreement, dated as of December 31, 1997, among Iron
                          Mountain, the lenders party thereto and The Chase Manhattan
                          Bank, as Administrative Agent (incorporated by reference to
                          Exhibit 10.2 to Amendment No. 1 to Iron Mountain's
                          Registration Statement on Form S-4, File No. 333-44187)

         10.18            Amendment No. 2 to the Second Amended and Restated Credit
                          Agreement, dated as of November 9, 1998, among Iron
                          Mountain, the lenders party thereto and The Chase Manhattan
                          Bank, as Administrative Agent (incorporated by reference to
                          Exhibit 10.1 to Iron Mountain's Current Report on Form 8-K
                          dated January 19, 1999, File No. 0-27584)

         10.19            Amendment No. 3 to the Second Amended and Restated Credit
                          Agreement, dated as of February 26, 1999, among Iron
                          Mountain, the lenders party thereto and The Chase Manhattan
                          Bank, as Administrative Agent (incorporated by reference to
                          Exhibit 10.1 to Iron Mountain's Current Report on Form 8-K
                          dated July 29, 1999, File No. 0-27584)

         10.20            Amendment No. 4 to the Second Amended and Restated Credit
                          Agreement, dated as of April 6, 1999, among Iron Mountain, the lenders party thereto and The Chase Manhattan Bank, as
                          Administrative Agent (incorporated by reference to
                          Exhibit 10.2 to Iron Mountain's Current Report on Form 8-K
                          dated July 29, 1999, File No. 0-27584)

         10.21            Amendment No. 5 to the Second Amended and Restated Credit
                          Agreement, dated as of July 14, 1999, among Iron Mountain, the lenders party thereto and The Chase Manhattan Bank, as
                          Administrative Agent (incorporated by reference to
                          Exhibit 10.3 to Iron Mountain's Current Report on Form 8-K
                          dated July 29, 1999, File No. 0-27584)

         10.22            Indenture for 10 1/8% Senior Subordinated Notes due 2006,
                          dated October 1, 1996, by and among Iron Mountain, certain of its subsidiaries and First National Association, as
                          trustee (incorporated by reference to Exhibit 10.3 to Iron
                          Mountain's Annual Report on Form 10-K for the year ended
                          December 31, 1996, File No. 0-27584)

         10.23            Indenture of 8 3/4% Senior Subordinated Notes due 2009,
                          dated October 24, 1997, by and among Iron Mountain, certain of its subsidiaries and The Bank of New York, as trustee
                          (incorporated by reference to Exhibit No. 4.1 to Iron
                          Mountain's Current Report on Form 8-K dated October 30,
                          1997, File No. 0-27584)

         10.24            Indenture for 8 1/4% Senior Subordinated Notes due 2011,
                          dated April 26, 1999, by and among Iron Mountain, certain of its subsidiaries and The Bank of New York, as trustee
                          (incorporated by reference to Exhibit 10.1 to Iron
                          Mountain's Current Report on Form 8-K dated May 11, 1999,
                          File No. 0-27584)

         10.25            Iron Mountain Incorporated 1995 Stock Incentive Plan, as
                          amended (incorporated by reference to Exhibit 10.3 to Iron
                          Mountain's Current Report on Form 8-K dated April 16, 1999,
                          File No. 0-27584)

         10.26            Iron Mountain/UAC 1995 Stock Option Plan (incorporated by
                          reference to Exhibit No. 10.1 to Iron Mountain's Current
                          Report on Form 8-K dated March 9, 1998, File No. 0-27584)

         10.27            Iron Mountain Incorporated 1998 Employee Stock Purchase Plan
                          (incorporated by reference to Exhibit 10.8 to Amendment No.
                          1 to Iron Mountain's Registration Statement on Form S-4,
                          File No. 333-44187)

                                    EXHIBIT INDEX
                                    -------------
       EXHIBIT
         NO.
---------------------
         10.28            Record Center Storage Services Agreement between Iron
                          Mountain Records Management, Inc. and Resolution Trust
                          Corporation, dated July 31, 1992, as renewed by letter
                          agreement effective July 26, 1998 between Iron Mountain and the Federal Deposit Insurance Corporation (incorporated by reference to Exhibit No. 10.18 to Iron Mountain's
                          Registration Statement on Form S-1, File No. 33-99950)

         10.29            Amended and Restated Registration Rights Agreement, dated as of June 12, 1997, between Iron Mountain and certain
                          stockholders of Iron Mountain (incorporated by reference to
                          Exhibit 10.1 to Iron Mountain's Quarterly Report on Form
                          10-Q for the quarter ended June 30, 1997, File No. 0-27584)

         10.30            Joinder to Registration Rights Agreement, dated as of
                          October 31, 1997, by and between Iron Mountain and Kent P.
                          Dauten (incorporated by reference to Exhibit 10.12 to Iron
                          Mountain's Registration Statement on Form S-4, File No.
                          333-41045)

         10.31            Stockholders' Agreement, dated September 17, 1997, by and
                          between Iron Mountain and Kent P. Dauten (incorporated by
                          reference to Exhibit 10.13 to Iron Mountain's Registration
                          Statement on Form S-4, File No. 333-44187)

         10.32            Stockholders' Agreement, dated as of February 19, 1997, by and between Iron Mountain and certain stockholders of
                          Safesite Records Management Corporation (incorporated by
                          reference to Exhibit 10.20 to Iron Mountain's Annual Report on Form 10-K for the year ended December 31, 1996, File No.
                          0-27584)

         10.33            Stockholders' Agreement, dated as of September 26, 1997, by and among Iron Mountain and certain stockholders of the
                          Arcus Parties (incorporated by reference to Exhibit 10.16 to
                          Iron Mountain's Registration Statement on Form S-4, File No.
                          333-41045)

         10.34            Lease Agreement, dated as of October 1, 1998, between Iron
                          Mountain Statutory Trust--1998 and Iron Mountain Records
                          Management, Inc. (incorporated by reference to
                          Exhibit 10.20 to Iron Mountain's Registration Statement on
                          Form S-4, File No. 333-67765)

         10.35            Unconditional Guaranty, dated as of October 1, 1998, from
                          Iron Mountain to Iron Mountain Statutory Trust-- 1998
                          (incorporated by reference to Exhibit 10.21 to Iron
                          Mountain's Registration Statement on Form S-4, File No.
                          333-67765)

         10.36            Amendment and Consent to Unconditional Guaranty, dated as of
                          July 1, 1999, between Iron Mountain and Iron Mountain
                          Statutory Trust--1998 and consented to by to by the lenders listed therein (incorporated by reference to Exhibit 10.1 to
                          Iron Mountain's Quarterly Report on Form 10-Q for the
                          quarter ended June 30, 1999, File No. 0-27584)

         10.37            Amended and Restated Agency Agreement, dated October 1,
                          1998, by and between Iron Mountain Statutory Trust--1998 and
                          Iron Mountain Records Management, Inc. (incorporated by
                          reference to Exhibit No. 10.22 to Iron Mountain's
                          Registration Statement on Form S-4, File No. 333-67765)

         10.38            Lease Agreement, dated as of July 1, 1999, by and between
                          Iron Mountain Statutory Trust--1999 and Iron Mountain
                          Records Management, Inc. (incorporated by reference to
                          Exhibit 10.2 to Iron Mountain's Quarterly Report on Form
                          10-Q for the quarter ended September 30, 1999, File No.
                          1-14937)

         10.39            Agency Agreement, dated as of July 1, 1999, by and between
                          Iron Mountain Statutory Trust--1999 and Iron Mountain
                          Records Management, Inc. (incorporated by reference to
                          Exhibit 10.1 to Iron Mountain's Quarterly Report on Form
                          10-Q for the quarter ended September 30, 1999, File No.
                          1-14937)

         10.40            Strategic Alliance Agreement, dated as of January 4, 1999, by and among Iron Mountain, Iron Mountain (U.K.) Limited,
                          Britannia Data Management Limited and Mentmore Abbey plc
                          (incorporated by reference to Exhibit 10.2 to Iron
                          Mountain's Current Report on Form 8-K dated January 19,
                          1999, File No. 0-27584)

                                    EXHIBIT INDEX
                                    -------------
       EXHIBIT
         NO.
---------------------
         10.41            Unconditional Guaranty, dated as of July 1, 1999, from Iron
                          Mountain Incorporated to Iron Mountain Statutory Trust-1999
                          (incorporated by reference to Exhibit 10.3 to Iron
                          Mountain's Quarterly Report on Form 10-Q for the quarter
                          ended September 30, 1999, File No. 1-14937)

          21.1            Subsidiaries of Pierce Leahy (incorporated by reference to
                          Exhibit 21 to Pierce Leahy's Annual Report on Form 10-K for
                          the year ended December 31, 1997)

         *21.2            Subsidiaries of Iron Mountain

        **23.1            Consent of Arthur Andersen LLP (Iron Mountain Incorporated)

        **23.2            Consent of Arthur Andersen LLP (Pierce Leahy Corp.)

          23.3            Consent of Cozen and O'Connor (included in Exhibits 5 and
                          8.1)

          23.4            Consent of Sullivan & Worcester LLP (included in
                          Exhibit 8.2)

        **23.5            Consent of Abbott, Stringham & Lynch (Records
                          Retention/Filesafe, L.P.)

        **23.6            Consent of Ernst & Young LLP (HIMSCORP, Inc. and
                          Subsidiaries)

        **23.7            Consent of Ernst & Young LLP (Arcus Technology Services,
                          Inc. and Arcus Group, Inc.)

        **23.8            Consent of Arthur Andersen LLP (Midwest Records Management,
                          Sloan Vaults, Inc., and Affiliate and InterMation, Inc.)

        **23.9            Consent of Carbis Walker & Associates, LLP (National
                          Underground Storage, Inc.)

       **23.10            Consent of RSM Robson Rhodes (Britannia Data Management
                          Limited)

       **23.11            Consent of Moss Adams LLP (Data Base, Inc. and Affiliate)

       **23.12            Consent of Brach, Neal, Daney & Spence, LLP (First American
                          Records Management)

       **23.13            Consent of Barbier Frinault & Associes (MAP, S.A.)

       **23.14            Consent of Fernandez & Bravo (Central File, Inc.)

       **23.15            Consent of Arthur Andersen (Sistemas de Archivo)

       **23.16            Consent of Arthur Andersen (Stortext (Holdings) Limited
                          Group)

       **23.17            Consent of Arthur Andersen LLP (Midtown Professional Records
                          Centre, Inc.)

       **23.18            Consent of Friedman & Friedman, Chartered Accountants
                          (Archivex Inc.)

       **23.19            Consent of James N. Howard & Associates, P.C. (Kestrel
                          Holdings, Inc.)

            24            Power of Attorney (included on signature page)

          99.1            Opinion of First Union Securities, Inc. (included as Annex G to the Proxy Statement/ Prospectus which forms a part of
                          this Registration Statement)

          99.2            Opinion of Bear, Stearns & Co. Inc. (included as Annex F to the Proxy Statement/ Prospectus which forms a part of this
                          Registration Statement)

         *99.3            Form of Proxy Card of Pierce Leahy

         *99.4            Form of Proxy Card of Iron Mountain

        **99.5 Consent of C. Richard Reese to being named as a Director nominee

        **99.6 Consent of David S. Wendell to being named as a Director nominee

        **99.7 Consent of Clarke H. Bailey to being named as a Director nominee

        **99.8            Consent of Constantin R. Boden to being named as a Director nominee

        **99.9 Consent of Kent P. Dauten to being named as a Director nominee

       **99.10            Consent of Eugene B. Doggett to being named as a Director
                          nominee

       **99.11            Consent of B. Thomas Golisano to being named as a Director nominee

       **99.12 Consent of Arthur D. Little to being named as a Director nominee

                                    EXHIBIT INDEX
                                    -------------
       EXHIBIT
         NO.
---------------------
       **99.13            Consent of Howard D. Ross to being named as a Director
                          nominee

       **99.14 Consent of Vincent J. Ryan to being named as a Director nominee

       **99.15            Consent of Bear, Stearns & Co. Inc.

       **99.16            Consent of First Union Securities, Inc.


------------------------


*   Filed herewith.



**  Previously filed.